AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 15, 2015

REGISTRATION NO. 333-203990

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OLIN CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	190 Carondelet Plaza, Suite 1530 Clayton, Missouri 63105-3443 (314) 480-1400	13-1872319
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George H. Pain, Esq.

Senior Vice President, General Counsel and Secretary

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105-3443

(314) 480-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

George F. Schoen, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000	George A. Casey, Esq. Richard B. Alsop, Esq. Heiko Schiwek, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 (212) 848-7333

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable on or after the effective date of this registration statement and after all other conditions to the completion of the exchange offer and merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Olin Corporation (“Olin”) is filing this registration statement on Form S-4 (Reg. No. 333-203990) to register shares of its common stock, par value $1 per share, which will be issued in the merger (the “Merger”) of Blue Cube Acquisition Corp., a Delaware corporation (“Merger Sub”), which is a wholly-owned subsidiary of Olin, with and into Blue Cube Spinco Inc. (“Splitco”), which is a wholly-owned subsidiary of The Dow Chemical Company (“TDCC”), whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Olin. The shares of Splitco common stock will be immediately converted into shares of Olin common stock in the Merger. Olin will file a proxy statement that relates to the special meeting of shareholders of Olin to approve the issuance of shares of Olin common stock in the Merger and an amendment to Olin’s Amended and Restated Articles of Incorporation. In addition, Splitco will file a registration statement on Form S-4 and Form S-1 (Reg. No. 333-204006) to register shares of its common stock, par value $0.001 per share, which common shares will be distributed to TDCC shareholders pursuant to a spin-off or a split-off in connection with the Merger.

Based on market conditions prior to the closing of the Merger, TDCC will determine whether the shares of Splitco common stock will be distributed to TDCC’s shareholders in a spin-off or a split-off. In a spin-off, all TDCC shareholders would receive a pro rata number of shares of Splitco common stock. In a split-off, TDCC would offer its shareholders the option to exchange their shares of TDCC common stock for shares of Splitco common stock in an exchange offer, which shares would immediately be converted into shares of Olin common stock in the Merger, resulting in a reduction in TDCC’s outstanding shares. If the exchange offer is undertaken and consummated but the exchange offer is not fully subscribed because less than all shares of Splitco common stock owned by TDCC are exchanged, the remaining shares of Splitco common stock owned by TDCC would be distributed on a pro rata basis to TDCC shareholders whose shares of TDCC common stock remain outstanding after the consummation of the exchange offer (the “clean-up spin”). Splitco is filing its registration statement under the assumption that the shares of Splitco common stock will be distributed to TDCC shareholders pursuant to a split-off. This registration statement on Form S-4 also assumes, and Olin’s proxy statement will assume, that the shares of Splitco common stock will be distributed to TDCC shareholders pursuant to a split-off. Once a final decision is made regarding the manner of distribution of the shares, this registration statement on Form S-4, Olin’s proxy statement and Splitco’s registration statement on Form S-4 and Form S-1 will be amended to reflect that decision, if necessary.

The information in this document may change. The exchange offer and issuance of securities being registered pursuant to the registration statement of which this document forms a part may not be completed until the registration statement is effective. This document is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION

DATED JULY 15, 2015

PRELIMINARY PROSPECTUS—OFFER TO EXCHANGE

THE DOW CHEMICAL COMPANY

Offer to Exchange All Shares of Common Stock of

BLUE CUBE SPINCO INC.

which are owned by The Dow Chemical Company

and will be converted into Shares of Common Stock of

OLIN CORPORATION

for

Shares of Common Stock of The Dow Chemical Company

The Dow Chemical Company (“TDCC”) is offering to exchange all shares of common stock of Splitco (“Splitco common stock”) owned by TDCC for shares of common stock of TDCC (“TDCC common stock”) that are validly tendered and not properly withdrawn. None of TDCC, Blue Cube Spinco Inc. (“Splitco”), Olin Corporation (“Olin”), any of their respective directors or officers or any of their respective representatives makes any recommendation as to whether you should participate in this exchange offer. You must make your own decision after reading this document and consulting with your advisors.

TDCC’s obligation to exchange shares of Splitco common stock for shares of TDCC common stock is subject to the satisfaction of certain conditions, including conditions to the consummation of the Transactions, which include approval by the shareholders of Olin of the issuance of shares of common stock of Olin (“Olin common stock”) in the Merger and an amendment to Olin’s Amended and Restated Articles of Incorporation.

The Transactions are being undertaken to transfer the Dow Chlorine Products Business from TDCC to Olin. Immediately following the consummation of this exchange offer, a special purpose merger subsidiary of Olin named Blue Cube Acquisition Corp. (“Merger Sub”) will be merged with and into Splitco, and Splitco, as the surviving company, will become a wholly-owned subsidiary of Olin (the “Merger”). In the Merger, each issued and outstanding share of Splitco common stock will be converted into the right to receive 0.87482759 shares of Olin common stock. Accordingly, shares of Splitco common stock will not be transferred to participants in this exchange offer; such participants will instead receive shares of Olin common stock in the Merger. No trading market currently exists or will ever exist for shares of Splitco common stock. Immediately after the Merger, approximately 52.7 percent of the outstanding shares of Olin common stock are expected to be held by pre-Merger holders of Splitco common stock and approximately 47.3 percent of the outstanding shares of Olin common stock are expected to be held by pre-Merger holders of Olin common stock.

This exchange offer is designed to permit you to exchange your shares of TDCC common stock for a number of shares of Splitco common stock that corresponds to a      percent discount in value, calculated as set forth in this document, to the equivalent amount of Olin common stock based on the Merger exchange ratio set forth above.

The value of TDCC common stock and Splitco common stock (by reference to Olin common stock) will be determined by TDCC by reference to the simple arithmetic average of the daily volume-weighted average prices (“VWAP”) on each of the last three trading days of the exchange offer period (not including the expiration date) as it may be voluntarily extended, but not including the last two trading days that are part of any Mandatory Extension (as described below) (“Valuation Dates”), of TDCC common stock and Olin common stock on The New York Stock Exchange (“NYSE”). Based on an expiration date of                     , 2015, the Valuation Dates are expected to be                     , 2015,                     , 2015, and                     , 2015.

For each $1.00 of TDCC common stock accepted in this exchange offer, you will receive approximately $         of Splitco common stock, subject to an upper limit of             shares of Splitco common stock per share of TDCC common stock. This exchange offer does not provide for a lower limit or minimum exchange ratio. If the upper limit is in effect, then the exchange ratio will be fixed at that limit and this exchange offer will be automatically extended (a “Mandatory Extension”) until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date to permit shareholders to tender or withdraw their TDCC common stock during that period. IF THE UPPER LIMIT IS IN EFFECT, UNLESS YOU PROPERLY WITHDRAW YOUR SHARES, YOU WILL ULTIMATELY RECEIVE LESS THAN $         OF SPLITCO COMMON STOCK FOR EACH $1.00 OF TDCC COMMON STOCK THAT YOU TENDER, AND YOU COULD RECEIVE MUCH LESS.

TDCC common stock is listed on the NYSE under the symbol “DOW.” Olin common stock is listed on the NYSE under the symbol “OLN.” On                     , 2015, the last reported sale price of TDCC common stock on the NYSE was $        , and the last reported sale price of Olin common stock on the NYSE was $        . The market price of TDCC common stock and of Olin common stock will fluctuate prior to the completion of this exchange offer and therefore may be higher or lower at the expiration date than the prices set forth above.

THIS EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON                     , 2015, UNLESS THE OFFER IS EXTENDED OR TERMINATED. SHARES OF TDCC COMMON STOCK TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THIS EXCHANGE OFFER.

The terms and conditions of this exchange offer and the Transaction are described in this document, which you should read carefully.

In reviewing this document, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 44 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus—Offer to Exchange is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus—Offer to Exchange is                     , 2015.

This document incorporates by reference important business and financial information about TDCC and Olin from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation by Reference.” You also may ask any questions about this exchange offer or request copies of the exchange offer documents from TDCC, without charge, upon written or oral request to TDCC’s information agent, Georgeson Inc., located at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310 or at telephone number (888) 566-8006. If you are a participant in the Dow Chemical Company Employees’ Savings Plan, you may ask questions about this exchange offer with respect to the plan, without charge, upon written or oral request to the trustee of the trust established under the plan, Fidelity Management Trust Company, located at 245 Summer Street, Boston, MA 02210 or at telephone number 1-877-440-4015. In order to receive timely delivery of the documents, you must make your requests no later than                     , 2015.

All information contained or incorporated by reference in this document with respect to Olin and Merger Sub and their respective subsidiaries, as well as information about Olin after the consummation of the Transactions, has been provided by Olin. All other information contained or incorporated by reference in this document with respect to TDCC, Splitco or their respective subsidiaries, or the Dow Chlorine Products Business, and with respect to the terms and conditions of the exchange offer has been provided by TDCC. This document contains or incorporates by reference references to trademarks, trade names and service marks, including ACRYSOL, ADSORBSIA, AFFINITY, AMBERJET, AMBERLYST, AQUASET, AQUCAR, AVANSE, BETAMATE, BIOBAN, DOW, DOWEX, EDI, ELITE, EVOQUE, FILMTEC, FORMASHIELD, FROTH-PAK, GREAT STUFF, HARVISTA, LIQUID ARMOR, NEPTUNE, NORDEL, OPTIPORE, POWERHOUSE, PRIMAL, RHOPLEX, RIPELOCK, SAFECHEM, SAFE-TAINER, SILVADUR, STYROFOAM, TAMOL, TEQUATIC, TERAFORCE, UNIPOL, WALOCEL, XENERGY, ARYLEX, BROADWAY, BRODBECK, CLINCHER, CLOSER, DAIRYLAND SEED, DITHANE, DURANGO, ENLIST, ENLIST DUO, FENCER, GARLON, HYLAND, ISOCLAST, LONTREL, LORSBAN, MILESTONE, MYCOGEN, N-SERVE, NEXERA, PANZER, PFISTER, PHYTOGEN, PRAIRIE BRAND SEEDS, PRIMUS, RADIANT, REFUGE ADVANCED, SENTRICON, SPIDER, STARANE, SURESTART, TELONE, TORDON, TRACER, TRANSFORM, TRIUMPH that are owned by TDCC and its related entities.

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of TDCC common stock, Splitco common stock or Olin common stock in any jurisdiction in which the offer, sale or exchange is not permitted. Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of Splitco common stock that may apply in their home countries. TDCC, Splitco and Olin cannot provide any assurance about whether such limitations may exist. See “This Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

i

HELPFUL INFORMATION

In this document:

•	“Above Basis Amount” means $2,030 million less the Below Basis Amount, subject to a possible adjustment based on Splitco’s working capital in accordance with the terms of the Separation Agreement;

•	“ASC” means the Financial Accounting Standards Board Accounting Standards Codification;

•	“Below Basis Amount” means $875 million, subject to increase or decrease if elected by TDCC in accordance with the terms of the Separation Agreement, but not more than $1,050 million without the consent of Olin;

•	“Bridge Commitment Letter” means the bridge commitment letter dated March 26, 2015, among JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Wells Fargo Bank, N.A., Wells Fargo Securities, LLC and Olin;

•	“Charter Amendment” means the proposed amendment to the Olin Charter to increase the number of authorized shares of Olin common stock from 120,000,000 to 240,000,000;

•	“CIP Shares” means TDCC common stock in uncertificated form held through Computershare CIP, a dividend reinvestment plan for TDCC common stock maintained by Computershare Trust Company, N.A.

•	“Code” means the Internal Revenue Code of 1986, as amended;

•	“Commitment Letters” means, collectively, the Bridge Commitment Letter and the Commitment Letter dated March 26, 2015, among JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Wells Fargo Bank, N.A., Wells Fargo Securities LLC and Olin;

•	“Commitment Parties” means, collectively, JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC, Wells Fargo Bank N.A. and Wells Fargo Securities, LLC, together with all additional lenders added to the Commitment Letters;

•	“Contribution” means the contribution by TDCC, directly or indirectly, of the equity interests in the DCP Subsidiaries to Splitco pursuant to the Separation Agreement;

•	“Daily VWAP” means the daily volume-weighted average price, and considering prices observed on the NYSE, with respect to TDCC, the Bloomberg command is “DOW UN <Equity> VAP” and with respect to Olin, the Bloomberg command is “OLN UN <Equity> VAP”;

•	“DCP Subsidiaries” means the newly-formed direct and indirect subsidiaries of TDCC that will hold the transferred assets and certain assumed liabilities related to DCP following the Separation and will be contributed to Splitco prior to the consummation of the Distribution, pursuant to the Contribution;

•	“Debt Exchange” means the transfer of the Splitco Securities by TDCC on or about the closing date of the Merger to investment banks and/or commercial banks in exchange for existing TDCC debt as described in the section of this document entitled “Debt Financing—Debt Exchange”;

•	“Distribution” means the distribution by TDCC of its shares of Splitco common stock to the holders of shares of TDCC common stock by way of an exchange offer and, with respect to any shares of Splitco common stock that are not subscribed for in the exchange offer, a pro rata distribution to the holders of shares of TDCC common stock;

•	“Dow Chlorine Products Business” or “DCP” means TDCC’s U.S. chlor-alkali and vinyl, global epoxy and global chlorinated organics business, including TDCC’s equity interests in the JV Entity;

•	“Dow Savings Plan” means The Dow Chemical Company Employees’ Savings Plan, as may be amended from time to time;

•	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended;

•	“GAAP” means generally accepted accounting principles in the United States;

•	“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	“JV Entity” means Dow-Mitsui Chlor-Alkali LLC, a joint venture between TDCC and Mitsui & Co. Texas Chlor-Alkali, Inc. For more information about the transfer of TDCC’s interest in the JV Entity to Splitco, see “The Separation Agreement—Separation of the Dow Chlorine Products Business—Transfer of the JV Entity Interests”;

•	“JV Partner” means Mitsui & Co. Texas Chlor-Alkali, Inc.;

•	“Merger” means the combination of Olin’s business and the Dow Chlorine Products Business through the merger of Merger Sub with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Olin, as contemplated by the Merger Agreement;

•	“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 26, 2015, among TDCC, Splitco, Olin and Merger Sub;

•	“Merger Sub” means Blue Cube Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Olin;

•	“New Credit Facilities” means, collectively, the Olin Credit Facilities and the Splitco Term Facility, in each case as defined in the section of this document entitled “Debt Financing—New Credit Facilities”;

•	“New Term Facilities” means, collectively, the Olin Term Facility and the Splitco Term Facility, in each case as defined in the section of this document entitled “Debt Financing—New Credit Facilities”;

•	“NYSE” means The New York Stock Exchange;

•	“Olin” means Olin Corporation, a Virginia corporation, and, unless the context otherwise requires, its subsidiaries including, after the consummation of the Merger, Splitco and the DCP Subsidiaries;

•	“Olin Charter” means the Amended and Restated Articles of Incorporation of Olin;

•	“Olin common stock” means the common stock, par value $1 per share, of Olin;

•	“Other Splitco Debt Securities” means other senior debt securities, term loans or a combination thereof that Splitco expects to issue and sell as described in the section of this document entitled “Debt Financing”;

•	“Private Letter Ruling” means a private letter ruling from the IRS including rulings substantially to the effect that (a) the continuing arrangements between TDCC and Splitco will not preclude TDCC and Splitco from satisfying the active trade or business requirement of Section 355(a) of the Code; (b) the receipt of Olin stock by a TDCC shareholder will be treated for federal income tax purposes as if the TDCC shareholder received Splitco common stock in the Distribution and exchanged such Splitco stock for Olin stock in the Merger; (c) the sale of fractional shares in the market will not be treated as acquisitions that are part of a plan that includes the Distribution for purposes of Section 355(e); (d) TDCC will not recognize gain or loss on the receipt of the Special Payment under Section 361(b)(3) of the Code (it being understood that the Special Payment does not include any additional cash distributed pursuant to the Merger Agreement and the Separation Agreement); (e) unless TDCC shall have elected to receive cash from Splitco in lieu of the Splitco Securities, as described below under “The Merger Agreement—Debt Exchange,” TDCC will not recognize gain or loss upon the Debt Exchange under Section 361(c) of the Code; (f) TDCC will not recognize gain under Section 357(c) of the Code in the Contribution and the Distribution; and (g) such additional or supplemental tax rulings material to TDCC’s tax treatment of the Separation or Merger as have been or will be requested by TDCC subject to the prior written consent of Olin (not to be unreasonably withheld, conditioned or delayed);

•	“SEC” means the U.S. Securities and Exchange Commission;

•	“Securities Act” means the Securities Act of 1933, as amended;

•	“Separation” means the transfer by TDCC to Splitco or the DCP Subsidiaries directly or indirectly of the transferred assets and certain assumed liabilities related to DCP pursuant to the Separation Agreement;

•	“Separation Agreement” means the Separation Agreement, dated as of March 26, 2015, between TDCC and Splitco;

•	“Share Issuance” means the issuance of shares of Olin common stock to the shareholders of Splitco in the Merger;

•	“Special Payment” means the cash payment to be made in connection with the Transactions by Splitco to TDCC in an amount equal to the Below Basis Amount;

•	“Splitco” means Blue Cube Spinco Inc., a Delaware corporation, and prior to the Merger, a wholly-owned subsidiary of TDCC;

•	“Splitco common stock” means the common stock, par value $0.001, of Splitco;

•	“Splitco Securities” means nonconvertible debt instruments in a principal face amount equal to the Above Basis Amount (subject to increase to account for customary underwriting fees) that Splitco will issue to TDCC (unless TDCC elects to receive cash from Splitco in lieu of the Splitco Securities), that TDCC thereafter expects to exchange for existing debt obligations of TDCC in the Debt Exchange, and that will be the debt obligations of Splitco, and are expected to be guaranteed by Olin after the consummation of the Merger;

•	“Tag Event” means the exercise by the JV Partner prior to the closing date of the Merger of its right to transfer all of its equity interests in the JV Entity to TDCC or TDCC’s designee in connection with the Transactions pursuant to the organizational documents of the JV Entity;

•	“Tax Matters Agreement” means the Tax Matters Agreement, dated as of March 26, 2015, among Olin, TDCC and Splitco;

•	“TDCC” means The Dow Chemical Company, a Delaware corporation, and, unless the context otherwise requires, its subsidiaries, which, after consummation of the Distribution, will not include Splitco and the DCP Subsidiaries;

•	“TDCC common stock” means the common stock, par value $2.50 per share, of TDCC;

•	“TDCC RMT Tax Opinion” means an opinion from Shearman & Sterling LLP, tax counsel to TDCC, as to the tax-free status of the Separation, Contribution, Distribution and Merger, including that (i) the Separation, Contribution and Distribution will constitute a “reorganization” within the meaning of Section 368(a) of the Code and each of TDCC and Splitco will be a party to the reorganization within the meaning of Section 368(b) of the Code, (ii) TDCC will not recognize a gain or loss for U.S. federal income tax purposes in connection with the receipt of the Splitco Securities under the Separation Agreement and the Debt Exchange, and (iii) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and each of TDCC and Splitco will be a party to the reorganization within the meaning of Section 368(b) of the Code;

•	“TDCC shareholders” means the holders of TDCC common stock;

•	“TDCC Stock Fund” means, collectively, the Dow Stock Fund and the LESOP Stock Fund, as such terms are defined in the Dow Savings Plan, which are unitized investment funds invested exclusively in shares of TDCC common stock except for such amounts of cash, securities or other property as are necessary for liquidity purposes, subject to such limits on cash and short-term investments as are set forth in the Dow Savings Plan;

•	“Transaction Documents” means the Separation Agreement, the Merger Agreement, the Employee Matters Agreement and the Tax Matters Agreement, as well as the Additional Agreements and the

Local Conveyances (as described under “The Separation Agreement—Separation of the Dow Chlorine Products Business—Local Conveyances and Additional Agreements”), each of which have been entered into or will be entered into in connection with the Transactions;

•	“Transactions” means the transactions contemplated by the Merger Agreement and the Separation Agreement, which provide for, among other things, the Separation, the Contribution, the Distribution and the Merger, as described in the section of this document entitled “The Transactions”;

•	“Trust” means any trust established under the Dow Savings Plan that holds shares of TDCC common stock;

•	“Trustee” means the trustee of the Trust;

•	“Valuation Dates” means each of the last three trading days of the exchange offer period (not including the expiration date), as it may be voluntarily extended, but not including the last two trading days that are part of any Mandatory Extension (as described in the section of this document entitled “This Exchange Offer—Terms of this Exchange Offer—Extension; Termination; Amendment—Mandatory Extension”); and

•	“VWAP” means volume-weighted average price.

QUESTIONS AND ANSWERS ABOUT THIS EXCHANGE OFFER AND THE TRANSACTIONS

The following are some of the questions that shareholders may have, and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. You are urged to read this document in its entirety prior to making any decision.

Questions and Answers About this Exchange Offer

Q:	Who may participate in this Exchange Offer?

A:	Any U.S. holders of shares of TDCC common stock during the exchange offer period may participate in this exchange offer. Holders of TDCC’s Cumulative Convertible Perpetual Preferred Stock, Series A, may participate in this exchange offer only to the extent that they convert their preferred shares into shares of TDCC common stock and validly tender those shares of TDCC common stock prior to the expiration of this exchange offer. Although TDCC has mailed this document to its shareholders to the extent required by U.S. law, including shareholders located outside the United States, this document is not an offer to buy, sell or exchange and it is not a solicitation of an offer to buy, sell or exchange any shares of TDCC common stock, shares of Olin common stock or shares of Splitco common stock in any jurisdiction in which such offer, sale or exchange is not permitted.

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of TDCC, Olin or Splitco has taken any action under non-U.S. regulations to facilitate a public offer to exchange shares of TDCC common stock, shares of Olin common stock or shares of Splitco common stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of TDCC common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for TDCC, Olin or Splitco to take any action to facilitate a public offering in that country or otherwise. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of TDCC common stock, Splitco common stock or Olin common stock that may apply in their home countries. None of TDCC, Olin or Splitco can provide any assurance about whether such limitations may exist. See “This Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

TDCC believes a substantial majority of its shareholders are U.S. investors and does not expect the legal limitations described under this heading to cause the exchange offer to be underscribed.

Q:	How many shares of Splitco common stock will I receive for each share of TDCC common stock that I tender?

A:

This exchange offer is designed to permit you to exchange your shares of TDCC common stock for shares of Splitco common stock at a             percent discount, calculated as set forth in this document, to the per-share equivalent value of Splitco common stock. Stated another way, for each $1.00 of your TDCC common stock accepted in this exchange offer, you will receive approximately $         of Splitco common stock. The value of the TDCC common stock will be based on the calculated per-share value for the TDCC common stock on the NYSE and the value of the Splitco common stock will be based on the calculated per-share value for Olin common stock on the NYSE multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock), in each case determined by reference to the simple arithmetic average of the daily VWAP on each of the Valuation Dates. Please note, however, that the number of shares you can receive is subject to an upper limit of an aggregate of shares of Splitco common stock for each share of TDCC common stock accepted in this exchange offer. The next question and answer below describes how this limit may impact the value you receive. This exchange offer does not provide for a lower limit or minimum exchange ratio. See “This Exchange Offer—Terms of this Exchange Offer.” Because this exchange offer is subject to proration in the event of oversubscription, TDCC may accept for exchange only a portion of the shares of TDCC common stock tendered by you.

Q:	Is there a limit on the number of shares of Splitco common stock I can receive for each share of TDCC common stock that I tender?

A:	The number of shares you can receive is subject to an upper limit of shares of Splitco common stock for each share of TDCC common stock accepted in this exchange offer. If the upper limit is in effect, you will ultimately receive less than $ of Splitco common stock for each $1.00 of TDCC common stock that you tender, and you could receive much less. For example, if the calculated per-share value of TDCC common stock was $ (the highest closing price for TDCC common stock on the NYSE during the three-month period prior to commencement of this exchange offer) and the calculated per-share value of Splitco common stock was $ (based on the lowest closing price for Olin common stock on the NYSE during that three-month period multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock)), the value of Splitco common stock received for each $1.00 of TDCC common stock accepted for exchange would be approximately $ .

The upper limit represents a             percent discount for shares of Splitco common stock relative to shares of TDCC common stock based on the average daily VWAPs of TDCC common stock on the NYSE and Olin common stock on the NYSE on                     , 2015,                     2015, and                     , 2015 (the last three trading days before the commencement of this exchange offer). The averages of the daily VWAPs of TDCC common stock and Olin common stock on                     , 2015                     , 2015 and                     , 2015, were                      and                     , respectively. The upper limit was determined by dividing 100% of the calculated per-share value of TDCC common stock for such dates by         % of the calculated per-share value of Splitco common stock for such dates (in each case determined in the manner described under “This Exchange Offer—Terms of this Exchange Offer—General.”) TDCC set this upper limit to ensure that an unusual or unexpected drop in the trading price of Olin common stock, relative to the trading price of TDCC common stock, would not result in an unduly high number of shares of Splitco common stock being exchanged for each share of TDCC common stock accepted in this exchange offer, preventing a situation that might significantly reduce the benefits of this exchange offer to TDCC and its continuing shareholders due to a smaller number of outstanding shares being acquired by TDCC in this exchange offer.

Q:	What will happen if the upper limit is in effect?

A:	TDCC will announce whether the upper limit on the number of shares that can be received for each share of TDCC common stock tendered will be in effect at the expiration of the exchange offer period, through www.edocumentview.com/dowexchange/ and by press release, no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date. If the upper limit is in effect at that time, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date to permit shareholders to tender or withdraw their shares of TDCC common stock during those days. The daily VWAP and trading prices of TDCC common stock and Olin common stock during this Mandatory Extension will not, however, affect the upper limit, which will be fixed at . See “This Exchange Offer—Terms of this Exchange Offer—Extension; Termination; Amendment—Mandatory Extension.”

Q:	How are the calculated per-share values of TDCC common stock and Splitco common stock determined for purposes of calculating the number of shares of Splitco common stock to be received in this exchange offer?

A:	The calculated per-share value of a share of TDCC common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of TDCC common stock on the NYSE on each of the Valuation Dates. The calculated per-share value of a share of Splitco common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of Olin common stock on the NYSE on each of the Valuation Dates multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock. TDCC will determine such calculations of the per-share values of TDCC common stock and Splitco common stock and such determination will be final.

Q:	What is the “daily volume-weighted average price” or “daily VWAP?”

A:	The “daily volume-weighted average price” for TDCC common stock and Olin common stock will be the volume-weighted average price of TDCC and Olin common stock on the NYSE during the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading on the NYSE), and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading on the NYSE), except that such data will only take into account adjustments made to reported trades included by 4:10 p.m., New York City time. The daily VWAP will be as reported by Bloomberg L.P. and displayed under the heading Bloomberg VWAP on the Bloomberg pages “DOW UN<Equity>VAP” with respect to TDCC common stock and “OLN UN<Equity>VAP” with respect to Olin common stock (or their equivalent successor pages if such pages are not available). The daily VWAPs provided by Bloomberg L.P. may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices.

Q:	Where can I find the daily VWAP of TDCC common stock and Olin common stock during the exchange offer period?

A:	TDCC will maintain a website at www.edocumentview/dowexchange that provides the daily VWAP of both TDCC common stock and Olin common stock, indicative calculated per-share values for shares of TDCC common stock and shares of Splitco common stock, together with indicative exchange ratios, for each day during this exchange offer. During the period of the Valuation Dates, when the values of TDCC common stock and Olin common stock are calculated for the purposes of this exchange offer, the website will show the indicative exchange ratios based on indicative calculated per-share values calculated by TDCC, which will equal (i) on the first Valuation Date, the intra-day VWAP during the elapsed portion of that day, (ii) on the second Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and (iii) on the third Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and the actual daily VWAP on the second Valuation Date. During this period, the indicative exchange ratios and calculated per-share values will be updated at 10:30 a.m., 1:30 p.m. and no later than 4:30 p.m., New York City time.

Q:	Why is the calculated per-share value for Splitco common stock based on the trading prices for Olin common stock?

A:

There is currently no trading market for Splitco common stock and no such trading market will be established in the future. TDCC believes, however, that the trading prices for Olin common stock, adjusted for the exchange ratio in the Merger, are an appropriate proxy for the trading prices of Splitco common stock because (a) prior to the Distribution, Splitco will issue to TDCC a number of shares of Splitco common stock such that the total number of shares of Splitco common stock outstanding immediately prior to the Merger will be 100,000,000; (b) in the Merger, each share of Splitco common stock will be converted into the right to receive 0.87482759 shares of Olin common stock for each such share of Splitco common stock; and (c) at the Valuation Dates, it is expected that all the major conditions to the consummation of the Merger will have been satisfied and the Merger will be expected to be consummated shortly, such that investors should be expected to be valuing Olin common stock based on the expected value of such Olin common stock after the Merger. There can be no assurance, however, that Olin common stock after the Merger will trade on the same basis as Olin common stock trades prior to the Merger. See “Risk Factors—Risks Related to the Transactions—The trading prices of Olin common stock may not be an appropriate proxy for the prices of Splitco common stock.”

Q:	How and when will I know the final exchange ratio?

A:	Subject to the possible Mandatory Extension of this exchange offer described below, the final exchange ratio showing the number of shares of Splitco common stock that you will receive for each share of TDCC common stock accepted in this exchange offer will be available at www.edocumentview.com/dowexchange and separately announced by press release no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date. In addition, as described below, you may also contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at its toll-free number provided on the back cover of this document.

TDCC will announce whether the upper limit on the number of shares that can be received for each share of TDCC common stock tendered is in effect at www.edocumentview.com/dowexchange and separately by press release, no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date. If the upper limit is in effect at that time, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date will be made to permit shareholders to tender or withdraw their shares of TDCC common stock during those days.

Q:	Will indicative exchange ratios be provided during the tender offer period?

A:	Yes. Indicative exchange ratios will be available by contacting the information agent at the toll-free number provided on the back cover of this document on each day during the exchange offer period, calculated as though that day were the expiration date of this exchange offer. The indicative exchange ratio will also reflect whether the upper limit on the exchange ratio, described above, would have been in effect. You may also contact the information agent at its toll-free number to obtain these indicative exchange ratios.

In addition, for purposes of illustration, a table that indicates the number of shares of Splitco common stock that you would receive per share of TDCC common stock, calculated on the basis described above and taking into account the upper limit, assuming a range of averages of the daily VWAP of TDCC common stock and Olin common stock on the Valuation Dates is provided under “This Exchange Offer—Terms of this Exchange Offer.”

Q:	What if shares of TDCC common stock or shares of Olin common stock do not trade on any of the Valuation Dates?

A:	If a market disruption event occurs with respect to TDCC common stock or Olin common stock on any of the Valuation Dates, the calculated per-share value of TDCC common stock and Splitco common stock will be determined using the daily VWAP of shares of TDCC common stock and shares of Olin common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to both TDCC common stock and Olin common stock. If, however, a market disruption event occurs as specified above, TDCC may terminate this exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of this exchange offer. For specific information as to what would constitute a market disruption event, see “This Exchange Offer—Conditions for the Consummation of this Exchange Offer.”

Q:	Are there circumstances under which I would receive fewer shares of Splitco common stock than I would have received if the exchange ratio were determined using the closing prices of TDCC common stock and Olin common stock on the final Valuation Date for this exchange offer?

A:	Yes. For example, if the trading price of TDCC common stock were to increase during the period of the Valuation Dates, the calculated per-share value of TDCC common stock would likely be lower than the closing price of TDCC common stock on the final Valuation Date for this exchange offer. As a result, you may receive fewer shares of Splitco common stock for each $1.00 of TDCC common stock than you would have if that per-share value were calculated on the basis of the closing price of TDCC common stock on such date. Similarly, if the trading price of Olin common stock were to decrease during the period of the Valuation Dates, the calculated per-share value of Splitco common stock would likely be higher than the closing price of Olin common stock on the final Valuation Date for this exchange offer. This could also result in your receiving fewer shares of Splitco common stock for each $1.00 of TDCC common stock than you would otherwise receive if that per-share value were calculated on the basis of the closing price of Olin common stock on such date. See “This Exchange Offer—Terms of this Exchange Offer.”

Q:	Will TDCC distribute fractional shares?

A:	Upon the consummation of this exchange offer, the exchange agent will hold the shares of Splitco common stock in trust for the holders of TDCC common stock who validly tendered their shares and, in case of a pro rata distribution, for the holders of record of TDCC common stock for the pro rata distribution. Immediately following the consummation of this exchange offer, Merger Sub will be merged with and into Splitco, with Splitco surviving the Merger and becoming a wholly-owned subsidiary of Olin. Each issued and outstanding share of Splitco common stock will be converted into the right to receive 0.87482759 shares of Olin common stock. In the Merger, no fractional shares of Olin common stock will be delivered to holders of Splitco common stock. All fractional shares of Olin common stock that a holder of shares of Splitco common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the exchange agent. The exchange agent will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Splitco common stock that would otherwise be entitled to receive such fractional shares of Olin common stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices, and in no case later than five business days after the time of the Distribution. The exchange agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Splitco common stock that would otherwise be entitled to receive such fractional shares of Olin common stock in the Merger.

Q:	What is the aggregate number of shares of Splitco common stock being offered in this exchange offer?

A:	In this exchange offer, TDCC is offering 100,000,000 shares of Splitco common stock, which will constitute all of the shares of Splitco common stock that will be issued and outstanding on the date of the consummation of this exchange offer.

Q:	What happens if insufficient shares of TDCC common stock are tendered to allow TDCC to exchange all of the shares of Splitco common stock it holds?

A:	If this exchange offer is consummated but fewer than all of the issued and outstanding shares of Splitco common stock owned by TDCC are exchanged because this exchange offer is not fully subscribed, the remaining shares of Splitco common stock owned by TDCC will be distributed on a pro rata basis to the holders of shares of TDCC common stock whose shares of TDCC common stock remain outstanding after the consummation of this exchange offer. Any TDCC shareholder who validly tenders (and does not properly withdraw) shares of TDCC common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to those tendered shares of TDCC common stock to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to TDCC shareholders in the event the exchange offer is not fully subscribed.

Upon the consummation of this exchange offer, TDCC will deliver to the exchange agent a global certificate representing all of the Splitco common stock being distributed in this exchange offer, with irrevocable instructions to hold the shares of Splitco common stock in trust for holders of shares of TDCC common stock validly tendered and not withdrawn in this exchange offer and, in the case of a pro rata distribution, holders of shares of TDCC common stock whose shares of TDCC common stock remain outstanding after the consummation of this exchange offer. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in this exchange offer and to be distributed on a pro rata basis, and that number of shares of Splitco common stock will be held in trust for the holders of shares of TDCC common stock whose shares of TDCC common stock remain outstanding after the consummation of this exchange offer. See “This Exchange Offer—Distribution of Any Shares of Splitco Common Stock Remaining After this Exchange Offer.”

Q:	What happens if TDCC declares a quarterly dividend during this exchange offer?

A:	Historically, TDCC has declared quarterly dividends to be paid to shareholders of record as of the last trading day of a calendar quarter. All shareholders that own TDCC common stock as of the record date for the dividend are eligible to receive the dividend.

Q:	Will tendering my shares affect my ability to receive the TDCC quarterly dividend?

A:	No. If a dividend is declared by TDCC with a record date before the completion of this exchange offer, you will be entitled to that dividend even if you tendered your shares of TDCC common stock. Tendering your shares of TDCC common stock in this exchange offer is not a sale or transfer of those shares until they are accepted for exchange upon completion of this exchange offer.

Q:	Will all shares of TDCC common stock that I tender be accepted in this exchange offer?

A:	Not necessarily. Depending on the number of shares of TDCC common stock validly tendered in this exchange offer and not properly withdrawn, and the calculated per-share values of TDCC common stock and Splitco common stock determined as described above, TDCC may have to limit the number of shares of TDCC common stock that it accepts in this exchange offer through a proration process. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described under “This Exchange Offer—Terms of this Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of TDCC Common Stock.”

An exception to proration can apply to shareholders who beneficially own “odd-lots,” that is, fewer than 100 shares of TDCC common stock. Such beneficial holders of TDCC common stock who validly tender all of their shares, and request preferential treatment as described in “Summary—Terms of this Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of TDCC Common Stock,” will not to be subject to proration. The foregoing “odd-lots” preference does not apply to shares attributable to units of the TDCC Stock Fund held in participant accounts under the Dow Savings Plan and Trust. Thus, participants in the Dow Savings Plan who tender shares attributable to units of the TDCC Stock Fund held in their accounts under the plan will be subject to proration even if they hold units under the plan representing fewer than 100 shares. If an individual holds units of the TDCC Stock Fund under the Dow Savings Plan, and also holds shares outside the plan, if the number of shares held outside the plan is fewer than 100, the shares outside the plan will be eligible for the “odd-lots” preference without regard to the number of shares attributable to units of the TDCC Stock Fund the individual holds under the plan.

In all other cases, proration for each tendering shareholder will be based on (i) the proportion that the total number of shares of TDCC common stock to be accepted bears to the total number of shares of TDCC common stock validly tendered and not properly withdrawn and (ii) the number of shares of TDCC common stock validly tendered and not properly withdrawn by that shareholder (and not on that shareholder’s aggregate ownership of shares of TDCC common stock). Any shares of TDCC common stock not accepted for exchange as a result of proration will be returned to tendering shareholders promptly after the final proration factor is determined.

Q:	Will I be able to sell my shares of Splitco common stock after this exchange offer is completed?

A:	No. There currently is no trading market for shares of Splitco common stock and no such trading market will be established in the future. The exchange agent will hold all issued and outstanding shares of Splitco common stock in trust until the shares of Splitco common stock are converted into the right to receive shares of Olin common stock in the Merger. See “This Exchange Offer—Distribution of Any Shares of Splitco Common Stock Remaining After this Exchange Offer.”

Q:	How many shares of TDCC common stock will TDCC accept if this exchange offer is completed?

A:	The number of shares of TDCC common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio and the number of shares of TDCC common stock tendered. The largest possible number of shares of TDCC common stock that will be accepted would equal 100,000,000 divided by the final exchange ratio. For example, assuming that the final exchange ratio is (the current indicative exchange ratio based on the daily VWAPs of TDCC common stock and Olin common stock on , 2015, , 2015, and , 2015), then TDCC would accept up to a total of approximately shares of TDCC common stock.

Q:	Are there any conditions to TDCC’s obligation to complete this exchange offer?

A:	Yes. This exchange offer is subject to various conditions listed under “This Exchange Offer—Conditions for the Consummation of this Exchange Offer.” If any of these conditions are not satisfied or waived prior to the expiration of this exchange offer, TDCC will not be required to accept shares for exchange and may extend or terminate this exchange offer.

TDCC may waive any of the conditions to this exchange offer. For a description of the material conditions precedent to this exchange offer, including satisfaction or waiver of the conditions to the consummation of the Transactions and other conditions, see “This Exchange Offer—Conditions for the Consummation of this Exchange Offer.” Olin has no right to waive any of the conditions to this exchange offer.

Q:	When does this exchange offer expire?

A:	The period during which you are permitted to tender your shares of TDCC common stock in this exchange offer will expire at 8:00 a.m., New York City time, on , 2015, unless TDCC extends this exchange offer. See “This Exchange Offer—Terms of this Exchange Offer—Extension; Termination; Amendment.”

Q:	Can this exchange offer be extended and under what circumstances?

A:	Yes. TDCC can extend this exchange offer, in its sole discretion, at any time and from time to time. For instance, this exchange offer may be extended if any of the conditions for the consummation of this exchange offer listed under “This Exchange Offer—Conditions for the Consummation of this Exchange Offer” are not satisfied or waived prior to the expiration of this exchange offer. In case of an extension of this exchange offer, TDCC will publicly announce the extension at www.edocumentview.com/dowexchange and separately by press release no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. In addition, if the upper limit on the number of shares that can be received for each share of TDCC common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 8:00 a.m., New York City time, on the second trading day following the last trading day prior to the originally contemplated expiration date.

Q:	How do I participate in this exchange offer?

A:	The procedures you must follow to participate in this exchange offer will depend on whether you hold your shares of TDCC common stock in certificated form, through a broker, dealer, commercial bank, trust company or similar institution or, or through the Trust under the Dow Savings Plan, or if your shares of TDCC common stock are held in book-entry via the Direct Registration System (“DRS”) or in uncertificated form as CIP Shares. For specific instructions about how to participate, see “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering.”

Q:	What if I participate in The Dow Chemical Company Employees’ Savings Plan?

A:	If your account holds units of the TDCC Stock Fund under the Dow Savings Plan, you may elect either to keep or to exchange all or some of the shares attributable to the units for shares of Splitco common stock. You will receive instructions from the Trustee via letter or email (as permitted by the Dow Savings Plan and Trust) informing you how to make an election. If you do not make a timely election in accordance with the Trustee’s instructions by the deadline set forth in the Trustee’s instructions, none of the shares attributable to the units held in your account will be exchanged for shares of Splitco common stock and your holdings of units of the TDCC Stock Fund in your Dow Savings Plan account will remain unchanged. If you do timely elect to exchange shares attributable to the units for Splitco common stock, in the Merger, each such share of Splitco common stock will be converted into the right to receive units of a unitized stock fund holding Olin common stock (as described further below) based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” For a more detailed description of how to tender your shares of TDCC common stock if you participate in the Dow Savings Plan, please refer to the specific instructions regarding how to tender your shares, if any, under the Dow Savings Plan, which will be included in the written information to be provided to you by the Trustee.

The TDCC Stock Fund under the Dow Savings Plan is a unitized stock fund holding TDCC common stock and cash and short-term investments maintained for liquidity purposes. Participants in the Dow Savings Plan whose accounts are invested in the TDCC Stock Fund have units in such fund allocated to their respective accounts, which units represent their respective pro rata interests in such fund. For purposes of this exchange offer, references to shares of TDCC common stock being held in participant accounts under the Dow Savings Plan, elections to keep or tender such shares, and exchanges of such shares mean, with respect to a participant, the shares of TDCC common stock represented by the units in the TDCC Stock Fund allocated to the participant’s account under the plan.

In connection with the exchange, any shares of Olin common stock held under the Dow Savings Plan and Trust will be held in a unitized stock fund. In addition to holding Olin common stock, such Olin common stock fund may also hold cash and short-term investments for liquidity purposes. Accounts of plan participants who elect to participate in the exchange offer will receive units in the Olin common stock fund. For purposes of this document and the exchange offer, references to shares of Olin common stock being held in participant accounts under the Dow Savings Plan and liquidation of shares of Olin common stock mean, with respect to a participant, the shares of Olin common stock represented by the units in the Olin common stock fund allocated to the participant’s account under the plan.

Notwithstanding anything in this document to the contrary, with respect to shares of TDCC common stock held under the Dow Savings Plan and Trust, the terms of such plan and Trust and applicable law govern all transactions involving such shares of TDCC common stock. It is possible that the investment fiduciaries of the Dow Savings Plan, to fulfill their fiduciary obligations, will impose additional conditions and limitations on the participation of the plan and its participants in the exchange offer, or will take the position that Olin stock will not be a permissible investment under the Dow Savings Plan. If that is the case, participants in the Dow Savings Plan will be so notified. In addition, the Trustee may be prohibited under ERISA from following directions related to tendering shares attributable to units held in the Dow Savings Plan. Please refer to the materials provided by the Trustee for more details.

Q:	How do I tender my shares of TDCC common stock after the final exchange ratio has been determined?

A:	If you wish to tender your shares after the final exchange ratio has been determined, you will generally need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Guaranteed Delivery Procedures.” If you hold shares of TDCC common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf.

If your shares of TDCC common stock are held through an institution and you wish to tender your TDCC common stock after The Depository Trust Company has closed, the institution must deliver a notice of guaranteed delivery to the exchange agent via facsimile prior to 8:00 a.m., New York City time, on the expiration date.

If you hold units of the TDCC Stock Fund in a Dow Savings Plan account and you wish to tender your TDCC common stock after the final exchange ratio has been determined, the Trustee must deliver a notice of guaranteed delivery to the exchange agent via facsimile prior to 8:00 a.m., New York City time, on the expiration date.

If you hold units of the TDCC Stock Fund in a Dow Savings Plan account, you must tender your shares attributable to the units by the deadline set forth in the Trustee’s instructions, and it is possible that the final exchange ratio will not have been determined at the time of such deadline.

Q:	Can I tender only a portion of my shares of TDCC common stock in this exchange offer?

A:	Yes. You may tender all, some or none of your shares of TDCC common stock.

Q:	What do I do if I want to retain all of my shares of TDCC common stock?

A:	If you want to retain all of your shares of TDCC common stock, you do not need to take any action. However, after the Transactions, DCP will no longer be owned by TDCC, and as a holder of TDCC common stock you will no longer hold shares in a company that owns DCP (unless the exchange offer is consummated but is not fully subscribed and the remaining shares of Splitco common stock are distributed on a pro rata basis to TDCC shareholders whose shares of TDCC common stock remain outstanding after consummation of the exchange offer).

Q:	Can I change my mind after I tender my shares of TDCC common stock?

A:	Yes. You may withdraw your tendered shares at any time before this exchange offer expires. See “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Withdrawal Rights.” If you change your mind again, you can re-tender your shares of TDCC common stock by following the tender procedures again prior to the expiration of this exchange offer.

Q:	Will I be able to withdraw the shares of TDCC common stock I tender after the final exchange ratio has been determined?

A:	Yes. The final exchange ratio used to determine the number of shares of Splitco common stock that you will receive for each share of TDCC common stock accepted in this exchange offer will be announced no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date of this exchange offer, which is , 2015, unless this exchange offer is extended or terminated. You have the right to withdraw shares of TDCC common stock you have tendered at any time before 8:00 a.m., New York City time, on the expiration date, which is , 2015. See “This Exchange Offer—Terms of this Exchange Offer.”

If the upper limit on the number of shares of Splitco common stock that can be received for each share of TDCC common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date, which will permit you to tender or withdraw your shares of TDCC common stock during those days, either directly or by acting through a broker, dealer, commercial bank, trust company or similar institution on your behalf.

Q:	How do I withdraw my tendered TDCC common stock after the final exchange ratio has been determined?

A:	If you are a registered shareholder of TDCC common stock (which includes persons holding certificated shares and book-entry shares held through DRS or CIP Shares) and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or a facsimile transmission notice of withdrawal to the exchange agent prior to 8:00 a.m., New York City time, on the expiration date. The information that must be included in that notice is specified under “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Withdrawal Rights.”

If you hold your shares of TDCC common stock through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal or facsimile notice of withdrawal to the exchange agent on your behalf before 8:00 a.m., New York City time, on the expiration date. If you hold your shares through such an institution, that institution must deliver the notice of withdrawal with respect to any shares you wish to withdraw. In such a case, as a beneficial owner and not a registered shareholder, you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

If you hold units of the TDCC Stock Fund in a Dow Savings Plan account and you wish to withdraw shares attributable to the units that you have tendered, you must withdraw such shares by the deadline set forth in the Trustee’s instructions, and it is possible that such deadline may occur before the final exchange ratio has been determined. You should refer to the procedures and deadlines set forth in the Trustee’s informational materials provided to you. If you hold units of the TDCC Stock Fund in a Dow Savings Plan account, the Trustee must deliver the notice of withdrawal with respect to any shares you wish to withdraw, and you will not be able to provide a notice of withdrawal for such shares directly to the exchange agent.

If your shares of TDCC common stock are held through an institution and you wish to withdraw shares of TDCC common stock after The Depository Trust Company has closed, the institution must deliver a written notice of withdrawal to the exchange agent prior to 8:00 a.m., New York City time, on the expiration date, in the form of The Depository Trust Company’s notice of withdrawal and you must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. Shares can be properly withdrawn only if the exchange agent receives a withdrawal notice directly from the relevant institution that tendered the shares through the Depository Trust Company. See “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering—Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined.”

Q:	Will I be subject to U.S. federal income tax on the shares of Splitco common stock that I receive in this exchange offer or on the shares of Olin common stock that I receive in the Merger?

A:	Shareholders of TDCC generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of this exchange offer or the Merger, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Olin common stock received in the Merger.

The material U.S. federal income tax consequences of the exchange offer and the Merger are described in more detail under “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger.”

Q:	Are there any material differences between the rights of holders of TDCC common stock and Olin common stock?

A:	Yes. TDCC is a Delaware corporation and Olin is a Virginia corporation, and each is subject to different laws and organizational documents. Holders of TDCC common stock, whose rights are currently governed by TDCC’s organizational documents and Delaware law, will, with respect to shares validly tendered and exchanged immediately following this exchange offer, become shareholders of Olin and their rights will be governed by Olin’s organizational documents and Virginia law. The material differences between the rights associated with shares of TDCC common stock and shares of Olin common stock that may affect TDCC shareholders whose shares are accepted for exchange in this exchange offer and who will obtain shares of Olin common stock in the Merger relate to, among other things, classification of the board of directors, removal of directors, special meetings, taking of shareholder action by written consent, advance notice procedures for shareholder proposals or director nominations, procedures and thresholds for amending organizational documents, ownership limitations and procedures and thresholds for approval of certain business combinations. For a further discussion of the material differences between the rights of holders of TDCC common stock and holders of Olin common stock, see “Comparison of Rights of Holders of TDCC Common Stock and Olin Common Stock.”

Q:	Are there any appraisal rights for holders of shares of TDCC common stock?

A:	No. There are no appraisal rights available to holders of shares of TDCC common stock in connection with this exchange offer.

Q:	What will TDCC do with the shares of TDCC common stock that are tendered, and what is the impact of the exchange offer on TDCC’s share count?

A:	The shares of TDCC common stock that are tendered in the exchange offer will be held as treasury stock by TDCC. Any shares of TDCC common stock acquired by TDCC in the exchange offer will reduce the total number of shares of TDCC common stock outstanding, although TDCC’s actual number of shares outstanding on a given date reflects a variety of factors such as option exercises.

Q:	Whom do I contact for information regarding this exchange offer?

A:	You may call the information agent, Georgeson Inc., at (888) 566-8006, to ask any questions about this exchange offer or to request additional documents, including copies of this document and the letter of transmittal (including the instructions thereto).

Questions and Answers About the Transactions

Q:	What are the key steps of the Transactions?

A:	Below is a summary of the key steps of the Transactions. A step-by-step description of material events relating to the Transactions is set forth under “The Transactions.”

•	TDCC will transfer DCP, directly or indirectly, to Splitco or the DCP Subsidiaries. This transfer will include, among other assets and liabilities of DCP, TDCC’s equity interests in the JV Entity, which, because the JV Partner has exercised its right to transfer its equity interests in the JV Entity to TDCC or TDCC’s designee in connection with the Transactions pursuant to the organizational documents of the JV Entity, will constitute 100 percent of the equity interests in the JV Entity.

•	Immediately prior to the Distribution, and on the closing date of the Merger, TDCC will effect the Contribution, pursuant to which all of the DCP Subsidiaries will become direct or indirect subsidiaries of Splitco.

•	Immediately prior to the Distribution, Olin and Splitco will incur new indebtedness in an aggregate principal amount of $1,615 million, and Splitco will use a portion of the proceeds thereof to pay to

TDCC the Special Payment in an amount equal to the Below Basis Amount. In addition, immediately prior to the Distribution, Splitco expects to issue to TDCC the Splitco Securities or, at TDCC’s election, pay to TDCC as a dividend an amount in cash equal to the Above Basis Amount. TDCC expects to transfer the Splitco Securities, if issued, on or about the date of the Distribution to investment banks and/or commercial banks in exchange for existing TDCC debt in the Debt Exchange. The Splitco Securities are expected to be subsequently sold to third-party investors as described below. As a result, TDCC expects to receive approximately $2,030 million from the Special Payment and the Debt Exchange. If TDCC determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution and elects to receive cash from Splitco in lieu of the Splitco Securities as described under “The Merger Agreement—Debt Exchange,” Splitco will incur new indebtedness in the form of debt securities, term loans or a combination thereof to finance such cash payment.

•	Immediately prior to the Distribution, Splitco will also issue to TDCC additional shares of Splitco common stock. Following this issuance, TDCC will own 100,000,000 shares of Splitco common stock, which will constitute all of the outstanding stock of Splitco.

•	TDCC will offer to TDCC shareholders the right to exchange all or a portion of their shares of TDCC common stock for shares of Splitco common stock at a percent discount, calculated as set forth in this document, to the equivalent per-share value of Olin common stock based on the 0.87482759 shares of Olin common stock corresponding to each share of Splitco common stock as specified in the Merger Agreement. If the exchange offer is consummated but is not fully subscribed, TDCC will distribute the remaining shares of Splitco common stock on a pro rata basis to TDCC shareholders whose shares of TDCC common stock remain outstanding after the consummation of the exchange offer. Any TDCC shareholder who validly tenders (and does not properly withdraw) shares of TDCC common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to TDCC shareholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Olin common stock into which the remaining shares of Splitco common stock will be converted in the Merger will be transferred to TDCC shareholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter. As previously noted, this disclosure has been prepared under the assumption that the shares of Splitco will be distributed to TDCC shareholders pursuant to a split-off. Based on market conditions prior to closing, TDCC will determine whether the Splitco shares will be distributed to TDCC’s shareholders in a spin-off or a split-off and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

•	Immediately after the Distribution, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Olin. In the Merger, each share of Splitco common stock will be converted into the right to receive 0.87482759 shares of Olin common stock, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” Immediately after the consummation of the Merger, approximately 52.7 percent of the outstanding shares of Olin common stock is expected to be held by pre-Merger holders of Splitco common stock and approximately 47.3 percent of the outstanding shares of Olin common stock is expected to be held by pre-Merger Olin shareholders.

•	TDCC and Olin expect the Splitco Securities to be transferred by TDCC on or about the closing date of the Merger to investment banks and/or commercial banks in the Debt Exchange in exchange for existing TDCC debt. The Splitco Securities will then be sold by the investment banks and/or commercial banks to third-party investors.

Q:	What are the material U.S. federal income tax consequences to Olin and Olin’s shareholders resulting from the Transactions?

A:	Olin will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger. Because Olin shareholders will not participate in the Distribution or the Merger, Olin shareholders will generally not recognize gain or loss upon either the Distribution (including this exchange offer) or the Merger. The material U.S. federal income tax consequences of the Distribution and the Merger are described in more detail in “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger.”

Q:	What will Olin shareholders receive in the Merger?

A:	Olin shareholders will not directly receive any consideration in the Merger. All shares of Olin common stock issued and outstanding immediately before the Merger will remain issued and outstanding after the consummation of the Merger. Immediately after the Merger, Olin shareholders will continue to own shares in Olin, which will include DCP. Splitco, as a wholly-owned subsidiary of Olin, and Olin will be responsible for repaying the approximately $2,770 million of debt that will be incurred in connection with the Transactions. These debt obligations incurred by Splitco are expected to be guaranteed by Olin after the consummation of the Merger, and the debt obligations incurred by Olin in connection with the Transactions are expected to be guaranteed by Splitco after the consummation of the Merger.

Q:	What is the estimated total value of the consideration to be paid by Olin in the Transactions?

A:	Olin expects to issue approximately 87.5 million shares of Olin common stock in the Merger. Based upon the reported closing sale price of $ per share for Olin common stock on the NYSE on , 2015, the total value of the shares to be issued by Olin and the cash and debt instruments expected to be received by TDCC in the Transactions, including the Splitco Securities (which, if issued, together with the new indebtedness to be incurred by Splitco on the date of the Distribution, will be obligations of Splitco and, following the consummation of the Merger, are expected to be guaranteed by Olin) would have been approximately $ million. The actual value of the Olin common stock to be issued in the Merger will depend on the market price of shares of Olin common stock at the time of determination.

Q:	Are there possible adverse effects on the value of Olin common stock ultimately to be received by TDCC shareholders who participate in the exchange offer?

A:	This exchange offer is designed to permit TDCC shareholders to exchange their shares of TDCC common stock for a number of shares of Splitco common stock that corresponds to a percent discount, calculated as set forth in this document, to the equivalent amount of Olin common stock based on the 0.87482759 shares of Olin common stock corresponding to each share of Splitco common stock as specified in the Merger Agreement. The existence of a discount, along with the issuance of shares of Olin common stock pursuant to the Merger, may negatively affect the market price of Olin common stock. Further, Splitco will be the obligor on the New Term Facilities, the Splitco Securities, the Other Splitco Debt Securities and the Bridge Facility (each as described in more detail in “Debt Financing”), if any, after the consummation of the Transactions, which New Term Facilities, Splitco Securities, Other Splitco Debt Securities and Bridge Facility, if any, are expected to be guaranteed by Olin after the consummation of the Merger, subject to certain exceptions. This additional indebtedness could materially and adversely affect the liquidity, results of operations and financial condition of Olin. Olin also expects to incur significant one-time costs in connection with the Transactions, which may have an adverse impact on Olin’s liquidity, cash flows and operating results in the periods in which they are incurred. Finally, Olin’s management will be required to devote a significant amount of time and attention to the process of integrating the operations of Olin’s business and DCP. If Olin management is not able to manage the integration process effectively, or if any significant business activities are interrupted as a result of the integration process, Olin’s business could suffer and its stock price may decline. See “Risk Factors” for a further discussion of the material risks associated with the Transactions.

Q:	How will the Transactions impact the future liquidity and capital resources of Olin?

A:	The approximately $2,770 million of indebtedness expected to be incurred under the New Term Facilities, Splitco Securities, Other Splitco Debt Securities and the Bridge Facility, if any, will be the debt obligations of Splitco and Olin. After the consummation of the Merger, the debt obligations of Splitco are expected to be guaranteed by Olin, and the debt obligations of Olin incurred to finance the Transactions are expected to be guaranteed by Splitco after the consummation of the Merger. Olin anticipates that its primary sources of liquidity for working capital and operating activities, including any future acquisitions, will be cash from operations and borrowings under existing debt arrangements and the New Credit Facilities described in more detail in “Debt Financing—New Credit Facilities.” Olin expects that these sources of liquidity will be sufficient to make required payments of interest on the outstanding Olin debt and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions described above. Olin expects that it will be able to comply with the financial and other covenants of its existing debt arrangements, including the credit agreement governing the Existing Credit Facilities, and the covenants under the agreements governing the New Credit Facilities, the indentures or other instruments governing the Splitco Securities and the Other Splitco Debt Securities and the Credit Agreement governing the Bridge Facility, if any. Olin believes that the combination of DCP with Olin’s existing business will result in estimated annualized cost synergies of approximately $200 million within three years from the consummation of the Transactions as a result of (1) approximately $50 million in expected savings from procurement and logistics, (2) approximately $70 million in expected savings from improved operating efficiencies and (3) approximately $80 million in expected savings from asset optimization. If Olin is able to increase sales to new third-party customers and access new product markets as a result of the Transactions, Olin estimates that additional annualized synergies of up to $100 million may potentially be achievable within three years from the consummation of the Transactions. Olin expects to incur significant, one-time costs in connection with the Transactions, including approximately (1) $40 to $45 million during 2015 of advisory, legal, accounting and other professional fees related to the Transactions, (2) $25 to $30 million of financing-related fees, (3) $50 million of costs associated with the change in control mandatory acceleration of expenses under deferred compensation plans as a result of the Transactions, (4) $100 to $150 million in transition-related costs during the first three years following the consummation of the Transactions, and (5) $200 million in incremental capital spending during the first three years following the consummation of the Transactions that Olin management believes are necessary to realize the anticipated synergies from the Transactions. See “Information on Olin—Olin’s Liquidity and Capital Resources After the Consummation of the Transactions.” The incurrence of these costs may have an adverse impact on Olin’s liquidity, cash flows and operating results in the periods in which they are incurred.

Q:	How do the Transactions impact Olin’s dividend policy?

A:	Since the second quarter of 1999, Olin has paid quarterly dividends of $0.20 per share. The payment of cash dividends is subject to the discretion of the Olin Board and will be determined in light of then-current conditions, including Olin’s earnings, Olin’s operations, Olin’s financial condition, Olin’s capital requirements and other factors deemed relevant by the Olin Board. Pursuant to the Merger Agreement, Olin has agreed that prior to the consummation of the Merger, Olin will not declare or pay any dividends or other distributions, except for the declaration and payment of regular quarterly cash dividends of no more than $0.20 per share. In the future, the Olin Board may change its dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

Q:	What will TDCC receive in the Transactions?

A:

Immediately prior to the Distribution, TDCC will receive the Special Payment as a dividend and the Splitco Securities to be used in the Debt Exchange (or cash if TDCC elects to receive a cash dividend from Splitco in lieu of the Splitco Securities). The Splitco Securities are expected to be issued by Splitco directly to TDCC prior to the Distribution. The Splitco Securities will be the debt obligations of Splitco and, following the consummation of the Merger, are expected to be guaranteed by Olin. As a result, TDCC expects to receive approximately $2,030 million from the Special Payment and the Debt Exchange in connection with the Separation, the Contribution and the Distribution, subject to adjustments.

Q.	What will you receive in the Transactions?

A.	In the exchange offer, TDCC will offer to TDCC shareholders the right to exchange all or a portion of their shares of TDCC common stock for shares of Splitco common stock at a percent discount, calculated as set forth in this document, to the per-share value of Olin common stock based on the 0.87482759 shares of Olin common stock corresponding to each share of Splitco common stock as specified in the Merger Agreement, subject to proration in the event of oversubscription. If the exchange offer is consummated but is not fully subscribed, TDCC will distribute the remaining shares of Splitco common stock owned by TDCC on a pro rata basis to TDCC shareholders whose shares of TDCC common stock remain outstanding after the consummation of this exchange offer. Any TDCC shareholder who validly tenders (and does not properly withdraw) shares of TDCC common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to TDCC shareholders in the event the exchange offer is not fully subscribed. In all cases, the exchange agent will hold all issued and outstanding shares of Splitco common stock in trust until the shares of Splitco common stock are converted into the right to receive shares of Olin common stock in the Merger. You will not be able to trade shares of Splitco common stock during this period or at any time before or after the consummation of the Merger. In the Merger, each share of Splitco common stock will be converted into the right to receive Olin common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

Q:	Are there any conditions to the consummation of the Transactions?

A:	Yes. The consummation of the Transactions is subject to a number of conditions, including:

•	the approval by Olin’s shareholders of the Share Issuance and the Charter Amendment;

•	the termination or expiration of the waiting period under the HSR Act, and the receipt of any governmental approvals required under the antitrust laws in certain other jurisdictions;

•	the approval for listing on the NYSE of the shares of Olin common stock to be issued in the Merger;

•	the effectiveness under the Securities Act of Splitco’s registration statement on Form S-4 and Form S-1 (Reg. No. 333-204006) and Olin’s registration statement on Form S-4 (Reg. No. 333-203990), and the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto;

•	the receipt of certain rulings from the Internal Revenue Service (the “IRS”);

•	the receipt of the TDCC RMT Tax Opinion by TDCC and the receipt by Olin of an opinion from Olin’s tax counsel with respect to the Merger;

•	the completion of the various transaction steps contemplated by the Merger Agreement and the Separation Agreement, including the Separation, the Contribution and the Distribution;

•	the consummation of the Debt Exchange immediately before the Distribution, unless TDCC elects to receive a cash dividend from Splitco in lieu of the Splitco Securities; and

•	other customary conditions.

To the extent permitted by applicable law, TDCC and Splitco, on the one hand, and Olin and Merger Sub, on the other hand, may waive the satisfaction of the conditions to their respective obligations to consummate the Transactions. If Olin waives the satisfaction of a material condition to the consummation of the Transactions, Olin will evaluate the appropriate facts and circumstances at that time and re-solicit shareholder approval of the issuance of shares of Olin common stock in the Merger if required to do so by law or the rules of the NYSE. The Merger Agreement provides that TDCC or Olin may terminate the Merger Agreement if the Merger is not consummated on or before December 26, 2015 (or, if such date is extended as described under “The Merger Agreement—Termination,” March 26, 2016).

This document describes these conditions in more detail under “The Merger Agreement—Conditions to the Merger.”

Q:	When will the Transactions be completed?

A:	The Transactions are expected to be completed by the end of 2015. However, it is possible that the Transactions could be completed at a later time or not at all. For a discussion of the conditions, see “The Merger Agreement—Conditions to the Merger.”

Q:	Are there risks associated with the Transactions?

A:	Yes. The material risks and uncertainties associated with the Transactions are discussed in the section of this document entitled “Risk Factors” and the section of this document entitled “Cautionary Statement on Forward-Looking Statements.” Those risks include, among others, the possibility that the Transactions may not be completed, the possibility that Olin may fail to realize the anticipated benefits of the Merger, the uncertainty that Olin will be able to integrate DCP successfully, the possibility that Olin may be unable to provide benefits and services or access to equivalent financial strength and resources to DCP that historically have been provided by TDCC, the additional long-term indebtedness and liabilities that Olin and its subsidiaries will have following the consummation of the Transactions and the substantial dilution to the ownership interest of current Olin shareholders following the consummation of the Merger.

Q:	What shareholder approvals are needed in connection with the Transactions?

A:	Olin cannot complete the Transactions unless the proposal relating to the Share Issuance is approved by the affirmative vote of a majority of votes cast on the proposal at the special meeting and the proposal relating to the Charter Amendment is approved by the affirmative vote of a majority of the shares of Olin common stock entitled to vote on the proposal. Additionally, TDCC as the sole shareholder of Splitco, and subject to satisfaction of the conditions set out in the Merger Agreement and the Separation Agreement, will approve the Merger prior to the Distribution.

Q:	Where will the Olin shares to be issued in the Merger be listed?

A:	Olin common stock is listed on the NYSE under “OLN.” After the consummation of the Transactions, all shares of Olin common stock issued in the Merger, and all other outstanding shares of Olin common stock, will continue to be listed on the NYSE.

SUMMARY

The following summary contains certain information described in more detail elsewhere in this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should carefully review this entire document and the documents it refers to. See “Where You Can Find More Information; Incorporation by Reference.”

The Companies

Olin Corporation

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Telephone: (314) 480-1400

Olin Corporation, incorporated in 1892, is a Virginia corporation having its principal executive offices in Clayton, MO. Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester.

Blue Cube Acquisition Corp.

Blue Cube Acquisition Corp.

c/o Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, Missouri 63105

Telephone: (314) 480-1400

Blue Cube Acquisition Corp., a Delaware corporation referred to in this document as Merger Sub, is a newly formed, direct wholly-owned subsidiary of Olin that was organized specifically for the purpose of completing the Merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

The Dow Chemical Company

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: (989) 636-1000

The Dow Chemical Company, incorporated in 1947 under Delaware law, is the successor to a Michigan corporation of the same name, organized in 1897. TDCC’s principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674. In 2014, TDCC had annual sales of more than $58 billion and employed approximately 53,000 people worldwide. TDCC’s more than 6,000 product families are manufactured at 201 sites in 35 countries across the globe.

Blue Cube Spinco Inc.

Blue Cube Spinco Inc.

c/o The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: (989) 636-1000

Blue Cube Spinco Inc., a Delaware corporation referred to in this document as Splitco, is a newly formed, direct, wholly-owned subsidiary of TDCC that was organized specifically for the purpose of effecting the

Separation. Splitco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and in connection with the Transactions.

Splitco is a holding company. In the Transactions, TDCC will transfer, directly or indirectly, certain assets and liabilities related to DCP to Splitco or the DCP Subsidiaries and will contribute the equity interests in the DCP Subsidiaries to Splitco. In exchange therefor, Splitco will incur new indebtedness and will pay to TDCC the Special Payment in an amount equal to the Below Basis Amount. Splitco will also issue to TDCC the Splitco Securities or, at TDCC’s election, pay to TDCC as a dividend an amount in cash equal to the Above Basis Amount. For the fiscal year ended December 31, 2014, DCP generated net sales of $4,776 million and a net loss of $7 million.

The Transactions

On March 27, 2015, Olin and TDCC announced that they, along with Splitco and Merger Sub, had entered into the Merger Agreement, and that TDCC and Splitco had entered into the Separation Agreement, which together provide for the combination of Olin’s business and DCP. In the Transactions, TDCC will transfer DCP to Splitco. Prior to the Distribution, Splitco will incur new indebtedness and will pay to TDCC the Special Payment. Splitco will also issue to TDCC the Splitco Securities or, at TDCC’s election, pay to TDCC as a dividend an amount in cash equal to the Above Basis Amount. If issued, the Splitco Securities are expected to be transferred by TDCC to investment banks and/or commercial banks on or about the closing date of the Merger in exchange for existing TDCC Debt in the Debt Exchange. As a result, TDCC expects to receive approximately $2,030 million from the Special Payment and the Debt Exchange.

On the closing date of the Merger, TDCC will distribute shares of Splitco common stock to its participating shareholders in an exchange offer. If the exchange offer is consummated but is not fully subscribed, TDCC will distribute the remaining shares of Splitco common stock on a pro rata basis to TDCC shareholders whose shares of TDCC common stock remain outstanding after the consummation of the exchange offer. Any TDCC shareholder who validly tenders (and does not properly withdraw) shares of TDCC common stock for shares of Splitco common stock in the exchange offer will waive its rights with respect to such shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to TDCC shareholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Olin common stock into which the remaining shares of Splitco common stock will be converted in the Merger will be transferred to TDCC shareholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter. Immediately after the Distribution and on the closing date of the Merger, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Olin. In the Merger, each share of Splitco common stock will be converted into the right to receive Olin common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

Olin expects to issue approximately 87.5 million shares of Olin common stock in the Merger. Based upon the reported closing sale price of $             per share for Olin common stock on the NYSE on                     , 2015, the total value of the shares to be issued by Olin and the cash and debt instruments expected to be received by TDCC in the Transactions, including the Splitco Securities (which, if issued, together with the new indebtedness to be incurred by Splitco on the date of the Distribution, will be obligations of Splitco and, following the consummation of the Merger, are expected to be guaranteed by Olin) would have been approximately $             million. The actual value of the Olin common stock to be issued in the Merger will depend on the market price of shares of Olin common stock at the time of determination.

After the Merger, Olin will own and operate DCP through Splitco, which will be Olin’s wholly-owned subsidiary, and will also continue its current businesses. All shares of Olin common stock, including those issued in the Merger, will be listed on the NYSE under Olin’s current trading symbol “OLN.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1    Separation

On or prior to the date of the Distribution, TDCC will transfer DCP to Splitco or the DCP Subsidiaries. Splitco and the DCP Subsidiaries are newly formed, direct and indirect wholly-owned subsidiaries of TDCC. This transfer will include, among other assets and liabilities of DCP, TDCC’s equity interests in the JV Entity, which, because the JV Partner has exercised its right to transfer its equity interests in the JV Entity to TDCC or TDCC’s designee in connection with the Transactions pursuant to the organizational documents of the JV Entity, will constitute 100 percent of the equity interests in the JV Entity, as more fully described under “The Separation Agreement—Separation of the Dow Chlorine Products Business—Transfer of the JV Entity Interests.”

Step 2    Contribution

Immediately prior to the Distribution, and on the closing date of the Merger, TDCC will effect the Contribution, pursuant to which all of the DCP Subsidiaries will become direct or indirect subsidiaries of Splitco.

Step 3    Incurrence of Debt and Issuance of Splitco Common Stock to TDCC

Immediately prior to the Distribution, Olin and Splitco will incur new indebtedness in an aggregate principal amount of $1,615 million, and Splitco will use a portion of the proceeds thereof to pay to TDCC the Special Payment. In addition, immediately prior to the Distribution, Splitco expects to issue to TDCC the Splitco Securities or, at TDCC’s election, pay to TDCC as a dividend an amount in cash equal to the Above Basis Amount. TDCC expects to transfer the Splitco Securities, if issued, on or about the date of the Distribution to investment banks and/or commercial banks in exchange for existing TDCC debt. The Splitco Securities are expected to be subsequently sold to third-party investors as described below. As a result, TDCC expects to receive approximately $2,030 million from the Special Payment and the Debt Exchange. If TDCC determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution and elects to receive cash from Splitco in lieu of the Splitco Securities as described under “The Merger Agreement—Debt Exchange,” Splitco will incur new indebtedness in the form of debt securities, term loans or a combination thereof to finance such cash payment.

Immediately prior to the Distribution, Splitco will also issue to TDCC additional shares of Splitco common stock. Following this issuance, TDCC will own 100,000,000 shares of Splitco common stock, which will constitute all of the outstanding stock of Splitco.

Step 4    Distribution—Exchange Offer

TDCC will offer to TDCC shareholders the right to exchange all or a portion of their shares of TDCC common stock for shares of Splitco common stock at a             percent discount, calculated as set forth in this document, to the equivalent per-share value of Olin common stock in an exchange offer based on the 0.87482759 shares of Olin common stock corresponding to each share of Splitco common stock as specified in the Merger Agreement.

If the exchange offer is consummated but is not fully subscribed, TDCC will distribute the remaining shares of Splitco common stock on a pro rata basis to TDCC shareholders whose shares of TDCC common stock remain outstanding after the consummation of the exchange offer. Any TDCC shareholder who validly tenders (and does not properly withdraw) shares of TDCC common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to TDCC shareholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Olin common stock into which the remaining shares of Splitco common stock will be converted in the Merger will be transferred to TDCC shareholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant TDCC shareholders, the global certificate(s) representing all of the outstanding shares of Splitco common stock, pending the consummation of the Merger. Shares of Splitco common stock will not be able to be traded during this period.

As previously noted, this disclosure has been prepared under the assumption that the shares of Splitco will be distributed to TDCC shareholders pursuant to a split-off. Based on market conditions prior to closing, TDCC will determine whether the Splitco shares will be distributed to TDCC’s shareholders in a spin-off or a split-off and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

Step 5    Merger

Immediately after the Distribution, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Olin. In the Merger, each share of Splitco common stock will be converted into the right to receive Olin common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

Immediately after the consummation of the Merger, approximately 52.7 percent of the outstanding shares of Olin common stock is expected to be held by pre-Merger holders of Splitco common stock and approximately 47.3 percent of the outstanding shares of Olin common stock is expected to be held by pre-Merger Olin shareholders.

Step 6    Sale of Splitco Securities to Third-Party Investors

As described in Step 3 above, TDCC and Olin expect the Splitco Securities to be transferred by TDCC on or about the closing date of the Merger to investment banks and/or commercial banks in the Debt Exchange in exchange for existing TDCC debt. The Splitco Securities will then be sold by the investment banks and/or commercial banks to third-party investors.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structures, the corporate structures immediately following the Distribution, and the corporate structures immediately following the consummation of the Transactions contemplated by the Merger Agreement.

After completion of all of the steps described above, Olin’s wholly-owned subsidiary, Splitco, will hold DCP through its subsidiaries and will be the obligor under the Splitco Securities, if issued, and the other new indebtedness to be incurred by Splitco on the date of the Distribution, which, after the consummation of the Merger, are expected to be guaranteed by Olin.

In connection with the Transactions, on the date of the Distribution, TDCC or its subsidiaries and Splitco or the DCP Subsidiaries will enter into the Additional Agreements relating to, among other things, intellectual property agreements, real property agreements, site and business services agreements, agreements relating to the supply of electricity and agreements for the purchase and sale of certain raw materials and finished products. See “Other Agreements—Other Ancillary Agreements.”

Number of Shares of Splitco Common Stock to Be Distributed to TDCC Shareholders

TDCC is offering to exchange all issued and outstanding shares of Splitco common stock for shares of TDCC common stock validly tendered and not properly withdrawn. Splitco has authorized the issuance of 100,000,000 shares of Splitco common stock. 100,000,000 shares of Splitco common stock will be issued and outstanding and held by TDCC immediately prior to the Distribution. Accordingly, the total number of shares of Splitco common stock to be exchanged for shares of TDCC common stock in this exchange offer will be equal to 100,000,000 shares.

Terms of this Exchange Offer

TDCC is offering to exchange all issued and outstanding shares of Splitco common stock for shares of TDCC common stock. You may tender all, some or none of your shares of TDCC common stock. This document and related documents are being sent to persons who directly held shares of TDCC common stock on

                    , 2015 and brokers, banks and similar persons whose names or the names of whose nominees appear on TDCC’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of TDCC common stock.

TDCC common stock validly tendered and not properly withdrawn will be accepted for exchange at the exchange ratio determined as described under “This Exchange Offer—Terms of this Exchange Offer,” on the terms and conditions of this exchange offer and subject to the limitations described below, including the proration provisions. TDCC will promptly return any shares of TDCC common stock that are not accepted for exchange following the expiration of this exchange offer and the determination of the final proration factor, if any, described in the section of this document entitled “This Exchange Offer—Terms of this Exchange Offer.”

For the purposes of illustration, the table below indicates the number of shares of Splitco common stock that you would receive per share of TDCC common stock validly tendered and accepted in this exchange offer, calculated on the basis described under “This Exchange Offer—Terms of this Exchange Offer” and taking into account the upper limit described above, assuming a range of averages of the daily VWAP of TDCC common stock and Olin common stock on the Valuation Dates. The first row of the table below shows the indicative calculated per-share values of TDCC common stock and Splitco common stock and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on                     , 2015, based on the daily VWAPs of TDCC common stock and Olin common stock on                     , 2015,                     , 2015 and                     , 2015. The table also shows the effects of a              percent increase or decrease in either or both the calculated per-share values of TDCC common stock and Splitco common stock based on changes relative to the values as of                     , 2015.

TDCC common stock	Olin common stock	Calculated per-share value of TDCC common stock	Calculated per-share value of Olin common stock	Calculated per-share value of Splitco common stock (1)	Shares of Splitco common stock to be received per share of TDCC common stock tendered	Shares of Olin common stock to be received per share of TDCC common stock (2)	Calculated Value Ratio (3)
As of , 2015	As of , 2015
Down %	Up %
Down %	Unchanged
Down %	Down %
Unchanged	Up %
Unchanged	Down %
Up %	Up %
Up %	Unchanged
Up %	Down(4) %

(1)	The calculated per-share value of Splitco common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of Olin common stock on the NYSE on each of the Valuation Dates, multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock in the Merger).
(2)	Subject to receipt of cash in lieu of fractional shares of Olin common stock. See “This Exchange Offer—Fractional Shares.”
(3)	The Calculated Value Ratio equals (i) the calculated per-share value of Splitco common stock multiplied by the exchange ratio, divided by (ii) the calculated per-share value of TDCC common stock.
(4)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been shares of Splitco common stock per share of TDCC common stock validly tendered and accepted in this exchange offer. In this scenario, TDCC would announce that the upper limit on the number of shares that can be received for each share of TDCC common stock tendered is in effect at the expiration of the exchange offer period no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date, that the exchange ratio would be fixed at the upper limit and this exchange offer would be extended until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date.

During the three-month period of                     , 2015 through                     , 2015, the highest closing price of TDCC common stock on the NYSE was $             and the lowest closing price of Olin common stock on the NYSE was $            . If the calculated per-share values of TDCC common stock and Splitco common stock were calculated based on these closing prices, you would receive only the limit of             shares of Splitco common stock for each share of TDCC common stock tendered, and the value of such shares of Splitco common stock, based on the Olin common stock price multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock in the Merger), would have been less than the value of TDCC common stock accepted for exchange (approximately $             of Splitco common stock for each $1.00 of TDCC common stock accepted for exchange).

Extension; Termination

This exchange offer, and your withdrawal rights, will expire at 8:00 a.m., New York City time, on                     , 2015, unless TDCC extends this exchange offer (or with respect to any shares attributable to units of the TDCC Stock Fund allocated to your account under the Dow Savings Plan, by such earlier deadline as established by the Trustee of the plan). You must tender your shares of TDCC common stock prior to this time if you want to participate in this exchange offer. TDCC may extend or terminate this exchange offer as described in this document.

Mandatory Extension

If the upper limit on the number of shares that can be received for each share of TDCC common stock tendered is in effect at the last trading day prior to the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date to permit shareholders to tender or withdraw their shares of TDCC common stock during those days.

In case of an extension of this exchange offer, TDCC will publicly announce the extension by press release no later than 9:00 a.m., New York City time, on the next business day following any such Mandatory Extension. However, in the case of shares attributable to units of the TDCC Stock Fund held under the Dow Savings Plan, the Trustee may extend the applicable election deadline, to the extent administratively feasible, for participants in the Dow Savings Plan.

Conditions for Consummation of this Exchange Offer

TDCC’s obligation to exchange shares of Splitco common stock for shares of TDCC common stock is subject to the conditions listed under “This Exchange Offer—Conditions for Consummation of this Exchange Offer,” including the satisfaction of conditions to the Transactions and other conditions. These conditions include:

•	the conditions precedent to the consummation of the Transactions (other than this exchange offer) pursuant to the Merger Agreement have been fulfilled or waived (except for conditions that will be fulfilled at consummation) and there is no reason the Transactions cannot be consummated promptly after this exchange offer;

•	the Merger Agreement and the Separation Agreement have not been terminated;

•	TDCC’s receipt of the Private Letter Ruling;

•	the receipt by TDCC of the TDCC RMT Tax Opinion;

•	the absence of a market disruption event; and

•	other customary conditions.

For a description of the material conditions precedent to the Transactions, see “The Merger Agreement—Conditions to the Merger.”

TDCC may waive any of the conditions to this exchange offer prior to the expiration of this exchange offer. Splitco has no right to waive any of the conditions to this exchange offer.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of TDCC Common Stock

If, upon the expiration of this exchange offer, TDCC shareholders have validly tendered and not properly withdrawn more shares of TDCC common stock than TDCC is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Splitco common stock owned by TDCC), TDCC will accept for exchange the shares of TDCC common stock validly tendered and not properly withdrawn by each tendering shareholder on a pro rata basis, based on the proportion that the total number of shares of TDCC common stock to be accepted bears to the total number of shares of TDCC common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of TDCC common stock), and subject to any adjustment necessary to ensure the exchange of all shares of Splitco common stock owned by TDCC, except for tenders of odd-lots, as described below.

TDCC will announce the preliminary proration factor at www.edocumentview.com/dowexchange and separately by press release as promptly as practicable after the expiration date. Upon determining the number of shares of TDCC common stock validly tendered for exchange, TDCC will announce the final results, including the final proration factor.

Beneficial holders of fewer than 100 shares of TDCC common stock (excluding any shares attributable to units of the TDCC Stock Fund allocated to their account under the Dow Savings Plan) who validly tender all of their shares held outside of the plan may elect not to be subject to proration by completing the box in the applicable letter of transmittal entitled “Odd-Lot Shares.” If your odd-lot shares are held by a broker for your account, you can contact the broker and request this preferential treatment. All of your odd-lot shares will be accepted for exchange without proration if TDCC completes this exchange offer. As outlined above, the foregoing “odd-lots” preference does not apply to shares attributable to units of the TDCC Stock Fund held in participant accounts under the Dow Savings Plan and Trust. Thus, if a participant in the Dow Savings Plan tenders all of his or her shares of TDCC common stock attributable to units of the TDCC Stock Fund held under the plan, those shares will be subject to proration even if the participant holds units under the plan representing fewer than 100 shares.

Fractional Shares

Immediately following the consummation of this exchange offer, Merger Sub will be merged with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Olin. Each outstanding share of Splitco common stock will be converted into the right to receive a number of shares of Olin common stock equal to 0.87482759. In this conversion of shares of Splitco common stock into shares of Olin common stock, no fractional shares of Olin common stock will be delivered to holders of Splitco common stock. All fractional shares of Olin common stock that holders of shares of Splitco common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the exchange agent. The exchange agent will cause the whole shares obtained by such aggregation to be sold on behalf of such holders of shares of Splitco common stock that would otherwise be entitled to receive such fractional shares of Olin common stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices, and in no case later than five business days after the time of the Distribution. The exchange agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable following the Merger to the holders of Splitco common stock that would otherwise be entitled to receive such fractional shares of Olin common stock in the Merger.

Procedures for Tendering

For you to validly tender your shares of TDCC common stock pursuant to this exchange offer, prior to the expiration of this exchange offer:

•	If you hold certificates representing shares of TDCC common stock, or if your shares of TDCC common stock are held in book-entry via the DRS, or in uncertificated form as CIP shares you must deliver to the exchange agent at the address listed on the letter of transmittal for TDCC common stock you will receive, a properly completed and duly executed letter of transmittal (or a manually executed facsimile of that document) along with any required signature guarantees and any other required documents, and in the case of shares held in certificated form, the certificates representing the shares of TDCC common stock tendered.

•	If you hold shares of TDCC common stock through a broker, you should receive instructions from your broker on how to participate in this exchange offer. In this situation, do not complete a letter of transmittal to tender your TDCC common stock. Please contact your broker directly if you have not yet received instructions. Some financial institutions may also effect tenders by book-entry transfer through The Depository Trust Company.

•	If you hold units of the TDCC Stock Fund under the Dow Savings Plan, you should receive instructions from the Trustee via letter or email (as permitted by the Dow Savings Plan and Trust) informing you how to make an election. In this situation, do not complete a letter of transmittal to tender your shares of TDCC common stock attributable to such units. You should instead follow the Trustee’s instructions for making an election. Please contact the toll-free plan information line to speak with a customer service associate if you have not yet received instructions.

Notwithstanding anything in this document to the contrary, with respect to shares of TDCC common stock held under the Dow Savings Plan and Trust, the terms of such plan and Trust and applicable law govern all transactions involving such shares of TDCC common stock. It is possible that the investment fiduciaries of the Dow Savings Plan, to fulfill their fiduciary obligations, will impose additional conditions and limitations on the participation of the plan and its participants in the exchange offer or will determine that the Olin common stock will not be a permitted investment under the plan. If that is the case, participants in the Dow Savings Plan will be so notified.

Delivery of Shares of Splitco Common Stock

Upon the consummation of this exchange offer, TDCC will deliver to the exchange agent a global certificate representing all of the Splitco common stock being distributed in this exchange offer, with irrevocable instructions to hold the shares of Splitco common stock in trust for the holders of TDCC common stock validly tendered and not withdrawn in this exchange offer and, in the case of a pro rata distribution, holders of TDCC common stock whose shares of TDCC common stock remain outstanding after the consummation of this exchange offer. Olin will deposit with the exchange agent for the benefit of persons who received shares of Splitco common stock in this exchange offer book-entry authorizations representing shares of Olin common stock, with irrevocable instructions to hold the shares of Olin common stock in trust for the holders of Splitco common stock. Shares of Olin common stock will be delivered promptly following the expiration of this exchange offer, the acceptance of TDCC common stock for exchange, the determination of the final proration factor, if any, and the effectiveness of the Merger, pursuant to the procedures determined by the exchange agent and TDCC’s transfer agent. See “This Exchange Offer—Terms of this Exchange Offer—Exchange of Shares of TDCC Common Stock.”

Withdrawal Rights

You may withdraw your tendered shares of TDCC common stock at any time prior to the expiration of this exchange offer by following the procedures described herein. If you change your mind again, you may re-tender your TDCC common stock by again following the exchange offer procedures prior to the expiration of this exchange offer. If you participate in the Dow Savings Plan and have elected to tender shares attributable to units of the TDCC Stock Fund held in your plan account, you may withdraw such tendered shares, and re-tender your shares if you change your mind again, prior to the deadline set forth in the Trustee’s informational materials provided to you, in accordance with the procedures set forth in those materials.

No Appraisal Rights

No appraisal rights are available to holders of TDCC common stock in connection with this exchange offer or any pro rata distribution of shares of Splitco common stock.

Distribution of Any Shares of Splitco Common Stock Remaining After this Exchange Offer

If this exchange offer is consummated but fewer than all of the issued and outstanding shares of Splitco common stock are exchanged because the exchange offer is not fully subscribed, TDCC will distribute the remaining shares of Splitco common stock on a pro rata basis to TDCC shareholders whose shares of TDCC common stock remain outstanding after the consummation of this exchange offer. The record date for the pro rata distribution, if any, will be announced by TDCC. Any TDCC shareholder who validly tenders (and does not properly withdraw) shares of TDCC common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to TDCC shareholders in the event the exchange offer is not fully subscribed.

If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Olin common stock into which the remaining shares of Splitco common stock will be converted in the Merger will be transferred to TDCC shareholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

If this exchange offer is terminated by TDCC without the exchange of shares, but the conditions for the consummation of the Transactions have otherwise been satisfied, TDCC intends to distribute all shares of Splitco common stock owned by TDCC on a pro rata basis to holders of TDCC common stock with a record date to be announced by TDCC.

Legal Limitations; Certain Matters Relating to Non-U.S. Jurisdictions

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of TDCC common stock, Splitco common stock or Olin common stock in any jurisdiction in which the offer, sale or exchange is not permitted. It will not be possible to trade the shares of Splitco common stock after the consummation of this exchange offer and prior to the consummation of the Merger or during any other period. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of TDCC, Splitco or Olin have taken any action under non-U.S. regulations to facilitate a public offer to exchange shares of TDCC common stock, Splitco common stock or Olin common stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of TDCC common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for TDCC, Olin or Splitco to take any action to facilitate a public offering in that country. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of TDCC common stock, Splitco common stock or Olin common stock that may apply in their home countries. TDCC, Olin and Splitco cannot provide any assurance about whether such limitations may exist. See “This Exchange Offer—Certain Matters Relating to Non-U.S. Jurisdictions” for additional information about limitations on the exchange offer outside the United States.

Risk Factors

In deciding whether to tender your shares of TDCC common stock in this exchange offer, you should carefully consider the matters described in the section “Risk Factors,” as well as other information included in this document and the other documents to which you have been referred.

Debt Financing

In connection with the entry into the Merger Agreement, Olin entered into the Commitment Letters with various lenders pursuant to which those parties agreed to provide various forms of financing to Olin and Splitco in connection with the Transactions. The terms of the debt financing, including any conditions thereto and covenants thereunder, will be set out in various definitive documentation to be entered into by the respective parties. See “Debt Financing.”

Interests of Olin’s Directors and Executive Officers in the Transactions

Certain of Olin’s directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Olin’s shareholders generally. The members of the Olin Board were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to Olin’s shareholders that they vote to approve the Share Issuance and the Charter Amendment.

Board of Directors and Management of Olin Following the Transactions

Following the consummation of the exchange offer, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly owned subsidiary of Olin. In connection with the Transactions, the size of the Olin Board will be increased to include three additional directors to be designated by TDCC, effective at the time of closing of the Merger. The Merger Agreement provides that at the next annual election of directors of Olin, the Olin Board will take all actions necessary to include each of the TDCC designees as nominees for the Olin Board for election by Olin’s shareholders. The executive officers of Olin immediately prior to the consummation of the Merger are expected to be the executive officers of Olin immediately following the consummation of the Merger.

Shareholder Approvals

Olin cannot complete the Transactions unless the proposal relating to the Share Issuance is approved by the affirmative vote of a majority of votes cast on the proposal at the special meeting and the proposal relating to the Charter Amendment is approved by the affirmative vote of a majority of the shares of Olin common stock entitled to vote on the proposal. Additionally, TDCC as the sole shareholder of Splitco, and subject to satisfaction of the conditions set out in the Merger Agreement and the Separation Agreement, will approve the Merger prior to the Distribution.

Accounting Treatment and Considerations

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Olin in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	Issuance of equity by Olin. Olin expects to issue approximately 87.5 million shares of Olin common stock in the Merger.

•

Incurrence of debt by Olin. Approximately $2,770 million of indebtedness is expected to be incurred under the New Term Facilities, Splitco Securities, Other Splitco Debt Securities and Bridge Facility.

Subsequent to the Merger, Splitco will be a wholly-owned subsidiary of Olin, Splitco’s indebtedness is expected to be guaranteed by Olin, and the indebtedness incurred by Olin to finance the Transactions is expected to be guaranteed by Splitco.

•	The relative voting interests of Olin shareholders after the consummation of the Transactions. In this case, TDCC shareholders participating in the exchange offer (and pro rata distribution, if any) are expected to receive approximately 52.7 percent of the equity ownership and associated voting rights in Olin after the consummation of the Transactions.

•	The composition of the governing body of Olin after the consummation of the Transactions. The Olin Board currently consists of nine directors. In this case, the Olin Board immediately following the Merger will consist of the members of the Olin Board immediately prior to the consummation of the Merger. In addition, as of the consummation of the Merger, the size of the Olin Board will be increased to include three additional directors to be designated by TDCC.

•	The composition of the senior management of Olin after the consummation of the Transactions. In this case, Olin’s executive officers immediately following the Merger are generally expected to consist of Olin’s executive officers immediately prior to the Merger.

Olin’s management has determined that Olin will be the accounting acquiror in the Merger based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently, Olin will apply acquisition accounting to the assets and liabilities of Splitco acquired or assumed upon the consummation of the Merger. The historical financial statements of Olin for periods ended prior to the consummation of the Merger will reflect only the operations and financial condition of Olin.

Material U.S. Federal Income Tax Consequences of the Distribution and the Merger

On the basis that the Distribution, together with certain related transactions, qualifies as a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, U.S. holders of TDCC common stock upon the receipt of Splitco common stock in this exchange offer or in any pro rata distribution of Splitco common stock distributed to holders of TDCC common stock if this exchange offer is undersubscribed (or if TDCC determines not to consummate the exchange offer).

The consummation of the Distribution (which includes this exchange offer) is conditioned upon the receipt of the Private Letter Ruling (as defined above in “Helpful Information”). Although a private letter ruling from the IRS generally is binding on the IRS, TDCC and Splitco will not be able to rely on the Private Letter Ruling if the factual representations made to the IRS in connection with the Private Letter Ruling request prove to be inaccurate, or incomplete, in any material respect, or if undertakings made to the IRS in connection with the request for the Private Letter Ruling are not satisfied. If the Distribution and/or the Merger fails to qualify for tax-free treatment, TDCC and/or its shareholders will be subject to tax. See “Risk Factors—Risks Related to the Transactions—If the Distribution, including the Debt Exchange, does not qualify as a tax-free transaction under Section 368(a)(1)(D) or 355 of the Code or the Merger does not qualify as a tax-free “reorganization” under section 368(a) of the Code, including as a result of actions taken in connection with the Distribution or the Merger or as a result of subsequent acquisitions of shares of TDCC, Olin or Splitco stock, then TDCC and/or TDCC shareholders may be required to pay substantial U.S. federal income taxes, and in certain circumstances and subject to certain conditions, Splitco and Olin may be required to indemnify TDCC for any such tax liability.”

The U.S. federal income tax rules governing the treatment of the Transactions are complex and the tax consequences of the Transactions to you will depend on the facts of your particular situation. You should read the summary in the section of this document entitled “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger” and consult your own tax advisor for a full understanding of the U.S. federal income tax consequences to you of the Transactions.

TDCC shareholders are urged to consult with their own tax advisors regarding the tax consequences of the Distribution, the Merger and related Transactions to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

The Distribution

Assuming that the Distribution, together with certain related transactions, qualifies as a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by, and no amount will be included in the income of, U.S. holders of TDCC common stock upon the receipt of Splitco common stock in this exchange offer or in any pro rata distribution of Splitco common stock distributed to holders of TDCC common stock if this exchange offer is undersubscribed (or if TDCC determines not to consummate the exchange offer); (ii) in a split-off, the aggregate tax basis of the shares of Splitco common stock (including fractional shares) issued to a holder of TDCC common stock will equal the aggregate tax basis of the shares of TDCC common stock exchanged therefor; (iii) the aggregate tax basis of any shares of Splitco common stock (including fractional shares) issued as a pro rata distribution to holders of TDCC common stock if this exchange offer is undersubscribed (or if TDCC determines not to consummate the exchange offer) will be determined by allocating the aggregate tax basis of such holder in the shares of TDCC common stock with respect to which the pro rata distribution is made immediately before such distribution between such TDCC common stock and the Splitco common stock in proportion to the relative fair market value of each immediately following such distribution; and (iv) the holding period of any shares of Splitco common stock received by a holder of TDCC common stock will include the holding period at the time of the consummation of this exchange offer of the shares of TDCC common stock with respect to which the shares of Splitco common stock were received, provided that the TDCC common stock is held as a capital asset on the date of the consummation of this exchange offer.

The consummation of the Distribution and the related Transactions are conditioned upon, among other things, the receipt of the TDCC RMT Tax Opinion from tax counsel to TDCC, substantially to the effect that (among other things) the Distribution, together with certain related transactions, will qualify as a reorganization for U.S. federal income tax purposes. The TDCC RMT Tax Opinion will be based on, among other things, certain facts and assumptions as well as the accuracy of certain representations, statements and undertakings made to counsel. If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, the TDCC RMT Tax Opinion may be invalid. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions reached in the opinion.

In general, if the Distribution does not qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, (i) the exchange offer would be treated as a taxable exchange to TDCC shareholders who receive Splitco common stock in the exchange offer and (ii) the pro rata distribution of Splitco common stock, if this exchange offer is undersubscribed (or if TDCC determines not to consummate the exchange offer), would be treated as a taxable dividend to TDCC shareholders who receive such distribution in an amount equal to the fair market value of the Splitco common stock received.

The Merger

Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, in general, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by, and no amount will be included in the income of, U.S. holders of Splitco common stock upon the receipt of Olin common stock in the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Olin common stock; (ii) gain or loss will be recognized by holders of Splitco common stock on any cash received in lieu of a fractional share of Olin common stock in the Merger equal to the difference between the amount of cash received in lieu of the fractional share and the holder’s tax basis in the fractional share of Olin common stock (determined in the manner described in clause (ii) or (iii), as applicable under the section entitled “—The Distribution”; such gain or loss will be long-term capital gain or loss if the holder’s holding period for all of its Splitco common stock (determined in the manner described in clause (iv) under the section entitled “—The Distribution”) is more than one year as of the closing date of Merger, and the deductibility of capital losses is subject to limitations under the Code; (iii) the tax basis of Olin common stock received in the Merger, including any fractional share of Olin common stock deemed received, will be the same as the tax basis in the shares of Splitco common stock deemed exchanged therefor; and (iv) the holding period of Olin common stock received by a holder of Splitco common stock in the Merger will include the holding period of the Splitco common stock exchanged therefor.

Information Reporting and Backup Withholding

U.S. Treasury regulations generally require holders who own at least five percent of the total outstanding stock of TDCC and who receive Splitco common stock pursuant to the Distribution and holders who own at least one percent of the total outstanding stock of Splitco and who receive Olin common stock pursuant to the Merger to attach to his, her or its U.S. federal income tax return for the year in which the Distribution and the Merger occur a detailed statement setting forth certain information relating to the tax-free nature of the Distribution and the Merger, as the case may be. TDCC and/or Olin will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

In addition, payments of cash to a holder of Splitco common stock in lieu of fractional shares of Olin common stock in the Merger may be subject to information reporting, unless the holder provides proof of an applicable exemption. Such payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 28 percent), unless such holder provides a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS OF THE DISTRIBUTION AND THE MERGER UNDER CURRENT LAW AND FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. EACH TDCC SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary combined financial data of DCP and summary consolidated financial data of TDCC and Olin are being provided to help you in your analysis of the financial aspects of the Transactions. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference in this document. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Dow Chlorine Products Business,” “Where You Can Find More Information; Incorporation by Reference,” “Information on the Dow Chlorine Products Business,” “Information on TDCC,” “Information on Olin,” “Selected Historical Financial Data” and “Unaudited Pro Forma Condensed Combined Financial Statements of Olin and the Dow Chlorine Products Business.”

Summary Historical Combined Financial Data of the Dow Chlorine Products Business

The following summary historical combined financial data of DCP as of and for the three months ended March 31, 2015 and March 31, 2014 has been derived from unaudited combined financial information included in this document. The following summary historical combined financial data of DCP as of and for each of the years ended December 31, 2014, 2013 and 2012 have been derived from audited combined financial statements of DCP included in this document. This information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Dow Chlorine Products Business,” the financial statements of DCP and the notes thereto and the unaudited pro forma condensed combined financial statements of Olin and the Dow Chlorine Products Business included elsewhere in this document.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
Results of Operations Data
Net sales	$932	$1,200	$4,776	$4,375	$4,762
Cost of sales	$909	$1,152	$4,573	$4,257	$4,350
Income (loss) before income taxes	$(21)	$(2)	$1	$(76)	$185
Net (loss) income	$(21)	$(10)	$(7)	$(49)	$146
Balance Sheet Data
Total assets	$2,198	$2,405	$2,275	$2,438	$2,553
Working capital(1)	$89	$223	$61	$58	$140
Long-term debt(2)	$553	$601	$553	$578	$499
Total combined equity	$936	$1,054	$958	$1,073	$1,137
Cash Flow Data
Cash provided by operating activities	$30	$7	$223	$148	$313
Cash used in investing activities	$(35)	$(30)	$(107)	$(236)	$(542)
Cash (used in) provided by financing activities	$5	$23	$(116)	$88	$229

(1)	Working capital is defined as current assets less current liabilities.
(2)	Consists of debt of the JV Entity, which is non-recourse to DCP.

Summary Historical Consolidated Financial Data of TDCC

The following summary historical consolidated financial data of TDCC as of and for the three months ended March 31, 2015 and March 31, 2014 has been derived from the unaudited interim consolidated financial statements of TDCC incorporated by reference in this document. The following summary historical consolidated financial data of TDCC as of and for the years ended December 31, 2014, 2013 and 2012 have been derived from TDCC’s audited consolidated financial statements incorporated by reference in this document. This information is only a summary and should be read in conjunction with the financial statements of TDCC and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in TDCC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and TDCC’s Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation By Reference.”

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions, except per share data)
Results of Operations Data
Net sales	$12,370	$14,461	$58,167	$57,080	$56,786
Net income	$1,519	$1,066	$3,839	$4,816	$1,100
Per share of common stock:
Net income per share—basic	$1.22	$0.80	$2.91	$3.72	$0.71
Net income per share—diluted	$1.18	$0.79	$2.87	$3.68	$0.70
Book value per share	$19.59	$22.63	$19.71	$22.59	$17.73
Balance Sheet Data
Total assets	$67,789	$69,233	$68,796	$69,501	$69,605
Long-term debt	$17,867	$16,936	$18,838	$16,820	$19,919
Cash Flow Data
Cash provided by operating activities	$1,258	$575	$6,502	$7,823	$4,075
Cash provided by (used in) investing activities	$320	$(654)	$(3,105)	$(1,469)	$(2,687)
Cash used in financing activities	$(901)	$(1,452)	$(3,583)	$(4,731)	$(2,530)

Summary Historical Consolidated Financial Data of Olin

The following summary historical consolidated financial data of Olin as of and for the three months ended March 31, 2015 and 2014 have been derived from the unaudited financial statements of Olin incorporated by reference in this document and is not necessarily indicative of the results or the financial condition to be expected for the remainder of the year or any future date or period. The data as of and for the years ended December 31, 2014, 2013 and 2012 have been derived from Olin’s audited consolidated financial statements incorporated by reference in this document. Since August 22, 2012, Olin’s summary historical financial data reflects the acquisition of KA Steel. This information is only a summary and should be read in conjunction with the financial statements of Olin and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section contained in Olin’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and Olin’s Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions, except per share data)
Results of Operations Data
Sales	$518	$577	$2,241	$2,515	$2,185
Cost of goods sold	433	475	1,853	2,034	1,748
Selling and administration	47	43	166	190	177
Restructuring charges	1	1	16	6	9
Acquisitions costs	10	—	4	—	—
Other operating income	—	—	2	1	8
Earnings of non-consolidated affiliates	—	—	2	3	3
Interest expense	7	10	44	39	26
Interest and other income (expense)	—	—	1	—	(10)

Income before taxes from continuing operations	20	48	163	250	226
Income tax provision	7	18	58	71	76

Income from continuing operations	13	30	105	179	150
Discontinued operations, net	—	—	1	—	—

Net income	$13	$30	$106	$179	$150

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions, except per share data)
Balance Sheet Data
Cash and cash equivalents, short-term investments and restricted cash	$197	$243	$257	$312	$177
Working capital, excluding cash and cash equivalents and short-term investments	235	210	182	125	150
Property, plant and equipment, net	920	969	931	988	1,034
Total assets	2,681	2,764	2,698	2,803	2,778
Capitalization
Short-term debt	16	13	16	13	24
Long-term debt	657	678	659	678	690
Shareholders’ equity	1,018	1,107	1,013	1,101	998

Total capitalization	$1,691	$1,798	$1,688	$1,792	$1,712

Per Share Data
Basic
Continuing operations	$0.17	$0.37	$1.33	$2.24	$1.87
Discontinued operations, net	—	—	0.01	—	—

Net income	$0.17	$0.37	$1.34	$2.24	$1.87

Diluted
Continuing operations	$0.17	$0.37	$1.32	$2.21	$1.85
Discontinued operations, net	—	—	0.01	—	—

Net income	$0.17	$0.37	$1.33	$2.21	$1.85

Common cash dividends	$0.20	$0.20	$0.80	$0.80	$0.80

Other Data
Capital expenditures	$23	$19	$72	$91	$256
Depreciation and amortization	34	34	138	135	111
Current ratio	2.2	2.2	2.2	2.1	1.7
Total debt to total capitalization	39.8%	38.4%	40.0%	38.6%	41.7%
Average common shares outstanding—diluted	78.5	80.5	79.7	80.9	81.0

Summary Unaudited Pro Forma Condensed Combined Financial Data of Olin and the Dow Chlorine Products Business

The following summary unaudited pro forma condensed combined financial data present the pro forma condensed financial position and results of operations of Olin based upon the historical financial statements of each of Olin and DCP, after giving effect to the Merger and the other Transactions, and are intended to reflect the impact of the Merger and the other Transactions on Olin’s consolidated financial statements as if the relevant transactions occurred on the dates indicated below. The accompanying unaudited pro forma condensed combined financial information have been prepared using, and should be read in conjunction with, the respective unaudited consolidated or combined (as the case may be) financial statements of each of Olin and DCP as of and for the three months ended March 31, 2015 and the audited consolidated or combined (as the case may be) financial statements of each of Olin and DCP as of and for the year ended December 31, 2014. The accompanying unaudited pro forma condensed combined financial data is presented for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by Olin if the Transactions had been consummated for the period presented or that will be achieved in the future. See “Risk Factors—Risks Related to the Transactions—The unaudited pro forma combined financial information of Olin and DCP is not intended to reflect what actual results of operations and financial condition would have been had Olin and DCP been a combined company for the periods presented, and therefore these results may not be indicative of Olin’s future operating performance.” This information is only a summary and has been derived from and should be read in conjunction with the financial statements of Olin and the notes thereto contained in Olin’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and Olin’s Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference in this document, the financial statements of DCP and the notes thereto included elsewhere in this document and the more detailed unaudited pro forma condensed combined financial statements of Olin and DCP and the notes thereto included elsewhere in this document. See “Where You Can Find More Information; Incorporation by Reference,” “Unaudited Pro Forma Condensed Combined Financial Statements of Olin and the Dow Chlorine Products Business,” and the audited and unaudited financial statements of the Dow Chlorine Products Business included elsewhere in this document.

	Pro Forma
	As of and for the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
	(in millions, except per share data)
Results of operations
Net sales	$1,439	$6,948
Cost of goods sold	$1,351	$6,362
Income (loss) from continuing operations	$(29)	$44
Income (loss) from continuing operations attributable to controlling shareholders	$(29)	$44
Income (loss) from continuing operations per common share attributable to the business:
Basic	$(0.18)	$0.26
Diluted	$(0.18)	$0.26
Balance sheet data
Total assets	$10,208
Total liabilities	$6,718
Other selected data
EBITDA (1)	$121	$712
Weighted average common shares outstanding—basic	164.9	166.1
Weighted average common shares outstanding—diluted	164.9	167.2

(1)

Olin’s definition of EBITDA (Earnings before interest, taxes, depreciation, and amortization) is income from continuing operations plus an add-back for depreciation and amortization, interest expense (income), and income tax expense. EBITDA is a non-GAAP financial measure used by Olin’s management to enhance the understanding of Olin’s operating results. Olin’s management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of Olin’s assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and EBITDA presented may not be comparable to similarly titled measures of other companies, limiting its usefulness as a comparative measure. As a result, this financial measure has limitations as an analytical and comparative tool, and you should not consider EBITDA in isolation, or as a substitute for Olin’s results as reported under GAAP. Some of these limitations are:

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•	it does not reflect income tax expense or the cash requirements to pay taxes; and

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

A reconciliation of EBITDA to income (loss) determined in accordance with GAAP for the three months ended March 31, 2015 is provided below:

	Historical		Pro forma adjustments
	Olin Corporation	Dow Chlorine Products	Pro forma adjustments	Pro forma combined
	(in millions)
Net income (loss)	$13	$(21)	$(21)	$(29)
Add Back:
Interest expense	7	3	26	36
Provision (Benefit) for income taxes	7	—	(12)	(5)
Depreciation and amortization expense	34	56	29	119

EBITDA	$61	$38	$22	$121

A reconciliation of EBITDA to income (loss) from continuing operations determined in accordance with GAAP for the year ended December 31, 2014 is provided below:

	Historical
	Olin Corporation	Dow Chlorine Products Business	Pro forma adjustments	Pro forma combined
	(in millions)
Net income (loss) from continuing operations	$105	$(7)	$(54)	$44
Add Back:
Interest income	(1)	—	—	(1)
Interest expense	44	13	102	159
Provision (Benefit) for income taxes	58	8	(33)	33
Depreciation and amortization expense	138	221	118	477

EBITDA	$344	$235	$133	$712

Included in DCP’s combined statement of operations from which the unaudited pro forma condensed combined financial statements have been derived are allocations of certain expenses for services including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated on the basis of direct usage when identifiable with the remainder allocated on the basis of headcount or other measures. Olin management estimates that approximately $250 million of annual costs would not have been incurred had DCP been a part of Olin for the year ended December 31, 2014.

The unaudited pro forma condensed combined financial statements also do not reflect benefits that may result from the realization of approximately $200 million of annualized cost synergies expected to be realized within three years following the consummation of the Transactions, or, if Olin is able to increase sales to new third-party customers and access new product markets as a result of the Transactions, the potential additional annualized synergies of up to $100 million that Olin estimates may potentially be achievable within three years from the consummation of the Transactions. Olin expects to incur approximately $100 to $150 million in transition-related costs and approximately $200 million in incremental capital spending during the first three years following the consummation of the Transactions that Olin management believes are necessary to realize the anticipated synergies from the Transactions.

Summary Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for Olin. The Olin historical data has been derived from and should be read together with Olin’s unaudited consolidated financial statements and related notes thereto contained in Olin’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and Olin’s audited consolidated financial statements and related notes thereto contained in Olin’s Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.” The pro forma data has been derived from the unaudited pro forma condensed combined financial statements of Olin and DCP included elsewhere in this document. See the section of this document entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information of Olin and the Dow Chlorine Products Business.”

This summary comparative historical and pro forma per share data is being presented for illustrative purposes only. Olin and DCP may have performed differently had the Transactions occurred prior to the periods or at the date presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Olin and DCP been combined during the periods or at the date presented or of the actual future results or financial condition of Olin or DCP to be achieved following the consummation of the Transactions.

	As of and for the Three Months Ended March 31, 2015		For the Year Ended December 31, 2014
Olin	Historical	Pro Forma	Historical	Pro Forma
	(in millions, except per share data)
Basic earnings (loss) per share	$0.17	$(0.18)	$1.34	$0.26
Diluted earnings (loss) per share	$0.17	$(0.18)	$1.33	$0.26
Weighted average common shares outstanding—Basic	77.4	164.9	78.6	166.1
Weighted average common shares outstanding—Diluted	78.5	164.9	79.7	167.2
Book value per share of common stock	$13.15	$21.16
Dividends declared per share of common stock	$0.20	$0.20	$0.80	$0.80

Historical Common Stock Market Price and Dividend Data

Historical market price data for Splitco has not been presented as DCP is currently operated by TDCC and there is no established trading market in Splitco common stock. Shares of Splitco common stock do not currently trade separately from TDCC common stock.

Shares of TDCC common stock currently trade on the NYSE under the symbol “DOW.” On March 26, 2015, the last trading day before the announcement of the Transactions, the last sale price of TDCC common stock reported by the NYSE was $46.86. On                     , the last trading day prior to this document, the last sale price of TDCC common stock reported by the NYSE was $            .

Shares of Olin common stock currently trade on the NYSE under the symbol “OLN.” On March 26, 2015, the last trading day before the announcement of the Transactions, the last sale price of Olin common stock reported by the NYSE was $27.19. On                     , the last trading day prior to this document, the last sale price of Olin common stock reported by the NYSE was $            .

The following table sets forth the high and low sale prices of TDCC common stock and Olin common stock on the NYSE for the periods indicated as well as the dividends per share declared by TDCC to holders of TDCC common stock and by Olin to holders of Olin common stock for these periods. The quotations are as reported in published financial sources.

	TDCC Per Share Dividends		TDCC Common Stock		Olin Per Share Dividends	Olin Common Stock
			High	Low		High	Low
Year Ending December 31, 2015
First Quarter	$0.42		$50.22	$41.95	$0.20	$34.34	$22.00
Second Quarter	$0.42		$53.77	$47.21	$0.20	$32.56	$26.77
Third Quarter (through July 14, 2015)	$0.42	(1)	$53.20	$49.06	—	$27.18	$24.57
Year Ended December 31, 2014
First Quarter	$0.37		$50.96	$41.82	$0.20	$29.18	$24.51
Second Quarter	$0.37		$53.35	$46.56	$0.20	$29.28	$26.42
Third Quarter	$0.37		$54.97	$50.34	$0.20	$28.08	$25.23
Fourth Quarter	$0.42		$53.80	$41.45	$0.20	$25.97	$20.43
Year Ended December 31, 2013
First Quarter	$0.32		$34.83	$30.63	$0.20	$25.42	$21.29
Second Quarter	$0.32		$36.00	$29.81	$0.20	$26.05	$22.74
Third Quarter	$0.32		$41.08	$32.05	$0.20	$25.17	$22.50
Fourth Quarter	$0.32		$44.99	$38.04	$0.20	$29.52	$21.79
Year Ended December 31, 2012
First Quarter	$0.25		$36.00	$29.27	$0.20	$23.46	$19.75
Second Quarter	$0.32		$36.08	$29.27	$0.20	$22.24	$18.40
Third Quarter	$0.32		$32.48	$28.45	$0.20	$23.48	$19.34
Fourth Quarter	$0.32		$32.95	$27.45	$0.20	$22.32	$19.50

(1)	On May 14, 2015, the TDCC Board declared a dividend of $0.42 per share of TDCC common stock, payable on July 30, 2015 to shareholders of record on June 30, 2015.

RISK FACTORS

You should carefully consider each of the following risks and all of the other information contained and incorporated by reference in this document and the exhibits hereto. Some of the risks described below relate principally to the business and the industry in which Olin, including DCP, will operate after the consummation of the Transactions, while others relate principally to the Transactions and participation in this exchange offer. The remaining risks relate principally to the securities markets generally and ownership of shares of Olin common stock. The risks described below are not the only risks that Olin currently faces or will face after the consummation of the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect Olin’s business and financial condition or the price of Olin common stock following the consummation of the Transactions.

Risks Related to the Transactions

The Transactions may not be completed on the terms or timeline currently contemplated, or at all.

The consummation of the Transactions is subject to numerous conditions, including (1) the expiration or termination of any applicable waiting period under the HSR Act, and the receipt of regulatory approvals in certain other jurisdictions, (2) the effectiveness of registration statements filed with the SEC in connection with the Transactions, (3) the approval by Olin’s shareholders of the Share Issuance and the Charter Amendment, (4) the receipt by TDCC of the IRS Private Letter Ruling and an opinion from its counsel with respect to certain federal income tax matters related to the Separation, Contribution, Distribution and Debt Exchange, (5) the receipt by TDCC, on the one hand, and Olin, on the other hand, of an opinion from their respective counsel to the effect that the Merger will be treated as a “reorganization” for U.S. federal income tax purposes, (6) the consummation of the Debt Exchange (unless TDCC elects to receive cash equal to the Above Basis Amount as described in the section of this document entitled “The Merger Agreement—Debt Exchange”) and (7) other customary closing conditions. See “The Merger Agreement—Conditions to the Merger.” There is no assurance that the Transactions will be consummated on the terms or timeline currently contemplated, or at all. Olin and TDCC have expended and will continue to expend significant management time and resources and have incurred and will continue to incur significant expenses due to legal, advisory and financial services fees related to the Transactions. These expenses must be paid regardless of whether the Transactions are consummated.

Governmental agencies may not approve the Transactions or the related transactions necessary to complete them, or may impose conditions to any such approval or require changes to the terms of the Transactions. Any such conditions or changes could have the effect of delaying the consummation of the Transactions, imposing costs on or limiting the revenues of the combined company following the consummation of the Transactions or otherwise reducing the anticipated benefits of the Transactions.

Olin and Splitco will need to obtain debt financing to complete the Transactions. Although the Commitment Letters have been obtained from various lenders, the obligations of the lenders under the Commitment Letters are subject to the satisfaction or waiver of customary conditions, including, among others, the absence of any “material adverse effect,” as the term is described in “The Merger Agreement—Representations and Warranties.” Accordingly, there can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the lenders. If Olin is not able to obtain alternative financing on commercially reasonable terms, it could prevent the consummation of the Merger or materially and adversely affect Olin’s business, liquidity, financial condition and results of operations if the Merger is ultimately consummated.

The calculation of the merger consideration will not be adjusted if there is a change in the value of DCP or its assets or the value of Olin before the Merger is completed.

The calculation of the number of shares of Olin common stock to be distributed in the Merger will not be adjusted if there is a change in the value of DCP or its assets or the value of Olin prior to the consummation of the Merger. Olin will not be required to consummate the Merger if there has been any “material adverse effect”

(as this term is described in the section of this document entitled “The Merger Agreement—Representations and Warranties”) on DCP. However, Olin will not be permitted to terminate the Merger Agreement or resolicit the vote of Olin shareholders because of any changes in the market prices of Olin’s common stock or any changes in the value of DCP that do not constitute a material adverse effect on DCP.

Olin will incur significant costs related to the Transactions that could have a material adverse effect on its liquidity, cash flows and operating results.

Olin expects to incur significant one-time costs in connection with the Transactions, including approximately (1) $40 to $45 million during 2015 of advisory, legal, accounting and other professional fees related to the Transactions, (2) $25 to $30 million of financing-related fees, (3) $50 million of costs associated with the change in control mandatory acceleration of expenses under deferred compensation plans as a result of the Transactions, (4) $100 to $150 million in transition-related costs during the first three years following the consummation of the Transactions, and (5) $200 million in incremental capital spending during the first three years following the consummation of the Transactions that Olin management believes is necessary to realize the anticipated synergies from the Transactions. The incurrence of these costs may have a material adverse effect on Olin’s liquidity, cash flows and operating results in the periods in which they are incurred.

Current Olin shareholders’ percentage ownership interest in Olin will be substantially diluted in the Merger.

After the consummation of the Merger, the Olin common stock outstanding immediately prior to the consummation of the Merger will represent, in the aggregate, approximately 47.3 percent of Olin’s issued and outstanding shares of common stock. In addition, as a result of the true-up provision in the Merger Agreement, it is possible that Olin could be required to issue additional shares of its common stock in the Merger. See “The Merger Agreement—Merger Consideration.” Consequently, Olin’s pre-Merger shareholders, as a group, will be able to exercise less influence over the management and policies of Olin following the consummation of the Merger than immediately prior to the consummation of the Merger.

Some of Olin’s directors and executive officers have interests in seeing the Transactions completed that may be different from, or in addition to, those of other Olin shareholders. Therefore, some of Olin’s directors and executive officers may have a conflict of interest in recommending the proposals being voted on at Olin’s special meeting.

In considering the recommendations of the Olin Board that Olin’s shareholders vote to approve the Share Issuance and the Charter Amendment, you should be aware that certain of Olin’s directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Olin’s shareholders generally. The members of the Olin Board were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to Olin’s shareholders that they vote to approve the Share Issuance and the Charter Amendment.

The interests of Olin’s non-employee directors generally include the right to receive, upon the effective time of the Merger, accelerated payment of amounts related to previously earned cash and stock retainers deferred under Olin’s Amended and Restated 1997 Stock Plan for Non-employee Directors (the “Directors Plan”), payable as a lump-sum cash amount.

The interests of Olin’s executive officers generally include the rights to receive:

•	upon the effective time of the Merger, accelerated payment of benefits under each of Olin’s Senior Executive Pension Plan, as amended, and Olin’s Supplementary and Deferral Benefit Pension Plan, as amended (together, the “Supplemental Pension Plans”), in each case, payable as a lump-sum cash payment that is sufficient to purchase an annuity that will provide the executive officer with the same after tax benefit he or she would have received under the applicable Supplemental Pension Plan;

•	upon the effective time of the Merger, accelerated payment of the executive officer’s account balance under Olin’s Supplemental Contributing Employee Ownership Plan, as amended (the “Supplemental CEOP,” and collectively with the Directors Plan and the Supplemental Pension Plan, the “Deferred Compensation Plans”), payable as a lump-sum cash amount; and

•	in the event of a qualifying termination of employment, certain contractual severance payments and benefits.

The executive officers of Olin immediately prior to the Merger are generally expected to be the executive officers of Olin immediately after the Merger. For a description and quantification of the benefits that the Olin directors and executive officers may receive as a result of these interests, see “The Transactions—Interests of Olin’s Directors and Executive Officers in the Transactions.”

Sales of Olin common stock after the Transactions may negatively affect the market price of Olin common stock.

The shares of Olin common stock to be issued in the Merger to holders of Splitco common stock will generally be eligible for immediate resale. The market price of Olin common stock could decline as a result of sales of a large number of shares of Olin common stock in the market after the consummation of the Transactions or even the perception that these sales could occur.

Currently, TDCC shareholders may include index funds that have performance tied to the Standard & Poor’s 500 Index or other stock indices, and institutional investors subject to various investing guidelines. Because Olin may not be included in these indices following the consummation of the Transactions or may not meet the investing guidelines of some of these institutional investors, these index funds and institutional investors may decide to or may be required to sell the Olin common stock that they receive in the Merger. In addition, the investment fiduciaries of TDCC’s defined benefit pension plans may decide to sell any Olin common stock that the trusts for these plans receive in the Transactions, or may decide not to participate in this exchange offer, in response to their fiduciary obligations under applicable law. Similarly, the fiduciaries to the Dow Savings Plan may determine that Olin common stock is not a permissible investment under the Dow Savings Plan, triggering a sale of Olin common stock (or possibly even precluding applicants from participating in this exchange). These sales, or the possibility that these sales may occur, may also make it more difficult for Olin to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.

The historical financial information of DCP may not be representative of its results or financial condition if it had been operated independently of TDCC and, as a result, may not be a reliable indicator of its future results.

DCP is currently operated by TDCC. Consequently, the financial information of DCP included in this document has been derived from the consolidated financial statements and accounting records of TDCC and reflects all direct costs as well as assumptions and allocations made by TDCC management. The financial position, results of operations and cash flows of DCP presented may be different from those that would have resulted had DCP been operated independently of TDCC during the applicable periods or at the applicable dates. For example, in preparing the financial statements of DCP, TDCC made allocations of costs and TDCC corporate expenses deemed to be attributable to DCP. However, these costs and expenses reflect the costs and expenses attributable to DCP operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by DCP had it been operated independently. As a result, the historical financial information of DCP may not be a reliable indicator of future results.

The unaudited pro forma combined financial information of Olin and DCP is not intended to reflect what actual results of operations and financial condition would have been had Olin and DCP been a combined company for the periods presented, and therefore these results may not be indicative of Olin’s future operating performance.

Because Olin will acquire DCP only upon completion of the Transactions, it has no available historical financial information that consolidates the financial results for DCP and Olin. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of TDCC, DCP and Olin.

The unaudited pro forma combined financial information presented in this document is for illustrative purposes only and is not intended to, and does not purport to, represent what Olin’s actual results or financial condition would have been if the Transactions had occurred on the relevant date. In addition, such unaudited pro forma combined financial information is based in part on certain assumptions regarding the Transactions that Olin believes are reasonable. These assumptions, however, are only preliminary and will be updated only after the consummation of the Transactions. The unaudited pro forma combined financial information has been prepared using the acquisition method of accounting, with Olin considered the acquirer of DCP. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on an estimate of the fair values of the tangible and intangible assets and liabilities of DCP. In arriving at the estimated fair values, Olin has considered the preliminary appraisals of independent consultants which were based on a preliminary and limited review of the assets and liabilities related to DCP to be transferred to, or assumed by, Splitco in the Transactions. Following the effective date of the Merger, Olin expects to complete the purchase price allocation after considering the fair value of DCP’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The unaudited pro forma combined financial information does not reflect the costs of any integration activities or transaction-related costs or incremental capital spending that Olin management believes are necessary to realize the anticipated synergies from the Transactions. Accordingly, the pro forma financial information included in this document does not reflect what Olin’s results of operations or operating condition would have been had Olin and DCP been a consolidated entity during all periods presented, or what Olin’s results of operations and financial condition will be in the future.

Olin may be unable to provide the same types and level of benefits, services and resources to DCP that historically have been provided by TDCC, or may be unable to provide them at the same cost.

As part of TDCC, DCP has been able to receive benefits and services from TDCC and has been able to benefit from TDCC’s financial strength and extensive business relationships. After the consummation of the Transactions, DCP will be owned by Olin and will no longer benefit from TDCC’s resources. While Olin will enter into agreements under which TDCC will agree to provide certain transition services and site-related services following the consummation of the Transactions, it cannot be assured that Olin will be able to adequately replace those resources or replace them at the same cost. If Olin is not able to replace the resources provided by TDCC or is unable to replace them at the same cost or is delayed in replacing the resources provided by TDCC, Olin’s business, financial condition and results of operations may be materially adversely impacted.

Olin’s business, financial condition and results of operations may be adversely affected following the Transactions if Olin cannot negotiate contract terms that are as favorable as those TDCC has received when Olin replaces certain of Splitco’s contracts after the closing of the Transactions.

Prior to the consummation of the Transactions, certain functions (such as purchasing, accounts payable processing, accounts receivable management, information systems, logistics and distribution) for DCP are generally being performed under TDCC’s centralized systems and, in some cases, under contracts that are also used for TDCC’s other businesses and which are not intended to be assigned in whole or in part to Olin with DCP. In addition, some other contracts to which TDCC is a party on behalf of DCP will require consents of third parties to assign them to Splitco. There can be no assurance that Olin will be able to negotiate contract terms that are as favorable as those TDCC received when and if Olin replaces these contracts with its own agreements for similar services, including any contracts that may need to be replaced as a result of a failure to obtain required third-party consents. Although Olin believes that it will be able to enter into new agreements for similar services and that TDCC and Olin will be able to obtain all material third-party consents required to assign contracts to Splitco, it is possible that the failure to enter into new agreements for similar services or to obtain required consents to assign contracts could have a material adverse impact on Olin’s business, financial condition and results of operations following the consummation of the Transactions.

If the Distribution, including the Debt Exchange, does not qualify as a tax-free transaction under Section 368(a)(1)(D) or 355 of the Code or the Merger does not qualify as a tax-free “reorganization” under Section 368(a) of the Code, including as a result of actions taken in connection with the Distribution or the Merger or as a result of subsequent acquisitions of shares of TDCC, Olin or Splitco common stock, then TDCC and/or TDCC shareholders may be required to pay substantial U.S. federal income taxes, and, in certain circumstances and subject to certain conditions, Splitco and Olin may be required to indemnify TDCC for any such tax liability.

The consummation of the Transactions is conditioned on TDCC’s receipt of the Private Letter Ruling. The consummation of the Transactions is also conditioned on the receipt by TDCC of the TDCC RMT Tax Opinion (as defined above in “Helpful Information”), and by Olin of the Merger Tax Opinion (as defined in the section of this document entitled “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger—The Merger”).

Although a private letter ruling from the IRS generally is binding on the IRS, TDCC and Splitco will not be able to rely on the Private Letter Ruling if the factual representations made to the IRS in connection with the request for the Private Letter Ruling prove to be inaccurate, or incomplete, in any material respect, or if undertakings made to the IRS in connection with the request for the Private Letter Ruling are not satisfied. In addition, the TDCC RMT Tax Opinion and the Merger Tax Opinion will be based on, among other things, currently applicable law and certain representations and assumptions as to factual matters made by TDCC, Splitco, Olin, and Merger Sub. Any change in currently applicable law, which may be retroactive, or the failure of any representation or assumption to be true, correct and complete in all material respects, could adversely affect the conclusions reached by counsel in the opinions. See “This Exchange Offer—Material U.S. Federal Income Tax Consequences of the Distribution and the Merger.”

Even if the Distribution were otherwise to qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, it would be taxable to TDCC (but not to TDCC shareholders) pursuant to Section 355(e) of the Code if there is a 50 percent or greater change in ownership of either TDCC or Splitco (including stock of Olin after the Merger), directly or indirectly, as part of a plan or series of related transactions that include the Distribution. For this purpose, any acquisitions of TDCC, Splitco or Olin stock within the period beginning two years before the Distribution and ending two years after the Distribution are presumed to be part of such a plan, although TDCC, Splitco or Olin may be able to rebut that presumption. While the Merger will be treated as part of such a plan for purposes of the test, standing alone it should not cause the Distribution to be taxable to TDCC under Section 355(e) of the Code because TDCC shareholders will hold at least 50.5 percent of Olin’s outstanding stock immediately following the Merger. However, if the IRS were to determine that other acquisitions of TDCC, Splitco or Olin stock, either before or after the Distribution, were part of a plan or series of related transactions that included the Distribution, such determination could result in significant tax to TDCC. In connection with the Private Letter Ruling and the TDCC RMT Tax Opinion, TDCC and Olin have represented or will represent that the Distribution is not part of any such plan or series of related transactions.

In certain circumstances and subject to certain limitations, under the Tax Matters Agreement, Splitco is required to indemnify TDCC in the event that the Distribution becomes taxable as a result of certain actions by Olin or Splitco (a “disqualifying action”) or as a result of certain changes in ownership of the stock of Olin or Splitco after the Merger. If TDCC were to recognize gain on the Distribution for reasons not related to a disqualifying action by Splitco or Olin, TDCC would not be entitled to be indemnified under the Tax Matters Agreement and the resulting tax to TDCC could have a material adverse effect on TDCC. If Splitco is required to indemnify TDCC if the Distribution or the Merger is taxable, this indemnification obligation would be substantial and could have a material adverse effect on Olin, including with respect to its financial condition and results of operations.

Splitco and Olin may be affected by significant restrictions following the Transactions in order to avoid significant tax-related liabilities.

The Tax Matters Agreement generally prohibits Splitco, Olin and their affiliates from taking certain actions that could cause the Distribution, the Merger and certain related transactions to fail to qualify as tax-free transactions. In particular, unless an exception applies, for a two-year period following the date of the Distribution, Splitco may not:

•	enter into any transaction or series of transactions (or any agreement, understanding or arrangement) as a result of which one or more persons would acquire (directly or indirectly) stock comprising 50 percent or more of the vote or value of Splitco (taking into account the stock of Splitco acquired pursuant to the Merger);

•	redeem or repurchase any stock or stock rights;

•	amend its certificate of incorporation or take any other action affecting the relative voting rights of its capital stock;

•	merge or consolidate with any other person (other than pursuant to the Merger);

•	take any other action that would, when combined with any other direct or indirect changes in ownership of Splitco capital stock (including pursuant to the Merger), have the effect of causing one or more persons to acquire stock comprising 50 percent or more of the vote or value of Splitco, or would reasonably be expected to adversely affect the tax-free status of the Transactions;

•	liquidate or partially liquidate;

•	discontinue the active conduct of DCP; or

•	sell, transfer or otherwise dispose of assets (including stock of subsidiaries) that constitute more than 35 percent of the consolidated gross assets of Splitco and/or its subsidiaries (subject to exceptions for, among other things, ordinary course dispositions and repayments or prepayments of Splitco debt).

If Splitco intends to take any such restricted action, Splitco will be required to cooperate with TDCC in obtaining a supplemental IRS ruling or an unqualified tax opinion acceptable to TDCC to the effect that such action will not affect the status of the Distribution, the Merger and certain related transactions as tax-free transactions. However, if Splitco takes any of the actions above and such actions result in tax-related losses to TDCC, then Splitco generally will be required to indemnify TDCC for such losses, without regard to whether TDCC has given Splitco prior consent. See “Other Agreements—Tax Matters Agreement.”

Due to these restrictions and indemnification obligations under the Tax Matters Agreement, Olin may be limited in its ability to pursue strategic transactions, equity or convertible debt financings or other transactions that may otherwise be in Olin’s best interests. Also, Olin’s potential indemnity obligation to TDCC might discourage, delay or prevent a change of control during this two-year period that Olin shareholders may consider favorable to its ability to pursue strategic transactions, equity or convertible debt financings, or other transactions that may otherwise be in Olin’s best interests.

Failure to consummate the Transactions could materially and adversely impact the market price of Olin’s common stock as well as Olin’s business, liquidity, financial condition and results of operations.

If the Transactions are not consummated for any reason, the price of Olin common stock may decline significantly. In addition, Olin is subject to additional risks, including, among others:

•	depending on the reasons for and timing of the termination of the Merger Agreement, the requirement in the Merger Agreement that Olin pay TDCC a termination fee of $100 million or reimburse TDCC for expenses of up to $50 million relating to the Transactions;

•	substantial costs related to the Transactions, such as advisory, legal, accounting and other professional fees and regulatory filing and financial printing fees, which must be paid regardless of whether the Transactions are completed; and

•	potential disruption of the business of Olin and distraction of its workforce and management team.

Tendering TDCC shareholders may receive a reduced premium or may not receive any premium in this exchange offer.

This exchange offer is designed to permit you to exchange your shares of TDCC common stock for shares of Splitco common stock at a     percent discount, calculated as set forth in this document, to the per-share value of Splitco common stock. Stated another way, for each $1.00 of your TDCC common stock accepted in this exchange offer, you will receive approximately $         of Splitco common stock. The value of the TDCC common stock will be based on the calculated per-share value for the TDCC common stock on the NYSE and the value of the Splitco common stock will be based on the simple arithmetic average of the daily VWAP of Olin common stock on the NYSE on each of the Valuation Dates multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock in the Merger), in each case determined by reference to the simple arithmetic average of the daily VWAP on each of the Valuation Dates.

The number of shares you can receive is, however, subject to an upper limit of             shares of Splitco common stock for each share of TDCC common stock accepted in this exchange offer. As a result, you may receive less than $         of Splitco common stock for each $1.00 of TDCC stock, depending on the calculated per-share values of TDCC common stock and Splitco common stock at the expiration date. Because of the limit on the number of shares of Splitco common stock you may receive in this exchange offer, if there is a drop of sufficient magnitude in the trading price of Olin common stock relative to the trading price of TDCC common stock, or if there is an increase of sufficient magnitude in the trading price of TDCC common stock relative to the trading price of Olin common stock, you may not receive $         of Splitco common stock for each $1.00 of TDCC common stock, and could receive much less.

For example, if the calculated per-share value of TDCC common stock was $         (the highest closing price for TDCC common stock on the NYSE during the three-month period prior to commencement of this exchange offer) and the calculated per-share value of Splitco common stock was $         (based on the lowest closing price for Olin common stock on the NYSE during that three-month period), the value of Splitco common stock, based on the Olin common stock price multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock in the Merger), received for TDCC common stock accepted for exchange would be approximately $         for each $1.00 of TDCC common stock accepted for exchange.

This exchange offer does not provide for a lower limit or minimum exchange ratio. See “This Exchange Offer—Terms of this Exchange Offer.” If the upper limit on the number of shares of Splitco common stock that can be received for each share of TDCC common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date to permit shareholders to validly tender or properly withdraw their TDCC common stock during those days. Any changes in the prices of TDCC common stock or Olin common stock on those additional days of this exchange offer will not, however, affect the exchange ratio.

If the trading price of TDCC common stock were to increase during the period of the Valuation Dates, the average TDCC stock price used to calculate the exchange ratio would likely be lower than the closing price of TDCC common stock on the final Valuation Date for this exchange offer. As a result, you may receive fewer shares of Splitco common stock, and therefore effectively fewer shares of Olin common stock, for each $1.00 of shares of TDCC common stock than you would have if the average TDCC stock price were calculated on the basis of the closing price of shares of TDCC common stock on the final Valuation Date for this exchange offer. Similarly, if the trading price of Olin common stock were to decrease during the Valuation Dates, the average Olin stock price used to calculate the exchange ratio would likely be higher than the closing price of Olin common stock on the final Valuation Date for this exchange offer. This could also result in your receiving fewer shares of Splitco common stock, and therefore effectively fewer shares of Olin common stock, for each $1.00 of TDCC common stock than you would otherwise receive if the average Olin common stock price were calculated on the basis of the closing price of Olin common stock on the final Valuation Date for this exchange offer.

In addition, there is no assurance that holders of shares of TDCC common stock that are exchanged for Splitco common stock in this exchange offer will be able to sell the shares of Olin common stock after receipt in the Merger at prices comparable to the calculated per-share value of Splitco common stock at the expiration date.

The trading prices of Olin common stock may not be an appropriate proxy for the prices of Splitco common stock.

The calculated per-share value for Splitco common stock is based on the trading prices for Olin common stock, which may not be an appropriate proxy for the prices of Splitco common stock. There is currently no trading market for Splitco common stock and no such market will be established in the future. Immediately following the consummation of this exchange offer, Merger Sub will be merged with and into Splitco, and Splitco will continue as the surviving company and a wholly-owned subsidiary of Olin. In the Merger, each outstanding share of Splitco common stock will be converted automatically into the right to receive 0.87482759 shares of common stock of Olin. There can be no assurance, however, that common stock of Olin after the Merger will trade on the same basis as Olin common stock traded prior to the consummation of the Merger. In addition, it is possible that the trading prices of Olin common stock prior to the consummation of the Merger will not be indicative of the anticipated value of common stock of Olin after the Merger. For example, trading prices of Olin common stock on the Valuation Dates could reflect some uncertainty as to the timing or the consummation of the Merger or could reflect trading activity by investors seeking to profit from market arbitrage.

Olin will have more shares of its common stock outstanding after the Transactions, which may discourage other companies from trying to acquire Olin.

Olin expects to issue approximately 87.5 million shares of its common stock in the Merger. In addition, as a result of the true-up provision in the Merger Agreement in certain circumstances, it is possible that Olin could be required to issue more than 87.5 million shares of its common stock in the Merger. See “The Merger Agreement—Merger Consideration.” Because Olin will be a significantly larger company and have significantly more shares of its common stock outstanding after the consummation of the Transactions, an acquisition of Olin may become more expensive. As a result, some companies may not seek to acquire Olin, and the reduction in potential parties that may seek to acquire Olin could negatively impact the prices at which Olin’s common stock trades.

Following the conversion of shares of Splitco common stock into Olin common stock in the Merger, the former holders of shares of Splitco common stock may experience a delay prior to receiving their shares of Olin common stock or their cash in lieu of fractional shares, if any.

Following the conversion of shares of Splitco common stock into shares of Olin common stock in the Merger, the former holders of Splitco common stock will receive their shares of Olin common stock or their cash in lieu of fractional shares, if any, only upon surrender of all necessary documents, duly executed, to the exchange agent. Until the distribution of the shares of Olin common stock to a particular shareholder has been completed, that shareholder will not be able to sell its shares of Olin common stock. Consequently, if the market price for Olin common stock decreases during the period before the distribution of the shares of Olin common stock to that shareholder, the relevant shareholder would not be able to stop any losses by selling the shares of Olin common stock. Similarly, until the distribution of cash in lieu of fractional shares to the relevant shareholder has been made, that shareholder will not be able to invest the cash, and it will not receive interest payments for this time period.

Olin may waive one or more of the conditions to the consummation of the Transactions without re-soliciting shareholder approval.

Olin may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Transactions, to the extent permitted by applicable law. If Olin waives the satisfaction of a material condition to the consummation of the Transactions, Olin will evaluate the appropriate facts and circumstances at that time and re-solicit shareholder approvals of the Share Issuance if required to do so by law or the rules of the NYSE. In some cases, if the Olin Board determines that such waiver or its effect on Olin’s shareholders does not rise to the level of materiality that would require re-solicitation of proxies pursuant to applicable law or the rules of the NYSE, Olin would complete the Merger without seeking further shareholder approval.

Other Risks that Relate to Olin Including the Dow Chlorine Products Business after the Consummation of the Transactions

Integration—The integration of Olin and DCP may not be successful or the anticipated benefits from the Transactions may not be realized.

After the consummation of the Transactions, Olin will have significantly more sales, assets and employees than it did prior to the consummation of the Transactions. The integration process will require Olin to expend capital and significantly expand the scope of its operations and financial systems. Olin’s management will be required to devote a significant amount of time and attention to the process of integrating the operations of Olin’s business and DCP. There is a significant degree of difficulty and management involvement inherent in that process. These difficulties include, but are not limited to:

•	integrating the operations of DCP while carrying on the ongoing operations of Olin’s business;

•	managing a significantly larger company than before the consummation of the Transactions;

•	the possibility of faulty assumptions underlying Olin’s expectations regarding the integration process;

•	coordinating a greater number of diverse businesses located in a greater number of geographic locations, including in global regions and countries where Olin does not currently have operations;

•	operating in geographic markets or industry sectors in which Olin may have little or no experience;

•	complying with laws of new jurisdictions in which Olin has not previously operated;

•	integrating business systems and models;

•	attracting and retaining the necessary personnel associated with DCP following the consummation of the Transactions;

•	creating and implementing uniform standards, controls, procedures, policies and information systems and controlling the costs associated with such matters; and

•	integrating information technology, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems, and meeting external reporting requirements following the consummation of the Transactions.

All of the risks associated with the integration process could be exacerbated by the fact that Olin may not have a sufficient number of employees with the requisite expertise to integrate the businesses or to operate Olin’s business after the Transactions. If Olin does not hire or retain employees with the requisite skills and knowledge to run Olin after the Transactions, it may have a material adverse effect on Olin’s business, financial condition and results of operations.

Even if Olin is able to combine the two business operations successfully, it may not be possible to realize the benefits of the increased sales volume and other benefits, including the expected synergies, that are expected to result from the Transactions, or realize these benefits within the time frame that is expected. For example, the elimination of duplicative costs may not be possible or may take longer than anticipated, or the benefits from the Transactions may be offset by costs incurred or delays in integrating the companies. In addition, the quantification of synergies expected to result from the Transactions is based on significant estimates and assumptions that are subjective in nature and inherently uncertain. The amount of synergies actually realized in the Transactions, if any, and the time periods in which any such synergies are realized, could differ materially from the expected synergies discussed in this document, regardless of whether Olin is able to combine the two business operations successfully.

If Olin is unable to successfully integrate DCP or if it is unable to realize the anticipated synergies and other benefits of the Transactions, there could be a material adverse effect on Olin’s business, financial condition and results of operations.

Sensitivity to Global Economic Conditions and Cyclicality—Olin’s operating results could be negatively affected during economic downturns.

The business of most of Olin’s customers, particularly vinyl, urethanes and pulp and paper customers, are and will continue to be, to varying degrees, cyclical and have historically experienced periodic downturns. These economic and industry downturns have been characterized by diminished product demand, excess manufacturing capacity and, in some cases, lower average selling prices. Therefore, any significant downturn in Olin’s customers’ businesses or in global economic conditions could result in a reduction in demand for Olin’s products and could materially adversely affect Olin’s results of operations or financial condition.

Although Olin historically has not generally sold a large percentage of its products directly to customers abroad, a large part of Olin’s financial performance is dependent upon a healthy economy beyond North America because Olin’s customers sell their products abroad. Additionally, the percentage of Olin’s sales to customers abroad is expected to increase significantly following the consummation of the Transactions since DCP derives a larger portion of its sales from customers outside the United States. As a result, Olin’s business is and, following the consummation of the Transactions, will continue to be affected by general economic conditions and other factors in Western Europe, South America and most of East Asia, particularly China and Japan, including fluctuations in interest rates, customer demand, labor and energy costs, currency changes and other factors beyond Olin’s control. The demand for Olin’s customers’ products, and therefore, Olin’s products, is directly affected by such fluctuations. In addition, Olin’s customers could decide to move some or all of their production to lower cost, offshore locations, and this could reduce demand in North America for Olin’s products. There can be no assurance that events having an adverse effect on the industries in which Olin (including DCP following the consummation of the Transactions) operates will not occur or continue, such as a downturn in the Western European, South American, Asian or world economies, increases in interest rates or unfavorable currency fluctuations. Economic conditions in other regions of the world, predominantly Asia and Europe, can increase the amount of caustic soda produced and available for export to North America. The increased caustic soda supply can put downward pressure on caustic soda prices charged by Olin, negatively impacting Olin’s profitability.

Cyclical Pricing Pressure—Olin’s profitability could be reduced by declines in average selling prices of Olin’s products, particularly declines in the electrochemical unit (“ECU”) netbacks for chlorine and caustic soda.

Olin’s historical operating results reflect the cyclical and sometimes volatile nature of the chemical and ammunition industries. Olin expects to continue to be subject to this cyclicality and volatility following the consummation of the Transactions. Olin experiences, and expects to continue to experience, cycles of fluctuating supply and demand in each of its business segments, particularly in chlor alkali products, which result in changes in selling prices. Periods of high demand, tight supply and increasing operating margins tend to result in increases in capacity and production until supply exceeds demand, generally followed by periods of oversupply and declining prices. Another factor influencing demand and pricing for chlorine and caustic soda is the price of natural gas. Higher natural gas prices increase the manufacturing costs of Olin’s customers and competitors, and depending on the ratio of crude oil to natural gas prices, could make them less competitive in world markets. Continued expansion offshore, particularly in Asia, will continue to have an impact on the ECU values as imported caustic soda replaces some capacity in North America.

In the chlor alkali industry, price is the major supplier selection criterion. Olin has little or no ability to influence prices in this large commodity market. Decreases in the average selling prices of Olin’s products could have a material adverse effect on Olin’s profitability. While Olin strives to maintain or increase its profitability by reducing costs through improving production efficiency, emphasizing higher margin products and by controlling transportation, selling and administration expense, there can be no assurance that these efforts will be sufficient to offset fully the effect of possible decreases in pricing on operating results.

Because of the cyclical nature of Olin’s businesses, there can be no assurance that pricing or profitability in the future will be comparable to any particular historical period, including the most recent period shown in Olin’s and DCP’s respective operating results or the pro forma operating results presented in this document. There can also be no assurance that the chlor alkali industry will not experience adverse trends in the future, or that Olin’s business, financial condition and results of operations will not be adversely affected by them.

Olin’s chemical distribution segment is also subject to changes in operating results as a result of cyclical pricing pressures. The prices at which Olin resells the products that it distributes often fluctuate in accordance with the prices that Olin pays for these products, which in turn are driven by the underlying commodity prices, such as caustic soda, in accordance with supply and demand economics. Olin attempts to pass commodity pricing changes to its customers, but may be unable to do so or be delayed in doing so. The inability to pass through price increases or any limitation or delays in passing through price increases in Olin’s chemical distribution segment could adversely affect Olin’s profitability.

Olin’s Winchester segment is also subject to changes in operating results as a result of cyclical pricing pressures, but to a lesser extent than Olin’s chlor alkali products segment. Selling prices of ammunition are affected by changes in raw material costs and availability and customer demand, and declines in average selling prices of products of Olin’s Winchester segment could adversely affect Olin’s profitability.

Raw Materials—Availability of purchased feedstocks and energy, and the volatility of these costs, impact Olin’s operating costs and add variability to earnings.

Purchased feedstock and energy costs account, and will continue to account, for a substantial portion of Olin’s total production costs and operating expenses. Olin purchases, and will continue to purchase certain raw materials as feedstocks. Olin also purchases, and will continue to purchase, natural gas and electric power.

Feedstock and energy costs generally follow price trends in crude oil and natural gas, which are sometimes volatile. Ultimately, the ability to pass on underlying cost increases is dependent on market conditions. Conversely, when feedstock and energy costs decline, selling prices generally decline as well. As a result, volatility in these costs could impact Olin’s business, financial condition and results of operations.

If the availability of any of Olin’s principal feedstocks is limited or Olin is unable to obtain natural gas or energy from any of its energy sources, Olin may be unable to produce some of its products in the quantities demanded by its customers, which could have a material adverse effect on plant utilization and its sales of products requiring such raw materials. In connection with the Transactions, Olin and DCP will enter into long-term supply agreements with TDCC for certain raw materials, including ethylene, propylene and benzene. The initial term of the majority of these supply agreements is either five or ten years (a small number of agreements have shorter or longer initial terms) beginning on the date of the Distribution. As these contracts with TDCC and other third-party contracts expire, Olin may be unable to renew these contracts or obtain new long-term supply agreements on terms comparable or as favorable to Olin, depending on market conditions, which may have a material adverse effect on Olin’s business, financial condition and results of operations.

In addition, many of Olin’s and DCP’s long-term contracts contain provisions that allow their suppliers to limit the amount of raw materials shipped to Olin below the contracted amount in force majeure circumstances. If Olin is required to obtain alternate sources for raw materials because TDCC or any other supplier is unwilling or unable to perform under raw material supply agreements or if a supplier terminates its agreements with Olin, Olin may not be able to obtain these raw materials from alternative suppliers or obtain new long-term supply agreements on terms comparable or favorable to Olin.

Suppliers—Olin relies and will continue to rely on a limited number of outside suppliers for specified feedstocks and services.

Olin obtains, and following the consummation of the Transactions, will continue to obtain, a significant portion of its raw materials from a few key suppliers. If any of these suppliers are unable to meet their obligations under present or any future supply agreements, Olin may be forced to pay higher prices to obtain the necessary raw materials. Any interruption of supply or any price increase of raw materials could have a material adverse effect on Olin’s business, financial condition and results of operations. Upon the consummation of the Transactions, Olin will enter into agreements with TDCC to provide specified feedstocks and services for the facilities operated by DCP. These facilities will be dependent upon TDCC’s infrastructure for services such as wastewater and ground water treatment. Any failure of TDCC to perform its obligations under those agreements could adversely affect the operation of the affected facilities and Olin’s business, financial condition and results of operations. Many of the agreements relating to these feedstocks and services have initial terms ranging from several years to 20 years. Most of these agreements are automatically renewable, but may be terminated by Olin or TDCC after specified notice periods. If Olin is required to obtain an alternate source for these feedstocks or services, Olin may not be able to obtain pricing on as favorable terms. Additionally, Olin may be forced to pay additional transportation costs or to invest in capital projects for pipelines or alternate facilities to accommodate railcar or other delivery methods or to replace other services.

A vendor may choose, subject to existing contracts, to modify its relationship due to general economic concerns or concerns relating to the vendor or Olin, at any time. Any significant change in the terms that Olin has with its key suppliers could materially adversely affect Olin’s business, financial condition and results of operation, as could significant additional requirements from its suppliers that Olin provide them additional security in the form of prepayments or posting letters of credit.

Imbalance in Demand for Olin’s Chlor Alkali Products—A loss of a substantial customer for Olin’s chlorine or caustic soda could cause an imbalance in customer demand for these products, which could have an adverse effect on Olin’s results of operations.

Chlorine and caustic soda are produced simultaneously and in a fixed ratio of 1.0 ton of chlorine to 1.1 tons of caustic soda. The loss of a substantial chlorine or caustic soda customer could cause an imbalance in customer demand for Olin’s chlorine and caustic soda products. An imbalance in customer demand may require Olin to reduce production of both chlorine and caustic soda or take other steps to correct the imbalance. Since Olin cannot store large quantities of chlorine, Olin may not be able to respond to an imbalance in customer demand for these products as quickly or efficiently as some of Olin’s competitors. If a substantial imbalance occurred, Olin would need to reduce prices or take other actions that could have a material adverse impact on Olin’s business, results of operations and financial condition.

Security and Chemicals Transportation—Regulations on the transportation of hazardous chemicals and/or the security of chemical manufacturing facilities and public policy changes related to transportation safety could result in significantly higher operating costs.

The transportation of Olin’s products and feedstocks, including transportation by pipeline, and the security of Olin’s chemical manufacturing facilities are subject to extensive regulation. Government authorities at the local, state and federal levels could implement new or stricter regulations that would impact the security of chemical plant locations and the transportation of hazardous chemicals. Olin’s chlor alkali products business, including DCP, could be materially adversely impacted by the cost of complying with any new regulations. Olin’s business also could be adversely affected if an incident were to occur at one of Olin’s facilities or while transporting product. The extent of the impact would depend on the requirements of future regulations and the nature of an incident, which are unknown at this time.

Effects of Regulation—Changes in legislation or government regulations or policies could have a material adverse effect on Olin’s financial position or results of operations.

Legislation that may be passed by Congress or other legislative bodies or new regulations that may be issued by federal and other administrative agencies, including import and export duties and quotas, anti-dumping regulations and related tariffs, could significantly affect the sales, costs and profitability of Olin’s business. The chemical and ammunition industries are subject to legislative and regulatory actions, which could have a material adverse effect on Olin’s business, financial position or results of operations. Existing and future government regulations and laws may reduce the demand for Olin’s products, including certain chlorinated organic products, such as dry cleaning solvents, produced by DCP. Any decrease in the demand for chlorinated organic products could result in lower unit sales and lower selling prices for such chlorinated organic products, which would have a material adverse effect on Olin’s business, financial condition and results of operations.

Cost Control—Olin’s profitability could be reduced if Olin experiences increasing raw material, utility, transportation or logistics costs, or if Olin fails to achieve targeted cost reductions, including cost reductions expected to be realized following the consummation of the Transactions.

Olin’s operating results and profitability are, and will continue to be, dependent upon its continued ability to control, and in some cases reduce, its costs. In addition, Olin’s expected benefits from the Transactions are dependent upon Olin’s ability to reduce its costs following the consummation of the Transactions. If Olin is unable to do so, or if costs outside of Olin’s control, particularly Olin’s costs of raw materials, utilities, transportation and similar costs, increase beyond anticipated levels, Olin’s profitability will decline and Olin will not realize the level of cost reductions anticipated following the Transactions.

For example, Olin’s chlor alkali product transportation costs, particularly railroad shipment costs, are a significant portion of Olin’s cost of goods sold, and have been increasing over the past several years. Part of the anticipated cost reductions from the Transactions are due to transportation cost efficiencies from the increased number of manufacturing locations and the Dow Chlorine Product Business’s utilization of diverse modes of delivery for products which Olin currently delivers by rail. If transportation costs continue to increase, and Olin is unable to control those costs or pass the increased costs on to customers, Olin’s profitability in its chlor alkali business would be negatively affected. Similarly, costs of commodity metals and other materials used in Olin’s Winchester business, such as copper and lead, can vary. If Olin experiences significant increases in these costs and is unable to raise its prices to offset the higher costs, the profitability in Olin’s Winchester business would be negatively affected.

Environmental Costs—Olin has, and will continue to have, ongoing environmental costs, which could have a material adverse effect on Olin’s financial position or results of operations.

Olin’s operations and assets are, and after consummation of the Transactions will continue to be, subject to extensive environmental, health and safety regulations, including laws and regulations related to air emissions, water discharges, waste disposal and remediation of contaminated sites, at both the national and local levels in the United States. Olin is also subject to similar laws and regulations in other jurisdictions in which Olin operates or will operate after consummation of the Transactions. The nature of Olin’s operations and products, including the raw materials it handles, exposes Olin to the risk of liabilities, obligations or claims under these laws and regulations due to the production, storage, use, transportation and sale of materials that can cause contamination or personal injury, including, in the case of chemicals, potential releases into the environment. Environmental laws may have a significant effect on the costs of use, transportation and storage of raw materials and finished products, as well as the costs of the storage and disposal of wastes. In addition, Olin is party to various governmental and private environmental actions associated with past manufacturing facilities and former waste disposal sites. Olin has incurred, and expects to incur, significant costs and capital expenditures in complying with environmental laws and regulations.

The ultimate costs and timing of environmental liabilities are difficult to predict. Liabilities under environmental laws relating to contaminated sites can be imposed retroactively and on a joint and several basis. One liable party could be held responsible for all costs at a site, regardless of fault, percentage of contribution to the site or the legality of the original disposal. Olin could incur significant costs, including cleanup costs, natural resource damages, civil or criminal fines and sanctions and third-party lawsuits claiming, for example, personal injury and/or property damage, as a result of past or future violations of, or liabilities under, environmental or other laws.

In addition, future events, such as changes to or more rigorous enforcement of environmental laws, could require Olin to make additional expenditures, modify or curtail its operations and/or install pollution control equipment. It is possible that regulatory agencies may enact new or more stringent clean-up standards for chemicals of concern, including chlorinated organic products manufactured by DCP. This could lead to expenditures for environmental remediation in the future that are additional to existing estimates.

Accordingly, it is possible that some of the matters in which Olin is involved or may become involved may be resolved unfavorably to Olin, which could materially adversely affect Olin’s business, financial position, cash flows or results of operations.

Litigation and Claims—Olin is subject to litigation and other claims, which could cause Olin to incur significant expenses.

Olin is a defendant in a number of pending legal proceedings relating to its present and former operations. These include product liability claims relating to ammunition and firearms and proceedings alleging injurious exposure of plaintiffs to various chemicals and other substances (including proceedings based on alleged exposures to asbestos). Frequently, the proceedings alleging injurious exposure involve claims made by numerous plaintiffs against many defendants. Olin’s exposure to potential losses from products liability, personal injury and other claims is expected to increase as a result of the Transactions due to the increased size of Olin’s business and product portfolio. Because of the inherent uncertainties of litigation, Olin is unable to predict the outcome of these proceedings and therefore cannot determine whether the financial impact, if any, will be material to Olin’s financial position, cash flows or results of operations.

Integration of Information Technology Systems—Operation on multiple Enterprise Resource Planning (“ERP”) information systems, and the conversion from multiple systems to a single system, may negatively impact Olin’s operations.

Olin is, and after consummation of the Transactions will continue to be, highly dependent on its information systems infrastructure in order to process orders, track inventory, ship products in a timely manner, prepare invoices to its customers, maintain regulatory compliance and otherwise carry on its business in the ordinary course. Olin currently operates on an ERP information system. In addition, DCP currently operates on a separate ERP system. Since Olin will be required to process and reconcile its information from multiple systems, after the consummation of the Transactions, the chance of errors will be increased, and Olin may incur significant additional costs related thereto. Inconsistencies in the information from multiple ERP systems could adversely impact Olin’s ability to manage its business efficiently and may result in heightened risk to its ability to maintain its books and records and comply with regulatory requirements. Following the consummation of the Transactions, Olin expects that it may transition all or a portion of the operations of DCP from one ERP system to another. The transition to a different ERP system involves numerous risks, including:

•	diversion of management’s attention away from normal daily business operations;

•	loss of, or delays in accessing, data;

•	increased demand on its operations support personnel;

•	increased costs;

•	initial dependence on unfamiliar systems while training personnel to use new systems; and

•	increased operating expenses resulting from training, conversion and transition support activities.

Any of the foregoing could result in a material increase in information technology compliance or other related costs, and could materially and negatively impact Olin’s business, results of operations or financial condition.

Information Security—A failure of Olin’s information technology systems, or an interruption in their operation, could have a material adverse effect on Olin’s business, financial condition or results of operations.

Olin’s operations are, and after consummation of the Transactions will continue to be, dependent on its ability to protect its information systems, computer equipment and information databases from systems failures. Olin relies on its information technology systems generally to manage the day-to-day operation of Olin’s business, operate elements of its chlor alkali and ammunition manufacturing facilities, manage relationships with its customers, fulfill customer orders and maintain its financial and accounting records. Failures of Olin’s information technology systems could be caused by internal or external events, such as incursions by intruders or hackers, computer viruses, cyber-attacks, failures in hardware or software, or power or telecommunication fluctuations or failures. The failure of Olin’s information technology systems to perform as anticipated for any reason or any significant breach of security could disrupt its business and result in numerous adverse consequences, including reduced effectiveness and efficiency of operations, increased costs or loss of important information, any of which could have a material adverse effect on Olin’s business, financial condition or results of operations. Olin has technology and information security processes and disaster recovery plans in place to mitigate its risk to these vulnerabilities. However, these measures may not be adequate to ensure that Olin’s operations will not be disrupted, should such an event occur.

Production Hazards—Olin’s facilities are subject to operating hazards, which may disrupt Olin’s business.

Olin is, and after consummation of the Transactions will continue to be, dependent upon the continued safe operation of its production facilities. Olin’s production facilities are subject to hazards associated with the manufacture, handling, storage and transportation of chemical materials and products and ammunition, including leaks and ruptures, explosions, fires, inclement weather and natural disasters, unexpected utility disruptions or outages, unscheduled downtime, transportation interruptions, transportation accidents involving our chemical products, chemical spills and other discharges or releases of toxic or hazardous substances or gases and environmental hazards. From time to time in the past, Olin has had incidents that have temporarily shut down or otherwise disrupted its manufacturing, causing production delays and resulting in liability for workplace injuries and fatalities. Some of Olin’s products involve the manufacture and/or handling of a variety of explosive and flammable materials. Use of these products by Olin’s customers could also result in liability if an explosion, fire, spill or other accident were to occur. Olin cannot assure you that it will not experience these types of incidents in the future or that these incidents will not result in production delays or otherwise have a material adverse effect on Olin’s business, results of operations or financial condition. In the past, major hurricanes have caused significant disruption in DCP’s operations on the U.S. Gulf Coast, logistics across the region and the supply of certain raw materials, which had an adverse impact on volume and cost for some of DCP’s products. Due to the substantial presence of Olin and DCP on the U.S. Gulf Coast, historically and after the consummation of the Transactions, similar severe weather conditions or other natural phenomena in the future could negatively affect Olin’s results of operations.

Third Party Transportation—Olin relies, and will continue to rely, heavily on third party transportation, which subjects us to risks and costs that Olin cannot control, and which risks and costs may have a material adverse effect on Olin’s financial position or results of operations.

Olin will rely heavily on railroad, barge and other shipping companies to transport finished products to customers and to transport raw materials to the manufacturing facilities used by each of Olin’s businesses. These transport operations are subject to various hazards and risks, including extreme weather conditions, work stoppages and operating hazards, as well as interstate transportation regulations. In addition, the methods of transportation Olin utilizes and will utilize after the consummation of the Transactions, including shipping chlorine and other chemicals by railroad and by barge, may be subject to additional, more stringent and more costly regulations in the future. If Olin is delayed or unable to ship finished products or unable to obtain raw materials as a result of any such new regulations or public policy changes related to transportation safety, or these transportation companies’ failure to operate properly, or if there were significant changes in the cost of these services due to new additional regulations, or otherwise, Olin may not be able to arrange efficient alternatives and timely means to obtain raw materials or ship goods, which could result in a material adverse effect on Olin’s business, financial position or results of operations.

Ability to Attract and Retain Qualified Employees—Olin must attract, retain and motivate key employees, and the failure to do so may adversely affect Olin’s business, financial condition or results of operations.

Olin feels that its success depends on hiring, retaining and motivating key employees, including executive officers. Olin may have difficulty locating and hiring qualified personnel. In addition, Olin may have difficulty retaining such personnel once hired, and key people may leave and compete against Olin. The loss of key personnel or Olin’s failure to attract and retain other qualified and experienced personnel could disrupt or materially adversely affect Olin’s business, financial condition or results of operations. In addition, our operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover, which may result in loss of significant customer business, or increased costs.

Indebtedness—Olin will have a substantial amount of indebtedness following the Transactions, which could materially adversely affect its financial condition.

Olin has a significant amount of indebtedness and its leverage will increase as a result of the Transactions. As of March 31, 2015, Olin had $673 million of indebtedness outstanding, and as of March 31, 2015 on a pro forma basis after giving effect to the Transactions, Olin would have had outstanding indebtedness of $3,901 million. Outstanding indebtedness does not include amounts that could be borrowed under Olin’s $265 million senior revolving credit facility, under which $258 million was available for borrowing as of March 31, 2015 because Olin had issued $7 million of letters of credit. In connection with the Transactions, Olin expects to increase the size of its senior revolving credit facility to $500 million. Despite its level of indebtedness, Olin has and expects to continue to have the ability to borrow additional debt.

After the consummation of the Transactions, Olin’s indebtedness could have important consequences, including but not limited to:

•	limiting its ability to fund working capital, capital expenditures and other general corporate purposes;

•	limiting its ability to accommodate growth by reducing funds otherwise available for other corporate purposes and to compete, which in turn could prevent Olin from fulfilling its obligations under its indebtedness;

•	limiting its operational flexibility due to the covenants contained in its debt agreements;

•	requiring it to dispose of significant assets in order to satisfy its debt service and other obligations if it is not able to satisfy these obligations from cash from operations or other sources;

•	to the extent that Olin’s debt is subject to floating interest rates, increasing Olin’s vulnerability to fluctuations in market interest rates;

•	limiting Olin’s ability to buy back Olin common stock or pay cash dividends;

•	limiting its flexibility in planning for, or reacting to, changes in its business or industry or economic conditions, thereby limiting its ability to compete with companies that are not as highly leveraged; and

•	increasing its vulnerability to economic downturns.

Olin’s ability to generate sufficient cash flow from operations to make scheduled payments on Olin’s debt will depend on a range of economic, competitive and business factors, many of which are outside its control. There can be no assurance that Olin’s business will generate sufficient cash flow from operations to make these payments. If Olin is unable to meet its expenses and debt obligations, Olin may need to refinance all or a portion of its indebtedness before maturity, sell assets or issue additional equity. Olin may not be able to refinance any of its indebtedness, sell assets or issue additional equity on commercially reasonable terms or at all, which could cause Olin to default on its obligations and impair its liquidity. Olin’s inability to generate sufficient cash flow to satisfy its debt obligations, or to refinance its debt obligations on commercially reasonable terms, would have a material adverse effect on Olin’s business, financial condition and results of operations, as well as on Olin’s ability to satisfy its debt obligations.

Credit Facilities—Weak industry conditions could affect Olin’s ability to comply with the financial maintenance covenants in Olin’s senior credit facility and certain tax-exempt bonds.

Olin’s senior credit facility and Olin’s Gulf Opportunity Zone Act of 2005 (Go Zone) and American Recovery and Reinvestment Act of 2009 (Recovery Zone) tax-exempt bonds include certain financial maintenance covenants requiring Olin to not exceed a maximum leverage ratio and to maintain a minimum coverage ratio. In addition, Olin expects that the financing agreements to be entered into in connection with the Transactions and described in the section of this document entitled “Debt Financing” may contain similar restrictions.

Depending on the magnitude and duration of chlor alkali cyclical downturns, including deterioration in prices and volumes, there can be no assurance that Olin will continue to be in compliance with these ratios. If Olin failed to comply with either of these covenants in a future period and was not able to obtain waivers from the lenders thereunder, Olin would need to refinance its current senior credit facility and the Go Zone and Recovery Zone bonds, or, following the consummation of the Transactions, the New Credit Facilities. However, there can be no assurance that such refinancing would be available to Olin on terms that would be acceptable to it or at all.

Credit and Capital Market Conditions—Adverse conditions in the credit and capital markets may limit or prevent Olin’s ability to borrow or raise capital.

While Olin believes it has and will continue to have facilities in place that should allow Olin to borrow funds as needed to meet its ordinary course business activities, adverse conditions in the credit and financial markets could prevent Olin from obtaining financing, if the need arises. Olin’s ability to invest in its businesses and refinance or repay maturing debt obligations could require access to the credit and capital markets and sufficient bank credit lines to support cash requirements. If Olin is unable to access the credit and capital markets on commercially reasonable terms, Olin could experience a material adverse effect on its business, financial position or results of operations.

Pension Plans—The impact of declines in global equity and fixed income markets on asset values and any declines in interest rates and/or improvements in mortality assumptions used to value the liabilities in Olin’s pension plans may result in higher pension costs and the need to fund Olin’s existing pension plans in future years in material amounts.

Under Accounting Standard Codification (ASC) 715 “Compensation-Retirement Benefits” (ASC 715), Olin recorded an after-tax charge of $87 million ($142 million pretax) to shareholders’ equity as of December 31, 2014 for its pension and other postretirement plans. This charge reflected a 60-basis point decrease in the plans’ discount rate and the negative impact of the newly mandated mortality tables, partially offset by favorable performance on plan assets during 2014. In 2013, Olin recorded an after-tax charge of $8 million ($13 million pretax) to shareholders’ equity as of December 31, 2013 for its pension and other postretirement plans. This charge reflected unfavorable performance on plan assets during 2013, partially offset by a 60-basis point increase in the plans’ discount rate. In 2012, Olin recorded an after-tax charge of $102 million ($167 million pretax) to shareholders’ equity as of December 31, 2012 for its pension and other postretirement plans. This charge reflected a 100-basis point decrease in the plans’ discount rate, partially offset by the favorable performance on plan assets during 2012. These non-cash charges to shareholders’ equity do not affect Olin’s ability to borrow under its senior credit facility.

The determinations of pension expense and pension funding are based on a variety of rules and regulations. Changes in these rules and regulations could impact the calculation of pension plan liabilities and the valuation of pension plan assets. They may also result in higher pension costs, additional financial statement disclosure, and accelerate the need to fully fund the pension plan. During the fourth quarter of 2014, the Society of Actuaries (SOA) issued the final report of its mortality tables and mortality improvement scales. The updated mortality data reflected increasing life expectancies in the United States. During the third quarter of 2012, the “Moving Ahead for Progress in the 21st Century Act” (MAP-21) became law. The new law changes the mechanism for determining interest rates to be used for calculating minimum defined benefit pension plan funding requirements. Interest rates are determined using an average of rates for a 25-year period, which can have the effect of increasing the annual discount rate, reducing the defined benefit pension plan obligation and potentially reducing or eliminating the minimum annual funding requirement. The new law also increased premiums paid to the Pension Benefit Guaranty Corporation (PBGC). During the third quarter of 2014, the “Highway and Transportation Funding Act” (HATFA 2014) became law, which includes an extension of MAP-21’s defined benefit plan funding stabilization relief. Based on Olin’s plan assumptions and estimates, Olin will not be required to make any cash contributions to the domestic qualified defined benefit pension plan at least through 2015 and under the new law may not be required to make any additional contributions for at least the next five years. Olin does have a small Canadian qualified defined benefit pension plan to which Olin made cash contributions of $1 million in 2014, $1 million in 2013 and $1 million in 2012, and Olin anticipates approximately $1 million of cash contributions in 2015. At December 31, 2014, the projected benefit obligation of $2,117 million exceeded the market value of assets in Olin’s qualified defined benefit pension plans by $139 million, as calculated under ASC 715.

In addition, the impact of declines in global equity and fixed income markets on asset values may result in higher pension costs and may increase and accelerate the need to fund the pension plans in future years. For example, holding all other assumptions constant, a 100-basis point decrease or increase in the assumed long-term rate of return on plan assets would have decreased or increased, respectively, the 2014 defined benefit pension plans income by approximately $17 million.

Holding all other assumptions constant, a 50-basis point decrease in the discount rate used to calculate pension income for 2014 and the projected benefit obligation as of December 31, 2014 would have decreased pension income by $1 million and increased the projected benefit obligation by $118 million. A 50-basis point increase in the discount rate used to calculate pension income for 2014 and the projected benefit obligation as of December 31, 2014 would have increased pension income by $1 million and decreased the projected benefit obligation by $115 million.

Olin will assume certain material pension benefit obligations associated with DCP. These liabilities and the related future funding obligations could restrict cash available for Olin operations, capital expenditures and other requirements, and may materially adversely affect its financial condition and liquidity.

In the Transactions, Olin’s U.S. tax-qualified defined benefit pension plan may assume certain U.S. tax-qualified defined benefit pension obligations related to active employees and certain terminated, vested retirees of DCP with a net liability of up to $400 million. In connection therewith, pension assets may be transferred from TDCC’s U.S. tax-qualified defined benefit pension plans to an existing U.S. tax-qualified defined benefit pension plan maintained by Olin. In addition to the standard minimum funding requirements, the Pension Protection Act of 2006 (as amended by the Worker, Retiree and Employer Recovery Act of 2008) (the “Pension Act”) requires companies with U.S. tax-qualified defined benefit pension plans to make contributions to such plans as frequently as quarterly in order to meet the “funding target” for such plans, as defined in the Pension Act. The failure to meet a minimum required percentage of the funding target in any given year could result in adverse consequences, including the imposition of fines or penalties. Funding obligations with respect to U.S. tax-qualified defined benefit pension plans change due to, among other things, the actual investment return on plan assets and changes in interest rates and/or mortality assumptions. Continued volatility in the capital markets may have a further negative impact on the funded status of U.S. tax-qualified defined benefit pension plans, which may in turn increase attendant funding obligations. Given the amount of pension assets that may be transferred from TDCC’s U.S. tax-qualified defined benefit pension plans to Olin’s U.S. tax-qualified defined benefit pension plan, and subject to the foregoing and other variables, and the uncertainties associated therewith, it is possible that Olin could be required to make substantial additional contributions in future years to Olin’s tax-qualified defined benefit pension plan attributable to the transferred pension liabilities. These contributions could restrict available cash for Olin’s operations, capital expenditures and other requirements, and may materially adversely affect its financial condition and liquidity.

In addition, in the Transactions, Olin will assume certain accrued defined benefit pension liabilities relating to employees of TDCC in Germany and Switzerland who transfer to Olin in connection with the Transactions. These liabilities and the related future payment obligations could restrict cash available for Olin operations, capital expenditures and other requirements, and may materially adversely affect its financial condition and liquidity.

Labor Matters—Olin may not be able to conclude future labor contracts or any other labor agreements without work stoppages.

Various labor unions represent, and after consummation of the Transactions will continue to represent, a majority of Olin’s hourly paid employees for collective bargaining purposes.

While Olin believes its relations with its employees and their various representatives are generally satisfactory, Olin cannot assure that it can conclude any labor agreements without work stoppages and cannot assure that any work stoppages will not have a material adverse effect on Olin’s business, financial condition or results of operations.

Foreign Exchange Rates—Fluctuations in foreign currency exchange could affect Olin’s consolidated financial results.

Olin currently earns revenues, pays expenses, owns assets and incurs liabilities in countries using currencies other than the U.S. dollar. Following the consummation of the Transactions, Olin expects the percentage of its revenues earned, expenses paid, assets owned and liabilities incurred in currencies other than the U.S. dollar to significantly increase. Because Olin’s consolidated financial statements are presented in U.S. dollars, it must translate revenues and expenses into U.S. dollars at the average exchange rate during each reporting period, as well as assets and liabilities into U.S. dollars at exchange rates in effect at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against other major currencies will affect Olin’s net revenues, operating income and the value of balance sheet items denominated in foreign currencies. Because of the geographic diversity of Olin’s operations, including, after the consummation of the Transactions, DCP, weaknesses in various currencies might occur in one or many of such currencies over time. From time to time, Olin may use derivative financial instruments to further reduce its net exposure to currency exchange rate fluctuations. However, Olin cannot assure you that fluctuations in foreign currency exchange rates, particularly the strengthening of the U.S. dollar against major currencies, would not materially adversely affect its financial results.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain statements relating to future events and each of TDCC’s, Splitco’s and Olin’s intentions, beliefs, expectations, and predictions for the future. Any such statements other than statements of historical fact are forward-looking statements. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast,” “would” or “could” (including the negative variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events, including with respect to the Transactions, generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding expected benefits of the Transactions, integration plans and expected synergies therefrom, the expected timing of the consummation of the Transactions, and each of TDCC’s, Splitco’s and Olin’s anticipated future financial and operating performance and results, including its estimates for growth. These statements are based on the current expectations of management of each of TDCC, Splitco and Olin. There are a number of risks and uncertainties that could cause each company’s actual results to differ materially from the forward-looking statements included or incorporated by reference in this document. These risks and uncertainties include, but are not limited to, risks relating to:

•	Olin’s ability to obtain requisite shareholder approval to complete the Transactions;

•	TDCC’s being unable to obtain the necessary tax authority and other regulatory approvals required to complete the Transactions, or such required approvals delaying the Transactions or resulting in the imposition of conditions that could have a material adverse effect on the combined company or causing the companies to abandon the Transactions;

•	other conditions to the closing of the Transactions not being satisfied;

•	a material adverse change, event or occurrence affecting Olin or DCP prior to the closing of the Transactions delaying the Transactions or causing the companies to abandon the Transactions;

•	problems arising in successfully integrating DCP and Olin, which may result in the combined company not operating as effectively and efficiently as expected;

•	Olin’s ability to achieve the synergies expected to result from the Transactions in the estimated amounts and within the anticipated timeframe, if at all;

•	the possibility that the Transactions may involve other unexpected costs, liabilities or delays;

•	the businesses of each respective company being negatively impacted as a result of uncertainty surrounding the Transactions;

•	disruptions from the Transactions harming relationships with customers, employees or suppliers; and

•	uncertainties regarding:

–	future prices;

–	industry capacity levels and demand for each company’s products;

–	raw materials and energy costs and availability, feedstock availability and prices;

–	changes in governmental regulations or the adoption of new laws or regulations that may make it more difficult or expensive to operate each company’s businesses or manufacture its products before or after the Transactions;

–	each company’s ability to generate sufficient cash flows from its businesses before and after the Transactions;

–	future economic conditions in the specific industries to which its respective products are sold; and

–	global economic conditions.

In light of these risks, uncertainties, assumptions and other factors, the forward-looking statements discussed or incorporated by reference in this document may not occur. Other unknown or unpredictable factors could also have a material adverse effect on each of TDCC’s, Splitco’s and Olin’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties, see the section of this document entitled “Risk Factors.” As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. None of TDCC, Splitco or Olin undertakes, and each expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events, or changes in its respective expectations, except as required by law.

THIS EXCHANGE OFFER

Terms of this Exchange Offer

General

TDCC is offering to exchange all issued and outstanding shares of Splitco common stock for shares of TDCC common stock, at an exchange ratio to be calculated in the manner described below, on the terms and conditions and subject to the limitations described below and in the letter of transmittal (including the instructions thereto) filed as an exhibit to the registration statement of which this document forms a part, by 8:00 a.m., New York City time, on                     , 2015, unless this exchange offer is extended or terminated. The last day on which tenders will be accepted, whether on                     , 2015 or any later date to which this exchange offer is extended, is referred to in this document as the “expiration date.” You may tender all, some or none of your shares of TDCC common stock.

100,000,000 shares of Splitco common stock will be issued and outstanding and held by TDCC immediately prior to the Distribution. The number of shares of TDCC common stock that will be accepted if this exchange offer is completed will depend on the final exchange ratio and the number of shares of TDCC common stock tendered.

TDCC’s obligation to complete this exchange offer is subject to important conditions that are described in the section entitled “—Conditions for the Consummation of this Exchange Offer.”

For each share of TDCC common stock that you validly tender in this exchange offer and do not properly withdraw and that is accepted, you will receive a number of shares of Splitco common stock corresponding to a              percent discount to the per-share value of the shares of Olin common stock to be received in the Merger, calculated as set forth below, subject to an upper limit              of shares of Splitco common stock per share of TDCC common stock. Stated another way, subject to the upper limit described below, for each $1.00 of TDCC common stock accepted in this exchange offer, you will receive approximately $         of Splitco common stock. The shares of Splitco common stock will, upon the effectiveness of the Merger, be converted into the right to receive Olin common stock based on the exchange ratio specified in the Merger Agreement. See “—Fractional Shares” and “—Exchange of Shares of TDCC Common Stock.”

The final calculated per-share values will be equal to:

(i) with respect to TDCC common stock, the simple arithmetic average of the daily VWAP of TDCC common stock on the NYSE for each of the Valuation Dates, as reported to TDCC by Bloomberg L.P. displayed under the heading Bloomberg VWAP on the Bloomberg page “DOW UN <Equity> VAP” (or its equivalent successor page if such page is not available);

(ii) with respect to Olin common stock, the simple arithmetic average of the daily VWAP of Olin common stock for each of the Valuation Dates, as reported to TDCC by Bloomberg L.P. displayed under the heading Bloomberg VWAP on the Bloomberg page “OLN UN <Equity> VAP” (or its equivalent successor page if such page is not available); and

(iii) with respect to Splitco common stock, the calculated per share value; determined as provided above, of Olin common stock, multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock in the Merger ).

The daily VWAP provided by Bloomberg L.P. may be different from other sources of volume-weighted average prices or investors’ or security holders’ own calculations of volume-weighted average prices. TDCC will determine such calculations of the per-share values of TDCC common stock and Splitco common stock, and such determination will be final.

If the upper limit on the number of shares of Splitco common stock that can be received for each share of TDCC common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date. See “—Extension; Termination; Amendment—Mandatory Extension.”

Upper Limit

The number of shares you can receive is subject to an upper limit of                  shares of Splitco common stock for each share of TDCC common stock accepted in this exchange offer. If the upper limit is in effect, a shareholder will receive less than $         of Splitco common stock for each $1.00 of TDCC common stock that the shareholder validly tenders, that is not properly withdrawn and that is accepted in the exchange offer, and the shareholder could receive much less. This limit was calculated based on a              percent discount for shares of Splitco common stock based on the average of the daily VWAPs of TDCC common stock and Olin common stock on                     , 2015,                     , 2015, and                     , 2015 (the last three trading days before the commencement of this exchange offer). The averages of the daily VWAPs of TDCC common stock and Olin common stock on                     , 2015,                     , 2015 and                     , 2015 were              and             , respectively. The upper limit was determined by dividing 100% of the calculated per-share value of TDCC common stock for such dates by     % of the calculated per-share value of Splitco common stock for such dates (in each case determined in the manner described under “—General” above). TDCC set this upper limit to ensure that an unusual or unexpected drop in the trading price of Olin common stock, relative to the trading price of TDCC common stock, would not result in an unduly high number of shares of Splitco common stock being exchanged for each share of TDCC common stock accepted in this exchange offer, preventing a situation that might significantly reduce the benefits of the Exchange Offer to TDCC and its continuing shareholders due to a smaller number of outstanding shares being acquired by TDCC in this exchange offer.

Pricing Mechanism

The terms of this exchange offer are designed to result in your receiving $         of Splitco common stock for each $1.00 of TDCC common stock validly tendered, not properly withdrawn and accepted in this exchange offer, based on the calculated per-share values described above. This exchange offer does not provide for a lower limit or minimum exchange ratio because a minimum exchange ratio could result in the shares of Splitco common stock exchanged for each $1.00 of TDCC common stock being valued higher than approximately $        . Regardless of the final exchange ratio, the terms of this exchange offer would always result in your receiving approximately $         of Splitco common stock for each $1.00 of TDCC common stock so long as the upper limit is not in effect. See the table on page 68 for purposes of illustration.

Subject to the upper limit described above, for each $1.00 of TDCC common stock accepted in this exchange offer, you will receive approximately $         of Splitco common stock. The following formula will be used to calculate the number of shares of Splitco common stock you will receive in exchange for each share of TDCC common stock accepted in this exchange offer:

Number of shares of Splitco common stock	=	The lesser of	(a)	and	(b)	100% of the calculated per-share value of TDCC common stock divided by % of the calculated per-share value of Splitco common stock (calculated as described below)

The calculated per-share value of a share of TDCC common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of TDCC common stock on the NYSE on each of the Valuation Dates. The calculated per-share value of a share of Splitco common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of Olin common stock on the NYSE on each of the Valuation Dates multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock in the Merger).

If the upper limit is in effect, the exchange ratio will be fixed and the calculated per-share values of TDCC common stock and Splitco common stock based on the daily VWAP of TDCC common stock and Olin common stock during the Mandatory Extension will no longer affect the exchange ratio, which will be fixed at             . See “—Extension; Termination; Amendment—Mandatory Extension.” To help illustrate the way this calculation works, below are two examples:

Example 1: Assuming that the average of the daily VWAP on the Valuation Dates is $         per share of TDCC common stock and $         per share of Olin common stock, you would receive                  shares ($         divided by              percent of the product of $         and 0.87482759) of Splitco common stock for each share of TDCC common stock accepted in this exchange offer. In this example, the upper limit of                  shares of Splitco common stock for each share of TDCC common stock would not apply.

Example 2: Assuming that the average of the daily VWAP on the Valuation Dates is $         per share of TDCC common stock and $         per share of Olin common stock, the upper limit would apply and you would only receive                  shares of Splitco common stock for each share of TDCC common stock accepted in this exchange offer because the upper limit is less than                  shares ($         divided by              percent of the product of $         and 0.87482759) of Splitco common stock for each share of TDCC common stock. Because the upper limit would apply, this exchange offer would be automatically extended until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date, and the exchange ratio would be fixed at the upper limit.

If the upper limit is in effect, under extreme circumstances, it is possible that you could receive less than $1.00 of Splitco common stock for each $1.00 of TDCC common stock accepted for exchange.

Indicative Per-Share Values

You will be able to review indicative exchange ratios and calculated per-share values of TDCC common stock and Splitco common stock and the final exchange ratio used to determine the number of shares of Splitco common stock to be exchanged per share of TDCC common stock. TDCC will maintain a website at www.edocumentview.com/dowexchange that provides indicative exchange ratios and calculated per-share values of TDCC common stock and Splitco common stock. The indicative exchange ratios will reflect whether the upper limit on the exchange ratio, described above, would have been in effect. You may also contact the information agent at the toll-free number provided on the back cover of this document to obtain these indicative exchange ratios.

From the commencement of this exchange offer until the first Valuation Date, the website will show the indicative calculated per-share values on a given day, calculated as though that day were the expiration date of this exchange offer, of (i) TDCC common stock, which will equal the simple arithmetic average of the daily VWAP of TDCC common stock, as calculated by TDCC, on each of the three prior trading days and (ii) Splitco common stock, which will equal the simple arithmetic average of the daily VWAP of Olin common stock, as calculated by TDCC, multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock in the Merger) on each of the three prior trading days.

On each of the Valuation Dates, when the values of TDCC common stock and Splitco common stock are calculated for the purposes of this exchange offer, the website will show the indicative calculated per-share values of TDCC common stock and Splitco common stock, as calculated by TDCC, which will equal, with respect to each stock, (i) on the first Valuation Date, the intra-day VWAP during the elapsed portion of that day, (ii) on the second Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and (iii) on the third Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and with the actual daily VWAP on the second Valuation Date. “Intra-day VWAP” means VWAP for the period beginning at the official open of trading on the NYSE and ending as of the specific time in such day. On each of the Valuation Dates, the indicative calculated per-share values and indicative exchange ratio calculated using such values will be updated at 10:30 a.m., 1:30 p.m. and by 4:30 p.m., New York City time.

Final Exchange Ratio

The final exchange ratio that shows the number of shares of Splitco common stock that you will receive for each share of TDCC common stock accepted in this exchange offer will be available at www.edocumentview.com/dowexchange and announced by press release by 4:30 p.m., New York City time, on                     , 2015, unless this exchange offer is extended or terminated.

You may also contact the information agent to obtain these indicative exchange ratios and the final exchange ratio at its toll-free number provided on the back cover of this document.

Each of the daily VWAPs, intra-day VWAPs, calculated per-share values and the final exchange ratio will be rounded to four decimal places.

If a market disruption event occurs with respect to TDCC common stock or Olin common stock on any of the Valuation Dates, the calculated per-share value of TDCC common stock and Splitco common stock will be determined using the daily VWAP of TDCC common stock and Olin common stock on the preceding trading day or days, as the case may be, on which no market disruption event occurred with respect to both TDCC common stock and Olin common stock. If, however, a market disruption event occurs as specified above, TDCC may terminate this exchange offer if, in its reasonable judgment, the market disruption event has impaired the benefits of this exchange offer. For specific information as to what would constitute a market disruption event, see “—Conditions for the Consummation of this Exchange Offer.”

Since this exchange offer is scheduled to expire at 8:00 a.m., New York City time, on the last day of the exchange offer period, and the final exchange ratio will be announced by 4:30 p.m., New York City time, on the last trading day prior to the expiration date of this exchange offer, you will be able to tender or withdraw your shares of TDCC common stock after the final exchange ratio is determined. For more information on validly tendering and properly withdrawing your shares, see “—Procedures for Tendering” and “—Withdrawal Rights.”

For the purposes of illustration, the table below indicates the number of shares of Splitco common stock that you would receive per share of TDCC common stock accepted in this exchange offer, calculated on the basis described above and taking into account the upper limit described above, assuming a range of averages of the daily VWAP of TDCC common stock and Olin common stock on the Valuation Dates. The first row of the table below shows the indicative calculated per-share values of TDCC common stock and Splitco common stock and the indicative exchange ratio that would have been in effect following the official close of trading on the NYSE on                     , 2015, based on the daily VWAPs of TDCC common stock and Olin common stock on                     , 2015,                     , 2015 and                     , 2015. The table also shows the effects of a              percent increase or decrease in either or both of the calculated per-share values of TDCC common stock and Splitco common stock based on changes relative to the values as of                     , 2015.

TDCC common stock	Olin common stock	Calculated per-share value of TDCC common stock	Calculated per-share value of Olin common stock	Calculated per-share value of Splitco common stock (1)	Shares of Splitco common stock to be received per share of TDCC common stock tendered	Shares of Olin common stock to be received per share of TDCC common stock (2)	Calculated Value Ratio (3)
As of , 2015	As of , 2015
Down %	Up %
Down %	Unchanged
Down %	Down %
Unchanged	Up %
Unchanged	Down %
Up %	Up %
Up %	Unchanged
Up %	Down % (4)

(1)	The calculated per-share value of Splitco common stock for purposes of this exchange offer will equal the simple arithmetic average of the daily VWAP of Olin common stock on the NYSE on each of the Valuation Dates, multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock in the Merger).
(2)	Subject to receipt of cash in lieu of fractional shares of Olin common stock. See “—Fractional Shares.”
(3)	The Calculated Value Ratio equals (i) the calculated per-share value of Splitco common stock multiplied by the exchange offer exchange ratio, divided by (ii) the calculated per-share value of TDCC common stock.
(4)	In this scenario, the upper limit is in effect. Absent the upper limit, the exchange ratio would have been shares per share of TDCC common stock validly tendered and accepted in this exchange offer. In this scenario, TDCC would announce that the upper limit on the number of shares that can be received for each share of TDCC common stock tendered is in effect at the expiration of the exchange offer period no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date, that the exchange ratio would be fixed at the upper limit and this exchange offer would be extended until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date.

During the three-month period of                     , 2015 through                     , 2015, the highest closing price of TDCC common stock on the NYSE was $         and the lowest closing price of Olin common stock on the NYSE was $        . If the calculated per-share values of TDCC common stock and Splitco common stock were calculated based on these closing prices, you would receive only the limit of                  shares of Splitco common stock for each share of TDCC common stock tendered, and the value of such shares of Splitco common stock, based on the Olin common stock price multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock in the Merger), would have been approximately $         of Splitco common stock for each $1.00 of TDCC common stock accepted for exchange.

If the trading price of TDCC common stock were to increase during the period of the Valuation Dates, the average TDCC stock price used to calculate the exchange ratio would likely be lower than the closing price of TDCC common stock on the expiration date of this exchange offer. As a result, you may receive fewer shares of Splitco common stock, and therefore effectively fewer shares of Olin common stock, for each $1.00 of shares of TDCC common stock than you would have if the average TDCC stock price were calculated on the basis of the closing price of shares of TDCC common stock on the expiration date of this exchange offer or on the basis of an averaging period that includes the Valuation Dates. Similarly, if the trading price of Olin common stock were to decrease during the Valuation Dates, the average Olin stock price used to calculate the exchange ratio would likely be higher than the closing price of Olin common stock on the expiration date. This could also result in your receiving fewer shares of Splitco common stock, and therefore effectively fewer shares of Olin common stock, for each $1.00 of TDCC common stock than you would otherwise receive if the average Olin common stock price were calculated on the basis of the closing price of Olin common stock on the expiration date or on the basis of an averaging period that included the Valuation Dates.

The number of shares of TDCC common stock that may be accepted in this exchange offer may be subject to proration. Depending on the number of shares of TDCC common stock validly tendered, and not properly withdrawn in this exchange offer, and the final exchange ratio, determined as described above, TDCC may have to limit the number of shares of TDCC common stock that it accepts in this exchange offer through a proration process. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described below under “—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of TDCC Common Stock.”

This document and related documents are being sent to persons who directly held shares of TDCC common stock on                     , 2015 and brokers, banks and similar persons whose names or the names of whose nominees appear on TDCC’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of TDCC common stock.

Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of TDCC Common Stock

If, upon the expiration of this exchange offer, TDCC shareholders have validly tendered and not properly withdrawn more shares of TDCC common stock than TDCC is able to accept for exchange (taking into account the exchange ratio and the total number of shares of Splitco common stock owned by TDCC), TDCC will accept for exchange the TDCC common stock validly tendered and not properly withdrawn by each tendering shareholder on a pro rata basis, based on the proportion that the total number of shares of TDCC common stock to be accepted bears to the total number of shares of TDCC common stock validly tendered and not properly withdrawn (rounded to the nearest whole number of shares of TDCC common stock), and subject to any adjustment necessary to ensure the exchange of all shares of Splitco common stock owned by TDCC, except for tenders of odd-lots, as described below.

Beneficial holders of “odd-lots,” that is, fewer than 100 shares of TDCC common stock, who validly tender all of their shares and request preferential treatment will not be subject to proration if this exchange offer is oversubscribed. Beneficial holders of 100 or more shares of TDCC common stock are not eligible for the foregoing “odd-lots” preference. The “odd-lots” preference also does not apply to shares of TDCC common stock held in participant accounts under the Dow Savings Plan and Trust. Thus, participants in the Dow Savings Plan who tender shares of TDCC common stock held under the plan will be subject to proration even if they hold fewer than 100 shares under the plan. If an individual holds shares under the Dow Savings Plan, and also holds shares outside the plan, if the number of shares held outside the plan is fewer than 100, the shares held outside the plan will be eligible for the “odd-lots” preference without regard to the number of shares the individual holds under the plan.

Any beneficial holder of fewer than 100 shares of TDCC common stock outside of the Dow Savings Plan who wishes to tender all such shares without proration must complete the box entitled “Odd-Lot Shares” on the letter of transmittal. If your odd-lot shares are held by a broker for your account, you can contact your broker and request the preferential treatment.

TDCC will announce the preliminary proration factor by press release as promptly as practicable after the expiration date. Upon determining the number of shares of TDCC common stock validly tendered for exchange, TDCC will announce the final results, including the final proration factor.

Any shares of TDCC common stock not accepted for exchange in this exchange offer as a result of proration or otherwise will be returned to the tendering shareholder promptly after the final proration factor is determined.

For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Fractional Shares

Immediately following the consummation of this exchange offer, Merger Sub will be merged with and into Splitco, whereby Splitco will continue as the surviving company and a wholly-owned subsidiary of Olin. Each outstanding share of Splitco common stock will be converted into the right to receive 0.87482759 shares of Olin common stock. In this conversion of shares of Splitco common stock into shares of Olin common stock, no fractional shares of Olin common stock will be delivered to holders of Splitco common stock. All fractional shares of Olin common stock that a holder of shares of Splitco common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the exchange agent. The exchange agent will cause the whole shares obtained by such aggregation to be sold on behalf of such holders of shares of Splitco common stock that would otherwise be entitled to receive such fractional shares of Olin common stock in the Merger, in the open market or otherwise, in each case at then-prevailing market prices, and in no case later than five business days after the time of the Distribution. The exchange agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable following the Merger to the holders of Splitco common stock that would otherwise be entitled to receive such fractional shares of Olin common stock in the Merger.

Exchange of Shares of TDCC Common Stock

Upon the terms and subject to the conditions of this exchange offer (including, if this exchange offer is extended or amended, the terms and conditions of the extension or amendment), TDCC will accept for exchange, and will exchange, for shares of Splitco common stock owned by TDCC, the shares of TDCC common stock validly tendered, and not properly withdrawn, prior to the expiration of this exchange offer, promptly after the expiration date.

The exchange of shares of TDCC common stock tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of (a)(i) certificates representing all physically tendered shares of TDCC common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of TDCC common stock in the exchange agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the section below entitled “—Procedures for Tendering,” (b) the letter of transmittal for TDCC common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

For purposes of this exchange offer, TDCC will be deemed to have accepted for exchange, and thereby exchanged, shares of TDCC common stock validly tendered and not properly withdrawn if and when TDCC notifies the exchange agent of its acceptance of the tenders of those shares of TDCC common stock pursuant to this exchange offer.

Upon the consummation of this exchange offer, TDCC will deliver to the exchange agent a global certificate representing all of the Splitco common stock being distributed in this exchange offer, with irrevocable instructions to hold the shares of Splitco common stock in trust for the holders of TDCC common stock validly tendered and not withdrawn in this exchange offer and, in the case of a pro rata distribution, holders of TDCC common stock whose shares of TDCC common stock remain outstanding after the consummation of this exchange offer (as described below under “—Distribution of Any Shares of Splitco Common Stock Remaining After this Exchange Offer”). Olin will deposit with the exchange agent for the benefit of persons who received shares of Splitco common stock in this exchange offer book-entry authorizations representing shares of Olin common stock, with irrevocable instructions to hold the shares of Olin common stock in trust for the holders of Splitco common stock.

Upon surrender of the documents required by the exchange agent, duly executed, each former holder of Splitco common stock will receive from the exchange agent in exchange therefor shares of Olin common stock and/or cash in lieu of fractional shares, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

If TDCC does not accept for exchange any tendered TDCC common stock for any reason pursuant to the terms and conditions of this exchange offer, the exchange agent (a) in the case of shares of TDCC common stock held in certificated form, will return certificates representing such shares without expense to the tendering shareholder, (b) in the case of book-entry shares held through DRS, will cause those shares to be credited to the DRS account from which they were tendered, (c) in the case of CIP Shares, will cause those shares to be credited to the account under the Computershare CIP, a dividend reinvestment plan for TDCC, from which they were tendered and (d) in the case of shares tendered by book-entry transfer pursuant to the procedures set forth below in the section entitled “—Procedures for Tendering,” such shares will be credited to an account maintained with The Depository Trust Company, in each case promptly following expiration or termination of this exchange offer.

Holders of TDCC’s Cumulative Convertible Perpetual Preferred Stock Series A may participate in the exchange offer only to the extent they convert their preferred shares into TDCC common shares and validly transfer those TDCC common shares prior to the expiration of this Exchange Offer.

Procedures for Tendering

Shares Held in Certificated Form/Book-Entry DRS

If you hold certificates representing shares of TDCC common stock, or if your shares of TDCC common stock are held in book-entry via the Direct Registration System (“DRS”), you must deliver to the exchange agent at the address listed on the letter of transmittal a properly completed and duly executed letter of transmittal, along with any required signature guarantees and any other required documents, and, if you hold certificates, the certificates representing the shares of TDCC common stock tendered.

CIP Shares

If you hold CIP Shares, you must deliver to the exchange agent at the address listed on the letter of transmittal for TDCC common stock a properly completed and duly executed letter of transmittal, together with any required signature guarantees and any other required documents. Since certificates are not issued for CIP Shares, you do not need to deliver any certificates representing those shares to the exchange agent.

Shares Held Through a Broker, Dealer, Commercial Bank, Trust Company or Similar Institution

If you hold shares of TDCC common stock through a broker, dealer, commercial bank, trust company or similar institution and wish to tender your shares of TDCC common stock in this exchange offer, you should follow the instructions sent to you separately by that institution. In this case, you should not use a letter of transmittal to direct the tender of your shares of TDCC common stock. If that institution holds shares of TDCC common stock through The Depository Trust Company, it must notify The Depository Trust Company and cause it to transfer the shares into the exchange agent’s account in accordance with The Depository Trust Company’s procedures. The institution must also ensure that the exchange agent receives an agent’s message from The Depository Trust Company confirming the book-entry transfer of your shares of TDCC common stock. A tender by book-entry transfer will be completed upon receipt by the exchange agent of an agent’s message, book-entry confirmation from The Depository Trust Company and any other required documents.

The term “agent’s message” means a message, transmitted by The Depository Trust Company to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the shares of TDCC common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal (including the instructions thereto) and that TDCC may enforce that agreement against the participant.

The exchange agent will establish an account with respect to the shares of TDCC common stock at The Depository Trust Company for purposes of this exchange offer, and any eligible institution that is a participant in The Depository Trust Company may make book-entry delivery of shares of TDCC common stock by causing The Depository Trust Company to transfer such shares into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedure for the transfer. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Shares Held in the Dow Savings Plan

If your account holds units of the TDCC Stock Fund (as described below) under the Dow Savings Plan, you may elect either to keep or to exchange some or all of the shares attributable to the units held in your account for shares of Splitco common stock. You will receive instructions from the Trustee via letter or email (as permitted by the Dow Savings Plan and Trust) informing you how to make an election. If you do not make a timely election in accordance with the Trustee’s instructions by the deadline set forth in the Trustee’s instructions, none of the shares attributable to the units of the TDCC Stock Fund held in your account under the Dow Savings Plan will be exchanged for shares of Splitco common stock and your holdings of units of the TDCC Stock Fund in your Dow Savings Plan account will remain unchanged. If you do timely elect to exchange shares attributable to units of the TDCC Stock Fund for Splitco common stock, in the Merger, each such share of Splitco common stock will be converted into the right to receive units of a unitized stock fund holding Olin common stock (as described further below) based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.” For a more detailed description of how to tender your shares attributable to the units held in your account if you participate in the Dow Savings Plan, please refer to the specific instructions regarding how to tender such shares, if any, under the Dow Savings Plan, which will be included in the written information to be provided to you by the Trustee.

If you elect to exchange some or all of the shares attributable to units of the TDCC Stock Fund in your Dow Savings Plan account for shares of Splitco common stock, you may be required to liquidate any units representing shares of Olin common stock that you receive in exchange for such Splitco shares in connection with the Merger in your plan account no later than a date communicated by the Trustee (which could be immediately after the closing of the Merger or several months thereafter) and reallocate the sale proceeds to one or more of the other investment options then available under the Dow Savings Plan. If you do not liquidate such shares of Olin common stock prior to the liquidation deadline, the shares of Olin common stock in your Dow Savings Plan account will be liquidated by the Trustee on the liquidation deadline date with the proceeds invested as set forth in the instructions from the Trustee. If the offer to exchange shares of TDCC common stock for Splitco common stock is oversubscribed, the number of shares attributable to the units of the TDCC Stock Fund in your Dow Savings Plan account that you elect to exchange will be subject to proration. Any proration of the number of shares accepted in this exchange offer will be determined on the basis of the proration mechanics described under “Summary—Terms of this Exchange Offer—Proration; Tenders for Exchange by Holders of Fewer than 100 Shares of TDCC Common Stock.” Please contact the phone number in the letter or email you receive from the Trustee to speak with a customer service associate if you have not yet received instructions from the Trustee.

The TDCC Stock Fund under the Dow Savings Plan is a unitized stock fund holding TDCC common stock and cash and short-term investments maintained for liquidity purposes. Participants in the Dow Savings Plan whose accounts are invested in the TDCC Stock Fund have units in such fund allocated to their respective accounts, which units represent their respective pro rata interests in such fund. For purposes of this document and the exchange offer, references to shares of TDCC common stock being held in participant accounts under the Dow Savings Plan, elections to keep or tender such shares, and exchanges of such shares mean, with respect to a participant, the shares of TDCC common stock represented by the units in the TDCC Stock Fund allocated to the participant’s account under the plan.

In connection with the exchange, any shares of Olin common stock held under the Dow Savings Plan and Trust will be held in a unitized stock fund. In addition to holding Olin common stock, such Olin common stock fund may also hold cash and short-term investments for liquidity purposes. Accounts of plan participants who elect to participate in the exchange offer will receive units in the Olin common stock fund. For purposes of this document and the exchange offer, references to shares of Olin common stock being held in participant accounts under the Dow Savings Plan and liquidation of shares of Olin common stock mean, with respect to a participant, the shares of Olin common stock represented by the units in the Olin common stock fund allocated to the participant’s account under the plan.

Notwithstanding anything in this document to the contrary, with respect to shares of TDCC common stock held under the Dow Savings Plan and Trust, the terms of such plan and Trust and applicable law govern all transactions involving such shares of TDCC common stock. It is possible that the investment fiduciaries of the Dow Savings Plan, to fulfill their fiduciary obligations, will impose additional conditions and limitations on the participation of the plan and its participants in the exchange offer or will determine that investment in Olin common stock will not be a permitted investment. If that is the case, participants in the Dow Savings Plan will be so notified.

General Instructions

Do not send letters of transmittal and certificates representing shares of TDCC common stock to TDCC, Olin, Splitco or the information agent. Letters of transmittal for shares of TDCC common stock and certificates representing shares of TDCC common stock should be sent to the exchange agent at an address listed on the letter of transmittal. Trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who sign a letter of transmittal or any certificates or stock powers must indicate the capacity in which they are signing and must submit evidence of their power to act in that capacity unless waived by TDCC. Transmittal of tendered shares held in the Trust under the Dow Savings Plan will be made by the Trustee.

Whether you tender your shares of TDCC common stock by delivery of certificates, by the procedures applicable to book-entry shares held through DRS, by the procedures applicable to CIP Shares, or through your broker, the exchange agent must receive the letter of transmittal for shares of TDCC common stock and, if applicable, the certificates representing your shares of TDCC common stock at the address set forth on the back cover of this document prior to the expiration of this exchange offer. Alternatively, in case of a book-entry transfer of shares of TDCC common stock through The Depository Trust Company, the exchange agent must receive the agent’s message and a book-entry confirmation.

Letters of transmittal for shares of TDCC common stock and certificates representing shares of TDCC common stock must be received by the exchange agent. Please read carefully the instructions to the letter of transmittal you have been sent. You should contact the information agent if you have any questions regarding tendering your shares of TDCC common stock.

Signature Guarantees

Signatures on all letters of transmittal for TDCC common stock must be guaranteed by a firm which is a member of the Securities Transfer Agents Medallion Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being a “U.S. eligible institution”), except in cases in which shares of TDCC common stock are tendered either (1) by a registered shareholder who has not completed the box entitled “Special Transfer Instructions” on the letter of transmittal, or (2) for the account of a U.S. eligible institution.

If the certificates representing shares of TDCC common stock are registered in the name of a person other than the person who signs the letter of transmittal, the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed by an eligible institution.

Guaranteed Delivery Procedures

If you wish to tender shares of TDCC common stock pursuant to this exchange offer but (i) your certificates are not immediately available, (ii) you cannot deliver the shares or other required documents to the exchange agent on or before the expiration date of this exchange offer or (iii) you cannot comply with the procedures for book-entry transfer through The Depository Trust Company on a timely basis, you may still tender your TDCC common stock, so long as all of the following conditions are satisfied:

•	you must make your tender by or through a U.S. eligible institution;

•	on or before the expiration date, the exchange agent must receive a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by TDCC, in the manner provided below; and

•	within three NYSE trading days after the date of execution of such notice of guaranteed delivery, the exchange agent must receive (i) (A) certificates representing all physically tendered shares of TDCC common stock and (B) in the case of shares delivered by-book entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of TDCC common stock in the exchange agent’s account at The Depository Trust Company; (ii) a letter of transmittal for shares of TDCC common stock properly completed and duly executed (including any signature guarantees that may be required) or, in the case of shares delivered by book-entry transfer through The Depository Trust Company, an agent’s message; and (iii) any other required documents.

Registered shareholders (including any participant in The Depository Trust Company whose name appears on a security position listing of The Depository Trust Company as the owner of TDCC common stock) may transmit the notice of guaranteed delivery by facsimile transmission or mail it to the exchange agent. If you hold shares of TDCC common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf.

Tendering Your Shares After the Final Exchange Ratio Has Been Determined

Subject to a Mandatory Extension, the final exchange ratio will be available no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date of this exchange offer. If you are a registered shareholder of shares of TDCC common stock (which includes persons holding certificated shares, book-entry shares held through DRS or CIP Shares), then it is unlikely that you will be able to deliver an original executed letter of transmittal (and, in the case of certificated shares, your share certificates) to the exchange agent prior to the expiration of this exchange offer at 8:00 a.m., New York City time, on the expiration date. Accordingly, in such a case, if you wish to tender your shares after the final exchange ratio has been determined, you will generally need to do so by means of delivering a notice of guaranteed delivery and complying with the guaranteed delivery procedures described above. If you hold shares of TDCC common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your shares on your behalf. If you hold units of the TDCC Stock Fund in your account under the Dow Savings Plan and you have elected to tender all or some of the shares attributable to such units, the Trustee will tender the applicable number of such shares on your behalf. Notwithstanding anything in this document to the contrary, with respect to shares of TDCC common stock held under the Dow Savings Plan and Trust, the terms of such plan and Trust and applicable law govern all transactions involving such shares of TDCC common stock. It is possible that the investment fiduciaries of the Dow Savings Plan, to fulfill their fiduciary obligations, will impose additional conditions and limitations on the participation of the plan and its participants in the exchange offer or will determine that the plan and its participants will not participate in the exchange offer. If that is the case, participants in the Dow Savings Plan will be so notified.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, on the last trading day prior to the expiration date and institutions may be able to process tenders for TDCC common stock through The Depository Trust Company during that time (although there is no assurance that this will be the case). Once The Depository Trust Company has closed, participants in The Depository Trust Company whose name appears on a Depository Trust Company security position listing as the owner of TDCC common stock will still be able to tender their TDCC common stock by delivering a notice of guaranteed delivery to the exchange agent via facsimile.

If you hold shares of TDCC common stock through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any notice of guaranteed delivery on your behalf. It will generally not be possible to direct such an institution to submit a notice of guaranteed delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a notice of guaranteed delivery on your behalf prior to expiration of this exchange offer at 8:00 a.m., New York City time, on the expiration date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable notice of guaranteed delivery in connection with the delivery of those shares.

If the upper limit on the number of shares that can be received for each share of TDCC common stock validly tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date to permit shareholders to tender their shares of TDCC common stock during those days. Any changes in the prices of TDCC common stock or Olin common stock on those additional days of this exchange offer will not, however, affect the exchange ratio.

Effect of Tenders

A tender of TDCC common stock pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of this exchange offer as well as your representation and warranty to TDCC that (1) you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all other shares of TDCC common stock or other securities issued or issuable in respect of such shares),

(2) when the same are accepted for exchange, TDCC will acquire good and unencumbered title to such shares, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims and (3) you own the shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares of TDCC common stock for such person’s own account unless, at the time of tender, the person so tendering (1) has a net long position equal to or greater than the amount of (a) shares of TDCC common stock tendered or (b) other securities immediately convertible into or exchangeable or exercisable for the shares of TDCC common stock tendered and such person will acquire such shares for tender by conversion, exchange or exercise and (2) will cause such shares to be delivered in accordance with the terms of this document. Rule 14e-4 provides a similar restriction applicable to the tender of guarantee of a tender on behalf of another person.

The exchange of shares of TDCC common stock validly tendered and accepted for exchange pursuant to this exchange offer will be made only after timely receipt by the exchange agent of (a)(i) certificates representing all physically tendered shares of TDCC common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of TDCC common stock in the exchange agent’s account at The Depository Trust Company, (b) the letter of transmittal for shares of TDCC common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Appointment of Attorneys-in-Fact and Proxies

By executing a letter of transmittal as set forth above, you irrevocably appoint TDCC’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of TDCC common stock tendered and accepted for exchange by TDCC and with respect to any and all other shares of TDCC common stock and other securities issued or issuable in respect of the TDCC common stock on or after the expiration of this exchange offer. That appointment is effective when and only to the extent that TDCC deposits the shares of Splitco common stock for the shares of TDCC common stock that you have tendered with the exchange agent. All such proxies will be considered coupled with an interest in the tendered shares of TDCC common stock and therefore will not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked and you may not give any subsequent proxies (and, if given, they will not be deemed effective). TDCC’s designees will, with respect to the shares of TDCC common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper. TDCC reserves the right to require that, in order for shares of TDCC common stock to be deemed validly tendered, immediately upon TDCC’s acceptance for exchange of those shares of TDCC common stock, TDCC must be able to exercise full voting rights with respect to such shares. In the case of tendered shares of TDCC common stock held in the Trust under the Dow Savings Plan, the Trustee will make an electronic election through its custodian and the provisions described in this paragraph regarding the irrevocable appointment of TDCC’s designees as attorneys-in-fact will apply to the Trustee.

Determination of Validity

TDCC will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of TDCC common stock, in TDCC’s sole discretion, and its determination will be final and binding. TDCC reserves the absolute right to reject any and all tenders of shares of TDCC common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. TDCC also reserves the absolute right to waive any of the conditions of this exchange offer, or any defect or irregularity in the tender of any shares of TDCC common stock. No tender of shares of TDCC common stock is valid until all defects and irregularities in tenders of shares of TDCC common stock have been cured or waived. Neither TDCC nor the exchange agent, the information agent or any other person is under any duty to give notification of any defects or irregularities in the tender of any shares of TDCC common stock or will incur any liability for failure to give any such notification. TDCC’s interpretation of the terms and conditions of this exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

Binding Agreement

The tender of shares of TDCC common stock pursuant to any of the procedures described above will constitute a binding agreement between TDCC and you (or between TDCC and the Trustee, in the case of tendered shares of TDCC common stock held in the Trust under the Dow Savings Plan) upon the terms of and subject to the conditions to this exchange offer.

The method of delivery of share certificates of TDCC common stock and all other required documents, including delivery through The Depository Trust Company, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is recommended that you use registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Partial Tenders

If you tender fewer than all the shares of TDCC common stock evidenced by any share certificate you deliver to the exchange agent, then you will need to fill in the number of shares that you are tendering in the section entitled “Stock Election” on the second page of the letter of transmittal. In those cases, as soon as practicable after the expiration date, the exchange agent will credit the remainder of the shares of common stock that were evidenced by the certificate(s) but not tendered to a DRS account in the name of the registered holder maintained by TDCC’s transfer agent, unless otherwise provided in “Special Delivery Instructions” in the letter of transmittal. Unless you indicate otherwise in your letter of transmittal, all of the shares of TDCC common stock represented by share certificates you deliver to the exchange agent will be deemed to have been validly tendered. No share certificates are expected to be delivered to you, including in respect of any shares delivered to the exchange agent that were previously in certificated form, except for share certificates representing shares not accepted in this exchange offer.

Lost, Stolen or Destroyed Certificates

If your certificate(s) representing shares of TDCC common stock have been mutilated, destroyed, lost or stolen and you wish to tender your shares, you will need to complete an affidavit of lost, stolen or destroyed certificate(s) (the “Affidavit”) that you may request by calling TDCC’s transfer agent, Computershare, at 1-800-369-5606. You will also need to post a surety bond for your lost, stolen or destroyed shares of TDCC common stock and pay a service fee. Upon receipt of the completed applicable letter of transmittal with the completed Affidavit, the surety bond payment and the service fee, your shares of TDCC common stock will be considered tendered in this exchange offer.

Withdrawal Rights

Shares of TDCC common stock validly tendered pursuant to this exchange offer may be withdrawn at any time before 8:00 a.m., New York City time, on the expiration date and, unless TDCC has previously accepted such shares pursuant to this exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of this exchange offer (             , 2015). Once TDCC accepts shares of TDCC common stock pursuant to this exchange offer, your tender is irrevocable.

For a withdrawal of shares of TDCC common stock to be effective, the exchange agent must receive from you a written notice of withdrawal at one of its addresses set forth on the back cover of this document, and your notice must include your name and the number of shares of TDCC common stock to be withdrawn, as well as the name of the registered holder, if it is different from that of the person who tendered those shares.

If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares of TDCC common stock must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. If shares of TDCC common stock have been tendered pursuant to the procedures for book-entry tender discussed in the section entitled “—Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with the procedures of The Depository Trust Company.

TDCC will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and its decision will be final and binding. Neither TDCC nor the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any notification.

Any shares of TDCC common stock properly withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer. However, you may re-tender withdrawn shares of TDCC common stock by following one of the procedures discussed in the section entitled “—Procedures for Tendering” at any time prior to the expiration of this exchange offer (or pursuant to the instructions sent to you separately).

Except for the withdrawal rights described above, any tender made under this exchange offer is irrevocable.

Withdrawing Your Shares After the Final Exchange Ratio Has Been Determined

Subject to a Mandatory Extension, the final exchange ratio will be available no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date of this exchange offer. If you are a registered shareholder of TDCC common stock (which includes persons holding certificated shares book-entry shares held through DRS or CIP Shares) and you wish to withdraw your shares after the final exchange ratio has been determined, then you must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent prior to 8:00 a.m., New York City time, on the expiration date. Medallion guarantees will not be required for such withdrawal notices. If you hold shares of TDCC common stock through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf.

If units of the TDCC Stock Fund are held in your Dow Savings Plan account and you wish to withdraw your tendered shares attributable to such units after the final exchange ratio has been determined, you should refer to the procedures set forth in the Trustee’s informational materials provided to you. The Trustee will provide any transmission notice of withdrawal to the exchange agent on your behalf before 8:00 a.m., New York City time, on the expiration date.

The Depository Trust Company is expected to remain open until 5:00 p.m., New York City time, on the last trading day prior to the expiration date and institutions may be able to process withdrawals of TDCC common stock through The Depository Trust Company during that time (although there can be no assurance that this will be the case). Once The Depository Trust Company has closed, if you beneficially own shares of TDCC common stock that were previously delivered through The Depository Trust Company, then in order to properly withdraw your shares the institution through which your shares are held must deliver a written notice of withdrawal or facsimile transmission notice of withdrawal to the exchange agent prior to 8:00 a.m., New York City time, on the expiration date. Such notice of withdrawal must be in the form of The Depository Trust Company’s notice of withdrawal, must specify the name and number of the account at The Depository Trust Company to be credited with the withdrawn shares and must otherwise comply with The Depository Trust Company’s procedures. Shares can be properly withdrawn only if the exchange agent receives a withdrawal notice directly from the relevant institution that tendered the shares through The Depository Trust Company.

If the upper limit on the number of shares of Splitco common stock that can be exchanged for each share of TDCC common stock tendered is in effect at the expiration of the exchange offer period, then the exchange ratio will be fixed at the upper limit and a Mandatory Extension of this exchange offer will be made until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date, which will permit shareholders to properly withdraw their shares of TDCC common stock during those days.

Book-entry Accounts

Certificates representing shares of Splitco common stock will not be issued to holders of TDCC common stock pursuant to this exchange offer. Rather than issuing certificates representing such shares of Splitco common stock to tendering holders of TDCC common stock, the exchange agent will cause shares of Splitco common stock to be credited to records maintained by the exchange agent for the benefit of the respective holders. Immediately following the consummation of this exchange offer, Merger Sub will in the Merger be merged with and into Splitco and each share of Splitco common stock will be converted into the right to receive Olin common stock and cash in lieu of fractional shares. In connection with this exchange offer, you will receive a letter of transmittal and instructions for use in effecting surrender of any certificates in exchange for Olin common stock and cash in lieu of fractional shares. As promptly as practicable following the Merger and TDCC’s notice and determination of the final proration factor, if any, Olin’s transfer agent will credit the shares of Olin common stock into which the shares of Splitco common stock have been converted to book-entry accounts maintained for the benefit of the TDCC shareholders who received shares of Splitco common stock in the exchange offer or as a pro rata distribution, if any, and will send these holders a statement evidencing their holdings of shares of Olin common stock.

Extension; Termination; Amendment

Extension, Termination or Amendment by TDCC

TDCC expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which this exchange offer is open and thereby delay acceptance for payment of, and the payment for, any shares of TDCC common stock validly tendered and not properly withdrawn in this exchange offer. For example, this exchange offer can be extended if any of the conditions for the consummation of this exchange offer described in the next section entitled “—Conditions for the Consummation of this Exchange Offer” are not satisfied or waived prior to the expiration of this exchange offer.

TDCC expressly reserves the right, in its sole discretion, to amend the terms of this exchange offer in any respect prior to the expiration date, except that TDCC does not intend to extend this exchange offer other than in the circumstances described above.

If TDCC materially changes the terms of or information concerning this exchange offer or if TDCC waives a material condition of this exchange offer, it will extend this exchange offer if required by law. The SEC has stated that, as a general rule, it believes that an offer should remain open for a minimum of five business days from the date that notice of the material change is first given or in the event there is a waiver of a material condition to the exchange offer. The length of time will depend on the particular facts and circumstances.

As required by law, this exchange offer will be extended so that it remains open for a minimum of ten business days following the announcement if:

•	TDCC changes the method for calculating the number of shares of Splitco common stock offered in exchange for each share of TDCC common stock; and

•	this exchange offer is scheduled to expire within ten business days of announcing any such change.

If TDCC extends this exchange offer, is delayed in accepting for exchange any shares of TDCC common stock or is unable to accept for exchange any shares of TDCC common stock under this exchange offer for any reason, then, without affecting TDCC’s rights under this exchange offer, the exchange agent may retain all shares of TDCC common stock tendered on TDCC’s behalf. These shares of TDCC common stock may not be withdrawn except as provided in the section entitled “—Withdrawal Rights.”

TDCC’s reservation of the right to delay acceptance of any shares of TDCC common stock is subject to applicable law, which requires that TDCC pay the consideration offered or return the shares of TDCC common stock deposited promptly after the termination or withdrawal of this exchange offer.

TDCC will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any extension, amendment, non-acceptance or termination of the previously scheduled expiration date.

Mandatory Extension

TDCC will announce whether the upper limit on the number of shares that can be received for each share of TDCC common stock tendered is in effect at the last trading day prior to the expiration of the exchange offer period, at www.edocumentview/dowexchange and by press release, no later than 4:30 p.m., New York City time, on the last trading day prior to the expiration date. If the upper limit is in effect at that time, then the exchange ratio will be fixed at the limit and a Mandatory Extension will be made until 8:00 a.m., New York City time, on the day after the second trading day following the last trading day prior to the originally contemplated expiration date to permit shareholders to tender or withdraw their shares of TDCC common stock during those days. TDCC will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day following any such Mandatory Extension.

Method of Public Announcement

Subject to applicable law (including Rules 13e-4(d), 13e-4(e)(3) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to shareholders in connection with this exchange offer be promptly disclosed to shareholders in a manner reasonably designed to inform them of the change) and without limiting the manner in which TDCC may choose to make any public announcement, TDCC assumes no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to Business Wire.

Conditions for the Consummation of this Exchange Offer

TDCC will not be required to complete this exchange offer and may extend or terminate this exchange offer, if, at the scheduled expiration date any of the following conditions or events has occurred, or TDCC reasonably expects any of the following conditions or events to occur:

•	any of the “Joint Conditions to the Merger” or “Additional Conditions to the Merger for TDCC’s Benefit” referenced in “The Merger Agreement—Conditions to the Merger” have not been satisfied or waived, as applicable, or for any reason the Transactions (other than this exchange offer) cannot be consummated promptly after consummation of this exchange offer;

•	the Merger Agreement or the Separation Agreement has been terminated;

•	any condition or event that TDCC reasonably believes would or would be likely to cause this exchange offer and/or any pro rata dividend of Splitco common shares distributed to TDCC shareholders if this exchange offer is undersubscribed to be taxable to TDCC or its shareholders under U.S. federal income tax laws;

•	any injunction, order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority having jurisdiction over TDCC, Splitco or Olin and is in effect, or any law, statute, rule, regulation, legislation, interpretation, governmental order or injunction will have been enacted or enforced, any of which would reasonably be likely to restrain, prohibit or delay consummation of this exchange offer;

•	any proceeding for the purpose of suspending the effectiveness of the registration statement of which this document is a part has been initiated by the SEC and not concluded or withdrawn;

•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

•	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 15 percent in either the Dow Jones Average of Industrial Stocks or the Standard & Poor’s 500 Index within a period of 60 consecutive days or less occurring after , 2015;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•	a commencement of a war (whether declared or undeclared), armed hostilities or other national or international calamity or act of terrorism, directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the consummation of this exchange offer, or if any of these situations exists as of the commencement of this exchange offer, any material deterioration of such situation;

•	any action, litigation, suit, claim or proceeding is instituted that would be reasonably likely to enjoin, prohibit, restrain, make illegal, make materially more costly or materially delay the consummation of this exchange offer;

•	any condition or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of TDCC, Splitco or Olin; or

•	a market disruption event (as defined below) occurs with respect to shares of TDCC common stock or Olin common stock on any of the Valuation Dates and such market disruption event has, in TDCC’s reasonable judgment, impaired the benefits of this exchange offer.

Each of the foregoing conditions to the consummation of the exchange offer is independent of any other condition; the exclusion of any event from a particular condition above does not mean that such event may not be included in another condition. If any of the above events occurs, TDCC may:

•	terminate this exchange offer and promptly return all tendered shares of TDCC common stock to tendering shareholders;

•	extend this exchange offer and, subject to the withdrawal rights described in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Withdrawal Rights,” retain all tendered shares of TDCC common stock until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive or amend any unsatisfied condition and, subject to any requirement to extend the period of time during which this exchange offer is open, complete this exchange offer.

These conditions are for the sole benefit of TDCC. TDCC may assert these conditions with respect to all or any portion of this exchange offer regardless of the circumstances giving rise to them (except any action or inaction by TDCC). TDCC expressly reserves the right, in its sole discretion, to waive any condition in whole or in part at any time. TDCC’s failure to exercise its rights under any of the above conditions does not represent a waiver of these rights (provided that the right has not otherwise become exercisable). Each right is an ongoing right which may be asserted at any time prior to the expiration of this exchange offer. All conditions for consummation of this exchange offer must be satisfied or waived by TDCC prior to the expiration of this exchange offer. Olin has no right to waive any conditions to this exchange offer.

A market disruption event with respect to either TDCC common stock or Olin common stock means a suspension, absence or material limitation of trading of TDCC common stock or Olin common stock on the NYSE for more than two hours of trading or a breakdown or failure in the price and trade reporting systems of the NYSE as a result of which the reported trading prices for TDCC common stock or Olin common stock on the NYSE during any half-hour trading period during the principal trading session in the NYSE are materially inaccurate, as determined by TDCC or the exchange offer agent in its sole discretion, on the day with respect to which such determination is being made. For purposes of such determination, a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the NYSE.

Material U.S. Federal Income Tax Consequences of the Distribution and the Merger

The following discusses the material U.S. federal income tax consequences to “U.S. holders” (as defined below) of the Distribution (which includes this exchange offer) and the Merger. The discussion that follows is based on the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect as of the date of this document and all of which are subject to change at any time, possibly with retroactive effect. The discussion assumes that the Distribution, the Merger and the related Transactions will be consummated in accordance with the Separation Agreement and the Merger Agreement and as further described in this document. This is not a complete description of all of the tax consequences of the Distribution, the Merger and related Transactions and, in particular, may not address U.S. federal income tax considerations applicable to TDCC shareholders subject to special treatment under the U.S. federal income tax law, such as financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, partnerships and other pass-through entities, holders who acquired their TDCC common stock as compensation, and holders who hold TDCC common stock as part of a “hedge,” “straddle,” “conversion” or “constructive sale” transaction. This discussion does not address the tax consequences to any person who actually or constructively owns more than five percent of TDCC common stock.

This discussion is limited to shareholders of TDCC that are U.S. holders. For purposes of this document, a “U.S. holder” means a shareholder of TDCC other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, that for U.S. federal income tax purposes is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) was in existence on August 20, 1996, and has properly elected under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds TDCC common stock, the tax treatment of a partner in such entity or arrangement generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding TDCC common stock, please consult your tax advisor.

In addition, this discussion does not address the U.S. federal income tax consequences to TDCC shareholders who do not hold common stock of TDCC as a capital asset for U.S. federal income tax purposes. No information is provided in this document with respect to the tax consequences of the Distribution, the Merger and related Transactions under any applicable foreign, state or local laws.

TDCC shareholders are urged to consult with their own tax advisors regarding the tax consequences of the Distribution, the Merger and related Transactions to them, as applicable, including the effects of U.S. federal, state, local, foreign and other tax laws.

The Distribution

Assuming that the Distribution, together with certain related transactions, qualifies as a “reorganization” for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code, in general, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by, and no amount will be included in the income of,

U.S. holders of TDCC common stock upon the receipt of Splitco common stock in this exchange offer or in any pro rata distribution of Splitco common stock distributed to holders of TDCC common stock if this exchange offer is undersubscribed (or if TDCC determines not to consummate the exchange offer); (ii) in a split-off, the aggregate tax basis of the shares of Splitco common stock (including fractional shares) issued to a holder of TDCC common stock will equal the aggregate tax basis of the shares of TDCC common stock exchanged therefor; (iii) the aggregate tax basis of any shares of Splitco common stock (including fractional shares) issued as a pro rata distribution to holders of TDCC common stock if this exchange offer is undersubscribed (or if TDCC determines not to consummate the exchange offer) will be determined by allocating the aggregate tax basis of such holder in the shares of TDCC common stock with respect to which the pro rata distribution is made immediately before such distribution between such TDCC common stock and the Splitco common stock in proportion to the relative fair market value of each immediately following such distribution; and (iv) the holding period of any shares of Splitco common stock received by a holder of TDCC common stock will include the holding period at the time of the consummation of this exchange offer of the shares of TDCC common stock with respect to which the shares of Splitco common stock were received, provided that the TDCC common stock is held as a capital asset on the date of the consummation of this exchange offer.

The consummation of the Distribution and the related Transactions are conditioned upon, among other things, the receipt of the TDCC RMT Tax Opinion from Shearman & Sterling LLP, tax counsel to TDCC, substantially to the effect that (among other things) the Distribution, together with certain related transactions, will qualify as a reorganization for U.S. federal income tax purposes. The TDCC RMT Tax Opinion will be based on, among other things, certain facts, assumptions as well as the accuracy of certain representations, statements and undertakings made to counsel. If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, the TDCC RMT Tax Opinion may be invalid. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions reached in the opinion.

The consummation of the Distribution (which includes this exchange offer) is also conditioned upon the receipt of the Private Letter Ruling (as defined above in “Helpful Information”). Although a private letter ruling from the IRS generally is binding on the IRS, TDCC and Splitco will not be able to rely on the Private Letter Ruling if the factual representations made to the IRS in connection with the Private Letter Ruling request prove to be inaccurate, or incomplete, in any material respect, or if undertakings made to the IRS in connection with the request for the Private Letter Ruling are not satisfied.

In general, if the Distribution does not qualify as a tax-free transaction under Sections 368(a)(1)(D) and 355 of the Code, the exchange offer would be treated as a taxable exchange to TDCC shareholders who receive Splitco common stock in the exchange offer and the pro rata distribution of Splitco common stock if this exchange offer is undersubscribed (or if TDCC determines not to consummate the exchange offer) would be treated as a taxable dividend to TDCC shareholders who receive such distribution in an amount equal to the fair market value of the Splitco common stock received, to the extent of such shareholder’s ratable share of TDCC’s earnings and profits.

The Merger

The obligations of TDCC, Splitco, Olin and Merger Sub to consummate the Merger are conditioned, respectively, on TDCC’s and Splitco’s receipt of the TDCC RMT Tax Opinion and Olin’s receipt of a tax opinion (the “Merger Tax Opinion”) from their respective tax counsel, in each case substantially to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on, among other things, certain representations and assumptions as to factual matters made by TDCC, Splitco, Olin, and Merger Sub. The failure of any factual representation or assumption to be true, correct and complete in all material respects could adversely affect the validity of the opinions. An opinion of counsel represents counsel’s best legal judgment, is not binding on the IRS or the courts, and the IRS or the courts may not agree with the conclusions reached in the opinion. In addition, the TDCC RMT Tax Opinion and the Merger Tax Opinion will be based on current law, and cannot be relied on if current law changes with retroactive effect. The obligation of TDCC to consummate the Merger is also conditioned on the receipt of the Private Letter Ruling (as defined above in “Helpful Information”).

Assuming the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, in general, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by, and no amount will be included in the income of, U.S. holders of Splitco common stock upon the receipt of Olin common stock in the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Olin common stock; (ii) gain or loss will be recognized by holders of Splitco common stock on any cash received in lieu of a fractional share of Olin common stock in the Merger equal to the difference between the amount of cash received in lieu of the fractional share and the holder’s tax basis in the fractional share of Olin common stock (determined in the manner described in clause (ii) or (iii), as applicable under the section entitled “—The Distribution”; such gain or loss will be long-term capital gain or loss if the holder’s holding period for all of its Splitco common stock (determined in the manner described in clause (iv) under the section entitled “—The Distribution”) is more than one year as of the closing date of Merger, and the deductibility of capital losses is subject to limitations under the Code; (iii) the tax basis of Olin common stock received in the Merger, including any fractional share of Olin common stock deemed received, will be the same as the tax basis in the shares of Splitco common stock deemed exchanged therefor; and (iv) the holding period of Olin common stock received by a holder of Splitco common stock in the Merger will include the holding period of the Splitco common stock exchanged therefor.

Information Reporting and Backup Withholding

U.S. Treasury regulations generally require holders who own at least five percent of the total outstanding stock of TDCC and who receive Splitco common stock pursuant to the Distribution and holders who own at least one percent of the total outstanding stock of Splitco and who receive Olin common stock pursuant to the Merger to attach to his, her or its U.S. federal income tax return for the year in which the Distribution and the Merger occur a detailed statement setting forth certain information relating to the tax-free nature of the Distribution and the Merger, as the case may be. TDCC and/or Olin will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information.

In addition, payments of cash to a holder of Splitco common stock in lieu of fractional shares of Olin common stock in the Merger may be subject to information reporting, unless the holder provides proof of an applicable exemption. Such payments that are subject to information reporting may also be subject to backup withholding (at a rate of 28 percent), unless such holder provides a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

THE FOREGOING IS A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO U.S. HOLDERS OF THE DISTRIBUTION AND THE MERGER UNDER CURRENT LAW AND FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. EACH TDCC SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION AND THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Treatment of Specified TDCC Compensatory Equity-Based Awards Held by Current Splitco Employees

Unless otherwise required by applicable law, effective as of the date of the Merger, TDCC will take all necessary action to cause the outstanding, unvested stock awards held by current Splitco Employees that (as defined in the section entitled “Other Agreements—Employee Matters Agreement—Identification of Transferring Employees”) were issued under TDCC’s Amended and Restated 2012 Stock Incentive Plan, TDCC’s 1998 Award and Option Plan, TDCC’s Dividend Unit Plan and each other TDCC plan providing for the grant of equity-based awards, to continue to vest and to otherwise be treated in accordance with their terms and conditions and those of the applicable TDCC plan. TDCC will, to the extent permitted pursuant to applicable law and the applicable terms of the TDCC plans, take such actions as may be necessary or appropriate to amend the exercise period with respect to all outstanding Dow stock options held by current Splitco Employees to cause them to expire on their originally scheduled expiration dates. Furthermore, following the Merger, TDCC shall take all necessary action to cause the waiver of all claw back rights with respect to (i) any outstanding TDCC stock options held by current Splitco Employees and (ii) any TDCC stock options exercised by current Splitco Employees during the one-year period prior to the date of the Merger. TDCC will be responsible for the tax reporting and remitting the amounts of any taxes required to be withheld to the appropriate governmental authority in connection with equity-based awards held by current Splitco Employees.

Any changes to these equity-based awards as described in this paragraph shall confer no additional rights on any recipient to participate in this exchange offer except to the extent that such awards have vested (in the case of stock awards) and/or been exercised (in the case of options) and only to the extent that the applicable shares of TDCC stock have been settled and delivered to the recipient.

Fees and Expenses

TDCC has retained Georgeson Inc. to act as the information agent and Computershare to act as the exchange agent in connection with this exchange offer. The information agent may contact holders of TDCC common stock by mail, e-mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to this exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against specified liabilities in connection with their services, including liabilities under the federal securities laws.

Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations with respect to this exchange offer. The fees they receive will not be based on the number of shares of TDCC common stock tendered under this exchange offer.

TDCC will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of TDCC common stock under this exchange offer. TDCC will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

No broker, dealer, bank, trust company or fiduciary will be deemed to be TDCC’s agent or the agent of Splitco, the information agent or the exchange agent for purposes of this exchange offer.

Legal Limitations

This document is not an offer to sell or exchange and it is not a solicitation of an offer to buy any shares of TDCC common stock, Splitco common stock or Olin common stock in any jurisdiction in which the offer, sale or exchange is not permitted. It will not be possible to trade the shares of Splitco common stock after the consummation of this exchange offer and prior to the consummation of the Merger or during any other period.

Certain Matters Relating to Non-U.S. Jurisdictions

Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. None of TDCC, Splitco or Olin have taken any action under non-U.S. regulations to facilitate a public offer to exchange shares of TDCC common stock, Splitco common stock or Olin common stock outside the United States. Accordingly, the ability of any non-U.S. person to tender shares of TDCC common stock in the exchange offer will depend on whether there is an exemption available under the laws of such person’s home country that would permit the person to participate in the exchange offer without the need for TDCC, Olin or Splitco to take any action to facilitate a public offering in that country. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether they may participate in the exchange offer in accordance with the laws of their home countries and, if they do participate, whether there are any restrictions or limitations on transactions in the shares of TDCC common stock, Splitco common stock or Olin common stock that may apply in their home countries. TDCC, Olin and Splitco cannot provide any assurance about whether such limitations may exist.

Distribution of Any Shares of Splitco Common Stock Remaining After this Exchange Offer

If this exchange offer is consummated but fewer than all of the issued and outstanding shares of Splitco common stock are exchanged because the exchange offer is not fully subscribed, TDCC will distribute the remaining shares of Splitco common stock on a pro rata basis to TDCC shareholders whose shares of TDCC common stock remain outstanding after the consummation of this exchange offer. The record date for the pro rata distribution, if any, will be announced by TDCC.

Upon the consummation of this exchange offer, TDCC will irrevocably deliver to the exchange agent a global certificate representing all of the Splitco common stock being distributed by TDCC, with irrevocable instructions to hold the shares of Splitco common stock in trust for the holders of shares of TDCC common stock validly tendered and not properly withdrawn in the exchange offer and, in the case of a pro rata distribution, if any, TDCC shareholders whose shares of TDCC common stock remain outstanding after the consummation of the exchange offer. Olin will deposit with the exchange agent, for the benefit of persons who received shares of Splitco common stock in this exchange offer, book-entry authorizations representing shares of Olin common stock, with irrevocable instructions to hold the shares of Olin common stock in trust for the holders of Splitco common stock.

Upon surrender of the documents required by the exchange agent, duly executed, each former holder of Splitco common stock will receive from the exchange agent, in exchange therefor, shares of Olin common stock and/or cash in lieu of fractional shares, as the case may be. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment. See “This Exchange Offer—Terms of this Exchange Offer—Exchange of Shares of TDCC Common Stock.”

If this exchange offer is terminated by TDCC without the exchange of shares, but the conditions for the consummation of the Transactions have otherwise been satisfied, TDCC intends to distribute all shares of Splitco common stock owned by TDCC on a pro rata basis to holders of TDCC common stock, with a record date to be announced by TDCC.

INFORMATION ON OLIN

Overview

Olin Corporation is a Virginia corporation, incorporated in 1892, having its principal executive offices in Clayton, Missouri. Olin is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products manufactures and sells chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide, which represented 56 percent of Olin’s 2014 sales. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid, which represented 12 percent of Olin’s 2014 sales. Winchester products, which represented 32 percent of Olin’s 2014 sales, include sporting ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

On August 22, 2012, Olin acquired 100 percent of privately-held K. A. Steel Chemicals Inc. (“KA Steel”), whose operating results are included in Olin’s historical financial statements since the date of the acquisition. For segment reporting purposes, KA Steel comprises the Chemical Distribution segment. KA Steel is one of the largest distributors of caustic soda in North America and manufactures and sells bleach in the Midwest.

For a more detailed description of the business of Olin, see Olin’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 and Olin’s Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

Olin’s Business After the Consummation of the Transactions

The combination of DCP with Olin’s existing business is intended to make Olin a leading, low-cost global player in chlor-alkali and related derivatives. Upon the consummation of the Transactions, Olin believes it will be: (1) the largest chlor-alkali producer in the world, (2) the largest seller of merchant chlorine, industrial bleach and on-purpose hydrochloric acid in North America, (3) the largest seller of chlorinated organics in the world, and (4) the largest global supplier of epoxy materials.

Olin expects the Transactions to have the following strategic benefits:

•	Increased production capacity and diversification of Olin’s product portfolio. As a result of the Transactions, Olin expects the combined company’s chlorine production capacity to increase by nearly 200 percent over Olin’s existing production capacity on a stand-alone basis. Accordingly, Olin expects that the combined company will be able to access new product segments and increase sales to new third-party customers. Additionally, Olin believes that the combined company will have a more diverse portfolio of product offerings, with the increase of the number of downstream applications of Olin’s chlorine from three downstream applications to 19 downstream applications.

•	Enhanced size and geographic presence. Olin will significantly increase its size and broaden its geographic footprint with the addition of DCP, providing enhanced presence in markets in North America, Europe, Latin America and Asia. Olin expects that this enhanced size and geographic presence will enable Olin to improve its cost structure and increase profitability.

•	Increased market capitalization and liquidity. The consummation of the Transactions will increase Olin’s market capitalization and shares outstanding. Moreover, the Transactions will also improve Olin’s access to the capital markets by providing it with more diversified operations, a substantially increased portfolio of assets and increased scale, all of which will make Olin more attractive to both debt and equity investors and institutional lenders.

Prior to the consummation of the Transactions, certain functions (such as purchasing, information systems, accounts payable processing, accounts receivable management, logistics and distribution) for DCP have generally been performed under TDCC’s centralized systems and, in some cases, under contracts that are also used for TDCC’s other businesses which are not being assigned to Splitco as part of the Transactions. To enable Olin to manage an orderly transition in its operation of DCP, Splitco and TDCC will enter into the General Services Agreement. Pursuant to the General Services Agreement, TDCC will provide Splitco with certain transition services from the period beginning on the date of the Distribution and generally ending within one year, or a shorter or longer period for certain specific services. See “Other Agreements—Other Ancillary Agreements—General Services Agreement.”

Olin’s Liquidity and Capital Resources After the Consummation of the Transactions

As of March 31, 2015, Olin had total assets of $2,681 million, current liabilities of $371 million and long-term debt of $657 million. Following the consummation of the Transactions, Olin’s total assets and liabilities will increase significantly. As of March 31, 2015, on a pro forma basis (as described in “Unaudited Pro Forma Condensed Combined Financial Statements of Olin and the Dow Chlorine Products Business”), Olin would have had total assets of $10,208 million, current liabilities of $1,140 million and long-term debt of $3,501 million. Olin’s cash used by operations was $10 million for the three months ended March 31, 2015. Olin also expects its cash from operations to increase significantly as a result of the consummation of the Transactions and the integration of DCP.

Olin believes that the combination of DCP with Olin’s existing business will result in anticipated annualized cost synergies of approximately $200 million within three years following the consummation of the Transactions as a result of (1) approximately $50 million in expected savings from procurement and logistics, (2) approximately $70 million in expected savings from improved operating efficiencies and (3) approximately $80 million in expected savings from asset optimization. If Olin is able to increase sales to new third-party customers and access new product markets as a result of the Transactions, Olin estimates that additional annualized synergies of up to $100 million may potentially be achievable within three years from the consummation of the Transactions. Olin expects to incur significant, one-time costs in connection with the Transactions, including approximately (1) $40 to $45 million during 2015 of advisory, legal, accounting and other professional fees related to the Transactions, (2) $25 to $30 million of financing-related fees, (3) $50 million of costs associated with the change in control mandatory acceleration of expenses under deferred compensation plans as a result of the Transactions, (4) $100 to $150 million in transition-related costs during the first three years following the consummation of the Transactions and (5) $200 million in incremental capital spending during the first three years following the consummation of the Transactions that Olin management believes are necessary to realize the anticipated synergies from the Transactions. No assurances of the timing or amount of synergies able to be captured, or the costs necessary to achieve those synergies, can be provided.

Following the consummation of the Transactions, Olin and Splitco, a wholly-owned subsidiary of Olin, will have incurred new indebtedness in the form of debt securities, term loans or a combination thereof, a portion of which will be used to finance the Special Payment in an amount equal to the Below Basis Amount, and issued directly to TDCC the Splitco Securities in an amount equal to the Above Basis Amount, and these obligations incurred by Splitco are expected to be guaranteed by Olin following the consummation of the Merger. In connection with the Transactions, Olin expects to increase the amount of its senior revolving credit facility to $500 million.

In the Transactions, Olin’s U.S. tax-qualified defined benefit pension plan may assume certain U.S. tax-qualified defined benefit pension obligations related to active employees and certain terminated, vested retirees of DCP with a net liability of up to $400 million. In connection therewith, pension assets may be transferred from TDCC’s U.S. tax-qualified defined benefit pension plans to an existing U.S. tax-qualified defined benefit pension plan maintained by Olin. In addition to the standard minimum funding requirements, the Pension Act requires companies with U.S. tax-qualified defined benefit pension plans to make contributions to such plans as frequently as quarterly in order to meet the “funding target” for such plans, as defined in the Pension Act. The failure to meet a minimum required percentage of the funding target in any given year could result in adverse consequences, including the imposition of fines or penalties. Funding obligations with respect to U.S. tax-qualified defined benefit pension plans change due to, among other things, the actual investment return on plan assets and changes in interest rates. Continued volatility in the capital markets may have a further negative impact on the funded status of U.S. tax-qualified defined benefit pension plans, which may in turn increase attendant funding obligations. Given the amount of pension assets that may be transferred from TDCC’s U.S. tax-qualified defined benefit pension plans to Olin’s U.S. tax-qualified defined benefit pension plan, and subject to the foregoing and other variables, and the uncertainties associated therewith, it is possible that Olin could be required to make substantial additional contributions in future years to Olin’s tax-qualified defined benefit pension plan attributable to the transferred pension liabilities. These contributions could restrict available cash for Olin’s operations, capital expenditures and other requirements, and may materially adversely affect its financial condition and liquidity.

In addition, in the Transactions, Olin will assume certain accrued defined benefit pension liabilities relating to employees of TDCC in Germany and Switzerland who transfer to Olin in connection with the Transactions. These liabilities and the related future payment obligations could restrict cash available for Olin operations, capital expenditures and other requirements, and may materially adversely affect its financial condition and liquidity.

Olin anticipates that its primary sources of liquidity for working capital and operating activities, including any future acquisitions, will be cash from operations and borrowings under existing debt arrangements, including the Existing Credit Facilities, or a new credit facility. Olin expects that these sources of liquidity will be sufficient to make required payments of interest on the outstanding Olin debt and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions described above. Olin expects that it will be able to comply with the financial and other covenants of its existing debt arrangements, including the Existing Credit Facilities, and the covenants under the agreements governing the New Credit Facilities and the indenture governing the Splitco Securities.

For more information on DCP’s and Olin’s existing sources of liquidity, see the section of this document entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Dow Chlorine Products Business” and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Olin’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and Olin’s Annual Report on Form 10-K for the year ended December 31, 2014, each of which is filed with the SEC and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

Directors and Officers of Olin Before and After the Consummation of the Transactions

Board of Directors

The Olin Board currently consists of nine directors, which are divided into three classes as follows:

•	Class I directors (terms expire in 2016): C. Robert Bunch, Randall W. Larrimore and John M. B. O’Connor

•	Class II directors (terms expire in 2017): Gray G. Benoist, Richard M. Rompala and Joseph D. Rupp

•	Class III directors (terms expire in 2018): Donald W. Bogus, Philip J. Schulz and Vincent J. Smith

In connection with the Transactions, the size of the Olin Board will be increased to include three additional directors to be designated by TDCC, effective at the time of closing of the Merger.

Listed below is the biographical information for each person who is currently a member of the Olin Board:

GRAY G. BENOIST, 63, served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer of Belden, Inc. (a designer, manufacturer and marketer of signal transmission solutions, including cable, connectivity and active components for mission-critical applications in markets ranging from industrial automation to data centers, broadcast studios, and aerospace) until January 1, 2012, and as an Officer on Special Assignment until his retirement on March 15, 2012. From August 2006 until January 1, 2012 he served as Senior Vice President, Finance and Chief Financial Officer of Belden and from November 2009 until January 2012 he also served as Chief Accounting Officer. Prior to that time, Mr. Benoist was Senior Vice President, Director of Finance of the Networks Segment of Motorola Inc. (a business unit responsible for the global design, manufacturing, and distribution of wireless and wired telecom system solutions). During more than 25 years with Motorola, Mr. Benoist served in senior financial and general management roles across Motorola’s portfolio of businesses, including the Personal Communications Sector, Integrated and Electronic Systems Sector, Multimedia Group, Wireless Data Group, and Cellular Infrastructure Group. He has a bachelor’s degree in Finance & Accounting from Southern Illinois University and a master’s in business administration degree from the University of Chicago. Mr. Benoist serves on the board of directors of Exceptional Minds (a not-for-profit organization established to educate and prepare young adults on the autistic spectrum for employment in the graphic arts industry). He is also a principal of MindSpark, Inc. (a registered benefit corporation in California delivering software testing services through the employment of young adults with autism spectrum disorder). Olin director since February 2009; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. Benoist’s chief financial officer experience provides him with valuable financial and accounting expertise.

DONALD W. BOGUS, 69, retired in January 2009 from his position as Senior Vice President of The Lubrizol Corporation and President of Lubrizol Advanced Materials, Inc., a wholly-owned subsidiary of The Lubrizol Corporation (a global supplier of high performance specialty products for personal care, coatings, plastics, and various industrial products), a position he had held since June 2004. Mr. Bogus joined Lubrizol in April 2000 as Vice President and his duties included responsibility for the Fluid Technologies for Industry business section and he served as the head of mergers and acquisitions. Prior to joining Lubrizol, he was an Executive Officer at PPG Industries, Inc. (a manufacturer of coatings and glass products) where he served as Vice President of Specialty Chemicals and Vice President of Industrial Coatings. Mr. Bogus earned a bachelor’s degree in biology and chemistry from Baldwin Wallace University. He serves on the board of trustees for Baldwin Wallace University and on their Business Division’s advisory board. Olin director since July 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Bogus’ executive management positions have provided him with expertise in the chemicals industry, as well as merger and acquisition experience.

C. ROBERT BUNCH, 60, served as Chairman of the Board and Chief Executive Officer of Global Tubing, LLC (a privately held company formed in April 2007 to manufacture and sell coiled tubing and related products and services to the energy industry which was acquired by Forum Energy Technologies, Inc. (NYSE: FET) and Quantum Energy Partners in July 2013) from May 2007 until June 2013. Mr. Bunch served as Chairman of Maverick Tube Corporation (a producer of welded tubular steel products used in energy and industrial applications which was acquired by Tenaris, S.A. in October 2006) from January 2005 until October 2006 and as President and Chief Executive Officer from October 2004 until October 2006. Prior to joining Maverick, he was an independent oil service consultant from 2003 until 2004, and from 2002 to 2003 he served as President and Chief Operating Officer at Input/Output, Inc. (an independent provider of seismic imaging technologies and digital, full-wave imaging solutions for the oil and gas industry). From 1999 to 2002, he served as Vice President and Chief Administrative Officer of Input/Output, Inc. Mr. Bunch earned a bachelor’s degree in economics and a master’s degree in accounting from Rice University and a juris doctorate degree from the University of Houston. From May 2004 until August 2008, Mr. Bunch served on the board of directors (and as Chairman from January 2007 to August 2008) of Pioneer Drilling Company (a provider of land contract drilling services to independent and major oil and gas exploration and production companies). Olin director since December 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Bunch’s broad management responsibilities provide relevant experience in a number of strategic and operational areas.

RANDALL W. LARRIMORE, 68, served as the Chairman of Olin from April 2003 through June 2005. From 1997 until his retirement in December 2002, he served as President and Chief Executive Officer of United Stationers Inc. (a $4 billion wholesaler/distributor of office products). From 1988 until 1997, he was President and Chief Executive Officer of MasterBrand Industries, Inc., now called Fortune Brands Home & Security LLC

(FBHS) (a consumer products company). He holds a bachelor’s degree from Swarthmore College with a major in economics and a minor in chemistry and a master’s in business administration degree from Harvard Business School. He is co-chair of the governance committee and a member of the board of directors and compensation committee of Campbell Soup Company (a manufacturer and marketer of soup and other food products) and a member of the board of directors of Nixon Uniform Service and Medical Wear (a privately held company that provides, launders, and delivers medical apparel, linens, and other reusable products, primarily to healthcare providers). Olin director since January 1998; Chair of the Directors and Corporate Governance Committee and a member of the Audit Committee, Compensation Committee and the Executive Committee. Mr. Larrimore brings expertise in marketing, sales, strategic planning, mergers and acquisitions and general management.

JOHN M. B. O’CONNOR, 61, is Chairman and Chief Executive Officer of J.H. Whitney Investment Management, LLC (a company which specializes in financing sustainable and resilient energy technologies and projects), a position he has held since 2011. From January 2009 through March 2011, he served as Chief Executive Officer of Tactronics Holdings, LLC (a Whitney Capital Partners portfolio holding company that provided tactical integrated electronic systems to U.S. and foreign military customers as well as the composite armor solutions for military vehicles through its Armostruxx division). Previously, Mr. O’Connor was Chairman of JP Morgan Alternative Asset Management, Inc. (part of the investment manager arm of JP Morgan) and an Executive Partner of JP Morgan Partners (a private equity firm). He was also a member of the Risk Management Committee of JP Morgan Chase, which was responsible for policy formulation and oversight of all market and credit risk taking activities globally. Mr. O’Connor earned a bachelor’s degree in economics from Tulane University and a master’s in business administration degree from Columbia University Graduate School of Business. Mr. O’Connor is a member of the board of directors at Integrico, Inc. (a privately held specialized composite products manufacturer). He also serves on the advisory board of Cornell University College of Veterinary Medicine, Game Conservancy USA and Grayson-Jockey Club Research Foundation. He is also on the advisory committees of Global Guardian and New York Green Bank. He is also chairman of the American Friends of the Clock Tower Fund and treasurer of the UK Game Conservancy and Wildlife Trust. Mr. O’Connor serves as a special consultant in a pro-bono capacity for the U.S. Department of Defense and is an appointed special consultant to the Department of Defense Business Board. Mr. O’Connor has been appointed to be the Civic Aide to the Secretary of the Army (CASA) for New York (South). He is a member of the Air Force Chief of Staff Civic Leaders Board. Olin director since January 2006; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. O’Connor’s hedge fund and investment banking experience allow him to contribute broad financial and global expertise.

RICHARD M. ROMPALA, 68, retired in July 2005 from his position as Chairman of The Valspar Corporation (a manufacturer and distributor of paints and coatings). Mr. Rompala served as Chairman of Valspar from 1998 until July 2005, Chief Executive Officer from 1995 through February 2005 and President from 1994 through 2001. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. (a manufacturer of coatings and glass products). Mr. Rompala holds a bachelor’s degree in chemistry and a bachelor’s degree in chemical engineering from Columbia University and a master’s in business administration degree from Harvard Business School. Olin director since January 1998; Lead Director, Chair of the Compensation Committee and member of the Audit Committee, Directors and Corporate Governance Committee and the Executive Committee. Mr. Rompala’s broad executive management experience provides him with in-depth knowledge of manufacturing and chemicals companies.

JOSEPH D. RUPP, 65, is Chairman and Chief Executive Officer of Olin. He has served as Chairman of Olin since July 2005 and held the positions of President from January 2002 until May 2014 and Chief Executive Officer since January 2002. Prior to that and since March 2001, he was Executive Vice President, Operations, and was responsible for all Olin business operations including the former Brass Division (which became part of the former Metals Group in 2002), Winchester and Chlor Alkali Products. He joined Olin’s Brass Division in 1972 and held a number of positions of increasing responsibility in the Brass Division manufacturing and engineering organization. In 1985, he was appointed Vice President, Manufacturing and Engineering. He was

appointed President of Olin Brass and a Corporate Vice President in 1996. He holds a bachelor’s degree in metallurgical engineering from the University of Missouri, Rolla. Mr. Rupp serves on the board of directors of Quanex Building Products Corporation (a manufacturer of value-added engineered materials and components serving building products markets). Olin director since January 2002; Chair of the Executive Committee. Mr. Rupp’s extensive history at Olin, together with his board service at other companies, provides him with in-depth knowledge of Olin’s business and the industry.

PHILIP J. SCHULZ, 70, was Managing Partner of PricewaterhouseCoopers (a registered public accounting firm) Hartford, Connecticut office until his retirement in July 2003. Mr. Schulz also served as the Hartford office leader of PwC’s Consumer & Industrial Products & Services industry group. He joined Coopers & Lybrand in 1967 and was Managing Partner of the Hartford office at the time of the merger of Coopers & Lybrand and Price Waterhouse in 1998. He was a member of the Firm Council and was a trustee of the PwC Foundation. He also served as a regional technical consultant and SEC reviewer and was assigned to the firm’s national office for two years. The Olin Board has determined that Mr. Schulz qualifies as an “audit committee financial expert” for Olin under applicable SEC rules. Mr. Schulz earned a bachelor’s degree in accounting from Niagara University and also completed the Tuck Executive Program at Dartmouth College. He is on the board of directors of Interim HealthCare of Hartford, Inc. Mr. Schulz is also trustee emeritus of the University of St. Joseph; a director of St. Francis Hospital; a director of the Lake Sunapee Protective Association and is on the board of trustees of The McLean Fund. Olin director since July 2003; Chair of the Audit Committee and a member of the Directors and Corporate Governance Committee and the Executive Committee. Mr. Schulz’s public accounting background provides him with invaluable financial and accounting expertise.

VINCENT J. SMITH, 66, served as President and Chief Executive Officer of Dow Chemical Canada, a subsidiary of TDCC from 2001 until his retirement in 2004. From 1972 to 2000, he held positions of increasing responsibility in engineering, manufacturing and management, including the position of Business Director for TDCC’s global chlor alkali assets. Mr. Smith earned a bachelor’s degree in chemical engineering from McMaster University. Olin director since August 2008; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Smith’s executive service has provided him with valuable international and manufacturing experience, together with extensive knowledge of the Chlor Alkali industry.

The Olin Board has determined that all of its members, except Mr. Rupp, constituting a majority, satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Exchange Act.

TDCC is in the process of identifying the individuals whom it will designate for appointment to the Olin Board upon the consummation of the Merger, and details regarding these individuals will be provided when available.

Executive Officers

The executive officers of Olin immediately prior to the consummation of the Merger are expected to be the executive officers of Olin immediately following the consummation of the Merger. Listed below is the biographical information for each person who is currently an executive officer of Olin:

JOSEPH D. RUPP, 65, is Chairman and Chief Executive Officer of Olin. He has served as Chairman of Olin since July 2005 and held the positions of President from January 2002 until May 2014 and Chief Executive Officer since January 2002. Prior to that and since March 2001, he was Executive Vice President, Operations, and was responsible for all Olin business operations including the former Brass Division (which became part of the former Metals Group in 2002), Winchester and Chlor Alkali Products. He joined Olin’s Brass Division in 1972 and held a number of positions of increasing responsibility in the Brass Division manufacturing and engineering organization. In 1985, he was appointed Vice President, Manufacturing and Engineering. He was appointed President of Olin Brass and a Corporate Vice President in 1996. He holds a bachelor’s degree in metallurgical engineering from the University of Missouri, Rolla. Mr. Rupp serves on the board of directors of Quanex Building Products Corporation (a manufacturer of value-added engineered materials and components serving building products markets). Olin director since January 2002; Chair of the Executive Committee. Mr. Rupp’s extensive history at Olin, together with his board service at other companies, provides him with in-depth knowledge of Olin’s business and the industry.

TODD A. SLATER, 51, has served as Vice President and Chief Financial Officer of Olin since May 4, 2014. Before then, he had served as Vice President, Finance and Controller since October 2010, Controller from May 27, 2005 until October 2010, Operations Controller from April 2004 until May 2005, and Vice President and Financial Officer for Olin’s Metals Group from January 2003 until April 2004. Prior to 2003, Mr. Slater served as Vice President, Chief Financial Officer and Secretary for Chase Industries Inc. (which was merged into Olin on September 27, 2002).

JOHN E. FISCHER, 59, has served as President and Chief Operating Officer of Olin since May 4, 2014. Before then, he served as Senior Vice President and Chief Financial Officer since October 2010, Vice President and Chief Financial Officer from May 27, 2005 until October 2010, Vice President, Finance and Controller from June 24, 2004 until May 27, 2005, and Vice President, Finance from January 2, 2004, when he re-joined Olin, until June 24, 2004. Prior to 2004, from 1997-2001, Mr. Fischer served as Vice President and Chief Financial Officer of Primex Technologies, Inc. During 2002 and 2003, Mr. Fischer did independent consulting for several companies including Olin.

JOHN L. MCINTOSH, 61, has served as Senior Vice President, Chemicals, of Olin since May 4, 2014. Before then, he served as Senior Vice President, Operations, since 2011, Senior Vice President, Chemicals from October 2010 until January 2011, Vice President and President, Chlor Alkali Products Division, from 1999 until 2010, Vice President Operations and Specialty Chemicals from 1998 until 1999, and in a variety of management positions within Olin’s chemicals and Chlor Alkali Products businesses prior to that time since he joined Olin in 1997.

GEORGE H. PAIN, 64, has served as Senior Vice President, General Counsel and Secretary of Olin since October 2010. Before then, he served as Vice President, General Counsel, and Secretary since April 15, 2002, when he re-joined Olin. Prior to that, since 2001, he served as Vice President and General Counsel of General Dynamics Ordnance and Tactical Systems, Inc., an operating unit of General Dynamics Corporation, a manufacturer of mission-critical information systems and technologies; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and business aviation. From 1997-2001, he served as Vice President, General Counsel and Secretary of Primex Technologies, Inc.

FRANK W. CHIRUMBOLE, 57, has served as Vice President and President, Chlor Alkali Products, of Olin since April 28, 2012. Before then, he served as President, Chlor Alkali Products, since October 2010, as Vice President, General Manager—Bleach from 2009 until September 2010, as Vice President, Supply Chain Management from 2007 to 2009, and as Vice President, Manufacturing and Engineering, from 2001 to 2007.

SCOTT R. ABEL, 51, has served as Vice President and President, Chemical Distribution, of Olin since April 23, 2015. He joined Olin in April 2014 and served as President, K.A. Steel Chemicals Inc. from August 22, 2014 until April 22, 2015. From 2012 to 2014, he served as Commercial Vice President at KOST USA, Inc. and from 2009 to 2012, he served as Business Director—Glycols at Archer Daniels Midland Company. From 2008 to 2009, he served as Global Marketing Director—Acrylic Monomers; from 2003 to 2007, he served as Senior Marketing Manager—Chlor Alkali; and from 1989 through 2007, he served in various sales and marketing positions, all at TDCC.

THOMAS J. O’KEEFE, 56, has served as Vice President and President, Winchester, of Olin since April 26, 2012. From 2010 to 2011, he served as President, Winchester; from 2008 to 2010, he served as Vice President, Operations and Planning and from 2006 to 2008 he was Vice President, Manufacturing Operations, in each case, in the Winchester Division. From 2001 to 2006, he was Vice President, Manufacturing and Engineering for Olin’s former Brass Division.

RANDEE N. SUMNER, 41, has served as Vice President and Controller of Olin since May 4, 2014. From December 2012 until April 2014, she served as Division Financial Officer for Chemical Distribution. From 2010 until December 2012, she served as Assistant Controller; from 2008 to 2010, she served as Director, Corporate Accounting and Financial Reporting; and from 2006 to 2008, she served as Manager, Corporate Accounting and Financial Reporting, all for Olin Corporation.

DOLORES J. ENNICO, 62, has served as Vice President, Human Resources, of Olin since May 1, 2009. Prior to that time and since October 2005, she served as Corporate Vice President, Human Resources. From March 2004 to September 2005, she served as Vice President, Administration for Olin’s Winchester Division and former Metals group.

STEPHEN C. CURLEY, 63, has served as Vice President and Treasurer of Olin since January 1, 2005. Before then, he had served as Chief Tax Counsel of Olin since re-joining Olin on August 18, 2003. Prior to that time, he served as Vice President and Treasurer of Primex Technologies, Inc., a manufacturer and provider of ordnance and aerospace products and services, which was spun off from Olin in 1996.

G. BRUCE GREER, JR., 54, has served as Vice President, Strategic Planning and Information Technology since 2010. Before then, he served as Vice President, Strategic Planning from May 2005, when he joined Olin, until 2010. Prior to joining Olin and since 1997, Mr. Greer was employed by Solutia, Inc., an applied chemicals company. From 2003 to April 2005, he served as President of Pharma Services, a Division of Solutia and Chairman of Flexsys, an international rubber chemicals company which was a joint venture partially owned by Solutia and Akzo Nobel. Prior to that, Mr. Greer served as a Vice President of Corporate Development, Technology, and Information Technology for Solutia.

INFORMATION ON TDCC

TDCC was incorporated in 1947 under Delaware law and is the successor to a Michigan corporation, of the same name, organized in 1897. TDCC’s principal executive offices are located at 2030 Dow Center, Midland, Michigan 48674.

In 2014, TDCC had annual sales of more than $58 billion and employed approximately 53,000 people worldwide. TDCC’s more than 6,000 product families are manufactured at 201 sites in 35 countries across the globe. TDCC conducts its worldwide operations through global businesses, which are reported in five operating segments: Agricultural Sciences, Consumer Solutions, Infrastructure Solutions, Performance Materials & Chemicals and Performance Plastics. TDCC’s internet address is www.dow.com. TDCC’s website and its contents are not deemed incorporated by reference in or a part of this document.

Agricultural Sciences

The Agricultural Sciences segment is a global leader in providing crop protection and seed/plant biotechnology products and technologies, urban pest management solutions and healthy oils. The business invents, develops, manufactures and markets products for use in agricultural, industrial and commercial pest management, and food service. The segment has broad global reach with sales in 135 countries and research and development (“R&D”) and manufacturing facilities located in all geographic areas. Growth is achieved through the development of innovative new products and technologies, successful segmentation of market offerings with leading brands, diverse channels to market, competitive cost positions, strategic bolt-on acquisitions, and commercial and R&D collaborations. TDCC is committed to the development of innovative new crop protection and biological products and technologies.

Consumer Solutions

The Consumer Solutions segment consists of three global businesses: Consumer Care, Dow Automotive Systems and Dow Electronic Materials. These global businesses develop and market customized materials using advanced technology and unique chemistries for specialty applications—including semiconductors and organic light-emitting diodes, adhesives and foams used by the transportation industry, and cellulosics for innovative pharmaceutical formulations and food solutions. These businesses serve the needs of market segments as diverse as: automotive; electronics and entertainment; healthcare and medical; and personal and home care goods. The segment’s commitment to continuous innovation and rapid new product development enables it to maximize opportunities in emerging geographies and high-growth industries.

Infrastructure Solutions

The Infrastructure Solutions segment is comprised of an industry-leading portfolio of businesses utilizing advanced technology to deliver products such as architectural and industrial coating applications, building insulation, adhesives, microbial protection for the oil and gas industry, and water technologies. With unmatched R&D capabilities, a broad range of chemistries, extensive geographic reach and strong channels to market, this segment is well positioned to capitalize on market trends. The segment has broad geographic reach, with sales in 145 countries and R&D and manufacturing facilities located in key geographic areas.

Performance Materials & Chemicals

The Performance Materials & Chemicals segment is comprised of five technology-driven, customer-centric global businesses that are advantaged through integration and driven by innovative technology and solutions: Chlor-Alkali and Vinyl, Chlorinated Organics, Epoxy, Industrial Solutions and Polyurethanes. Products produced by this segment are back-integrated into feedstocks, supporting a low-cost manufacturing base and consistent, reliable supply. The Performance Materials & Chemicals segment is positioned for growth through diverse markets and product offerings. The segment has broad geographic reach, with sales in nearly 150 countries and manufacturing facilities located in all geographic areas. Performance Materials & Chemicals has a diverse product line that serves customers in a large number of industries including appliance, construction and industrial.

Performance Plastics

The Performance Plastics segment is the world’s leading plastics franchise, and is a market-oriented portfolio composed of five global businesses: Dow Elastomers, Dow Electrical and Telecommunications, Dow Packaging and Specialty Plastics, Energy and Hydrocarbons. The segment is advantaged through its low-cost position into key feedstocks and broad geographic reach, with sales in more than 110 countries and manufacturing facilities located in all geographic areas. It also benefits from TDCC’s R&D expertise to deliver leading-edge technology that provides a competitive benefit to customers in key strategic markets.

For a more detailed description of TDCC’s business, see TDCC’s Annual Report on Form 10-K for the year ended December 31, 2014, which has been filed with the SEC and is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

Directors and Officers of TDCC

All directors and officers of TDCC listed below are citizens of the United States unless otherwise disclosed. None of the directors and officers of TDCC listed below have been convicted in a criminal proceeding during the past five years. None of the directors and officers of TDCC listed below were a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or of a finding of any violation of federal or state securities laws. The business address of each director and officer of TDCC is 2030 Dow Center, Midland, Michigan, 48674.

Set forth below is information related to TDCC’s directors as of June 19, 2015.

Ajay Banga, 55. President and Chief Executive Officer, MasterCard Incorporated. Director since 2013.

MasterCard Incorporated (a technology company in the global payments industry) — President and Chief Executive Officer, July 2010 to date; Board Member, April 2010 to date; President and Chief Operating Officer of MasterCard Incorporated and MasterCard International Incorporated, August 2009-July 2010. Citigroup (a provider of financial services) — Chief Executive Officer of Citigroup Asia Pacific region, March 2008-August 2009. Previous positions from 1996 to 2009 included Chairman and Chief Executive Officer of Citigroup’s International Global Consumer Group, Executive Vice President of Citigroup’s Global Consumer Group, President of Citigroup’s Retail Banking North America, business head for CitiFinancial and the U.S. Consumer Assets Division and division executive for the consumer bank in Central/Eastern Europe, Middle East, Africa, and India. PepsiCo (a worldwide food and beverage company) — 1994-1996. Nestlé (a worldwide food company) — 1981-1994. Chairman of the U.S.-India Business Council. Vice Chairman of the Business Council. Member of the Executive Committee of the Business Roundtable. Member of the International Business Committee of the World Economic Forum, the Council on Foreign Relations, Weill Cornell Medical College Board of Overseers and The Economic Club of New York. Board member of The Financial Services Roundtable, The American Red Cross and the New York City Ballet. Fellow of the Foreign Policy Association and was awarded the Foreign Policy Association Medal in 2012. Director of MasterCard Incorporated. Former director of Kraft Foods Group, Inc. (2007-2012).

Jacqueline K. Barton, 63. Arthur and Marian Hanisch Memorial Professor of Chemistry, Chair, Division of Chemistry and Chemical Engineering, California Institute of Technology. Director since 1993.

California Institute of Technology — Professor of Chemistry 1989 to date, Arthur and Marian Hanisch Memorial Professor of Chemistry 1997 to date. Chair, Division of Chemistry and Chemical Engineering, 2009 to date. Assistant Professor of Chemistry and Biochemistry, Hunter College, City University of New York 1980-1982. Columbia University — Assistant Professor 1983-1985, Associate Professor 1985-1986, Professor of Chemistry and Biological Sciences 1986-1989. Recipient of the 2010 National Medal of Science, the highest honor bestowed by the United States government on scientists, and the 2015 Priestley Medal, the highest honor bestowed by the American Chemical Society. Named a MacArthur Foundation Fellow 1991, the American Academy of Arts and Sciences Fellow 1991, the American Philosophical Society Fellow 2000, National Academy of Sciences member 2002 and Institute of Medicine member 2012. Named Outstanding Director 2006 by the Outstanding Director Exchange (ODX); 2013 Director of the Year Award, Forum for Corporate Directors. 2014 American Chemical Society Fellow.

James A. Bell, 67. Former Executive Vice President, Corporate President and Chief Financial Officer, The Boeing Company. Director since 2005.

The Boeing Company (an aerospace company and manufacturer of commercial jetliners and military aircraft) — Executive Vice President, Corporate President and Chief Financial Officer, 2008 to 2012; Executive Vice President, Finance and Chief Financial Officer 2003-2008; Senior Vice President of Finance and Corporate Controller 2000-2003. Previous positions include Vice President of Contracts and Pricing for Boeing Space and Communications 1996-2000; Director of Business Management of the Space Station Electric Power System at Boeing Rocketdyne unit 1992-1996. Director of J.P. Morgan Chase & Co., CDW Corporation and the Chicago Infrastructure Trust.

Richard K. Davis, 57. Chairman, President and Chief Executive Officer, U.S. Bancorp. Director since 2015.

U.S. Bancorp (a financial services holding company) — Chairman 2007 to date; Chief Executive Officer 2006 to date; President 2004 to date. Various management positions at U.S. Bancorp since joining StarBanc Corporation, one of its predecessors, in 1993 as Executive Vice President. Director of Xcel Energy.

Jeff M. Fettig, 58. Chairman and Chief Executive Officer of Whirlpool Corporation. Director since 2003. Lead Director since 2011.

Whirlpool Corporation (a manufacturer of home appliances) — Chairman and Chief Executive Officer 2004 to date; President and Chief Operating Officer 1999-2004; Executive Vice President 1994-1999; President, Whirlpool Europe and Asia 1994-1999; Vice President, Group Marketing and Sales, North American Appliance Group 1992-1994; Vice President, Marketing, Philips Whirlpool Appliance Group of Whirlpool Europe B.V. 1990-1992; Vice President, Marketing, KitchenAid Appliance Group 1989-1990; Director, Product Development 1988-1989. Director of the Indiana University Foundation. Member of the National Board of Governors for the Boys & Girls Club. Director of Whirlpool Corporation.

Andrew N. Liveris, 61. TDCC President, Chief Executive Officer and Chairman. Director since 2004.

Employee of TDCC since 1976. President and Chief Operating Officer 2003-2004. President and Chief Executive Officer 2004 to date and Chairman 2006 to date. Vice Chairman of the Business Roundtable; Executive Committee Member and past Chairman of the U.S. Business Council; Past Chairman of the U.S.-China Business Council, American Chemistry Council, The International Council of Chemical Associations and the President’s Advanced Manufacturing Partnership. Member of the President’s Export Council, the American Australian Association and the Peterson Institute for International Economics. Member of the Board of Trustees of The Herbert H. and Grace A. Dow Foundation, the California Institute of Technology and the United States Council for International Business. Director of International Business Machines Corporation. Former director of Citigroup, Inc. (2005-2011). Mr. Liveris is a citizen of Australia.

Mark Loughridge, 61. Former Chief Financial Officer of International Business Machines. Director since 2015.

International Business Machines Corporation (a manufacturer of computer hardware and software and IT consulting services) — Chief Financial Officer May 2004-December 2013. Member of the Council on Chicago Booth. Director of The Vanguard Group.

Raymond J. Milchovich, 65. Lead Director of Nucor Corporation and Former Chairman and Chief Executive Officer of Foster Wheeler AG. Director since 2015.

Nucor Corporation (a producer of steel and iron) — Director 2002-2007 and 2012-current; Lead director September 2013 to date. Foster Wheeler AG (a company that engineers and constructs facilities for oil and gas, liquid natural gas, refining, chemical, pharmaceutical and power industries) — Non-executive Chairman of the Board and Consultant 2010 to November 2011; Chairman and Chief Executive Officer 2007-2010; Chairman, President and Chief Executive Officer 2001-2007. Delphi Corporation (a manufacturer of automotive electronics, systems, modules and components) — Director 2005-2009. Director of Nucor Corporation. Former director of Foster Wheeler AG (2001-2011).

Robert S. Miller, 73. Non-Executive Chairman of American International Group Inc. (AIG). Director since 2015.

American International Group Inc. (a provider of insurance and financial services) — Non-Executive Chairman of the Board May 2009 to date. Hawker Beechcraft, Inc. (a manufacturer of aircraft) — Chief Executive Officer February 2012 to February 2013. Delphi Corporation (a manufacturer of automotive electronics, systems, modules and components) — Executive Chairman 2007-2009; Chairman and Chief Executive Officer July 2005-January 2007. Director of American International Group, Inc. and Symantec Corporation. Former director of Hawker Beechcraft, Inc. (2012-2013), and UAL Corporation (United Airlines) (2003-2010). Mr. Miller was Chief Executive Officer of Hawker Beechcraft, Inc. when it filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in May 2012.

Paul Polman, 58. Chief Executive Officer of Unilever PLC and Unilever N.V. Director since 2010.

Unilever PLC and Unilever N.V. (a provider of nutrition, hygiene and personal care products) — Chief Executive Officer January 2009 to date. Nestlé S.A. (a worldwide food company) — Executive Vice President of Americas, January 2008 to September 2008; Chief Financial Officer 2006-2008. The Procter & Gamble Company (a provider of consumer, pharmaceutical, cleaning, personal care and pet products) — Group President Europe 2001-2006. CFO of the Year 2007, Investor Magazine; Carl Lindner Award 2006, University of Cincinnati; WSJ/CNBC European Business Leader of the Year 2003. Member of United Nations high level task force on post 2015 development goals. President of the Kilimanjaro Blindtrust/Chair of Perkins International Advisory Board. Board member of Global Consumer Goods Forum. Member: International Business Council of WEF, Swiss American Chamber of Commerce and vice chair of the World Business Council for Sustainable Development. Member of the B-Team (a global initiative to help transform the future of business). Honorary degrees from Universities of Northumbria, UK in 2000 and University of Cincinnati in 2009. Director of Unilever PLC and Unilever N.V. Mr. Polman is a citizen of the Netherlands.

Dennis H. Reilley, 62. Non-Executive Chairman of Marathon Oil Corporation. Director since 2007.

Marathon Oil Corporation (an oil and natural gas exploration and production company) — Non-Executive Chairman, January 2014 to date; Board member 2002 to date. Covidien public limited company (a provider of healthcare products) — Non-Executive Chairman, 2007-2008; Board member, 2007 to January 2015. Praxair, Inc. (a provider of gases and coatings) —Chairman 2000-2007; President and Chief Executive Officer 2000-2006. E.I. du Pont de Nemours & Co. — Executive Vice President and Chief Operating Officer 1999-2000; Executive Vice President 1997-1999; Vice President and general manager, Lycra business 1996-1997; Vice President and general manager, specialty chemicals business 1994-1995; Vice President and general manager, titanium dioxide business 1990-1994. Prior to 1989, held various senior executive positions with Conoco. Former Director of the Conservation Fund. Former Chairman of the

American Chemistry Council. Trian Advisory Partners — Member, 2015 to date. Director of Marathon Oil Corporation. Former director of Covidien public limited company (2007 to January 2015) and H.J. Heinz Company (2005-2013).

James M. Ringler, 70. Chairman of Teradata Corporation. Director since 2001.

Teradata Corporation (a provider of database software, data warehousing and analytics) — Chairman, October 2007 to date. NCR Corporation (a producer of automated teller machines and point of sale devices) — Director and Chairman 2005-2007. Illinois Tool Works, Inc. — (following its merger with Premark International, Inc.), Vice Chairman 1999-2004. Premark International, Inc. — Chairman 1997-1999; Director 1990-1999; Chief Executive Officer 1996-1999; President and Chief Operating Officer 1992-1996; Executive Vice President 1990-1992. Tappan Company — President and Chief Operating Officer 1982-1986; White Consolidated Industries’ Major Appliance Group — President 1986-1990 (both subsidiaries of Electrolux AB). Director of Teradata Corporation, Autoliv Inc., John Bean Technologies Corporation and FMC Technologies, Inc. (John Bean Technologies Corporation was spun-off from FMC Technologies, Inc. in 2008.) Former director of Ingredion Incorporated (2001-2014).

Ruth G. Shaw, 67. Former Group Executive for Public Policy and President of Duke Nuclear. Director since 2005.

Duke Energy Corporation (a provider of electricity and natural gas) — Executive Advisor, October 2006 to May 2008; Group Executive, Public Policy and President, Duke Nuclear, April 2006 to October 2006; President and Chief Executive Officer, Duke Power Company 2003-2006; Executive Vice President and Chief Administrative Officer 1997-2003; President of The Duke Energy Foundation 1994-2003; Senior Vice President, Corporate Resources 1994-1997; Vice President, Corporate Communications 1992-1994. President, Central Piedmont Community College, Charlotte, NC 1986-1992. President, El Centro College, Dallas, TX 1984-1986. Foundation Board of Trustees for the University of North Carolina at Charlotte: Carolina Thread Trail Governing Board. Director, Foundation for the Carolinas. Director of DTE Energy Company.

Set forth below is information related to TDCC’s executive officers as of June 19, 2015.

Name- Age	Present Position with Registrant	Year Elected to be an Officer	Other Business Experience since January 1, 2010
Ronald C. Edmonds, 57	Vice President and Controller	2009	Vice President and Controller 2009 to date.

James R. Fitterling, 53	Vice Chairman, Business Operations	2010	Vice President Corporate Development 2009 to August 2010. Dow Executive Vice President and President, Plastics and Hydrocarbons August 2010 to September 2011. Executive Vice President and President, Feedstocks & Energy and Corporate Development September 2011 to September 2012. Executive Vice President, Feedstocks, Performance Plastics, Asia and Latin America September 2012 to December 2013. Executive Vice President, Feedstocks, Performance Plastics and Supply Chain December 2013 to October 2014. Present position held since October 2014.

Heinz Haller, 60	Executive Vice President and President of Dow Europe, Middle East, Africa and India	2006	Executive Vice President, Performance Systems May 2009 to August 2010. Executive Vice President and Chief Commercial Officer August 2010 to September 2012. Present position held since September 2012. Mr. Haller is a citizen of Switzerland.

Joe E. Harlan, 56	Chief Commercial Officer and Vice Chairman, Market Businesses	2011	Executive Vice President of Consumer & Office Business, 3M Company 2009 to August 2011. Executive Vice President, Performance Materials September 2011 to September 2012. Executive Vice President, Chemicals, Energy and Performance Materials September 2012 to October 2014. Present position held since October 2014.

Peter Holicki, 55	Corporate Vice President, Manufacturing and Engineering, and Environment, Health & Safety Operations	2014	Global Manufacturing Vice President, Hydrocarbons May 2009 to October 2012. Vice President for Manufacturing and Engineering Europe, Middle East and Africa May 2009 to October 2012. Vice President of Operations for Europe, Middle East and Africa and the Ethylene Envelope October 2012 to December 2013. Emergency Services and Security Expertise September 2014 to present. Present position held since 2014. Mr. Holicki is a citizen of Germany.

Charles J. Kalil, 63	General Counsel and Executive Vice President	2004	General Counsel 2004 to date. Executive Vice President 2008 to date. Corporate Secretary 2005 to January 2015.

Andrew N. Liveris, 61	President, Chief Executive Officer and Chairman of the Board	2003	President and Chief Executive Officer 2004 to date and Chairman 2006 to date. Mr. Liveris is a citizen of Australia.

Name- Age	Present Position with Registrant	Year Elected to be an Officer	Other Business Experience since January 1, 2010

Fernando Ruiz, 59	Corporate Vice President and Treasurer	2001	Corporate Vice President and Treasurer 2001 to date.

Johanna Söderström, 44	Corporate Vice President, Human Resources and Aviation	2015	HR Director, Europe, Middle East and Africa July 2009 to January 2011. Global HR Director, Performance Materials Division January 2011 to October 2012. Vice President, HR Center of Expertise October 2012 to January 2015. Present position held since January 2015. Ms. Söderström is a citizen of Finland.

A. N. Sreeram, 47	Corporate Vice President, Research & Development	2013	Vice President, Research & Development, Dow Advanced Materials 2009 to October 2013. Present position held since October 2013.

Howard I. Ungerleider, 46	Chief Financial Officer and Executive Vice President	2011	Vice President, Investor Relations 2008 to March 2011. Senior Vice President and President, Performance Plastics March 2011 to September 2012. Executive Vice President, Advanced Materials September 2012 to October 2014. Present position held since October 2014.

INFORMATION ON THE DOW CHLORINE PRODUCTS BUSINESS

General

DCP is a leading vertically-integrated producer of sodium hydroxide (caustic soda) and chlorine (together, chlor-alkali) and derivatives. DCP operates three businesses: Chlor-Alkali and Vinyl (“CAV”), Global Epoxy (“Epoxy”) and Global Chlorinated Organics (“GCO”). These businesses benefit from access to key natural resources including water, brine and natural gas and production facilities in the U.S. Gulf Coast. DCP leverages its production economics through sales of caustic soda, chlorine, and a broad spectrum of downstream chlorine derivatives and epoxy products for a variety of end uses in global markets.

In the Transactions, TDCC will transfer certain assets and liabilities related to DCP, directly or indirectly, to Splitco, which is a newly formed, wholly-owned subsidiary of TDCC that was organized specifically for the purpose of effecting the Separation. In exchange, TDCC will receive additional shares of common stock of Splitco, the Special Payment and the Splitco Securities (or cash in the amount of the Above Basis Amount if TDCC elects to receive a cash dividend from Splitco in lieu of the Splitco Securities). Splitco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions. See “The Transactions.”

Products

Chlor-Alkali and Vinyl. DCP’s CAV business segment has the largest chlor-alkali capacity in North America and globally. With access to U.S. Gulf Coast natural gas, integrated power, low-cost brine mining and in-house maintenance, DCP’s CAV business sells its products into a broad range of end-use applications including pulp and paper, alumina, urethanes, chlorine derivatives and epoxy products. CAV serves as the foundation of the overall DCP business, providing a low-cost source of chlorine and caustic soda for high-value derivative products sold into merchant markets and through long-term supply relationships, as well as through its GCO and Epoxy businesses.

CAV is one of the largest global marketers of caustic soda with access to internally produced caustic soda in the U.S. Gulf Coast, re-marketing of material produced by other parties including the JV Entity, and off-take material produced by TDCC in Brazil. The off-take arrangement with TDCC in Brazil entitles DCP to 100 percent ownership of the caustic soda produced at TDCC’s Aratu, Brazil site, which DCP sells into the South American market. This allows DCP to leverage relationships with alumina, pulp and paper and chemical companies in multiple locations.

CAV is also one of the largest global marketers of ethylene dichloride (“EDC”) and vinyl chloride monomer (“VCM”). EDC and VCM sales provide key access into housing construction markets in both North America and globally. These products facilitate higher asset utilization, hydrochloric acid (“HCL”) management at DCP’s integrated production sites and incremental caustic soda sales.

Global Epoxy. DCP’s Epoxy business segment is one of the largest integrated global producers of epoxy resins, curing agents and intermediates. Epoxy serves a diverse array of applications, including electrical laminates, marine coatings, consumer goods and composites, as well as numerous applications in civil engineering and infrastructure products. DCP has a favorable manufacturing cost position in epoxy materials which is driven by a combination of scale and integration into low-cost feedstocks (including chlorine, caustic, allylics and aromatics).

Epoxy is an integrated epoxy producer with upstream, midstream and downstream epoxy products. Epoxy produces and sells a full range of epoxy materials, including upstream products such as allyl chloride (“Allyl”) and epichlorohydrin (“Epi”), midstream products such as liquid epoxy resins (“LER”) and downstream products such as converted epoxy resins (“CER”) and additives. DCP leverages its economies of scale at each stage of the epoxy value chain by selling both to the market as well as supplying internal downstream derivative epoxy needs. DCP Epoxy production economics benefits from its integration into chlor-alkali and aromatics which are key inputs in epoxy production. The Epoxy business segment’s consumption of chlorine allows DCP’s CAV business to enable caustic soda sales as well as utilize Epoxy’s production of byproduct HCL across different DCP manufacturing processes.

Allyl has widespread use, not only as feedstock in the production of DCP Epoxy’s Epi, but also as a chemical intermediate in multiple industries and applications, including water purification chemicals. Similarly, DCP produces Epi, primarily as a feedstock for use in its own epoxy resins, but also as a merchant marketer of Epi to epoxy producers globally who produce their own resins for end use segments such as coatings and electronic materials. LER is manufactured in liquid form and cures with the addition of a hardener into a thermoset solid material offering a distinct combination of strength, adhesion and chemical resistance that is well-suited to coatings and composites applications. While DCP sells its LER externally, a large share of LER production is further converted by DCP into CER where value-added modifications produce higher margin customer-specific resins.

DCP also operates an integrated aromatics production chain producing cumene, phenol, acetone and bisphenol (“BisA”) for internal consumption and sale.

Global Chlorinated Organics. GCO is one of the largest global producers of chlorinated organic products, including chloromethanes (methyl chloride, methylene chloride, chloroform and carbon tetrachloride), and chloroethenes (perchloroethylene, trichloroethylene, and vinylidene chloride). GCO participates in both the “solvent” and the “intermediate” segments of the global chlorocarbon industry with a focus on sustainable applications and in markets where it can benefit from its cost and technology advantages. GCO’s products are sold as intermediates that are used as feedstocks in the production of fluoropolymers, fluorocarbon refrigerants and blowing agents, silicones, cellulosics, and agricultural chemicals. Solvent products are sold into end uses such as surface preparation, dry cleaning, pharmaceuticals, and regeneration of refining catalysts.

GCO’s manufacturing facilities consume chlorine produced by the CAV business, which enables caustic soda sales. GCO’s production technology also allows it to recycle byproduct streams from other DCP and TDCC businesses, which are used as raw materials by GCO. Through its recycling technology, GCO is able to transform byproduct streams into high-value-added products while simultaneously avoiding otherwise costly incineration costs. The business is often compensated to utilize these byproduct streams, generating negative cost inputs.

Manufacturing and Facilities

Chlor-Alkali and Vinyl. DCP’s CAV business segment is comprised of facilities in Freeport, Texas and Plaquemine, Louisiana. Both are strategically located in areas close to brine mining and low-cost power and steam cogeneration. The CAV operations are also supported by in-house production technology which includes chlorine cell production, repair and maintenance services based in DCP’s facility in Russellville, Arkansas.

DCP’s Freeport CAV assets are situated within TDCC’s Texas operations site, the hub and original location of TDCC’s U.S. Gulf Coast presence since the 1940s. The DCP CAV assets at the Freeport complex consist of four chlor-alkali facilities, including TDCC’s share of the JV Entity described below, one caustic soda evaporator, five EDC facilities and one VCM facility. The JV Entity is a 50:50 manufacturing joint venture between TDCC and JV Partner that owns the world’s largest grassroots chlor-alkali membrane facility, which began production in the first quarter of 2014.

DCP’s Plaquemine CAV assets are situated within TDCC’s 1,500 acre petrochemical facility in that location and consist of one chlor-alkali facility, one caustic soda evaporator and one EDC facility.

Both sites also include supporting assets and storage facilities associated with the CAV business as well as the brine mining operations at Stratton Ridge near Freeport, and Grand Bayou near Plaquemine, and onsite cell repair and maintenance operations. The Freeport assets also include two dedicated natural gas power cogeneration plants and the onsite chlorinated hydrocarbon byproduct (“RCL”)/HCL (chlor-alkali byproduct) management system.

The Russellville site is a fabricator and parts distributor to DCP and TDCC chlor-alkali sites, including DCP’s Freeport and Plaquemine facilities and TDCC’s sites in Germany and Brazil. It also manufactures cathodes and anodes used in ECU production, assembles and regaskets chlor-alkali production cells, and handles logistics for parts repair. Russellville covers global cell services for both membrane and diaphragm chlor-alkali technologies and assembles membrane cells for DCP from parts supplied by a third-party using a DCP design.

Global Epoxy. DCP has a global manufacturing footprint for its Epoxy business. Allyl and Epi are produced at facilities at Freeport, Texas and at Stade, Germany. LER is produced at Freeport and Stade as well as at a facility in Guaruja, Brazil. Downstream CER products are produced in North America at Freeport and Roberta, Georgia; in Europe at Stade, Germany, Rheinmunster, Germany, Baltringen, Germany and Pisticci, Italy; in Asia at Zhangjiagang, China and Gumi, South Korea; and in South America at Guaruja, Brazil. Epoxy also produces Phenol, Acetone and BisA at Freeport, BisA at Stade, and Cumene at Terneuzen, Netherlands to provide key aromatics inputs for the Epoxy business.

Global Chlorinated Organics. DCP’s GCO business segment operates three integrated manufacturing facilities at the Freeport, Plaquemine and Stade sites. Chloromethanes products are produced at Freeport, Texas and Stade, Germany. Perchloroethylene is produced at Plaquemine, Louisiana and Stade, Germany. Trichloroethylene is produced at Freeport, Texas and Stade, Germany. VDC is produced only at Freeport, Texas. At all three sites, GCO plays an important role in RCL/HCL production, consumption and system management.

Sales and Distribution

Sales and marketing of CAV products is focused on merchant caustic soda, chlorine and EDC sales. DCP currently only sells chlorine through long-term supply agreements with TDCC primarily by pipeline or rail in North America. Caustic soda is sold under one to three-year contracts from the U.S. Gulf Coast and Brazil to a wide array of customers mainly in the United States, Canada and Latin America. The CAV business serves a broad range of applications with significant participation in the pulp and paper, alumina, water treatment and chemical industries. Most of CAV’s EDC production is converted into VCM and sold and transferred via pipeline to a fenceline customer that produces polyvinyl chloride (“PVC”), but CAV also participates in the merchant EDC market. Most chlorine is distributed to DCP’s downstream GCO and Epoxy businesses and sold to TDCC through DCP pipelines at Freeport and Plaquemine. Caustic soda is distributed by barge, shipped from deep water ports or transported by rail through a fleet of approximately 800 railcars.

Epoxy sells a wide range of products and has a dedicated sales force and significant logistical capabilities. Epoxy focuses on developing downstream, higher value add products, such as CER, but it also sells midstream and upstream materials to optimize utilization of production assets. Epoxy has important relationships with established merchant customers, some of which span decades. The segment’s product is delivered primarily by marine vessel, deep-water and coastal barge, railcar and truck.

GCO has dedicated sales and marketing resources in each of the major geographies, maintaining a wide array of long-standing customer relationships from long-term contracts to short-term spot arrangements. GCO accesses its geographically diverse and fragmented market through direct key customer interfaces and preferred contractual relationships with distribution and channel leaders. It maintains strong, long-term strategic relationships and its average relationship with its top ten customers exceeds 13 years. GCO uses approximately 20 terminal locations globally to transport product by marine vessel, rail and truck transportation and maintains a fleet of approximately 390 rail cars in North America.

Raw Materials and Energy

The primary manufacturing components for the CAV business—water, brine and electricity—are largely sourced from DCP’s supporting assets. The water and brine are provided in the form of a brine solution from DCP’s brine mining operations. Electricity and steam are supplied by DCP’s power assets and supplemented with purchases from the utility grid. DCP’s integrated power generation capabilities are gas based and the CAV business has benefited from low natural gas prices as power represents approximately 80 percent of CAV’s ECU variable production costs. The business has access to ethylene raw material through a contractual supply from TDCC.

In North America, Epoxy produces Phenol, Acetone and BisA at Freeport and purchases Cumene, as well as imports some Cumene from Terneuzen. For Allyl production, Chlorine is sourced from the CAV business in the U.S. Gulf Coast and hydrocarbons are purchased from TDCC under long-term contracts. CAV also supplies caustic soda that is a raw material for Epi production. In Europe, Epoxy produces Cumene at Terneuzen where it receives benzene and a portion of its propylene from TDCC. Cumene is then converted into phenol and acetone through a tolling arrangement and the output is used to produce BisA at Stade. Chlorine and propylene are received onsite in Stade from TDCC. LER and BisA are shipped by rail from Stade to other European sites for CER processing. In Asia, LER is shipped to Zhangjiagang and Gumi from Freeport and Stade, mostly by marine bulk transport, for use in CER production and for direct trade sales.

Key raw materials for the GCO business are chlorine and EDC from the CAV business in the U.S. Gulf Coast and chlorine from TDCC in Europe. Methanol is GCO’s most significant third-party raw material cost and is obtained through multiple contracts in Europe and North America.

Research and Development

In 2014, DCP reported research and development expense of $34 million, or less than one percent of sales. Current research and development is primarily focused in the Epoxy business, supporting niche products and applications aligned with the midstream and downstream portions of the value chain due to their profitability and future growth potential. Historically, DCP has also invested research and development expense toward process optimization and development of next-generation refrigerant feedstock technology.

Seasonality

DCP’s sales are affected by the cyclicality of the economy and the seasonality of several industries, including building and construction, coatings, infrastructure, electronics, automotive and refrigerants. The chlor-alkali industry is cyclical, both as a result of changes in demand for each of its co-products (chlorine and caustic soda) and as a result of changes in manufacturing capacity. Chlorine and caustic soda are co-products and are produced in a fixed ratio. Therefore, the production of one co-product can be constrained both by manufacturing capacity and/or by the ability to sell the co-product. Consequently, prices for both products respond rapidly to changes in supply and demand conditions in the industry. The cyclicality of the chlor-alkali industry has further impacts on downstream products in GCO and Epoxy. Pricing for GCO and Epoxy products have historically been impacted by the changing level of pricing for chlorine and, to a greater extent, caustic soda. In general, DCP’s businesses experience their highest level of activity during the spring and summer months, particularly when construction, refrigerants, coatings and infrastructure activity is higher.

Competition

Competition faced by DCP varies based on the business segment. Key competitors include large, international chemical companies. DCP competes worldwide on the basis of quality, technology and price.

DCP currently competes with a range of major domestic and international producers. CAV’s key competitors include: Axiall Corporation, Formosa Plastics Corporation, U.S.A., Occidental Chemical

Corporation, Shintech, Inc. and Westlake Chemical Corporation. Epoxy competes with global participants, including Huntsman Corporation, Hexion Inc., as well as local participants with assets primarily in Asia Pacific. GCO key competitors include: Axiall Corporation, Occidental Chemical Corporation, Ineos, Akzo Nobel, Solvay and large Chinese producers such as Juhua.

Environmental Regulation

In all of the jurisdictions in which DCP operates, it is subject to environmental laws and regulations, including those related to air emissions, the discharge of waste water, and the use, handling, generation, transportation, storage and disposal of chemicals, hazardous and toxic substances and waste. Among other obligations, these laws and regulations may require DCP to apply for, obtain, comply with and periodically renew environmental permits. They may also require the installation and maintenance of pollution control equipment. In the event of any future accidental spills, leaks or other releases of hazardous or toxic substances or wastes, these laws and regulations would govern any required investigation and, if applicable, cleanup and remediation. DCP expends significant capital and operating expenses to maintain compliance with these laws and regulations. Developments such as the passage of more stringent environmental laws and regulations, or more rigorous enforcement of existing laws and regulations, could require DCP to increase the resources needed to maintain or achieve compliance.

At the two largest DCP manufacturing operations located in Freeport, Texas and Plaquemine, Louisiana, DCP operates under the terms and conditions of Title 5 permits issued pursuant to the U.S. Clean Air Act (“CAA”), as well as other applicable air permits issued under the authority of the CAA and similar state laws. Hazardous waste generation and management activities are subject to the U.S. Resource Conservation and Recovery Act (“RCRA”) and RCRA regulations, and both the Freeport, Texas and Plaquemine, Louisiana facilities hold RCRA permits. In addition, DCP manufacturing operations generate incidental polychlorinated biphenyls (“PCBs”), and the management of the PCBs is subject to permits issued under the U.S. Toxic Substances Control Act (“TSCA”).

The sale, distribution and use of DCP’s chemical products are subject to chemical registration regimes such as those created by TSCA in the United States and the Registration, Evaluation, and Restriction of Chemical regulations, commonly referred to as REACH, in the European Union. The U.S. Congress is currently considering legislation that would update and revise TSCA, although at this time it is unclear how any updates and/or revisions would impact the DCP business.

Legal Proceedings

TDCC is involved in a number of lawsuits and claims, both actual and potential, including some that it has asserted against others, in which monetary damages are sought and some of which relate to or arise out of the current or past operation of DCP. These lawsuits and claims relate to, among other things, environmental, product liability and contractual matters.

The results of any current or future litigation are inherently unpredictable. However, TDCC believes that, in the aggregate, the outcome of all lawsuits and claims involving DCP will not have a material effect on DCP’s combined financial position or liquidity. TDCC has agreed in the Separation Agreement to retain the JV Entity arbitration with Samsung so that its outcome will not impact DCP. In addition, TDCC has generally agreed in the Separation Agreement to retain claims, including certain environmental and product liabilities, relating to the conduct of DCP prior to the Distribution.

Employees

DCP has approximately 2,100 employees, with the majority located at the Freeport, Plaquemine and Stade sites. Some of the employees in Freeport are represented by labor unions. Employees at locations in Europe, including employees at Stade, are represented by work councils typical for the relevant location. DCP considers its relationships with the employees, unions and work councils to be good.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS FOR THE DOW CHLORINE PRODUCTS BUSINESS

Overview

DCP is a leading vertically-integrated producer of caustic soda, chlorine and related derivatives with businesses in chlor-alkali, epoxy and chlorinated organics products. DCP produces chlorine and sodium hydroxide (“caustic soda”), which together are referred to as “electrochemical units” or “ECUs”, at its plant locations in the U.S. Gulf Coast (“USGC”), which enjoy access to shale gas as a source of power and brine as a raw material. DCP monetizes these ECUs through merchant sales of caustic soda, chlorine and a broad spectrum of integrated downstream chlorine products and associated end uses. DCP operates in three strategic business segments: Chlor-Alkali and Vinyl (“CAV”), Global Epoxy (“Epoxy”) and Global Chlorinated Organics (“GCO”).

In the Transactions, TDCC will transfer certain assets and liabilities related to DCP, directly or indirectly, to a newly formed, direct, wholly-owned subsidiary of TDCC, Splitco, that was organized specifically for the purpose of effecting the Separation. In exchange, TDCC will receive additional shares of common stock of Splitco, the Special Payment as a dividend and the Splitco Securities to be used in the Debt Exchange (or cash in the amount of the Above Basis Amount if TDCC elects to receive a cash dividend from Splitco in lieu of the Splitco Securities). See “The Transactions.” Splitco has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the Transactions.

Separation of the Dow Chlorine Products Business from TDCC

On March 27, 2015, TDCC and Olin announced that they had entered into the Merger Agreement, and that TDCC and Splitco had entered into the Separation Agreement, which together provide for the combination of Olin’s business and DCP. The terms of the Transactions require TDCC, prior to the Distribution, to transfer DCP to Splitco and then distribute to TDCC shareholders all of the shares of Splitco common stock held by TDCC, through a spin-off or split-off, and then immediately merge Merger Sub with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Olin in a tax efficient Reverse Morris Trust transaction. Immediately after the completion of the Merger, approximately 52.7 percent of the outstanding shares of Olin common stock is expected to be held by pre-Merger holders of Splitco common stock and approximately 47.3 percent of the outstanding shares of Olin common stock is expected to be held by pre-Merger holders of Olin common stock. Consummation of the Transactions is subject to approval by Olin shareholders and customary closing conditions, relevant tax authority rulings and regulatory approvals.

Results of Operations

	For the Three Months Ended March 31,		For the Years ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
Net sales—external	$749	$933	$3,849	$3,637	$4,044
Net sales—related party	183	267	927	738	718

Net Sales	932	1,200	4,776	4,375	4,762
Cost of sales	909	1,152	4,573	4,257	4,350
Research and development expenses	7	9	34	51	54
Selling, general and administrative expenses	34	39	152	145	139
Restructuring charges	—	—	—	—	33
Sundry expense (income)—net	—	—	3	(2)	1
Interest expense	3	2	13	—	—

Income (Loss) Before Income Taxes	(21)	(2)	1	(76)	185

Provision (benefit) for income taxes	—	8	8	(27)	39

Net Income (Loss)	(21)	(10)	(7)	(49)	146

Net loss attributable to noncontrolling interests	(1)	(1)	(5)	(4)	(5)

Net Income (Loss) Attributable to DCP	$(20)	$(9)	$(2)	$(45)	$151

Results of Operations—First Quarter 2015 Versus First Quarter 2014

DCP’s net sales in the first quarter of 2015 were $932 million, down 22 percent ($268 million) compared with net sales of $1,200 million in the first quarter of 2014. Net sales—external was $749 million, down 20 percent. The decline in net sales—external was driven by price decreases primarily resulting from a decline in global oil prices and reduced sales volume to a key GCO customer that experienced a prolonged, unplanned outage. Sales in the first quarter of 2015 were also negatively impacted by lower sales volume of VCM due to outages (an unplanned maintenance outage and a planned turnaround) at DCP’s VCM facility in Texas, which reduced production volume of VCM by 23 percent compared with first quarter of 2014 and resulted in a $35 million decrease in VCM sales. Net sales—related party, which is comprised of sales to TDCC, declined 31 percent to $183 million. The decrease in net sales—related party was due to lower sales volumes of chlorine and caustic soda driven by planned outages at TDCC facilities that consume these materials as well as lower TDCC demand for acetone. The TDCC outages reduced DCP’s sales volumes of chlorine (15 percent), caustic soda (18 percent) and acetone (60 percent), compared with the first quarter of 2014.

DCP’s cost of sales declined in line with sales by 21 percent ($243 million) to $909 million in the first quarter of 2015 compared with $1,152 million in the first quarter of 2014. Cost of sales principally includes purchased raw materials, utilities, salaries and wages, maintenance expenses, environmental services (e.g., wastewater treatment, waste disposal) and depreciation and amortization. The decline in cost of sales resulted from lower production and sales volume – related to facility outages and the GCO customer outage – as well as lower unit costs of purchased raw materials, particularly natural gas (a key feedstock for power production), propylene, benzene and methanol. These declines were partially offset by planned maintenance turnaround spending and expenses related to the unplanned VCM outage.

DCP’s research and development expenses in the first quarter of 2015 were $7 million, down 22 percent ($2 million) from $9 million in the first quarter of 2014. The reduction in spending primarily reflects the ongoing benefit of DCP’s actions to streamline and reprioritize its R&D projects pipeline.

DCP’s selling, general and administrative expenses were $34 million in the first quarter of 2015, down 13 percent ($5 million) from $39 million in the first quarter of 2014. This decrease reflects disciplined expense controls and a lower accrual for annual performance awards.

Interest expense was related to the debt financing of the JV Entity, which is a consolidated variable interest entity of DCP.

Looking ahead to 2015, several factors may continue to have an impact on DCP’s future financial performance. Given DCP’s reliance on hydrocarbon-based feedstocks and natural gas, DCP’s cost of sales and revenue are expected to move with crude oil and natural gas pricing. DCP’s results could also be periodically impacted by spending related to planned maintenance outages at manufacturing facilities globally, particularly in segments with large asset footprints, such as CAV and Epoxy. DCP could also be impacted by outages at key customer facilities, including those operated by TDCC. Given ongoing soft demand conditions, DCP could also implement rigorous expense controls in order to adjust its spending in line with industry conditions, postponing some spending initiatives into future periods.

Results of Operations—2014 Versus 2013

DCP’s net sales in 2014 were $4,776 million, up 9 percent ($401 million) compared with net sales of $4,375 million in 2013. Net sales—external was $3,849 million, up 6 percent. The increase in net sales—external was driven in large part by a substantial increase in sales of Epoxy products (up 8 percent in price and up 4 percent in volume), reflecting higher sales prices driven by an increase in key raw material costs and actions taken to recapture customer demand lost in previous periods. Net sales—related party rose 26 percent to $927 million. The increase in net sales—related party was driven by robust demand from TDCC, particularly in urethanes applications. In particular, DCP’s sales volume of chlorine to TDCC rose 14 percent compared with 2013, and caustic soda sales volume increased more than 20 percent compared with 2013.

DCP’s cost of sales rose 7 percent ($316 million) to $4,573 million in 2014. The increase in cost of sales compared with the prior year resulted from higher production and sales volume, especially in the Epoxy segment, as well as higher unit costs of purchased raw materials, particularly propylene and benzene for the Epoxy segment, and methanol for the GCO segment. Cost of sales for the CAV segment was impacted by a 20 percent increase in prices for natural gas, a key feedstock for power production, and planned maintenance turnaround activity in the U.S. Gulf Coast. DCP was able to partially offset its higher costs with targeted spending reductions, most significantly in the CAV segment, as well as actions to increase sales volumes, particularly in the Epoxy segment, which drove higher operating rates across CAV and Epoxy facilities. The planned shutdown of a diaphragm caustic facility in the U.S. (a significant steam consumer) in the first quarter of 2014 helped to lower utility costs.

DCP’s research and development expenses in 2014 were $34 million, down 33 percent ($17 million) from $51 million in 2013. The reduction in spending primarily reflects actions to streamline and reprioritize its R&D projects pipeline, as well as cost management actions in response to soft industry conditions.

DCP’s selling, general and administrative expenses were $152 million in 2014, an increase of 5 percent ($7 million) compared with 2013. This increase reflected year-over-year overhead inflation, as well as additional spending associated with management and operation of the JV Entity facility.

Interest expense in 2014 related to the debt financing of the JV Entity, which started up in early 2014. The JV Entity is a consolidated variable interest entity of DCP.

Results of Operations—2013 Versus 2012

DCP’s net sales in 2013 were $4,375 million, down 8 percent ($387 million) from net sales of $4,762 million in 2012. Net sales—external was $3,637 million, down 10 percent. The decline in net sales—external was predominantly driven by broad-based volume contraction resulting from competitive pressures and soft industry fundamentals in the Epoxy segment (where external sales volume declined 11 percent). Net sales—related party increased 3 percent to $738 million primarily due to increased price.

DCP’s cost of sales in 2013 declined 2 percent ($93 million) to $4,257 million in 2013. Compared with the prior year, the decline primarily reflected reduced sales volumes resulting from weak industry fundamentals and soft end-market conditions, particularly in the Epoxy segment. Despite the decrease in costs, DCP was not able to expand its profitability year-over-year, as the impact of declining sales volumes and lower operating rates was coupled with additional costs related to planned maintenance and turnaround spending, particularly in the CAV segment.

DCP’s research and development expenses were $51 million in 2013, down 6 percent ($3 million) compared with 2012, primarily due to lower spending incurred for projects in the Epoxy segment.

DCP’s selling, general and administrative expenses were $145 million in 2013, up 4 percent ($6 million) compared with 2012, due in part to additional spending associated with the administration of the JV Entity during its construction phase.

Income Taxes

During the periods presented, DCP did not file separate tax returns, as it was included in the tax returns of TDCC entities within the respective tax jurisdictions. The income tax provision (benefit) included in the historical financial statements was calculated using a separate return basis as if DCP were a separate taxpayer.

DCP’s tax rates for 2014, 2013 and 2012 were favorably impacted by earnings in foreign locations taxed at rates less than the U.S. statutory rate, which was partially offset by dividends repatriated to the United States. The tax rate was unfavorably impacted by the establishment of valuation allowances outside the United States, primarily in Brazil, Canada, China and Japan. These factors resulted in an effective tax rate of 35.7 percent for 2013 and 21.2 percent for 2012. The tax rate for 2014 was not meaningful.

Segment Analysis

	For the Three Months Ended March 31,		For the Years Ended December 31,
Net Sales and EBITDA by Segment	2015	2014	2014	2013	2012
	(in millions)
Segment:
Chlor-Alkali & Vinyl	$278	$325	$1,432	$1,380	$1,470
Global Epoxy	556	754	2,872	2,504	2,769
Global Chlorinated Organics	98	121	472	491	523

Total Net Sales	$932	$1,200	$4,776	$4,375	$4,762

Segment:
Chlor-Alkali & Vinyl	$16	$37	$208	$73	$210
Global Epoxy	19	8	5	(38)	77
Global Chlorinated Organics	3	4	22	37	57

Total EBITDA (1)	$38	$49	$235	$72	$344

(1)

DCP defines EBITDA as earnings (i.e. “Net Income (Loss)”) before interest, income taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure. DCP believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of its business. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP, and EBITDA as presented may not be comparable to similarly titled measures of other companies, limiting its usefulness as a comparative measure. As a result, this financial measure has limitations as an analytical and comparative tool, and you should not consider EBITDA in isolation, or as a substitute for DCP’s results as reported under GAAP. A reconciliation of EBITDA to “Income (Loss) Before Income Taxes” is provided below.

Reconciliation of EBITDA to “Income (Loss) Before Income Taxes”	For the Three Months Ended March 31,		For the Years Ended December 31,
	2015	2014	2014	2013	2012
	(in millions)
EBITDA	$38	$49	$235	$72	$344
Depreciation and amortization	56	49	221	148	159
Interest expense and amortization of debt discount	3	2	13	—	—

Income (Loss) Before Income Taxes	$(21)	$(2)	$1	$(76)	$185

Segment Results—First Quarter of 2015 Versus First Quarter of 2014

CAV. Net sales in the CAV segment were $278 million in the first quarter of 2015, down 14 percent ($47 million) from $325 million in the first quarter of 2014, reflecting lower sales volumes to TDCC, particularly for chlorine and caustic soda, due to planned turnarounds at TDCC facilities that consume these materials, and VCM due to an unplanned maintenance outage and a planned turn around at DCP’s VCM production facility in Texas. The VCM outages reduced DCP’s production volume of VCM by 23 percent compared with the first quarter of 2014 and resulted in a $35 million decrease in VCM sales. The TDCC outages reduced DCP’s sales volumes of chlorine and caustic soda by approximately 15 percent and 18 percent, respectively, compared with the first quarter of 2014. External sales of EDC declined more than 50 percent, driven by price decreases resulting from a decline in global oil prices.

CAV cost of sales declined $18 million compared with the first quarter of 2014. Lower cost of sales were reflective of lower sales volumes (approximately $29 million impact). CAV also reported lower raw material and utilities costs in the first quarter of 2015 compared with the first quarter of 2014 as a result of a decrease in natural gas prices (down nearly 40 percent) which was the primary driver behind an $18 million reduction in CAV’s cost of power used in chlorine production, combined with lower production volumes due to facility outages. These declines were partially offset by higher spending of approximately $25 million at the Freeport, Texas and Plaquemine, Louisiana sites associated with planned maintenance turnaround activity and approximately $6 million of expenses associated with the unplanned VCM outage.

CAV’s EBITDA for the first quarter of 2015 was $16 million, a decline of $21 million compared with the first quarter of 2014. EBITDA for the first quarter of 2015 was unfavorably impacted by $13 million from lower sales volumes to TDCC and margin compression, and $31 million of spending related to facility outages, which was partially offset by lower utility costs and other spending reductions.

Epoxy. Net sales in the Epoxy segment were $556 million in the first quarter of 2015, down 26 percent ($198 million) from $754 million in the first quarter of 2014. This decrease was primarily driven by lower unit prices stemming from the decline in global oil prices and hydrocarbon raw material prices (e.g., propylene and benzene).

Epoxy’s cost of sales decreased $206 million in the first quarter of 2015 compared with the first quarter of 2014, primarily reflecting lower cost hydrocarbon raw materials (propylene down $100 million, and benzene down $66 million), chlorine, caustic soda and other propylene-based raw materials.

Epoxy’s EBITDA for the first quarter of 2015 was $19 million, up $11 million from $8 million in the first quarter of 2014. The increase in EBITDA reflected a decrease in sales of $198 million, a reduction in cost of sales of $206 million, reflecting disciplined margin management, and a $4 million reduction in SG&A and R&D expenses due to disciplined expense controls.

GCO. Net sales for the GCO segment were $98 million in the first quarter of 2015 down $23 million compared with $121 million in the first quarter of 2014. Sales in the first quarter of 2015 were negatively impacted by reduced volumes to a key customer that experienced a prolonged, unplanned outage and lower prices for methyl chloride, driven by a reduction in the price of methanol raw material, and trichloroethylene, due to ongoing soft industry conditions.

GCO’s cost of sales decreased $19 million in the first quarter of 2015 compared with the first quarter of 2014, reflecting decreased sales volumes, lower purchased methanol costs ($5 million), and the lower cost of chlorine supplied internally by DCP’s CAV segment.

GCO’s EBITDA was $3 million in the first quarter of 2015, down $1 million from $4 million in the first quarter of 2014, as the impact of reduced sales volumes and compressed margins were mostly offset by a $3 million reduction in SG&A due to disciplined expense management.

Segment Results—2014 Versus 2013

CAV. Net sales in the CAV segment rose 4 percent in 2014 to $1,432 million up $52 million from $1,380 million in 2013, driven by increased sales volume with TDCC, particularly for urethanes applications. This increase was partially offset by a reduction in global caustic soda pricing, resulting from greater supply as new production capacity (from the JV Entity as well as other producers) came online in 2014. CAV reported lower VCM sales volume as a result of planned maintenance turnaround activity that limited production. Net sales—external in the CAV segment declined 1 percent, as a 1 percent increase in volume was more than offset by price declines, mainly due to lower caustic soda pricing globally. Net sales—related party rose 25 percent, driven by robust demand from TDCC for chlorine and caustic soda. Sales volume of chlorine was up 14 percent and caustic soda sales volume was up more than 20 percent compared with 2013.

Cost of sales for the CAV segment decreased $28 million in 2014 from 2013. Utilities expense declined $35 million, primarily related to the planned shutdown of a diaphragm caustic facility in the U.S. in the first quarter of 2014. The segment implemented significant, targeted spending reductions in line with soft external business conditions. Cost of sales was negatively impacted by sharply higher natural gas prices, spending on planned maintenance turnaround activity in the U.S. Gulf Coast, and an increase in depreciation and amortization expense of $80 million due to the start up of the JV Entity facility in early 2014. Cost of sales in 2013 was negatively impacted $66 million from the write off of two manufacturing facilities.

CAV’s EBITDA was $208 million in 2014, an increase of $135 million compared with 2013. The increase reflected increased sales, driven by higher sales volume in 2014, particularly to TDCC. CAV’s EBITDA in 2013 was negatively impacted by the write-off of two manufacturing facilities.

Epoxy. Net sales in the Epoxy segment rose sharply to $2,872 million in 2014, an increase of 15 percent ($368 million) compared with 2013. This increase was primarily driven by increased sales volume, reflecting a focus on recapturing end-market share by leveraging low-cost position and scale. As a result, net sales—external for the Epoxy segment rose 12 percent, driven by an 8 percent increase in price and a 4 percent gain in volume. Net sales—related party also rose significantly, up 31 percent, primarily reflecting increased demand.

Epoxy’s cost of sales increased $351 million in 2014, reflecting higher sales volumes and higher unit prices for hydrocarbon raw materials, particularly propylene (up $69 million), benzene (up $88 million) and other propylene-based raw materials. Higher natural gas prices led to higher cost chlorine and caustic soda (up approximately $14 million).

Epoxy’s EBITDA was $5 million in 2014, up $43 million from a loss of $38 million in 2013. The increase in EBITDA reflected an increase in sales of $368 million, due to focused efforts to drive higher sales volumes, increased cost of sales of $351 million, primarily reflecting the increased sales volumes, as well as a $27 million decrease in SG&A and R&D spending, driven by lower spending on research and developments projects and disciplined expense control.

GCO. Net sales for the GCO segment declined 4 percent ($19 million) to $472 million in 2014, mainly due to reduced sales volume following the closure of a chloromethanes plant in the U.S. at the end of 2013, at which time GCO exited two large contractual relationships. Net sales—external decreased 5 percent, primarily due to reduced sales volume as a result of the closure of the chloromethanes plant. Net sales—related party rose 3 percent.

GCO’s cost of sales decreased $6 million in 2014, as the impact of higher unit costs of raw materials, including methanol, chlorine and caustic soda were more than offset by the impact of lower sales volume.

GCO’s EBITDA in 2014 was $22 million, down $15 million from $37 million in 2013, primarily due to reduced sales volume as a result of challenging business conditions throughout the year, which resulted in soft demand, and increased raw material costs resulting in downward pressure on profit margins.

Segment Results—2013 Versus 2012

CAV. The CAV segment’s net sales were $1,380 million in 2013, down 6 percent ($90 million) compared with 2012. This decline in net sales was primarily driven by lower sales volume of caustic soda resulting from planned maintenance turnaround activity that limited availability of product for sales, and reduced internal DCP demand for chlorine, which reduced the amount of associated caustic soda produced. Net sales—external decreased 8 percent, primarily driven by lower sales volume due to these two factors. Net sales—related party rose 5 percent year-over-year as a 5 percent decline in volume was more than offset by an increase in price resulting from a rise in raw material costs, primarily natural gas used for power production.

Despite the decrease in sales volume, CAV’s cost of sales increased $34 million as a result of higher planned maintenance turnaround spending, reduced operating rates, and higher natural gas costs used for power production (up $29 million). Cost of sales in 2013 was negatively impacted $66 million from the write off of two manufacturing facilities. These cost increases were partially offset by $11 million lower supply chain costs resulting from the end of a tolling relationship, and a decrease in freight costs due to lower caustic soda sales volumes. These factors led to a cost of sales trend that was not commensurate with CAV’s revenue decline, as the segment was not able to offset cost increases with spending reductions.

CAV’s EBITDA in 2013 was $73 million, down $137 million from $210 million in 2012. The decline in profitability was driven by sales volume reductions in caustic soda, as well as reduced internal DCP demand for chlorine, reduced operating rates, higher maintenance turnaround spending, and increased SG&A and R&D spending of $10 million.

Epoxy. Net sales in the Epoxy segment were $2,504 million in 2013, down 10 percent ($265 million) from 2012. The reduction in sales reflected a broad-based volume contraction as Epoxy faced significant competitive pricing pressures stemming from industry oversupply, which led to a loss of end-market share. Net sales—external declined 11 percent (due to lower volume) compared with the prior year while Net sales—related party were flat year-over-year.

The Epoxy segment reported a decrease in cost of sales of $121 million Hydrocarbon raw material costs decreased $80 million, as decreased consumption commensurate with the decline in sales volume was partially offset by higher market prices, particularly propylene and benzene.

Epoxy’s EBITDA was a loss of $38 million in 2013, a decline of $115 million compared with $77 million in 2012. The decline in EBITDA reflected decreased sales volumes from global competitive pressures and end-market losses, and higher raw material prices, partially offset by a reduction in SG&A and R&D expenses.

GCO. GCO’s net sales in 2013 were $491 million, down 6 percent ($32 million) from 2012, reflecting deterioration in global pricing as industry conditions softened as a result of significant new industry capacity additions, predominantly in Asia Pacific, coupled with aggressive competitor behavior that put significant pressure on global pricing. Net sales—external declined 9 percent, primarily due to global pricing declines (down 8 percent). Net sales—related party rose 12 percent year-over-year, due to additional demand.

GCO’s cost of sales declined $6 million in 2013 as a $9 million increase in methanol raw material costs was more than offset by the reduction in sales volume.

GCO’s EBITDA was $37 million in 2013, down $20 million from $57 million in 2012, as EBITDA was negatively impacted by the deterioration of global pricing, higher raw material costs and lower sales volume.

Liquidity and Capital Resources

Globally, TDCC utilizes a centralized cash management system. Therefore, DCP cash requirements are provided by TDCC and affiliates. Cash generated by/used by DCP is remitted/received directly to/from TDCC.

In connection with the Transactions, Splitco expects to incur new indebtedness. See “Debt Financing.”

In 2014, cash provided by operating activities of $223 million was more than sufficient to fund capital expenditures of $88 million.

Cash Flow—First Quarter of 2015 Versus First Quarter of 2014

DCP’s cash provided by operating activities in the first quarter of 2015 was $30 million, an increase of $23 million compared to the first quarter of 2014, reflecting cash provided by working capital improvements.

Cash used in investing activities was $35 million in the first quarter of 2015, an increase of $5 million from a use of $30 million in the first quarter of 2014. An increase of restricted cash related to the JV Entity more than offset improved cash flow from a reduction of capital spending.

Cash provided by financing activities was $5 million in the first quarter of 2015, down from provided cash of $23 million in the first quarter of 2014. The decline in cash from financing activities is mainly attributable to the JV Entity, which raised long-term debt in the first quarter 2014. The JV Entity then began making payments against its long-term debt obligations later in 2014, after startup of the facility in early 2014.

Cash Flow—2014 Versus 2013

DCP’s cash provided by operating activities in 2014 was $223 million, an increase of $75 million from $148 million reported in 2013. The significant driver for the improvement in cash provided by operating activities was a $163 million improvement in EBITDA as a result of improved business profitability. Cash provided by operating activities was also favorably impacted by income taxes.

Cash used in investing activities was $107 million in 2014, an improvement of $129 million from a use of $236 million in 2013. This improvement was primarily related to lower construction spending associated with the JV Entity.

Cash used in financing activities was $116 million in 2014, down $204 million from provided cash of $88 million in 2013. The decline in cash from financing activities is mainly attributable to the JV Entity, which raised less long-term debt in 2014 and instead started making payments against its long-term debt obligations after startup of the facility in early 2014.

Cash Flow—2013 Versus 2012

DCP’s cash provided by operating activities in 2013 was $148 million, a decrease of $165 million from $313 million reported in 2012. The decline in cash provided by operating activities was predominantly due to a $272 million decline in EBITDA as a result of deteriorating business conditions.

Cash used in investing activities was $236 million in 2013, an improvement of $306 million from a use of $542 million in 2012. This improvement was primarily related to lower construction spending associated with the JV Entity, as well as reduced capital expenditures.

Cash provided by financing activities was $88 million in 2013, down $141 million from $229 million in 2012. The decline in cash provided by financing activities is primarily related to lower proceeds from the issuance of long-term debt associated with the construction of the JV Entity’s manufacturing facility in Texas.

Off-Balance Sheet Arrangements

DCP has no off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

DCP’s business operations give rise to market risk exposure due to changes in foreign exchange rates, interest rates, commodity prices and other market factors. TDCC monitors and manages these risks as an integral part of its overall risk management program. To manage such risks effectively, hedging transactions may be entered into, pursuant to established guidelines and policies to mitigate the adverse effects of financial market risk. No derivative instruments will be transferred to DCP as part of the Distribution.

Foreign Currency Risk

The global nature of DCP’s business introduces currency exposures. In addition to production facilities and operations located in different geographies, DCP has assets, liabilities and cash flows denominated in currencies other than the U.S. dollar. The primary objective of TDCC’s foreign exchange risk management is to optimize the U.S. dollar value of net assets and cash flows, keeping the adverse impact of currency movements to a minimum. Foreign currency exposure is due to non-dollar denominated inter-company loans resulting from the Distribution. In addition, there are U.S. dollar exposures on non-U.S. dollar functional companies located in Europe and Latin America derived from commercial activities. Where currency exposure is identified which has no natural offset, TDCC typically enters into hedging arrangements intended to mitigate the effects of currency fluctuations affecting current period earnings. Derivatives are utilized to do so and effective hedging relationships are pursued where an exposure requires a cash flow hedge. Management of Olin will define currency risk management strategies and policies after consummation of the Merger.

Commodity Risk

Inherent in DCP’s chlor-alkali business is exposure to price changes for several commodities. The main commodity exposure is related to changes in the market price of natural gas. The natural gas exposure stems primarily from energy consumption and generation. Physical and financial instruments are, at times, used to hedge these commodity market risks, when feasible. Derivatives utilized may vary in tenor depending on the hedging horizon and market liquidity for specific exposures. Management of Olin will define commodity risk management strategies and policies after consummation of the Merger.

Interest Rate Risk

DCP’s primary exposure is to the U.S. dollar yield curve. Through the consolidation of the JV Entity as a variable-interest entity, DCP has long-term project finance debt exposure outstanding of $553 million, the vast majority of which is floating rate debt. The small portion of fixed rate debt, which totals $10 million, has an estimated duration of 8.5 years. Management of Olin will define interest rate risk management strategies and policies after consummation of the Merger.

Contractual Obligations

The following table summarizes DCP’s contractual obligations and commercial commitments at December 31, 2014. Additional information related to these obligations can be found in Notes 9, 11, 13, 15 and 17 to the 2014 Combined Financial Statements.

Contractual Obligations at December 31, 2014	Payments Due by Year
In millions	2015	2016	2017	2018	2019	2020 and beyond	Total
Long-term debt – current and noncurrent (1,2)	$53	$49	$46	$46	$46	$366	$606
Deferred income tax liabilities – noncurrent (3)	—	—	—	—	—	93	93
Other noncurrent obligations	—	18	18	18	17	18	89
Operating leases (4)	10	—	—	—	—	—	10
Purchase commitments – take-or-pay and throughput obligations	7	5	36	36	33	260	377

Total	$70	$72	$100	$100	$96	$737	$1,175

(1)	Debt of the JV Entity, a consolidated variable interest entity, which is non-recourse to DCP.
(2)	In addition to the debt of the JV Entity, on the closing date of the Merger, Splitco expects to incur indebtedness of up to $1,615 million (a portion of which will consist of indebtedness of Olin which will be guaranteed by Splitco after the consummation of the Merger). Terms of this financing cannot be estimated at this time. Splitco also expects to issue debt securities of $1,155 million immediately prior to the consummation of the transaction. These securities are expected to have a maturity date of at least eight years and are expected to be non-callable for a period of at least five years.
(3)	Deferred income tax liabilities may vary according to changes in tax laws, tax rates and the operating results of the Dow Chlorine Products Business. As a result, it is impractical to determine whether there will be a cash impact to an individual year. All noncurrent deferred income tax liabilities have been reflected in “2020 and beyond.”
(4)	There are no non-cancelable lease terms in excess of one year.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in accordance with GAAP requires management to make judgments, assumptions and estimates that affect the amounts reported in the combined financial statements and accompanying notes. Note 2 to the combined financial statements of DCP included elsewhere in this document describes the significant accounting policies and methods used in the preparation of the combined financial statements. The following are DCP’s critical accounting policies impacted by judgments, assumptions and estimates.

Allocations

The combined statements of income (loss) and comprehensive income (loss) include allocations of certain expenses for services including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated on the basis of direct usage when identifiable with the remainder allocated on the basis of headcount or other measures. DCP considers the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense DCP would have incurred as a stand-alone company. Actual costs that may have been incurred if DCP were a stand-alone company would depend on a number of factors including DCP’s chosen organizational structure, what functions were outsourced or performed by DCP employees and strategic decisions made in areas such as information technology and infrastructure.

Environmental Matters

The costs of environmental remediation of facilities are determined based on evaluations of current law and existing technologies. Inherent uncertainties exist in such evaluations primarily due to unknown environmental conditions, changing governmental regulations and legal standards regarding liability, and emerging remediation technologies. The recorded liabilities are adjusted periodically as remediation efforts progress, or as additional technical or legal information becomes available. At December 31, 2014, DCP had accrued obligations of $64 million for probable environmental remediation and restoration costs, which represents management’s best estimate of the costs for remediation and restoration with respect to environmental matters for which DCP has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to approximately one and a half times that amount. For further discussion, see Note 11 to the combined financial statements of DCP included elsewhere in this document.

Pension and Other Postretirement Benefits

A majority of DCP employees participate in various defined benefit pension and other postretirement plans administered and sponsored by TDCC. The pension and other postretirement benefit obligations and net service costs of TDCC’s plans are determined from actuarial valuations. Inherent in these valuations are assumptions including expected return on plan assets, discount rates at which the liabilities could have been settled at December 31, 2014, rate of increase in future compensation levels, mortality rates and health care cost trend rates. These assumptions are updated annually. The combined financial statements reflect periodic pension and postretirement costs as if they were multi-employer plans. Costs associated with the pension and other postretirement plans were allocated based on DCP employees’ proportionate share of costs for the respective Dow plans in which they participate. For further discussion, see Note 12 to the combined financial statements of DCP included elsewhere in this document.

Income Taxes

DCP did not file separate tax returns as it was included in the tax returns of Dow entities within the respective tax jurisdictions. The income tax provision and related balance sheet amounts included in the combined financial statements of DCP included elsewhere in this document were calculated using a separate return basis as if DCP were a separate taxpayer. The provision for income taxes has been determined using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred tax assets is recognized in income in the period that includes the enactment date.

Deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the United States when it is expected that these earnings will be permanently reinvested. Annual tax provisions include amounts considered sufficient to pay assessments that may result from examinations of prior year tax returns; however, the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued.

The financial statement effect of an uncertain income tax position is recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Accruals are recorded for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated. For further information, see Note 17 to the combined financial statements of DCP included elsewhere in this document.

SELECTED HISTORICAL FINANCIAL DATA

Selected Historical Combined Financial Data of the Dow Chlorine Products Business

Splitco is a newly formed holding company organized for the purpose of holding DCP and consummating the Transactions. The data below as of and for the three months ended March 31, 2015 and 2014 have been derived from the unaudited combined financial statements included elsewhere in this document. The data below as of December 31, 2014 and 2013 and for the three years in the period ended December 31, 2014 have been derived from the audited combined financial statements included elsewhere in this document. The data below as of December 31, 2012 has been derived from the audited combined balance sheet not included or incorporated by reference in this document. The data below as of December 31, 2011 and 2010 and for each of the years ended December 31, 2011 and 2010 have been derived from unaudited combined financial information not included or incorporated by reference in this document. The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. This information is only a summary and you should read the table below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations for the Dow Chlorine Products Business” and the combined financial statements of DCP and the notes thereto included elsewhere in this document. The historical financial statements of DCP reflect the business as it was operated within TDCC. While substantially all of DCP is being transferred in the Transactions, the historical financial statements should be read in conjunction with the Unaudited Pro Forma Condensed Combined Financial Statements of Olin and the Dow Chlorine Products Business, which include adjustments for the impact of the Transactions.

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in millions)
Results of Operations Data
Net sales	$932	$1,200	$4,776	$4,375	$4,762	$4,950	$4,460
Net income (loss)	$(21)	$(10)	$(7)	$(49)	$146	$(23)	$(185)
Balance Sheet Data
Total assets	$2,198	$2,275	$2,275	$2,438	$2,553	$2,140	$1,861
Long-term debt(1)	$553	$553	$553	$578	$499	$184	$—

(1)	Consists of debt of the JV Entity, which is non-recourse to DCP.

Selected Historical Consolidated Financial Data of TDCC

The following selected historical consolidated financial data of TDCC as of and for the three months ended March 31, 2015 and 2014 have been derived from TDCC’s unaudited interim consolidated financial statements incorporated by reference in this document. The following selected historical consolidated financial data of TDCC as of and for the years ended December 31, 2014, 2013 and 2012 have been derived from the audited consolidated financial statements of TDCC incorporated by reference in this document. The selected historical consolidated financial data of TDCC as of and for the years ended December 31, 2011 and 2010 have been derived from TDCC’s audited consolidated financial statements which are not included in or incorporated by reference into this document. The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should read the table below in conjunction with the financial statements of TDCC and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained in TDCC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and TDCC’s Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.”

	As of and for Three Months Ended March 31,				As of and for the Years Ended December 31,
	2015		2014		2014		2013		2012		2011		2010
	(in millions, except per share data and ratios)
Results of Operations Data
Net sales	$12,370		$14,461		$58,167		$57,080		$56,786		$59,985		$53,674
Net income	$1,519		$1,066		$3,839		$4,816		$1,100		$2,784		$2,321
Per share of common stock:
Net income per common share—basic	$1.22		$0.80		$2.91		$3.72		$0.71		$2.06		$1.75
Net income per common share—diluted	$1.18		$0.79		$2.87		$3.68		$0.70		$2.05		$1.72
Cash dividends declared per share of common stock	$0.42		$0.37		$1.53		$1.28		$1.21		$0.90		$0.60
Book value per share of common stock	$19.59		$22.63		$19.71		$22.59		$17.73		$19.28		$19.23

Balance Sheet Data
Total assets	$67,789		$69,233		$68,796		$69,501		$69,605		$69,224		$69,588
Long-term debt	$17,867		$16,936		$18,838		$16,820		$19,919		$18,310		$20,605

Ratio of earnings to fixed charges (1)	8.8	x	7.3	x	5.3	x	6.1	x	2.3	x	3.2	x	2.5	x

(1)	The full computation of TDCC’s ratio of earnings to fixed charges for the periods specified is filed as Exhibit 12.1 to the registration statement of which this document forms a part.

Selected Historical Consolidated Financial Data of Olin

The following selected historical consolidated financial data of Olin as of and for the three months ended March 31, 2015 and 2014 have been derived from the unaudited consolidated financial statements of Olin incorporated by reference in this document and are not necessarily indicative of the results or the financial condition to be expected for the remainder of the year or any future date or period.

The following selected historical consolidated financial data of Olin as of and for the years ended December 31, 2014, 2013 and 2012 has been derived from Olin’s audited consolidated financial statements incorporated by reference in this document. The selected historical consolidated financial data of Olin as of and for the years ended December 31, 2011 and 2010 has been derived from Olin’s audited consolidated financial statements which are not included in or incorporated by reference in this document. Since February 28, 2011, the selected historical consolidated financial data of Olin reflects the acquisition of the remaining 50 percent of the SunBelt Chlor Alkali Partnership. Since August 22, 2012, the selected historical consolidated financial data of Olin reflects the acquisition of KA Steel. The selected historical consolidated financial data presented below is not necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should read the table below in conjunction with the financial statements of Olin and the notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections contained in Olin’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and Olin’s Annual Report on Form 10-K for the year ended December 31, 2014, each of which is incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(in millions, except per share data)
Results of Operations Data
Sales	$518	$577	$2,241	$2,515	$2,185	$1,961	$1,586
Cost of goods sold	433	475	1,853	2,034	1,748	1,574	1,350
Selling and administration	47	43	166	190	177	161	134
Restructuring charges	1	1	16	6	9	11	34
Acquisition costs	10	—	4	—	—	—	—
Other operating income	—	—	2	1	8	9	2
Earnings of non-consolidated affiliates	—	—	2	3	3	10	30
Interest expense	7	10	44	39	26	30	25
Interest and other income (expense)	—	—	1	—	(10)	176	2

Income before taxes from continuing operations	20	48	163	250	226	380	77
Income tax provision	7	18	58	71	76	138	12

Income from continuing operations	13	30	105	179	150	242	65
Discontinued operations, net	—	—	1	—	—	—	—

Net income	$13	$30	$106	$179	$150	$242	$65

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Balance Sheet Data
Cash and cash equivalents, short-term investments and restricted cash	$197	$243	$257	$312	$177	$357	$561
Working capital, excluding cash and cash equivalents and short-term investments	235	210	182	125	150	76	33
Property, plant and equipment, net	920	969	931	988	1,034	885	675
Total assets	2,681	2,764	2,698	2,803	2,778	2,450	2,049
Capitalization
Short-term debt	16	13	16	13	24	12	78
Long-term debt	657	678	659	678	690	524	418
Shareholders’ equity	1,018	1,107	1,013	1,101	998	986	830

Total capitalization	$1,691	$1,798	$1,688	$1,792	$1,712	$1,522	$1,326

Per Share Data
Basic
Continuing operations	$0.17	$0.37	$1.33	$2.24	$1.87	$3.02	$0.82
Discontinued operations, net	—	—	0.01	—	—	—	—

Net income	$0.17	$0.37	$1.34	$2.24	$1.87	$3.02	$0.82

Diluted
Continuing operations	$0.17	$0.37	$1.32	$2.21	$1.85	$2.99	$0.81
Discontinued operations, net	—	—	0.01	—	—	—	—

Net income	$0.17	$0.37	$1.33	$2.21	$1.85	$2.99	$0.81

Common cash dividends	$0.20	$0.20	$0.80	$0.80	$0.80	$0.80	$0.80
Other Data
Capital expenditures	$23	$19	$72	$91	$256	$201	$85
Depreciation and amortization	34	34	138	135	111	99	87
Current ratio	2.2	2.2	2.2	2.1	1.7	2.0	2.3
Total debt to total capitalization	39.8%	38.4%	40.0%	38.6%	41.7%	35.2%	37.4%
Average common shares outstanding—diluted	78.5	80.5	79.7	80.9	81.0	80.8	79.9

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

OF OLIN AND THE DOW CHLORINE PRODUCTS BUSINESS

The following unaudited pro forma condensed combined financial statements present the combination of the historical financial statements of Olin and DCP, adjusted to give effect to: (1) the Merger and (2) the other Transactions.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015 and the year ended December 31, 2014 combines the historical consolidated statement of operations of Olin and the historical combined statement of loss for DCP, giving effect to the Merger and the other Transactions as if they had been consummated on January 1, 2014, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Olin and the historical condensed combined balance sheet of DCP as of March 31, 2015, giving effect to the Merger and the other Transactions as if they had been consummated on March 31, 2015.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Olin considered the acquirer of DCP. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on a preliminary estimate of the fair values of the tangible and intangible assets and liabilities of DCP. In arriving at the estimated fair values, Olin has considered the preliminary appraisals of independent consultants which were based on a preliminary and limited review of the assets and liabilities related to DCP to be transferred to, or assumed by, Splitco in the Transactions. Following the effective date of the Merger, Olin expects to complete the purchase price allocation after considering the fair value of DCP’s assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The historical combined financial statements of DCP have been “carved-out” from TDCC’s consolidated financial statements and reflect assumptions and allocations made by TDCC. DCP’s historical combined financial statements include all revenues, costs, assets and liabilities that are directly attributable to DCP. In addition, certain expenses reflected in DCP’s combined financial statements are an allocation from TDCC. Such expenses include, but are not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentive, insurance and stock-based compensation. The actual costs that may have been incurred if DCP had been a stand-alone company would depend on a number of factors, including the chosen organizational structure and strategic decisions made as to information technology and infrastructure requirements. As such, DCP’s combined financial statements do not necessarily reflect what DCP’s financial condition and results of operations would have been had DCP operated as a stand-alone company during the period or at the date presented.

The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of approximately $200 million of annualized cost synergies expected to be realized within three years following the consummation of the Transactions, or, if Olin is able to increase sales to new third-party customers and access new product markets as a result of the Transactions, the potential additional annualized synergies of up to $100 million that Olin estimates may potentially be achievable within three years from the consummation of the Transactions. Olin expects to incur approximately $100 to $150 million in transition-related costs and approximately $200 million in incremental capital spending during the first three years following the consummation of the Transactions that Olin management believes are necessary to realize the anticipated synergies from the Transactions.

The unaudited pro forma adjustments are based upon current available information and assumptions that Olin believes to be reasonable. The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages.

The unaudited pro forma condensed combined financial statements are for informational purposes only and are not intended to represent or to be indicative of the actual results of operations or financial position that the combined Olin and DCP would have reported had the Transactions been completed as of the dates set forth in the unaudited pro forma condensed combined financial statements and should not be taken as being indicative of Olin’s future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the unaudited pro forma condensed combined financial statements for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma condensed combined financial statements and actual amounts. As a result, the pro forma combined information does not purport to be indicative of what the financial condition or results of operations would have been had the Transactions been completed on the applicable dates of the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	Olin’s audited historical consolidated financial statements and related notes as of and for the year ended December 31, 2014, which are incorporated by reference in this document;

•	Olin’s unaudited historical consolidated financial statements and related notes as of and for the three months ended March 31, 2015, which are incorporated by reference in this document;

•	DCP’s audited historical combined financial statements and related notes as of and for the year ended December 31, 2014, which are included elsewhere in this document; and

•	DCP’s unaudited historical combined financial statements and related notes as of and for the three months ended March 31, 2015, which are included elsewhere in this document.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2015

	Historical
	Olin Corporation	Dow Chlorine Products Business	Pro forma adjustments	Note 3	Pro forma condensed combined
	(in millions)
Current assets
Cash and cash equivalents	$197	$—	$—	A	$197
Receivables, net	304	164	(5)	B	463
Income taxes receivable	15	—	40	D	55
Inventories	216	337	69	C	622
Current deferred income taxes	54	23	(15)	D	62
Restricted cash	—	42	—		42
Other current assets	17	—	—		17

Total current assets	803	566	89		1,458
Property, plant and equipment, net	920	1,556	1,900	E	4,376
Intangibles, net	120	3	1,309	F	1,432
Deferred income taxes	13	1	—	D	14
Other assets	78	16	27	H	121
Goodwill	747	56	2,004	G	2,807

Total assets	$2,681	$2,198	$5,329		$10,208

Current liabilities
Current installments of long-term debt	$16	$53	$331	H	$400
Accounts payable	148	371	(5)	I	514
Income taxes payable	1	1	(1)	D	1
Current deferred income taxes	—	—	23	D	23
Accrued liabilities	206	52	(56)	J	202

Total current liabilities	371	477	292		1,140
Long-term debt	657	553	2,291	H	3,501
Accrued pension liability	167	—	498	K	665
Deferred income taxes	107	91	856	D	1,054
Other liabilities	361	141	(144)	L	358

Total liabilities	1,663	1,262	3,793		6,718
Commitments and contingencies

Shareholders’ equity
Common stock	78	—	87	N	165
Additional paid-in capital	792	—	2,425	N	3,217
Accumulated other comprehensive (loss) income	(440)	23	(2)	N	(419)
Retained earnings	588	—	(61)	N	527
Net parent investment	—	794	(794)	N	—

Total shareholders’ equity	1,018	817	1,655		3,490

Noncontrolling Interest	—	119	(119)	M	—

Total combined shareholders’ equity	1,018	936	1,536		3,490

Total liabilities and shareholders’ equity	$2,681	$2,198	$5,329		$10,208

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2015

	Historical
	Olin Corporation	Dow Chlorine Products Business	Pro Forma Adjustments	Note 4	Pro Forma Condensed Combined
	(in millions, except per share data)
Sales	$518	$932	$(11)	O	$1,439
Operating expenses
Cost of goods sold	433	909	9	P	1,351
Selling and administration	47	41	(3)	Q	85
Restructuring charges	1	—	—		1
Acquisition costs	10	—	(10)	R	—

Operating income (loss)	27	(18)	(7)		2
Interest expense	7	3	26	S	36

Income (loss) before taxes	20	(21)	(33)		(34)
Income tax provisions (benefits)	7	—	(12)	T	(5)

Net income (loss)	$13	$(21)	$(21)		$(29)
Net income (loss) attributable to noncontrolling interests	—	(1)	1	U	—

Net income (loss) attributable to the business	$13	$(20)	$(22)		$(29)

Net income (loss) per common share attributable to the business
Basic	$0.17	—	—		$(0.18)
Diluted	$0.17	—	—		$(0.18)
Average common shares outstanding
Basic	77.4	—	87.5	V	164.9
Diluted	78.5	—	87.5	V	164.9

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2014

	Historical
	Olin Corporation	Dow Chlorine Products Business	Pro Forma Adjustments	Note 4	Pro Forma Condensed Combined
	(in millions, except per share data)
Sales	$2,241	$4,776	$(69)	O	$6,948
Operating expenses
Cost of goods sold	1,853	4,573	(64)	P	6,362
Selling and administration	166	186	(16)	Q	336
Restructuring charges	16	—	—		16
Acquisition costs	4	—	(4)	R	—
Other operating income (loss)	2	(3)	—		(1)

Operating income (loss)	204	14	15		233
Earnings of non-consolidated affiliates	2	—	—		2
Interest expense	44	13	102	S	159
Interest income	1	—	—		1

Income (loss) from continuing operations before taxes	163	1	(87)		77
Income tax provisions (benefits)	58	8	(33)	T	33

Net income (loss) from continuing operations	$105	$(7)	$(54)		$44
Net income (loss) from continuing operations attributable to noncontrolling interests	—	(5)	5	U	—

Net income (loss) from continuing operations attributable to the business	$105	$(2)	$(59)		$44

Net income from continuing operations per common share attributable to the business
Basic	$1.33	—	—		$0.26
Diluted	$1.32	—	—		$0.26
Average common shares outstanding
Basic	78.6	—	87.5	V	166.1
Diluted	79.7	—	87.5	V	167.2

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Olin Corporation and Subsidiaries

Notes to the Unaudited Pro Forma Condensed

Combined Financial Statements

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X and present the pro forma combined financial position and results of operations of Olin based upon the historical financial statements of each of Olin and DCP, after giving effect to the Merger and the other Transactions, and are intended to reflect the impact of the Merger and the other Transactions on Olin’s consolidated financial statements. The accompanying unaudited pro forma condensed combined financial statements have been prepared using, and should be read in conjunction with, the respective unaudited consolidated or combined (as the case may be) financial statements of each of Olin and DCP as of and for the three months ended March 31, 2015 and the audited consolidated or combined (as the case may be) financial statements of each of Olin and DCP as of and for the year ended December 31, 2014. Assumptions and estimates underlying the pro forma adjustments are described in these notes. Since the accompanying unaudited pro forma condensed combined financial statements have been prepared based upon preliminary estimates and assumptions, the final amounts recorded at the date of consummation of the Transactions may be different from that presented, and this difference may be material.

The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by Olin if the Transactions had been consummated for the periods presented or that will be achieved in the future. The unaudited pro forma condensed combined financial statements do not reflect the costs of any integration activities or benefits that may result from realization of synergies expected to result from the Transactions. In addition, throughout the period presented in the unaudited pro forma condensed combined financial statements, the operations of DCP were conducted and accounted for as part of TDCC. DCP’s audited condensed financial statements have been derived from TDCC’s historical accounting records and reflect certain allocations of direct costs and expenses. All of the allocations and estimates in such financial statements are based on assumptions that the management of TDCC believes are reasonable. In the opinion of management, the unaudited pro forma condensed combined financial statements include all normal and recurring adjustments that are considered necessary for the fair presentation of the results for the period presented. DCP’s financial statements do not necessarily represent the financial position of DCP had it been operated as a stand-alone company during the period or at the date presented.

The unaudited pro forma condensed combined statement of operations combines the historical consolidated statement of operations of Olin and the historical combined statement of income (loss) of DCP for the three months ended March 31, 2015 and for the year ended December 31, 2014, giving effect to the Merger and the other Transactions as if they had been consummated on January 1, 2014. The unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Olin and the historical condensed combined balance sheet of DCP as of March 31, 2015, giving effect to the Merger and the other Transactions and adjustments described in these notes, as if the Transactions had been consummated on March 31, 2015.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Olin considered the acquirer of DCP. The audited historical combined financial statements of DCP have been adjusted to reflect certain reclassifications in order to conform to Olin’s financial statement presentation.

Note 2. Purchase Price Allocation

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed, with the excess recorded as goodwill. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material. The purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon an estimated purchase price of approximately $6,059 million. This amount was derived in accordance with the Merger Agreement, as described further below, based on the closing price of Olin common stock on June 9, 2015 and 87,482,759 shares of Olin common stock being issued in the Merger, and is subject to adjustment based on Splitco’s working capital in accordance with the terms of the Separation Agreement, as described under “Separation Agreement—Working Capital Adjustment.”

The following table represents the preliminary estimate of the purchase price to be paid in the Merger (in millions, except per share data):

New shares issued (par value $1)	87.5
Closing price of Olin common stock on June 9, 2015	$28.71

Stock consideration transferred	2,512
Cash and debt instruments to be received by TDCC	2,030
Up-front payments under the Ethylene Agreements	433

Consideration to be transferred	$4,975

Debt assumed	544
Pension liabilities assumed (U.S. and German)	540

Total purchase price	$6,059

The actual value of the Olin common stock to be issued in the Merger will depend on the market price of shares of Olin common stock at the closing date of the Merger, and therefore the actual purchase price will fluctuate with the market price of Olin common stock until the Merger is consummated. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the unaudited pro forma condensed combined financial statements. A 10% difference in Olin’s stock price would change the purchase price by approximately $251 million, with a corresponding change to goodwill. A 20% difference in Olin’s stock price would change the purchase price by approximately $502 million, with a corresponding change to goodwill.

The assumption of the U.S. pension liabilities reflects the maximum U.S. net pension liability that TDCC may transfer to Olin on the closing date of the Merger based on the Employee Matters Agreement. This amount is subject to uncertainty as TDCC may elect to transfer less than $400 million of U.S. pension liability. If TDCC transfers less than $400 million in net pension liability at the closing date, Olin is obligated to pay TDCC an amount in cash equal to the product of (x) and (y), where (x) equals (1) $400 million minus (2) the net pension liability transferred and (y) equals 0.5. This means if TDCC does not transfer any liability, Olin would be required to pay $200 million in cash consideration. As a result, the final purchase price could differ from the current estimate, which could impact the unaudited pro forma condensed combined financial statements.

The preliminary estimated purchase price is allocated as follows ($ in millions):

Total current assets (1)	$624
Property, plant and equipment, net (2)	3,456
Intangible assets (3)	1,312
Other assets	17

Total assets acquired	5,409
Total current liabilities	460
Long-term debt	553
Accrued pension liabilities (4)	540
Deferred income taxes (5)	922
Other liabilities	19

Total liabilities assumed	2,494

Net identifiable assets acquired	2,915
Goodwill (6)	2,060

Total consideration to be transferred	$4,975

Assets and liabilities for which initial accounting is incomplete:

(1)	The preliminary inventory fair value estimate within total current assets is based on a step-up of inventory from book value to estimated fair value based on a preliminary estimation. A final valuation may change these estimates as a more in-depth analysis will be carried out after the Transactions close and such differences may be material. See Note 3 (C) for further detail of the inventory fair value adjustment.
(2)	The preliminary property, plant and equipment fair value estimate is based on a preliminary valuation and is subject to change. A final valuation will be more detailed in its analysis including a further review of recent market transactions with comparable assets. See Note 3 (E) for further detail on the property, plant and equipment fair value adjustment.
(3)	The preliminarily intangible asset fair value estimates are based on a preliminary valuation and are subject to change. The preliminary intangible assets associated with the Transactions include developed technologies, customer relationships, and up-front payments under the Ethylene Agreements. A final valuation may change these estimates as more in-depth income contribution is applied after the Transactions close and such differences may be material. See Note 3 (F) for further details on the intangible assets fair value adjustment.
(4)	The preliminary accrued pension liabilities fair value consists of the assumption of German pension liabilities and the maximum US net pension liability that TDCC may transfer to Olin on the closing date of the Transactions based on the Employee Matters Agreement. The valuation of the German pension liability is based on the preliminary fair value for the German pension plan assets, the discount rate at December 31, 2014, and other actuarial assumptions. The US pension liability is subject to uncertainty as TDCC may elect to transfer less than $400 million of U.S. pension liability. A final valuation may change these estimates as more in-depth valuation methods are applied after the Transactions occur, and such differences may be material. See Note 3 (K) for further details.
(5)	The preliminary deferred income tax liabilities is based on a blended global statutory rate and does not reflect Olin’s expected tax rate. As of the effective time of the Transactions, Olin will provide deferred taxes and other tax adjustments as part of accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles. See Note 3 (D) for further details of the deferred income taxes.
(6)	The significant preliminary goodwill resulting from the Transactions is primarily due to the combination of Olin and DCP providing increased production capacity and diversification of Olin’s product portfolio and enhanced size and geographic presence. The cost-saving opportunities include improved operating efficiencies and asset optimization. See Note 3 (G) for further details of Goodwill.

Note 3. Balance Sheet Adjustments

The unaudited pro forma condensed combined balance sheet reflects the following adjustments ($ in millions):

(A)	Cash and cash equivalents were adjusted as follows:

Payment of non-qualified pension plan and deferred compensation plans (1)	$(102)
Expected transaction costs (2)	(30)
Special Payment to TDCC (3)	(875)
Up-front payments under the Ethylene Agreements (4)	(433)
Olin Term Loan repayment (5)	(148)
Debt issuance costs (5)	(27)
Bridge Facility (5)	265
New Term Loan Facilities (5)	1,350

Total pro forma adjustment to cash and cash equivalents	$—

(1)	Represents the payment of Olin liabilities associated with the non-qualified pension plan and the deferred compensation plans in the form of benefits to participants. The plans with which these payments are associated will be terminated as a result of the Transactions, which, if consummated, will trigger a change in control under these plans and require the payment of benefits.
(2)	Expected transaction costs are expenses that Olin expects to incur prior to the consummation of the Transactions in connection with the Transactions for advisory, legal, accounting and other professional fees.
(3)	Represents the Special Payment that Splitco will pay to TDCC in the amount of the Below Basis Amount. The amount of the Special Payment is subject to increase or decrease if elected by TDCC in accordance with the terms of the Separation Agreement.
(4)	Reflects $433 million in up-front payments expected to be made upon consummation of the Transactions pursuant to the Ethylene Agreements, assuming Olin exercises its option for additional ethylene supply under the Ethylene Agreements. The Ethylene Agreements are 20-year long-term capacity rights agreements for the supply of ethylene by TDCC at integrated producer economics.
(5)	For a discussion of the Olin term loan repayment, the New Term Loan Facilities, Bridge Facility and the debt issuance costs paid, see Note 5, Financing Adjustments, below.

(B)	Trade and other receivables were adjusted as follows:

Excluded assets (1)	$(5)

Total pro forma adjustment to trade and other receivables	$(5)

(1)	Represents certain trade receivables included in DCP’s historical balance sheet which will not be transferred under the Separation Agreement.

(C)	Inventories were adjusted as follows:

Preliminary fair value adjustment (1)	$69

Total pro forma adjustment to inventories	$69

(1)	Represents the estimated fair value adjustment to DCP’s inventory of $69 million based upon a preliminary fair value estimate of $406 million. This amount has not been reflected as a pro forma adjustment in the unaudited pro forma condensed combined statement of operations.

(D)	Deferred taxes and income taxes payable were adjusted as follows (1):

Income taxes receivable
Pension and deferred compensation adjustments	$40

Total pro forma adjustment to income taxes receivable	$40
Current portion of deferred tax asset
Environmental liabilities that will not be assumed	$(4)
Pension liabilities adjustments	(9)
Removal of valuation allowances	3
Investment of foreign earnings that will not be assumed	(1)
Reclassification of deferred taxes	(4)

Total pro forma adjustment to current deferred income tax asset	$(15)

Income taxes payable
Elimination of liability that will not be assumed	$(1)

Total pro forma adjustment to income taxes payable	$(1)

Current portion of deferred tax liability
Inventory fair value adjustment	$23

Total pro forma adjustment to current deferred income tax liability	$23

Non-current portion of deferred tax asset
Net operating losses and tax credit carryforwards that will not be retained	$(1)
Removal of valuation allowances	70
Investment of foreign earnings that will not be assumed	1
Reclassification of deferred taxes	(70)

Total pro forma adjustment to non-current deferred tax asset	$—

Non-current portion of deferred tax liability
Identifiable intangible assets fair value adjustment	$288
Property, plant and equipment fair value adjustment	619
Domestic pension liabilities that will be assumed	(156)
Foreign pension liabilities that will be assumed	(41)
Pension and deferred compensation adjustments	25
Environmental liabilities that will not be assumed	18
Net operating losses and tax credit carryforwards that will not be retained	233
Removal of valuation allowances	(37)
Goodwill that will not be retained	(6)
Investment of foreign earnings that will not be assumed	(13)
Reclassification of deferred taxes	(74)

Total pro forma adjustment to non-current deferred income tax liability	$856

(1)	Reflects an adjustment to deferred tax assets and liabilities representing a blended global statutory rate of approximately 37% multiplied by either (i) the preliminary fair value adjustments made to the assets to be acquired and liabilities to be assumed, excluding goodwill, or (ii) the applicable pro forma adjustments to related assets and liabilities that will or will not be assumed by the combined company included herein. For purposes of these unaudited pro forma condensed financial statements, a global blended statutory tax rate of approximately 37% has been used. This does not reflect Olin’s expected effective tax rate, which will include other tax charges and benefits, and does not take in to account any historical or possible future tax events that may impact Olin following the consummation of the Transactions.

(E)	Property, plant and equipment, net were adjusted as follows:

Included/excluded assets (1)	$14
Preliminary fair value adjustment (2)	1,886

Total pro forma adjustment to property, plant and equipment, net	$1,900

(1)	To adjust certain assets included in DCP’s historical balance sheet to align with what is being transferred in accordance with the Separation Agreement. This adjustment includes additional assets being transferred that were not reflected in the condensed combined financial statements of DCP, net of certain assets that will not be transferred.
(2)	Represents the estimated fair value adjustment to DCP’s property, plant and equipment of $1,886 million based upon a preliminary fair value estimate of $3,442 million. For purposes of determining the impact on the unaudited pro forma condensed combined statement of operations, the fair value of property, plant and equipment is being depreciated over an estimated remaining weighted-average useful life of 14 years.

(F)	Intangibles, net were adjusted as follows:

Preliminary fair value adjustment (1)	$1,312
Elimination of DCP historical intangibles	(3)

Total pro forma adjustment to intangibles, net	$1,309

(1)	The preliminary fair value adjustment is the estimated intangible assets attributable to the Transactions and is comprised of the following:

	Estimated Fair Value	Estimated Useful Life	Weighted Average Useful Life
Developed Technologies (a)	$152	7
Customer Relationships (b)	727	15
Up-front payments under the Ethylene Agreements (c)	433	20

Total intangibles	$1,312		15

(a)	The estimated fair value for this pro forma presentation for technology was measured using the relief-from-royalty method. Developed technology reflects the entire portfolio of patents to be transferred to Splitco. This method assumes the technology has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. Significant assumptions required to develop estimates using this method are revenue growth rates for similar developed technology, the appropriate royalty rate, an appropriate discount rate and obsolescence of technology.
(b)	The estimated fair values for this pro forma presentation for customer relationships were measured using the multi-period excess earnings method. The principle behind the multi-period excess earnings method is that the value of an intangible is equal to the present value of the incremental after-tax cash flows attributable to the subject intangible asset, after taking charges for the use of other assets employed by the business. Significant assumptions required for this method are revenue growth rates and probability related to customers, customer attrition rates, contributory asset charges and an appropriate discount rate.
(c)	The estimated fair value for this pro forma presentation for the up-front payments under the Ethylene Agreements was $433 million, which is the up-front payments that are expected to be made upon consummation of the Transactions pursuant to the Ethylene Agreements, assuming Olin exercises its option for additional ethylene supply under the Ethylene Agreement. The Ethylene Agreements is a 20-year long-term capacity rights agreement for the supply of ethylene by TDCC at integrated producer economics.

(G)	Goodwill was adjusted as follows:

Estimated transaction goodwill (1)	$2,060
Elimination of DCP historical goodwill	(56)

Total pro forma adjustment to goodwill	$2,004

(1)	Reflects the preliminary adjustment to goodwill. The significant goodwill resulting from the Transactions is primarily due to the combination of Olin and DCP providing increased production capacity and diversification of Olin’s product portfolio and enhanced size and geographic presence. The cost-saving opportunities include improved operating efficiencies and asset optimization.

(H)	Other assets, current installments of long-term debt and long-term debt were adjusted as described below in Note 5, Financing Adjustments.

(I)	Accounts payable were adjusted as follows:

Excluded liabilities (1)	$(5)

Total pro forma adjustment to accounts payable	$(5)

(1)	To adjust certain liabilities included in DCP’s historical balance sheet to align with what is being assumed in accordance with the Separation Agreement.

(J)	Accrued liabilities were adjusted as follows:

Excluded liabilities (1)	$(34)
Payment of non-qualified pension plan (2)	(22)

Total pro forma adjustment to accrued liabilities	$(56)

(1)	To adjust certain liabilities included in DCP’s historical balance sheet to align with what is being assumed in accordance with the Separation Agreement. Certain environmental, legal and other liabilities relating to periods prior to the closing date of the Merger will be retained by TDCC in accordance with the Separation Agreement.
(2)	Represents the payment of Olin liabilities associated with the non-qualified pension plan in the form of benefits to participants. The plan with which these payments are associated will be terminated as a result of the Transactions, which, if consummated, will trigger a change in control under the plan and require the payment of benefits.

(K)	Accrued pension liability was adjusted as follows:

Assumption of German pension liability (1)	$140
Assumption of U.S. pension liability (2)	400
Payment of non-qualified pension plan (3)	(42)

Total pro forma adjustment to accrued pension liability	$498

(1)	Represents an adjustment for certain accrued defined benefit pension liabilities relating to employees of TDCC in Germany who will transfer to Olin in connection with the Transactions in accordance with the Separation Agreement. The adjustment to the pension liability is estimated based on the preliminary fair value for the German pension plan assets, the discount rate at December 31, 2014, and other actuarial assumptions.
(2)	Represents the maximum U.S. net pension liability that TDCC may transfer to Olin on the closing date of the Merger based on the Employee Matters Agreement. This amount is subject to uncertainty as TDCC may elect to transfer less than $400 million. If TDCC transfers less than $400 million in net pension liability at the closing date, Olin is obligated to pay TDCC an amount in cash equal to the product of (x) and (y), where (x) equals (1) $400 million minus (2) the net pension liability transferred and (y) equals 0.5. This means if TDCC does not transfer any liability, Olin would be required to pay $200 million in cash consideration.
(3)	Represents the payment of Olin liabilities associated with the non-qualified pension plan in the form of benefits to participants. The plan with which these payments are associated will be terminated as a result of the Transactions, which, if consummated, will trigger a change in control under this plan and require the payment of benefits.

(L)	Other liabilities were adjusted as follows:

Excluded liabilities (1)	$(122)
Payment of deferred compensation plans (2)	(22)

Total pro forma adjustments to other liabilities	$(144)

(1)	To adjust certain liabilities included in DCP’s historical balance sheet to align with what is being transferred in accordance with the Separation Agreement. Certain environmental, legal and other liabilities relating to periods prior to the closing date of the Merger will be retained by TDCC in accordance with the Separation Agreement.
(2)	Represents the payment of Olin liabilities associated with the deferred compensation plans in the form of benefits to participants. The plans with which these payments are associated will be terminated as a result of the Transactions, which, if consummated, will trigger a change in control under these plans and require the payment of benefits, see “The Transactions—Interests of Olin’s Directors and Executive Officers in the Transactions—Deferred Compensation Plans” for more detail.

(M)	Noncontrolling interest was eliminated due to the JV Partner’s exercise of its right for a Tag Event.

(N)	Shareholders’ equity was adjusted as follows:

Issuance of shares of Olin common stock (1)	$2,512
Elimination of total combined DCP shareholders’ equity (2)	(817)
Expected transaction costs (3)	(30)
Non-qualified pension plan expense (net of tax) (4)	(10)

Total pro forma adjustment to shareholders’ equity	$1,655

(1)	Relates to the shares of Olin common stock to be issued in the Merger. The pro forma adjustment is based upon the closing price of Olin common stock as of June 9, 2015. The actual value of the Olin common stock to be used in the Merger will depend upon the market price of Olin common stock on the closing date of the Merger. Of the new stock to be issued, $87 million is recorded as par value of common stock and $2,425 million is recorded as additional paid-in capital.
(2)	Relates to the elimination of DCP’s parent company investment of $794 million and $23 million of accumulated other comprehensive loss.
(3)	Reflects costs that Olin expects to incur prior to the consummation of the Transactions in connection with the Transactions for advisory, legal, accounting and other professional fees. This amount has not been tax effected as the tax deductibility of these items has not been determined.
(4)	Represents expense associated with the non-qualified pension plan in the form of benefits to participants. Additionally, the termination of this plan results in the transfer of $21 million of unamortized actuarial losses from accumulated other comprehensive loss to retained earnings. The plan with which these adjustments are associated will be terminated as a result of the Transactions, which, if consummated, will trigger a change in control under the plan and require the recognition of $10 million of additional expense.

Note 4. Income Statement Adjustments

The unaudited pro forma condensed combined statement of operations reflects the following adjustments ($ in millions):

(O)	Sales were adjusted as follows:

	For the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
Excluded assets/liabilities (1)	$(7)	$(88)
Re-pricing of sales to TDCC (2)	(1)	31
Olin and DCP eliminations (3)	(3)	(12)

Total pro forma adjustment to sales	$(11)	$(69)

(1)	Relates to adjustments to sales related to operations and commercial arrangements that will not be transferred and commercial arrangements to be transferred in accordance with the Separation Agreement.
(2)	Represents the re-pricing of sales to TDCC relating to arrangements for long-term supply agreements for the sale of raw materials and services pursuant to the Separation Agreement. These agreements will be executed on the closing date of the Merger. This pro forma adjustment represents changes in sales that would have been generated due to these agreements had they been in place on January 1, 2014.
(3)	Represents the elimination of DCP’s sales to Olin as reported in DCP’s historical statement of operations. There were no sales transactions from Olin to DCP for the three months ended March 31, 2015 or the year ended December 31, 2014.

(P)	Cost of goods sold were adjusted as follows:

	For the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
Adjustment to depreciation and amortization of DCP assets acquired (1)	$29	$117
Excluded assets/liabilities (2)	(1)	(123)
Re-pricing of raw materials and services to/from DCP/TDCC (3)	(16)	(46)
Olin and DCP eliminations (4)	(3)	(12)

Total pro forma adjustment to cost of goods sold	$9	$(64)

(1)	Represents the adjustment to DCP’s historical depreciation and amortization as a result of preliminary fair value adjustments to the acquired depreciable assets and amortizable intangible assets and adjustments to their respective estimated remaining useful lives, see Notes 3(E) and 3(F).
(2)	Represents adjustments to expenses related to operations and commercial arrangements that will not be transferred and additional assets and commercial arrangements to be transferred in accordance with the Separation Agreement. This adjustment also includes a reduction of $5 million for the three months ended March 31, 2015 and $12 million for the fiscal year ended December 31, 2014 associated with environmental expenses that were attributable to production sites not being transferred. See Note 6, Items Not Included.
(3)	Relates to arrangements for long-term supply agreements for raw materials, including ethylene and benzene, and services pursuant to the Separation Agreement. These agreements will be executed on the closing date of the Merger. This pro forma adjustment represents changes in raw material costs and operating expenses that would have been incurred due to these agreements had they been in place on January 1, 2014.
(4)	Represents the elimination of DCP’s sales to Olin as reported in DCP’s historical statement of operations. There were no sales transactions from Olin to DCP for the three months ended March 31, 2015 or the fiscal year ended December 31, 2014.

(Q)	Selling and administration was adjusted as follows:

	For the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
Adjustment to depreciation of DCP assets acquired (1)	$—	$1
Excluded assets/liabilities (2)	(1)	(8)
Re-pricing of services to/from DCP/TDCC (3)	(1)	(6)
Non-qualified pension change in control (4)	(1)	(3)

Total pro forma adjustment to selling and administration	$(3)	$(16)

(1)	Represents the adjustment to DCP’s historical depreciation as a result of preliminary fair value adjustments to the acquired depreciable assets and adjustment to their respective remaining useful lives.
(2)	Represents adjustments to expenses related to operations that will not be transferred in accordance with the Separation Agreement.
(3)	Relates to arrangements for services between DCP and TDCC following the consummation of the Transactions pursuant to the Separation Agreement. These agreements will be executed on the closing date of the merger. This pro forma adjustment represents changes in operating expenses that would have been incurred due to these agreements had they been in place on January 1, 2014.
(4)	Relates to the elimination of the Olin non-qualified pension expense incurred in the three months ended March 31, 2015 or the year ended December 31, 2014. The plan with which these expenses were associated is terminated as a direct result of the Merger, which triggered a change in control clause for the pension plan. As a result, these expenses are not expected to have a continuing impact on results following the consummation of the Transactions.

(R)	Acquisition costs were adjusted as follows:

	For the Three Months Ended March 31, 2015	For the Year Ended December 31, 2014
Transaction costs (1)	$(10)	$(4)

Total pro forma adjustment to acquisition costs	$(10)	$(4)

(1)	Relates to advisory and legal fees incurred for the three months ended March 31, 2015 and the fiscal year ended December 31, 2014, which are directly attributable to the Merger, but which are not expected to have a continuing impact on results following the consummation of the Transactions.

(S)	Interest expense was adjusted as described below in Note 5, Financing Adjustments.

(T)	For purposes of the unaudited pro forma condensed combined financial statements, a global blended statutory tax rate of approximately 37% has been used. This does not reflect Olin’s effective tax rate, which will include other tax items such as state and foreign taxes as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact Olin following the consummation of the Transactions.

(U)	Represents the elimination of income attributable to noncontrolling interest due to the JV Partner’s exercise of its right for a Tag Event.

(V)	The adjustment to both weighted average shares outstanding and diluted weighted average shares outstanding is to reflect the 87.5 million shares of Olin common stock expected to be issued in the Merger. For purposes of the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015, the dilutive impacts of stock-based compensation of 1.1 million shares have been excluded from the calculation of the pro forma diluted loss per share, as the effect of including them would have been anti-dilutive.

Note 5. Financing Adjustments

On the closing date of the Merger, Olin and Splitco expect to incur indebtedness of up to $1,615 million, which is currently expected to consist of $1,350 million of term loans and $265 million of debt securities, to (i) finance the Special Payment, (ii) pay fees and expenses of Olin in connection with the Transactions, (iii) refinance the terms loans outstanding under Olin’s Existing Credit Facilities and (iv) obtain additional funds for general corporate purposes. In addition, Splitco expects to issue the Splitco Securities to TDCC or, if TDCC determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution and elects to receive cash from Splitco in lieu of the Splitco Securities, Splitco expects to incur indebtedness in the form of debt securities, term loans or a combination thereof to finance the payment by Splitco to TDCC of cash equal to the Above Basis Amount. Upon consummation of the Transactions, Olin and Splitco expect to guarantee each other’s obligations under this indebtedness. To the extent Olin and Splitco do not obtain debt financing as described above, Splitco expects to incur senior unsecured bridge loans on the terms, and subject to the conditions, in the Bridge Commitment Letter.

Current installments of long-term debt were adjusted as follows ($ in millions):

Bridge Facility (1)	$265
New Term Facilities (2)	66

Total pro forma adjustment to current installments of long-term debt	$331

(1)	Represents assumed borrowings by Splitco under the Bridge Facility. As described above, Olin and Splitco expect to incur indebtedness of up to $1,615 million, which is currently expected to consist of $1,350 million of term loans and $265 million of debt securities. This permanent financing is expected to be concluded prior to consummation of the Transactions. To the extent Olin and Splitco do not obtain this debt financing, Splitco expects to borrow under the Bridge Facility. The actual amount of borrowings under the Bridge Facility, if any, will not be known until the closing date of the Merger. The maximum amount available under the Bridge Facility is $1,767 million.

(2)	Represents the current portion of assumed borrowings under the New Term Facilities. Olin and Splitco have obtained $1,350 million of separate commitments for term loans and expect to draw the entire amount in order to finance the Transactions. The annual average interest rate included in the unaudited pro forma condensed combined statement of operations with respect to the New Term Facilities is based on the terms of the commitments.

Long-term debt was adjusted as follows ($ in millions):

Splitco Securities (1)	$1,155
New Term Loan Facilities (2)	1,284
Olin term loan repayment (3)	(148)

Total pro forma adjustment to long-term debt	$2,291

(1)	Represents the Splitco Securities expected to be issued by Splitco to TDCC immediately prior to the Distribution. The Splitco Securities are expected to have a maturity date of at least eight years and are expected to be non-callable for a period of at least five years. If the Debt Exchange is consummated, the Splitco Securities may be transferred by TDCC on or about the closing date of the Merger to investment banks and/or commercial banks in exchange for existing debt securities of TDCC. The actual amount of the Splitco Securities will depend on the amount of the Above Basis Amount, which is subject to adjustment in accordance with the terms of the Separation Agreement. In addition, the aggregate principal amount of the Splitco Securities is subject to increase to account for customary underwriting fees. If TDCC determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution, TDCC may elect to receive the Splitco Securities in any event or may elect to receive cash from Splitco in lieu of the Splitco Securities as described in the section of this document entitled “The Merger Agreement—Debt Exchange.”
(2)	Represents the long-term portion of the New Term Facilities. Olin and Splitco have obtained $1,350 million of separate commitments for term loans and expect to draw the entire amount in order to finance the Transactions. The annual average interest rate included in the unaudited pro forma condensed combined statement of operations with respect to the New Term Facilities is based on the terms of the commitments.
(3)	Represents repayment by Olin of the term loans outstanding under Olin’s Existing Credit Facilities. These term loans are expected to be repaid with proceeds of the new indebtedness to be incurred by Olin.

Other assets were adjusted as follows ($ in millions):

Capitalized financing fees (1)	$27

Total pro forma adjustments to other assets	$27

(1)	Represents the capitalized financing fees related to the New Term Facilities, the Bridge Facility and the New Revolving Facility.

The unaudited pro forma condensed combined statement of operations reflects adjustments to include an estimate of the interest expense on the additional indebtedness to be incurred in connection with the Transactions.

A summary of the adjustments to current installments of long-term debt, long-term debt and interest expense is as follows ($ in millions):

	Average Annual Interest Rate	Principal Amount as of March 31, 2015	Interest Expense for the Three Months Ended March 31, 2015	Interest Expense for the Year Ended December 31, 2014
Bridge Facility (1) (2)	4.84%	$265	$3	$13
Splitco Securities (1) (2)	4.84%	1,155	14	56
New Term Facilities (2) (3)	1.92%	1,350	6	25
Olin term loan repayment (4)	6.04%	(148)	(1)	(9)
New Revolving Facility (5)		—	—	1
Amortization of new debt issuance costs		—	4	16

		$2,622	$26	$102

(1)	The average interest rates included in the unaudited pro forma condensed combined statement of operations with respect to the Bridge Facility and the Splitco Securities are based on the terms of the Bridge Facility that is currently in place. Prior to consummation of the Transactions, Splitco or Olin expect to issue and sell the Other Splitco Debt Securities in an aggregate principal amount of up to $265 million as described in the section of this document entitled “Debt Financing.” The proceeds from this permanent financing are expected to decrease the amount of borrowings under the Bridge Facility. The Other Splitco Debt Securities would carry an interest rate based on then current market conditions at the time of issuance. The actual interest rate of the Splitco Securities is expected to be based on then current market conditions at the time of issuance (but not to exceed an agreed cap). The interest rate used in the unaudited pro forma condensed combined financial statements reflects the interest rate applicable under the Bridge Facility which represents a current prevailing market interest rate for bridge financing. The adjustment to record interest expense for the Bridge Facility is based on the assumption that the $265 million was drawn under the Bridge Facility on January 1, 2014 and was outstanding for all of the year ended December 31, 2014 and the three months ended March 31, 2015. Additionally, the amortization period of new debt issuance costs for the Bridge Facility was assumed to begin on January 1, 2014 and end on March 31, 2015.
(2)	For each one-eighth of 1% change in estimated interest rate associated with the assumed $265 million in borrowings under the Bridge Facility, the assumed $1,350 million in borrowings under the New Term Facilities and the assumed $1,155 million aggregate principal amount of Splitco Securities, interest expense would increase or decrease by approximately $1 million for the three months ended March 31, 2015 and approximately $3 million for the year ended December 31, 2014.
(3)	Olin and Splitco have obtained $1,350 million of separate commitments for term loans and expect to draw the entire amount in order to finance the Transactions. The annual average interest rate included in the unaudited pro forma condensed combined statement of operations with respect to the New Term Facilities is based on the terms of the commitments.
(4)	Represents repayment by Olin of the term loans outstanding under Olin’s existing credit facilities. These term loans are expected to be repaid with the proceeds of the new indebtedness to be incurred by Olin.
(5)	Olin has obtained a $500 million commitment for a senior unsecured revolving credit facility. These funds are not expected to be drawn on for purposes of the Transactions, and the $1 million interest expense relates to commitment fees on the undrawn New Revolving Facility.

Note 6. Items Not Included

The following expected material nonrecurring charges related to the Merger and the other Transactions are not included or provided for in the unaudited pro forma condensed combined statement of operations:

•	an additional $30 to $35 million of advisory, legal, accounting and other professional fees expected to be incurred in connection with the Transactions during the remainder of 2015; and

•	approximately $50 million of costs associated with the change in control mandatory acceleration of expenses under the Olin non-qualified pension plan expected to result from consummation of the Transactions, see “The Transactions—Interests of Certain Persons in the Transactions—Deferred Compensation Plans” below.

The unaudited pro forma condensed combined financial statements do not reflect benefits that may result from the realization of savings for costs allocated to DCP from TDCC. Included in DCP’s combined statement of operations within the unaudited pro forma condensed combined financial statements are allocations of certain expenses for services including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated on the basis of direct usage when identifiable with the remainder allocated on the basis of headcount or other measures. The allocations may not reflect the expense that would have been incurred as a part of Olin. Olin management estimates that approximately $250 million of annual costs would not have been incurred had DCP been a part of Olin for the year ended December 31, 2014.

The unaudited pro forma condensed combined financial statements also do not reflect benefits that may result from the realization of approximately $200 million of annualized cost synergies expected to be realized within three years following the consummation of the Transactions, or, if Olin is able to increase sales to new third-party customers and access new product markets as a result of the Transactions, the potential additional annualized synergies of up to $100 million that Olin estimates may potentially be achievable within three years from the consummation of the Transactions. Olin expects to incur approximately $100 to $150 million in transition-related costs and approximately $200 million in incremental capital spending during the first three years following the consummation of the Transactions that Olin management believes are necessary to realize the anticipated synergies from the Transactions.

The unaudited pro forma condensed combined balance sheet does not include an environmental liability for DCP, which is consistent with the Separation Agreement. The historical combined statements of operations for DCP included environmental remediation expense of $7 million for the three months ended March 31, 2015 and $30 million for the year ended December 31, 2014. The unaudited pro forma condensed combined statements of operations include a reduction of $5 million for the three months ended March 31, 2015 and $12 million for the year ended December 31, 2014 attributable to production sites not being transferred.

The unaudited pro forma condensed combined balance sheet includes a de-recognition of trade accounts receivable of $184 million in DCP’s audited historical balance sheet. DCP’s trade accounts receivable were subject to inclusion in TDCC’s various trade accounts receivable securitization programs whereby trade accounts receivable of select entities were sold on a revolving basis to certain multi-seller commercial paper conduit entities. Upon consummation of the Merger, the trade accounts receivable assigned to Olin will include the full trade accounts receivable of DCP with no similar de-recognition.

The unaudited pro forma condensed combined balance sheet does not include a working capital adjustment agreed upon in the Separation Agreement.

As of March 31, 2015, Olin had a valuation allowance of $17 million recorded on its deferred tax assets. This valuation allowance relates predominately to Olin’s state net operating losses, state tax credit and capital loss carry-forwards. As part of the purchase price allocation process resulting from the Merger, it is possible that deferred tax liabilities will be recorded in the various domestic jurisdictions that, if recorded, could result in a release of a portion of the valuation allowance. Any release of a valuation allowance on Olin’s pre-Merger deferred tax assets will be recorded in the income statement in the period that the Merger is completed; however no such adjustment is included in the unaudited pro forma condensed combined financial statements due to its nonrecurring nature.

HISTORICAL PER SHARE DATA, MARKET PRICE AND DIVIDEND DATA

Comparative Historical and Pro Forma Per Share Data

The following table sets forth certain historical and pro forma per share data for Olin. The historical data has been derived from and should be read together with the unaudited consolidated financial statements of Olin and related notes thereto contained in Olin’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and the audited consolidated financial statements of Olin and related notes thereto contained in Olin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, each of which are incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.” The pro forma data has been derived from the unaudited pro forma condensed combined financial statements of Olin and DCP included elsewhere in this document.

This comparative historical and pro forma per share data is being provided for illustrative purposes only. Olin may have performed differently had the Transactions occurred prior to the periods presented. You should not rely on the pro forma per share data presented as being indicative of the results that would have been achieved had Olin and DCP been combined during the periods presented or of the future results or financial condition of Olin to be achieved following the Transactions.

	As of and for the Three Months Ended March 31, 2015		For the Year Ended December 31, 2014
	Historical	Pro Forma	Historical	Pro Forma
	(in millions, except per share data)
Basic earnings (loss) per share	$0.17	$(0.18)	$1.34	$0.26
Diluted earnings (loss) per share	$0.17	$(0.18)	$1.33	$0.26
Weighted average common shares outstanding—Basic	77.4	164.9	78.6	166.1
Weighted average common shares outstanding—Diluted	78.5	164.9	79.7	167.2
Book value per share of common stock	$13.15	$21.16	—	—
Dividends declared per share of common stock	$0.20	$0.20	$0.80	$0.80

Historical Common Stock Market Price and Dividend Data

Historical market price data for Splitco has not been presented as DCP is currently operated by TDCC and there is no established trading market in Splitco common stock.

Shares of TDCC common stock currently trade on the NYSE under the symbol “DOW.” On March 26, 2015, the last trading day before the announcement of the Transactions, the last sale price of TDCC common stock reported by the NYSE was $46.86. On                     , 2015, the last trading day prior to this document, the last sale price of TDCC common stock reported by the NYSE was $        .

Shares of Olin common stock currently trade on the NYSE under the symbol “OLN.” On March 26, 2015, the last trading day before the announcement of the Transactions, the last sale price of Olin common stock reported by the NYSE was $27.19. On                     , 2015, the last sale price of Olin common stock reported by the NYSE was $        .

The following table sets forth the high and low sale prices of TDCC common stock and Olin common stock on the NYSE for the periods indicated as well as the dividends per share paid by TDCC to holders of TDCC common stock and Olin to holders of Olin common stock for these periods. The quotations are as reported in published financial sources.

	TDCC Per Share Dividends		TDCC Common Stock		Olin Per Share Dividends	Olin Common Stock
			High	Low		High	Low
Year Ending December 31, 2015
First Quarter	$0.42		$50.22	$41.95	$0.20	$34.34	$22.00
Second Quarter	$0.42		$53.77	$47.21	$0.20	$27.18	$26.77
Third Quarter (through July 14, 2015)	$0.42	(1)	$53.20	$49.06	—	$27.18	$24.57
Year Ended December 31, 2014
First Quarter	$0.37		$50.96	$41.82	$0.20	$29.18	$24.51
Second Quarter	$0.37		$53.35	$46.56	$0.20	$29.28	$26.42
Third Quarter	$0.37		$54.97	$50.34	$0.20	$28.08	$25.23
Fourth Quarter	$0.42		$53.80	$41.45	$0.20	$25.97	$20.43
Year Ended December 31, 2013
First Quarter	$0.32		$34.83	$30.63	$0.20	$25.42	$21.29
Second Quarter	$0.32		$36.00	$29.81	$0.20	$26.05	$22.74
Third Quarter	$0.32		$41.08	$32.05	$0.20	$25.17	$22.50
Fourth Quarter	$0.32		$44.99	$38.04	$0.20	$29.52	$21.79
Year Ended December 31, 2012
First Quarter	$0.25		$36.00	$29.27	$0.20	$23.46	$19.75
Second Quarter	$0.32		$36.08	$29.27	$0.20	$22.24	$18.40
Third Quarter	$0.32		$32.48	$28.45	$0.20	$23.48	$19.34
Fourth Quarter	$0.32		$32.95	$27.45	$0.20	$22.32	$19.50

(1)	On May 14, 2015, the TDCC Board declared a dividend of $0.42 per share of TDCC common stock, payable on July 30, 2015 to shareholders of record on June 30, 2015.

Olin Dividend Policy

Since the second quarter of 1999, Olin has paid quarterly dividends of $0.20 per share. The payment of cash dividends is subject to the discretion of the Olin Board and will be determined in light of then-current conditions, including Olin’s earnings, Olin’s operations, Olin’s financial condition, Olin’s capital requirements and other factors deemed relevant by the Olin Board. Pursuant to the Merger Agreement, Olin has agreed that prior to the consummation of the Merger, Olin will not declare or pay any dividends or other distributions, except for the declaration and payment of regular quarterly cash dividends of no more than $0.20 per share. In the future, the Olin Board may change its dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

TDCC Dividend Policy

Under TDCC’s Restated Certificate of Incorporation, the TDCC Board has the authority to determine the quarterly dividend rate. Since 1912, TDCC has maintained or increased the amount of the quarterly dividend, adjusted for stock splits, with the exception of February 12, 2009. During this 103-year period, TDCC has increased the amount of the quarterly dividend 51 times (approximately 12 percent of the time), reduced the dividend once and maintained the amount of the quarterly dividend approximately 88 percent of the time.

THE TRANSACTIONS

On March 27, 2015, Olin and TDCC announced that they, along with Splitco and Merger Sub, had entered into the Merger Agreement, and that TDCC and Splitco had entered into the Separation Agreement, which together provide for the combination of Olin’s business and DCP. In the Transactions, TDCC will transfer DCP to Splitco. Prior to the Distribution, Splitco will incur new indebtedness and will pay to TDCC the Special Payment. Splitco will also issue to TDCC the Splitco Securities or, at TDCC’s election, pay to TDCC as a dividend an amount in cash equal to the Above Basis Amount. If issued, the Splitco Securities are expected to be transferred by TDCC to investment banks and/or commercial banks on or about the closing date of the Merger in exchange for existing TDCC Debt in the Debt Exchange. As a result, TDCC expects to receive approximately $2,030 million from the Special Payment and the Debt Exchange.

On the closing date of the Merger, TDCC will distribute shares of Splitco common stock to its participating shareholders in an exchange offer. If the exchange offer is consummated but is not fully subscribed, TDCC will distribute the remaining shares of Splitco common stock on a pro rata basis to TDCC shareholders whose shares of TDCC common stock remain outstanding after the consummation of the exchange offer. Any TDCC shareholder who validly tenders (and does not properly withdraw) shares of TDCC common stock for shares of Splitco common stock in the exchange offer will waive its rights with respect to such shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to TDCC shareholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Olin common stock into which the remaining shares of Splitco common stock will be converted in the Merger will be transferred to TDCC shareholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter. Immediately after the Distribution and on the closing date of the Merger, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and a wholly-owned subsidiary of Olin. In the Merger, each share of Splitco common stock will be converted into the right to receive Olin common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

Olin expects to issue approximately 87.5 million shares of Olin common stock in the Merger. Based upon the reported closing sale price of $         per share for Olin common stock on the NYSE on                     , 2015, the total value of the shares to be issued by Olin and the cash and debt instruments expected to be received by TDCC in the Transactions, including the Splitco Securities (which, if issued, together with the new indebtedness to be incurred by Splitco on the date of the Distribution, will be obligations of Splitco and, following the consummation of the Merger, are expected to be guaranteed by Olin) would have been approximately $         million. The actual value of the Olin common stock to be issued in the Merger will depend on the market price of shares of Olin common stock at the time of determination.

After the Merger, Olin will own and operate DCP through Splitco, which will be Olin’s wholly-owned subsidiary, and will also continue its current businesses. All shares of Olin common stock, including those issued in the Merger, will be listed on the NYSE under Olin’s current trading symbol “OLN.”

Below is a step-by-step description of the sequence of material events relating to the Transactions.

Step 1    Separation

On or prior to the date of the Distribution, TDCC will transfer to Splitco or the DCP Subsidiaries DCP. Splitco and the DCP Subsidiaries are newly formed, direct and indirect wholly-owned subsidiaries of TDCC. This transfer will include, among other assets and liabilities of DCP, TDCC’s equity interests in the JV Entity, which, because the JV Partner has exercised its option to transfer its equity interests in the JV Entity to TDCC or TDCC’s designee in connection with the Transactions pursuant to the organizational documents of the JV Entity, will constitute 100 percent of the equity interests in the JV Entity, as more fully described under “The Separation Agreement—Separation of the Dow Chlorine Products Business—Transfer of the JV Entity Interests.”

Step 2    Contribution

Immediately prior to the Distribution, and on the closing date of the Merger, TDCC will effect the Contribution, pursuant to which all of the DCP Subsidiaries will become direct or indirect subsidiaries of Splitco.

Step 3    Incurrence of Debt and Issuance of Splitco Common Stock to TDCC

Immediately prior to the Distribution, Olin and Splitco will incur new indebtedness in an aggregate principal amount of $1,615 million, and Splitco will use a portion of the proceeds thereof to pay to TDCC the Special Payment. In addition, immediately prior to the Distribution, Splitco expects to issue to TDCC the Splitco Securities or, at TDCC’s election, pay to TDCC as a dividend an amount in cash equal to the Above Basis Amount. TDCC expects to transfer the Splitco Securities, if issued, on or about the date of the Distribution to investment banks and/or commercial banks in exchange for existing TDCC debt. The Splitco Securities are expected to be subsequently sold to third-party investors as described below. As a result, TDCC expects to receive approximately $2,030 million from the Special Payment and the Debt Exchange. If TDCC determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution and elects to receive cash from Splitco in lieu of the Splitco Securities as described under “The Merger Agreement—Debt Exchange,” Splitco will incur new indebtedness in the form of debt securities, term loans or a combination thereof to finance such cash payment.

Immediately prior to the Distribution, Splitco will also issue to TDCC additional shares of Splitco common stock. Following this issuance, TDCC will own 100,000,000 shares of Splitco common stock, which will constitute all of the outstanding stock of Splitco.

Step 4    Distribution—Exchange Offer

TDCC will offer to TDCC shareholders the right to exchange all or a portion of their shares of TDCC common stock for shares of Splitco common stock at a          percent discount, calculated as set forth in this document, to the equivalent per-share value of Olin common stock in an exchange offer based on the 0.87482759 shares of Olin common stock corresponding to each share of Splitco common stock as specified in the Merger Agreement.

If the exchange offer is consummated but is not fully subscribed, TDCC will distribute the remaining shares of Splitco common stock on a pro rata basis to TDCC shareholders whose shares of TDCC common stock remain outstanding after the consummation of the exchange offer. Any TDCC shareholder who validly tenders (and does not properly withdraw) shares of TDCC common stock for shares of Splitco common stock in the exchange offer will waive their rights with respect to such shares to receive, and forfeit any rights to, shares of Splitco common stock distributed on a pro rata basis to TDCC shareholders in the event the exchange offer is not fully subscribed. If there is a pro rata distribution, the exchange agent will calculate the exact number of shares of Splitco common stock not exchanged in the exchange offer and to be distributed on a pro rata basis, and the number of shares of Olin common stock into which the remaining shares of Splitco common stock will be converted in the Merger will be transferred to TDCC shareholders (after giving effect to the consummation of the exchange offer) as promptly as practicable thereafter.

The exchange agent will hold, for the account of the relevant TDCC shareholders, the global certificate(s) representing all of the outstanding shares of Splitco common stock, pending the consummation of the Merger. Shares of Splitco common stock will not be able to be traded during this period.

As previously noted, this disclosure has been prepared under the assumption that the shares of Splitco will be distributed to TDCC shareholders pursuant to a split-off. Based on market conditions prior to closing, TDCC will determine whether Splitco shares will be distributed to TDCC’s shareholders in a spin-off or a split-off and, once a final decision is made, this disclosure will be amended to reflect that decision, if necessary.

Step 5    Merger

Immediately after the Distribution, Merger Sub will merge with and into Splitco, whereby the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving company and as a wholly-owned subsidiary of Olin. In the Merger, each share of Splitco common stock will be converted into the right to receive Olin common stock based on the exchange ratio set forth in the Merger Agreement, as described in the section of this document entitled “The Merger Agreement—Merger Consideration.”

Immediately after the consummation of the Merger, approximately 52.7 percent of the outstanding shares of Olin common stock is expected to be held by pre-Merger holders of Splitco common stock and approximately 47.3 percent of the outstanding shares of Olin common stock are expected to be held by pre-Merger Olin shareholders.

Step 6    Sale of Splitco Securities to Third-Party Investors

As described in Step 3 above, TDCC and Olin expect the Splitco Securities to be transferred by TDCC on or about the closing date of the Merger to investment banks and/or commercial banks in the Debt Exchange in exchange for existing TDCC debt. The Splitco Securities will then be sold by investment banks and/or commercial banks to third-party investors.

Set forth below are diagrams that graphically illustrate, in simplified form, the existing corporate structures, the corporate structures immediately following the Distribution, and the corporate structures immediately following the consummation of the Transactions contemplated by the Merger Agreement.

After completion of all of the steps described above, Olin’s wholly-owned subsidiary, Splitco, will hold DCP through its subsidiaries and will be the obligor under the Splitco Securities, if issued, and the other new indebtedness to be incurred by Splitco on the date of the Distribution, which, after the consummation of the Merger, are expected to be guaranteed by Olin.

In connection with the Transactions, on the date of the Distribution, TDCC or its subsidiaries and Splitco or its subsidiaries will enter into the Additional Agreements relating to, among other things, intellectual property agreements, real property agreements, site and business services agreements, agreements relating to the supply of electricity and agreements for the purchase and sale of certain raw materials and finished products. See “Other Agreements—Other Ancillary Agreements.”

Determination of Number of Shares of Splitco Common Stock to Be Distributed to TDCC Shareholders

TDCC is offering to exchange all shares of Splitco common stock for shares of TDCC common stock validly tendered and not properly withdrawn. Splitco has authorized the issuance of 100,000,000 shares of Splitco common stock. Immediately prior to the effective time of the Merger, the total number of shares of Splitco common stock outstanding will equal 100,000,000 shares. Accordingly, the total number of shares of Splitco common stock to be exchanged for shares of TDCC common stock in the exchange offer will be equal to 100,000,000 shares.

No Fractional Shares; Exchange of Certificates

In the conversion of shares of Splitco common stock into shares of Olin common stock, no fractional shares of Olin common stock will be delivered to holders of Splitco common stock. All fractional shares of Olin common stock that a holder of shares of Splitco common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the exchange agent. The exchange agent will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Splitco common stock that would otherwise be entitled to receive such fractional shares of Olin common stock in the Merger, in the open market or otherwise as reasonably directed by TDCC, and in no case later than five business days after the Merger. The exchange agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Splitco common stock that would otherwise be entitled to receive such fractional shares of Olin common stock in the Merger.

Upon consummation of the Merger, shares of Splitco common stock will no longer be outstanding and will automatically be canceled and retired. Prior to the Merger, Olin will deposit with the exchange agent the certificates or book-entry authorizations representing the shares of Olin common stock issuable in the Merger. To the extent not previously distributed in connection with the Distribution, the exchange agent will mail to each holder of record of Splitco common stock a letter of transmittal and instructions for use in effecting the surrender of any certificates in the Merger.

Background of the Transactions

The Olin Board of Directors (the “Olin Board”) and Olin management regularly review and consider various strategic opportunities, prospects and industry developments. As part of these reviews, Olin has considered potential strategic transactions involving assets of TDCC from time to time.

During a regular meeting of the Olin Board held on April 25, 2013, the Olin Board and Olin management discussed a variety of strategic opportunities, including the possibility of pursuing a strategic transaction involving one or more of TDCC’s businesses.

The TDCC Board of Directors (the “TDCC Board”) and TDCC’s senior management regularly review the various businesses conducted by TDCC and consider possible strategic opportunities, including potential disposition transactions. As part of that review, and following discussions at a regular meeting of the TDCC Board on July 11-12, TDCC announced on July 25, 2013, during its quarterly earnings call, that it was open to exploring possibilities relating to its epoxy and commodity chlorine derivatives businesses, including through joint ventures or divestiture of these businesses.

In August 2013, Joseph Rupp, then Olin’s Chairman, President and Chief Executive Officer (and currently Olin’s Chairman and Chief Executive Officer), called Andrew Liveris, TDCC’s President, Chairman and Chief Executive Officer, to express Olin’s interest in discussing a potential transaction involving TDCC’s epoxy and commodity chlorine derivatives businesses. Mr. Liveris indicated that TDCC would be willing to engage in preliminary discussions. Prior to this discussion, Olin had an existing business relationship with TDCC through Olin’s Chemical Distribution segment, which distributes certain products on behalf of TDCC under distribution contracts between TDCC and an Olin subsidiary.

In the summer of 2013, Olin management began reviewing regulatory considerations relating to a potential strategic transaction involving TDCC with the assistance of Baker Botts L.L.P. (“Baker Botts”), Olin’s legal advisor on regulatory matters.

On September 20, 2013, Mr. Rupp and John Fischer, then Olin’s Senior Vice President and Chief Financial Officer (and currently Olin’s President and Chief Operating Officer), attended an industry presentation at which Mr. Liveris was present. Messrs. Rupp and Fischer and Mr. Liveris had a brief discussion during which Mr. Liveris invited Mr. Rupp to follow up with him regarding Olin’s interest in pursuing a potential transaction.

Over the next few days, Mr. Rupp communicated by phone and email with Mr. Liveris to arrange for a phone call between Mr. Rupp and Jim Fitterling, then an Executive Vice President of TDCC, to continue preliminary discussions concerning the possibility of a potential transaction between Olin and TDCC.

On September 26, 2013, Mr. Rupp had a telephonic discussion with Mr. Fitterling, who indicated that TDCC was interested in pursuing a transaction involving its chlorine-related assets. They discussed several aspects of a possible transaction, including the possibility of effecting a transaction using a Reverse Morris Trust structure. In a Reverse Morris Trust transaction, TDCC would transfer the relevant businesses to a new subsidiary and then distribute the stock of the subsidiary to TDCC’s shareholders, and immediately thereafter the subsidiary would merge with a subsidiary of Olin. In the merger, the TDCC shareholders would receive more than 50 percent of the shares of the combined entity. The principal advantage to a Reverse Morris Trust transaction structure is that it would allow TDCC to divest assets in a tax-efficient manner. In general, a Reverse Morris Trust transaction structure would allow TDCC to dispose of DCP to Olin in a tax-efficient manner without having its shareholders incur U.S. federal income tax on the consideration to be received by them in the transaction. In addition, as the requirements of a Reverse Morris Trust transaction structure would dictate the issuance of equity by Olin as a component of the consideration in the transaction, this structure would allow Olin to complete the transaction using the issuance of its common stock as a portion of the consideration, as opposed to paying all-cash consideration, which would require additional leverage.

During a regular meeting of the TDCC Board held on October 10, 2013, the TDCC Board reviewed and confirmed the interest in considering the divestiture of TDCC’s epoxy and commodity chlorine derivatives businesses over the next 18 to 24 months.

During a regular in-person meeting of the Olin Board held on October 24, 2013, Mr. Rupp reported to the Olin Board on the preliminary discussions between TDCC and Olin and the Olin Board and Olin management discussed the possibility of pursuing a strategic transaction involving TDCC.

Also on October 24, 2013, TDCC announced during its quarterly earnings call that it was accelerating its financial goal for divestitures, with a goal of $3 billion to $4 billion of divestitures over the next 18 to 24 months. TDCC stated that the additional divestiture proceeds would come from strategic decisions to be made by TDCC regarding markets and value chains within TDCC’s chlorine portfolio.

On November 8, 2013, Mr. Rupp had a telephonic discussion with Mr. Fitterling to further discuss the possibility of a potential transaction.

On November 25, 2013, Mr. Fitterling sent Mr. Rupp a draft of a confidentiality agreement. The parties exchanged drafts of the confidentiality agreement over the following week, and TDCC and Olin executed the confidentiality agreement on December 2, 2013.

On December 2, 2013, TDCC issued a press release announcing an intention to carve-out DCP and disclosed that TDCC had retained financial advisors to explore separation alternatives for DCP, including potential ownership structures and partnerships such as joint ventures, spin-offs and divestitures. In its December 2, 2013 announcement, TDCC stated that it expected to execute transaction activities related to DCP within the next 12 to 24 months and that the transactions could involve the entirety of DCP or parts of DCP.

During a regular in-person meeting of the Olin Board held on December 12, 2013, Mr. Rupp reported to the Olin Board on the preliminary discussions between TDCC and Olin and provided an overview of DCP. The Olin Board directed Mr. Rupp to continue to explore such a potential transaction.

On December 13, 2013, members of management of Olin, which included Messrs. Rupp and Fischer as well as George Pain, Olin’s General Counsel and Secretary, and John McIntosh, then Olin’s Senior Vice President, Operations (and currently Olin’s Senior Vice President, Chemicals), met with members of TDCC’s management, which included Mr. Fitterling and Stephen Doktycz, TDCC’s Director, Corporate Development, in St. Louis, Missouri, to discuss Olin’s interest in a strategic transaction involving DCP in light of TDCC’s December 2 press release. In advance of the meeting, Mr. Doktycz provided Mr. Rupp with a confidential information memorandum providing an overview of DCP.

Beginning in January 2014, TDCC executed confidentiality agreements with other bidders interested in participating in TDCC’s auction process with respect to DCP.

On January 16, 2014, Olin engaged J.P. Morgan Securities LLC (“JPMorgan”) to act as Olin’s financial advisor in connection with exploring a potential transaction involving DCP. Olin selected JPMorgan based on its experience in the valuation of businesses in connection with mergers and acquisitions, its reputation in the investment banking community, and its familiarity and prior experience working with Olin on a variety of prior assignments.

Over the next several months and continuing through the fall of 2014, Mr. Rupp and representatives of TDCC spoke by phone on a number of occasions to generally discuss the status of TDCC’s carve-out process and Olin’s continued interest in pursuing a potential transaction.

During a regular telephonic meeting of the Olin Board held on January 24, 2014 and a regular in-person meeting of the Olin Board held on February 20, 2014, members of Olin management reviewed the status of discussions with TDCC. The Olin Board directed Olin management to continue to explore a potential combination of Olin and DCP. Representatives of JPMorgan and Cravath, Swaine & Moore LLP (“Cravath”), Olin’s legal advisor, participated in the February 20 meeting.

On April 3, 2014, Messrs. Rupp, Fischer, Pain and McIntosh met with members of TDCC’s management, which included Messrs. Doktycz and Torsten Kraef, TDCC’s Corporate Vice President, Strategy Development, as well as John Sampson, Dow’s Vice President, Manufacturing, and Kate Glasser, TDCC’s Director, Strategy Development, in Chicago, Illinois. Representatives of JPMorgan and representatives of Barclays Capital Inc. (“Barclays”) and Goldman, Sachs & Co. (“Goldman Sachs”), TDCC’s financial advisors, were also in attendance. During the meeting, the parties reviewed background materials regarding Olin’s business and DCP and discussed potential transaction structures, and JPMorgan led a discussion regarding the possible use of the Reverse Morris Trust transaction structure.

On April 7, 2014, to facilitate the exchange of additional information regarding Olin’s business as a result of the potential Reverse Morris Trust transaction structure, TDCC and Olin executed an amended and restated confidentiality agreement that provided for confidential treatment of Olin’s non-public information.

During the spring and summer of 2014, Olin management, with the assistance of JPMorgan and Cravath, continued to analyze a potential transaction involving DCP, including the possible use of a Reverse Morris Trust transaction structure to effect a combination of Olin with DCP, including the structural requirements of such a transaction, the types of potential operating and other synergies that could be achieved in such a transaction, the effects on Olin’s businesses from such a transaction and the resulting capitalization of Olin. During this time period, Olin management also continued to review regulatory considerations relating to a potential transaction with the assistance of Baker Botts.

During the spring and summer of 2014 and continuing until execution of the Merger Agreement on March 26, 2015, the parties continued to exchange information regarding DCP and Olin’s business and as part of Olin’s and TDCC’s evaluation and due diligence review of DCP and Olin’s business, respectively.

During a regular in-person meeting of the Olin Board held on April 24, 2014 and a regular telephonic meeting of the Olin Board held on May 4, 2014, the Olin Board and Olin management discussed a number of strategic options, including a potential transaction involving DCP. The Olin Board directed Olin management to continue to explore a potential transaction with TDCC. Representatives of JPMorgan and Cravath participated in the April 24 meeting.

On June 13, 2014, Messrs. Rupp, Fischer, Pain and McIntosh met with representatives of TDCC, including Messrs. Doktycz and Sampson and Ms. Glasser, in Midland, Michigan to further discuss a potential combination of Olin with DCP. During the meeting, the Olin representatives provided additional information regarding Olin’s business and the TDCC representatives provided an overview of TDCC’s chlorinated organics and epoxy businesses. Representatives of JPMorgan, Barclays and Goldman Sachs also participated in this meeting.

During a regular in-person meeting of the Olin Board held on June 18, 2014 and a regular telephonic meeting of the Olin Board held on July 24, 2014, members of Olin management reviewed the status of Olin’s participation in TDCC’s auction process. The Olin Board directed Olin management to continue to explore a potential combination of Olin and DCP.

On August 8, 2014, Mr. Rupp and Mr. Doktycz had a telephonic discussion regarding the process and expected timetable for TDCC’s auction process for DCP.

During a regular in-person meeting of the Olin Board held on August 27 and 28, 2014, the Olin Board and Olin management further discussed a potential combination with DCP. The Olin Board directed Olin management to continue to explore the potential transaction.

In August and September 2014, at the direction of TDCC, Barclays and Goldman Sachs distributed an investment summary of DCP and a document setting forth a general timeline for TDCC’s anticipated auction process to prospective participants in the process.

On August 28, 2014, at the direction of TDCC, Barclays and Goldman Sachs provided to representatives of Olin and JPMorgan a document setting forth a general timeline for TDCC’s anticipated auction process.

On October 2, 2014, TDCC issued a press release providing an update on the progress of its planned divestitures. TDCC disclosed that it continued to make solid progress on the planned carve-out of DCP, noting that the carve-out was receiving strong interest from the market and that firm indications of interest were expected before year-end, with signed agreements expected early in the second quarter of 2015.

As part of the auction process, TDCC organized site visits for prospective bidders participating in the auction. On October 7 and October 8, 2014, certain members of Olin management conducted site visits of DCP’s facilities in Plaquemine, Louisiana and Freeport, Texas.

During a regular meeting of the TDCC Board held on October 9, 2014, members of TDCC’s management provided the TDCC Board with an update on the status of the auction process with respect to DCP.

On October 17, 2014, Messrs. Rupp and Pain, Mr. Doktycz and representatives of JPMorgan, Barclays and Goldman Sachs participated on a conference call to discuss the status of Olin’s due diligence review and the timetable for the auction process.

In October and November 2014, at the direction of TDCC, Barclays and Goldman Sachs provided prospective bidders participating in the auction process with a confidential information memorandum containing certain information regarding DCP. Olin received such a confidential information memorandum on October 20, 2014.

During a regular in-person meeting of the Olin Board held on October 22 and 23, 2014, members of Olin management provided the Olin Board with an update on the status of Olin’s participation in TDCC’s auction process with respect to DCP. The Olin Board directed Olin management to continue to explore the potential transaction.

On November 14, 2014, at the direction of TDCC, Barclays and Goldman Sachs delivered a process letter to prospective bidders participating in the auction process, including Olin, outlining the envisaged steps of the transaction process being run by TDCC and the timing and procedures for submitting an indicative transaction proposal. The process letter indicated that TDCC was evaluating multiple strategic alternatives for DCP, and while TDCC was currently contemplating a divestiture of DCP, a number of factors, including the value received and the terms of the separation, would be critical in determining the transaction TDCC would choose to pursue. In the process letter, Barclays and Goldman Sachs, at the direction of TDCC, requested that parties submit an indicative transaction proposal by December 3, 2014.

In November and December 2014, TDCC organized management presentations with respect to DCP for interested bidders.

On November 17, 2014, as part of Olin’s due diligence review of DCP, certain members of management of Olin attended a management presentation in New York given by representatives of TDCC.

Subsequent to the November 17 management presentation, TDCC provided prospective bidders participating in the auction process, including representatives of Olin and Olin’s advisors, with access to an electronic data room which contained limited non-public information regarding DCP and certain aspects of the proposed separation of DCP from TDCC. From late November 2014 until late March 2015, Olin and its advisors reviewed material concerning DCP made available from time to time by TDCC.

On November 25, 2014, the Olin Board held a telephonic meeting during which members of Olin management, including Mr. Rupp, reviewed with the Olin Board the status of the proposed transaction and provided a summary of the due diligence completed to date. The Olin Board and representatives of Olin management and Olin’s advisors discussed the preliminary terms of an indicative proposal to be submitted in response to TDCC’s November 14 process letter, but Mr. Rupp noted that the Olin Board would not be requested to make any decisions about the potential transaction at this time. During the meeting, representatives of Cravath reviewed the process being used to evaluate the proposed transaction, representatives of JPMorgan discussed with the Olin Board financial analyses of DCP as well as several potential transaction structures, including the material elements of a Reverse Morris Trust transaction structure, and representatives of Baker Botts reviewed the regulatory considerations of the proposed transaction. The principal advantage to Olin of the tax-efficient Reverse Morris Trust structure is that such structure facilitates the acquisition of DCP by Olin whereas a taxable disposition of DCP might have made the transaction financially unattractive to TDCC or required Olin to pay additional consideration. In addition, given the size of DCP relative to Olin, Olin did not seriously consider the payment of all cash consideration because of the amount of additional leverage that would have resulted. As a practical matter, a Reverse Morris Trust transaction is the only transaction that would permit Olin to issue Olin common stock that would be transferred to TDCC shareholders without adverse tax consequences to TDCC and its shareholders. After such discussion, the Olin Board directed Olin management to continue to explore a Reverse Morris Trust transaction with TDCC.

On December 2, 2014, the Olin Board held an in-person meeting during which members of Olin management and representatives of JPMorgan, Cravath and Baker Botts provided an update on the status of the proposed transaction and reviewed with the Olin Board the terms of a proposed indication of interest letter. During the meeting, representatives of Cravath reviewed various considerations relating to the transaction process, including the Olin Board’s fiduciary duties. Mr. Fischer and representatives of JPMorgan reviewed the financial analyses conducted by Olin management and JPMorgan, including assumptions with respect to synergies, and the Olin Board asked questions and engaged in discussion regarding the valuation and other terms to be proposed in Olin’s indication of interest. Management’s financial analyses assumed potential annualized cost synergies of $150 million in expected savings from procurement and logistics, improved operating efficiencies and asset optimization. After such discussion, the Olin Board indicated support for the terms recommended by management and authorized the submission of a non-binding indication of interest to TDCC.

On December 3, 2014, Olin submitted to TDCC’s financial advisors a non-binding proposal for a combination of Olin and DCP via a Reverse Morris Trust transaction structure. Olin’s proposal valued 100 percent of DCP on a debt-free, cash-free basis at $3.8 billion, $1.8 billion of which would be delivered to TDCC directly in the form of a special cash dividend and/or debt retirement, with the remaining amount delivered in the form of shares of Olin common stock. Based on Olin’s market capitalization of approximately $2.0 billion as of December 2, 2014, Olin’s proposal contemplated that the pro forma equity ownership in the combined company for TDCC shareholders would be just over 50 percent.

Following submission of non-binding proposals from the bidders participating in the auction process, including Olin, TDCC’s management reviewed such proposals with its financial and legal advisors. At the direction of TDCC management, representatives of Barclays and Goldman Sachs then contacted a number of bidders following their submission of non-binding proposals and invited them to participate in a second round of the auction process.

During a regular meeting of the TDCC Board held on December 10, 2014, members of TDCC’s management provided the TDCC Board with an update on the bid process and status of the auction process with respect to DCP.

On December 10, 2014, representatives of Barclays and Goldman Sachs participated in a conference call with Messrs. Rupp, Fischer and Pain and representatives of JPMorgan and informed the representatives of Olin and JPMorgan that Olin would be invited to participate in the second round of the auction process.

To facilitate bidders’ due diligence during the second round of the auction process, TDCC gave access to representatives of bidders to an electronic data room containing additional documents and information with respect to DCP and organized telephonic due diligence sessions with representatives of TDCC.

From December 2014 through March 2015, Olin and other bidders and their advisors participated in numerous telephonic due diligence sessions with representatives of TDCC regarding DCP and the proposed terms of the separation of DCP from TDCC, including the proposed terms of services agreements, supply agreements and other ancillary agreements expected to be entered into between DCP and TDCC in connection with the proposed transaction. During this period, TDCC made available to Olin and other bidders and their advisors additional due diligence materials in the electronic data room and established a question and answer process for responding to questions raised by Olin and other bidders and their advisors in connection with the diligence review. TDCC also made available to Olin and other bidders and their advisors drafts of certain services agreements, supply agreements and other ancillary agreements.

On December 21, 2014, at the direction of TDCC, Barclays and Goldman Sachs delivered a second round process letter to prospective bidders, including Olin, providing additional information regarding the next steps of the transaction process and the anticipated timing of key components of due diligence.

On January 9, 2015, representatives of Barclays and Goldman Sachs participated in a conference call with Messrs. Rupp, Fischer, Pain and McIntosh and representatives of JPMorgan to discuss the status of the potential transaction and Olin’s due diligence review.

During a regular telephonic meeting of the Olin Board held on January 23, 2015, members of Olin management provided the Olin Board with an update on the status of Olin’s participation in TDCC’s auction process. The Olin Board directed Olin management to continue to pursue the potential transaction.

Given that the Reverse Morris Trust transaction structure contemplated by certain bidders for a potential transaction involving DCP would involve issuance by such bidders of their common stock to TDCC shareholders as a significant component of the consideration in the transaction, TDCC continued to conduct a reverse due diligence review of the business, financial condition and operations of such bidders, including Olin, during this time period.

On January 26, 2015, Messrs. Rupp, Fischer, Pain and McIntosh had a telephonic discussion with representatives of Barclays and Goldman Sachs regarding TDCC’s reverse due diligence process and on February 3, 2015, at the direction of TDCC, representatives of Barclays and Goldman Sachs sent to JPMorgan a list of questions and document requests relating to TDCC’s reverse due diligence review with respect to Olin’s business.

On February 3, 2015, certain members of Olin management and a representative of JPMorgan conducted a site visit of DCP’s facilities in Stade, Germany.

On February 9, 2015, Messrs. Rupp and Fischer had a telephonic discussion with Mr. Doktycz to discuss the parties’ expectations for the next steps of the transaction process.

On February 11, 2015, at the direction of TDCC, Barclays and Goldman Sachs delivered a final process letter to bidders participating in the auction process, including Olin, outlining the timing and procedures for submitting a final offer. The process letter requested that parties submit a final and binding, fully-financed offer by March 11, 2015. The process letter stated that the bidders’ final proposals should separately provide the value for 50 percent and 100 percent of the JV Entity, a joint venture between TDCC and the JV Partner. In addition, the process letter noted that drafts of the separation agreement and merger agreement would be made available to each bidder’s counsel and requested that the bidders submit an issues list with respect to the draft agreements by February 25, 2015 and submit markups of these agreements by March 4, 2015.

During a regular meeting of the TDCC Board held on February 12, 2015, members of TDCC’s management provided the TDCC Board with an update on the status of the auction process with respect to DCP, noting that the bidder pool had been narrowed, and reviewed the next steps in the negotiation process.

On February 12, 2015, Olin’s advisors provided representatives of TDCC and its advisors with access to an electronic data room which contained certain non-public information regarding Olin’s business. From mid-February 2015 to late March 2015, TDCC and its advisors continued to review materials concerning Olin’s business made available from time to time by Olin.

On February 13, 2015, as part of TDCC’s reverse due diligence review with respect to bidders contemplating a Reverse Morris Trust transaction structure, representatives of TDCC attended a more detailed management presentation by representatives of Olin in Chicago, Illinois given by members of Olin management. Representatives of TDCC’s and Olin’s financial and legal advisors were also in attendance. During February and March 2015, TDCC and its advisors also participated in several telephonic due diligence sessions with representatives of Olin and Olin’s advisors as part of TDCC’s reverse due diligence review.

On February 19 and 20, 2015, at a regular in-person meeting of the Olin Board, the Olin Board engaged in a detailed review of the status of the potential transaction. Among other things, members of Olin management reviewed with the Olin Board the due diligence conducted to date and discussed management’s valuation and synergy analysis and reviewed certain aspects of DCP, including an overview of the JV Entity. Members of Olin management also reviewed with the Olin Board the key terms of the services, supply and other ancillary agreements expected to be entered into between DCP and/or Olin and TDCC in connection with the proposed transaction and the Olin Board discussed certain issues of concern relating to the proposed ancillary agreements. During the meeting, representatives of Cravath reviewed various considerations relating to the transaction process, including the Olin Board’s fiduciary duties and key terms of typical transaction documents for Reverse Morris Trust transactions, representatives of Baker Botts provided an update on the regulatory considerations of the proposed transaction and representatives of JPMorgan provided an update on the valuation analysis, the contemplated post-transaction debt structure of Olin and other considerations relating to the proposed transaction.

On February 20, 2015, Shearman & Sterling LLP (“Shearman”), TDCC’s legal advisor, sent to the legal advisors of bidders participating in the process, including Cravath, an initial draft of the separation agreement relating to the proposed transaction. On February 24, 2015, Shearman sent to the legal advisors of bidders participating in the process, including Cravath, an initial draft of the merger agreement.

As part of the second round of the auction process, TDCC conducted a number of meetings with bidders participating in the process.

On February 24, 2015, Mr. Rupp had in-person discussions in Midland, Michigan with Messrs. Fitterling and Doktycz and Brian Ames, TDCC’s Senior Vice President, Portfolio Developments, Feedstocks & Performance Plastics, regarding certain aspects of the proposed transaction, including relating to the JV Entity. During these discussions, Mr. Rupp informed Messrs. Fitterling, Doktycz and Ames that Olin wished to negotiate the terms of the ancillary agreements, including the proposed 20 year term of the draft ground leases and the length of transition services to be provided by TDCC. The representatives at TDCC indicated that TDCC would be willing to discuss certain terms of the ancillary agreements after reviewing Olin’s final bid. Mr. Rupp also informed TDCC that Olin desired to secure a source of long-term ethylene supply for DCP, and the representatives of TDCC indicated that TDCC was willing to consider supplying ethylene to DCP under a long-term supply agreement.

On February 25 and February 26, 2015, representatives of TDCC conducted site visits of Olin’s facilities in McIntosh, Alabama and Oxford, Mississippi.

On February 27, 2015, members of management of Olin and representatives of JPMorgan met with representatives of TDCC, Barclays and Goldman Sachs in Midland, Michigan to discuss a number of topics relating to the proposed transaction, including outstanding diligence matters, certain issues relating to the proposed terms of the ancillary agreements and questions raised by Olin relating to the JV Entity. During this meeting, TDCC’s representatives provided an estimate of 2014 EBITDA for DCP. The representatives of TDCC also indicated that it would increase the number of employees that would transfer with DCP, by including in the transaction certain employees that were previously contemplated to remain employed by TDCC and provide services to DCP under agreements with TDCC. This change had the effect of reducing the net service fee charges that Olin would have to bear after closing of the transaction. TDCC’s representatives indicated that this proposal and certain other proposed changes to the terms of the separation would have the effect of further increasing the projected EBITDA of DCP. In addition, in response to Olin’s request for long-term ethylene supply for DCP, TDCC proposed to make available to Olin a supply of cost-based ethylene for a fee, which increased the overall attractiveness of the potential transaction from Olin’s perspective.

On February 28, 2015, TDCC made available to bidders participating in the auction process, including Olin and their advisors initial drafts of the tax matters agreement and the employee matters agreement.

On March 2, 2015, representatives of Cravath and Shearman had a call to discuss certain preliminary issues concerning the draft separation agreement and merger agreement. During these discussions, representatives of Cravath informed representatives from Shearman that Olin had concerns about the deal protection provisions in the draft merger agreement, particularly TDCC’s proposal that Olin agree to a termination fee of five percent of the aggregate transaction value. Representatives from Shearman indicated that TDCC would be interested in maximizing closing certainty, and would evaluate bids based on a variety of factors, including the value offered to TDCC and TDCC’s shareholders and the certainty of consummating a transaction. In particular, Shearman indicated that TDCC would prefer that Olin agree to take all steps necessary to avoid or eliminate impediments to the proposed transaction under any antitrust, competition or trade regulation law that may be asserted by any governmental authority or any other party so as to provide TDCC with greater closing certainty. Shearman conducted similar calls with legal advisors to other bidders.

On March 3, 2015, at the direction of TDCC, representatives of Barclays and Goldman Sachs emailed representatives of JPMorgan to provide an update on the recent financial performance of DCP and to confirm that TDCC was willing to agree to the improvements and clarifications of the terms of the proposed transaction as discussed during the parties’ February 27 meeting.

Later, on March 3, 2015, the Olin Board held a telephonic meeting during which members of Olin management, including Mr. Rupp, provided the Olin Board with an update on recent developments in connection with the proposed transaction, including a report on recent discussions between representatives of Olin and TDCC and the status of Olin’s ongoing due diligence. During the meeting, representatives of Cravath reviewed with the Olin Board key terms of the draft transaction agreements and the proposed responses thereto and the Olin Board asked a number of questions and engaged in a discussion with management and Olin’s advisors regarding certain terms of the agreements and the proposed responses thereto, including the covenants to obtain regulatory approvals, the termination fee and the treatment of severance liabilities. Representatives of JPMorgan provided the Olin Board with an update on the financing arrangements relating to the proposed transaction. The Olin Board authorized Olin management and Olin’s advisors to submit markups of the transaction documents and to seek to conclude a transaction with TDCC.

On March 4, 2015, Cravath sent to Shearman revised drafts of the separation agreement and merger agreement on behalf of Olin. On March 5, 2015, Cravath sent to Shearman revised drafts of the tax matters agreement and employee matters agreement on behalf of Olin.

On March 10, 2015, the Olin Board held an in-person meeting to discuss the status of the proposed transaction. Members of Olin management and representatives of JPMorgan reviewed the significant changes that TDCC had made with respect to the value of the proposed transaction, including with respect to service charges and ethylene supply. Representatives of Cravath reviewed the changes to the terms of the draft transaction agreements and ancillary agreements since the prior meeting of the Olin Board. During the meeting, representatives of JPMorgan and Cravath also reviewed with the Olin Board the terms of the debt commitment papers relating to the debt financing for the proposed transaction. The Olin Board engaged in a discussion of the value of DCP and the relative values of the various components of Olin’s offer, especially in light of the latest changes proposed by TDCC and their positive impact on EBITDA. Following discussion with Olin’s outside advisors and members of management, the Olin Board authorized Olin management to submit a revised proposal to TDCC for the acquisition of DCP.

On March 11, 2015, TDCC received final offers for the acquisition of DCP from bidders participating in the auction process, including Olin. Olin submitted to TDCC’s advisors a revised non-binding proposal for a combination of Olin and DCP via a Reverse Morris Trust transaction structure. Olin’s proposal valued DCP at $5.4 billion on an enterprise value basis, comprised of the following:

•	$2.337 billion of Olin common stock (based on Olin’s closing stock price on March 10, 2015) issued to TDCC shareholders, which may be distributed at TDCC’s option to TDCC’s shareholders via a spin-off or a split-off;

•	assumption of 50 percent of the JV Entity’s debt (then projected to be approximately $264 million at December 31, 2015); and

•	an additional aggregate amount of $2.799 billion to TDCC, which included:

–	$2.030 billion in the form of a special cash dividend and debt retirement;

–	an additional $369 million in up-front payments for a producer economics arrangement for ethylene supply; and

–	assumption of $400 million of TDCC’s net U.S. pension liability.

Based on Olin’s market capitalization of approximately $2.291 billion as of March 10, 2015, Olin’s proposal contemplated that the pro forma equity ownership of the combined company for TDCC shareholders would be just over 50 percent. Olin’s proposal provided that the proposal valued 100 percent of the JV Entity at $400 million on an equity value basis (net of the debt projected to be outstanding at December 31, 2015), and valued 50 percent of the JV Entity at $200 million on an equity value basis (net of 50 percent of the debt projected to be outstanding at December 31, 2015). Olin’s proposal also provided, among other things, that Olin would expand its board of directors to add representatives designated by TDCC. Olin’s proposal included a description of the financing arrangements for the cash component of the consideration offered by Olin and was accompanied by copies of debt commitment papers signed by the applicable financing sources. The Olin Board considered many factors in evaluating its decision to authorize management to submit the revised proposal to TDCC, including the status of Olin’s ongoing due diligence, the increase in management’s estimate of annualized cost synergies achievable after the closing of the transaction from approximately $150 million to approximately $200 million, TDCC’s decision to increase the number of employees that would transfer with DCP, which reduced the net service fee charges that Olin would have to bear after closing, and TDCC’s proposal to make available to Olin a supply of ethylene at integrated producer economics.

Also on March 11, 2015, TDCC’s management and TDCC’s legal and financial advisors reviewed the results of TDCC’s reverse due diligence review with respect to bidders contemplating a Reverse Morris Trust transaction structure, including Olin.

On March 12, 2015, at the direction of TDCC, representatives of Barclays and Goldman Sachs called representatives of JPMorgan to seek clarity on certain terms of Olin’s March 11 proposal. JPMorgan responded to Barclays and Goldman Sachs by phone call and email on March 13, 2015.

On March 14, 2015, Mr. Doktycz had a telephonic discussion with Mr. Rupp to provide TDCC’s initial feedback on Olin’s March 11 proposal. Mr. Doktycz informed Mr. Rupp that TDCC desired to move forward with discussions with Olin regarding a potential transaction but also indicated that TDCC was also considering other alternatives. Mr. Doktycz proposed that representatives of Olin and TDCC meet in person in New York to discuss the transaction documents and ancillary agreements and certain other terms of Olin’s proposal.

From March 17, 2015 to March 20, 2015, representatives of Olin and TDCC and their respective financial and legal advisors met in person at Cravath’s offices in New York to negotiate the terms of the draft merger agreement, separation agreement and other transaction documents and certain terms of the draft ancillary agreements, including the terms of the ethylene supply arrangements. During these discussions, Olin and TDCC discussed the closing certainty provisions of the Merger Agreement, including the amount of any termination fee payable by Olin if the Merger Agreement was terminated following a Change in Recommendation (as described in the section of this document entitled “Merger Agreement—Board Recommendation”) and the amount of any expense reimbursement payable by Olin if the Merger Agreement was terminated because Olin’s shareholders fail to approve the Share Issuance and the Charter Amendment at the meeting of Olin’s shareholders. Olin also requested that the term of ground leases be extended to 99 years as opposed to the 20 year term initially proposed by TDCC.

From March 17, 2015 until execution of the Merger Agreement on March 26, 2015, representatives of Shearman and Cravath exchanged various drafts of the transaction agreements and the financing commitments being obtained by Olin from JPMorgan and Wells Fargo Bank, N.A. (“Wells Fargo”) and certain of their affiliates. TDCC requested that Olin obtain a bridge commitment from its lenders in respect of the securities expected to be issued by Splitco to TDCC in connection with the debt exchange. The parties also negotiated the exchange ratio included in the Merger Agreement. The exchange ratio was derived from Olin’s proposal that TDCC shareholders would own 50.5% of the combined company after the closing of the transaction, and based on the total enterprise value of DCP included in Olin’s final proposal dated March 11, 2015 and Olin’s closing stock price on March 10, 2015, the last day prior to the submission of Olin’s final proposal. During this time period, representatives of Shearman and Cravath also exchanged versions of supplements or amendments to the draft ancillary agreements previously made available by TDCC.

On March 19, 2015, the Olin Board held a telephonic meeting to discuss recent developments in connection with the potential transaction, during which Mr. Rupp and representatives of Cravath and JPMorgan summarized the recent negotiations with TDCC. Mr. Rupp noted that, subject to resolution of an outstanding issue relating to Olin’s debt financing arrangements, he believed that the TDCC deal team planned to recommend to the TDCC executive committee and to the TDCC Board that TDCC accept Olin’s proposal on substantially the terms proposed in Olin’s March 11, 2015 proposal letter, provided that Olin would agree to (i) the assumption of up to $400 million of TDCC’s U.S. pension liability as set forth in Olin’s proposal or the payment to TDCC in cash of 50 percent of such amount not assumed, (ii) increase the upfront reservation fee for ethylene capacity and (iii) the assumption of certain of TDCC’s foreign pension liabilities. Representatives of Cravath and JPMorgan described that TDCC had also requested that Olin obtain a bridge commitment from its lenders in respect of the amount of securities expected to be issued by Splitco to TDCC in connection with the debt exchange, in order to minimize TDCC’s exposure to market risk on being able to exchange the Splitco securities for existing debt obligations of TDCC. Representatives of JPMorgan indicated that JPMorgan and Wells Fargo were prepared to provide such a commitment, and Olin management described the terms of such commitment. After discussion, with questions of the Olin Board being answered by Olin management and advisors, the Olin Board directed Olin management to proceed with the financing proposal and the other terms of the transaction as outlined in the meeting.

Following the meeting of the Olin Board on March 19, 2015, Mr. Rupp met with Mr. Doktycz and reported that Olin was willing to obtain a bridge commitment from its lenders in respect of the securities expected to be issued by Splitco to TDCC in connection with the debt exchange.

On March 19, 2015, TDCC’s executive committee met with representatives of TDCC’s management and TDCC’s legal and financial advisors to discuss the status of negotiations with Olin and the proposed terms and conditions of the potential transaction with Olin.

Following the meeting of TDCC’s executive committee on March 19, 2015, Mr. Doktycz met with Mr. Rupp and indicated that TDCC was prepared to move forward with a transaction with Olin, subject to finalizing the terms of the transaction documents and obtaining approvals from the TDCC Board and the Olin Board.

On March 20, 2015, Messrs. Rupp, Fischer, Pain and McIntosh met with Messrs. Fitterling, Doktycz and Ames and Duncan Stuart, TDCC’s Deputy General Counsel, at Barclays’ offices in New York to discuss certain matters relating to the transaction and the contemplated timetable to finalize open matters.

Between March 20, 2015 and March 26, 2015, representatives of Olin and TDCC and their respective advisors finalized the terms of the draft transaction agreements and ancillary agreements and the related financing commitments. During this time period, Olin and TDCC also finalized their due diligence reviews of DCP and Olin’s business, respectively.

On the morning of March 26, 2015, Olin received revised debt commitment documents to provide financing for the proposed transaction, executed by JPMorgan, Wells Fargo and certain of their affiliates.

On March 26, 2015, the Olin Board held a telephonic meeting to review the final structure and terms of the proposed transaction, including the related financing arrangements, and to discuss developments that had occurred since the Olin Board’s previous meeting. Members of Olin management reviewed with the Olin Board, among other things, the components of the consideration to be delivered to TDCC and its shareholders, the calculation of the exchange ratio that determined the amount of Olin common stock to be issued in the transaction, the working capital adjustment and the terms of the ethylene supply arrangements to be entered into in connection with the transaction. During the meeting, representatives of Cravath reviewed the fiduciary duties of the Olin Board in relation to the proposed transaction and reviewed the final versions of the transaction agreements and the impact of the proposed transaction on Olin, and representatives of JPMorgan provided an update on the financial analyses of the proposed transaction to Olin. Representatives of JPMorgan then delivered an oral opinion, which was subsequently confirmed in writing, that as of March 26, 2015, and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the exchange ratio specified in the Merger Agreement was fair, from a financial point of view, to Olin. Following discussion with Olin management and Olin’s legal and financial advisors, the Olin Board unanimously determined that the Transactions, including the Merger, the Share Issuance and the Charter Amendment, were advisable and in the best interests of Olin and its shareholders, approved the Merger Agreement and the other transaction agreements and the Transactions, approved, authorized and adopted the Charter Amendment and recommended that Olin shareholders approve the Charter Amendment and the Share Issuance and approved certain other matters in connection with the Transactions.

On March 26, 2015, the TDCC Board held a meeting to review the final structure and terms of the proposed transaction. Charles J. Kalil, TDCC’s General Counsel and Executive Vice President, reviewed the fiduciary duties of the TDCC Board in relation to the proposed transaction. Members of TDCC management and TDCC’s legal and financial advisors reviewed with the TDCC Board, among other things, the auction process conducted by TDCC with respect to DCP and alternatives considered by TDCC, the final terms of the transaction agreements with Olin (including the consideration to be received by TDCC and its shareholders and the calculation of the exchange ratio specified in the Merger Agreement), the timeline for the closing of the Transactions, certain risk factors and corresponding mitigation factors associated with the Transactions, and the financial impact on TDCC and the key benefits to TDCC and its shareholders of the Transactions. Following discussion with TDCC management and TDCC’s legal and financial advisors, the TDCC Board unanimously determined that the Transactions, including the Merger, were advisable and in the best interests of TDCC and its shareholders, approved the Transactions and authorized TDCC’s entry into the Merger Agreement, the Separation Agreement and the other transaction agreements.

Following their respective board meetings, the appropriate parties then entered into the Merger Agreement, the Separation Agreement and the other applicable transaction documents.

On the morning of March 27, 2015, before the opening of trading on the NYSE, Olin and TDCC issued a joint press release announcing the Transactions.

Olin’s Reasons for the Transactions

In reaching its decision to approve the Merger Agreement and the other transaction documents and the Transactions and recommend that Olin shareholders approve the Charter Amendment and the Share Issuance, the Olin Board considered, among other things, the strategic and financial benefits that could be achieved by combining Olin and DCP relative to the future prospects of Olin on a stand-alone basis, the relative actual results of operations and prospects of Olin and of DCP and synergies expected to be realized in the combination, as well as other alternatives that may be available to Olin, and the risks and uncertainties associated with the Transactions and with such alternatives.

In that process, the Olin Board consulted with its financial and legal advisors and considered the following factors as generally supporting its decision to approve the Merger Agreement and the other transaction documents and the Transactions and recommend that Olin shareholders approve the Charter Amendment and the Share Issuance:

•	the increased size, economies of scale, geographic presence and total capabilities of Olin after the Transactions, which are expected to enable Olin to improve its cost structure and increase profitability;

•	the nearly 200 percent increase in Olin’s chlorine capacity expected to result from the combination with DCP, from approximately 1.9 million tons to approximately 6.2 million tons, which is expected to enable Olin to access new product segments and increase sales to new third-party customers;

•	the complementary asset portfolios and strengths of Olin and DCP and the expectation that the combination with DCP would diversify Olin’s mix of product offerings, including by increasing the number of downstream applications of Olin’s chlorine;

•	the expectation that Olin would achieve approximately $200 million of estimated annual cost synergies anticipated to be realized within three years from the consummation of the Transactions as a result of anticipated cost savings in procurement and logistics, operational efficiencies and cost savings arising out of asset optimization, including through the consolidation of select operations and facilities, installation of new capacity and relocation of select manufacturing processes, and the expectation that, if Olin is able to increase sales to new third-party customers and access new product markets as a result of the Transactions, potential additional annualized synergies of up to $100 million may potentially be achievable within three years from the consummation of the Transactions;

•	the opportunity to invest in capacity rights for ethylene supply at producer economics, which would support Olin’s ability to be a sustainable, integrated chlor-vinyl producer over the long-term;

•	the ongoing operational and commercial relationship that Olin and TDCC would have after the Transactions, including the long-term supply, service and purchase agreements to be entered into at the closing of the Transactions;

•	the expectation that the cash flow from the combined businesses after the Transactions would be strong enough to allow Olin to maintain its current annual dividend;

•	the expectation that the combination with DCP would enhance Olin’s overall credit quality over time;

•	the significant increase in total equity market capitalization of Olin, which could increase the trading volume, and therefore, the liquidity, of Olin’s common stock;

•	the fact that a significant portion of the consideration payable by Olin in the Transaction consists of Olin’s common stock, enabling Olin to acquire DCP without incurring the additional indebtedness that would be required to fund an all-cash transaction;

•	the opinion of JPMorgan, dated March 26, 2015, that, based upon and subject to assumptions, limitations, qualifications and conditions set forth in such opinion, the exchange ratio was fair, from a financial point of view, to Olin, as more fully described below in “Opinion of J.P. Morgan Securities, LLC”;

•	the fact that the Olin Board following the closing of the Transactions would be composed of all of the current directors of Olin and three additional directors designated by TDCC;

•	the fact that the management team of Olin following the closing of the Transactions would continue to be led by Olin’s Chief Executive Officer, with the other members of the executive team to be selected from the combined businesses;

•	the fact that the Merger Agreement and the other transaction documents and the aggregate consideration to be paid by Olin pursuant to the Merger Agreement were the result of arms-length negotiations between representatives of Olin and TDCC; and

•	the fact that the Merger Agreement would allow the Olin Board, subject to the payment of a termination fee, to withdraw or modify its recommendation that Olin’s shareholders approve the Share Issuance and the Charter Amendment in certain circumstances.

The Olin Board also considered certain countervailing factors in its deliberations concerning the Merger and the other Transactions, including:

•	the dilution of the ownership interests of Olin’s current shareholders that would result from the issuance of Olin common stock in the Merger;

•	the challenges and difficulties, foreseen and unforeseen, relating to the separation of DCP from the other businesses of TDCC and the integration of DCP with Olin’s operations, given the size of DCP relative to Olin and its operations;

•	the possibility that the increased revenues, earnings and synergies expected to result from the Transactions would fail to materialize or may not be realized within the expected time frame;

•	the significant, one-time costs expected to be incurred in connection with the Transactions, including approximately $100 to $150 million in transaction-related costs and approximately $200 million in incremental capital during the first three years following the consummation of the Transactions that Olin management believes are necessary to realize the anticipated synergies from the Transactions;

•	the risk that the Transactions and the integration process may divert management attention and resources away from other strategic opportunities and from operational matters;

•	the substantial increase in Olin’s indebtedness that is expected to result from the Transactions and the related financing transactions;

•	the fact that, in order to preserve the tax-free treatment of the Merger and the related transactions, Olin would be required to abide by certain restrictions that could limit its ability to engage in certain future business transactions that might be advantageous;

•	the fact that, under the Tax Matters Agreement, Olin may be required to indemnify TDCC for all taxes incurred by TDCC or any subsidiary of TDCC by reason of the breach by Splitco or Olin of any of their respective representations, warranties or covenants under the Tax Matters Agreement;

•	the fact that certain provisions of the Merger Agreement may dissuade third parties from seeking to acquire Olin or otherwise increase the cost of any potential acquisition;

•	the fact that under the Merger Agreement, Olin may be required to pay TDCC a termination fee or reimburse TDCC for certain expenses under certain circumstances;

•	the risks inherent in requesting regulatory approval from multiple government agencies in multiple jurisdictions, as more fully described in the section entitled “Regulatory Approvals,” or that governmental authorities could attempt to condition their approval of the Transactions on compliance with certain burdensome conditions or that regulatory approvals may be delayed;

•	the risk that the Transactions may not be completed in a timely manner or at all and the potential adverse consequences, including substantial costs that would be incurred and potential damage to Olin’s reputation, if the Transactions are not completed; and

•	other risks of the type and nature described in the section entitled “Risk Factors.”

The foregoing discussion of the information and factors considered by the Olin Board is not exhaustive, but includes the material factors considered by the Olin Board, including factors that support the Transactions as well as those that weigh against them. In view of the wide variety of factors considered by the Olin Board in connection with its evaluation of the Transactions and the complexity of these matters, the Olin Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Rather, the Olin Board based its recommendation on the totality of the information presented to and considered by it. The Olin Board evaluated the factors described above with the assistance of Olin management and its legal and financial advisors. In considering the factors described above, individual members of the Olin Board may have given different weights to other or different factors.

This explanation of the factors considered by the Olin Board is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

After careful consideration, the Olin Board resolved that the Transactions, including the Merger, the Share Issuance and the Charter Amendment, are advisable and in the best interests of Olin and its shareholders and approved the Merger Agreement and the other transaction agreements and the Transactions.

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter, dated January 16, 2014, Olin retained JPMorgan as its financial advisor in connection with the proposed Transactions.

At the meeting of the Olin Board on March 26, 2015, JPMorgan rendered its oral opinion to the Olin Board, subsequently confirmed in writing on the same day, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to Olin. No limitations were imposed by the Olin Board upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of JPMorgan, dated March 26, 2015, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit 99.10 to this document. Olin’s shareholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the Olin Board, is directed only to the exchange ratio in the Merger and does not constitute a recommendation to any shareholder of Olin as to how such shareholder should vote with respect to the Merger or any other matter. The summary of the opinion of JPMorgan set forth in this document is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed drafts dated March 26, 2015 of the Separation Agreement and the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning DCP and Olin and the industries in which they operate;

•	compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of DCP and Olin with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Olin’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of TDCC and Olin relating to DCP and Olin’s business, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger, which are referred to in this section as “synergies”; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of TDCC and Olin with respect to certain aspects of the Merger, and the past and current business operations of DCP and Olin, the financial condition and future prospects and operations of DCP and Olin, the effects of the Merger on the financial condition and future prospects of Olin, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by TDCC and Olin or otherwise reviewed by or for JPMorgan, and JPMorgan has not independently verified (nor has JPMorgan assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. JPMorgan has not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor has JPMorgan evaluated the solvency of TDCC, DCP or Olin under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to JPMorgan or derived therefrom, including the synergies, JPMorgan has assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of Olin as to the expected future results of operations and financial condition of DCP and Olin to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts (including the synergies) or the assumptions on which they were based. JPMorgan also assumed that the Separation, the Merger and the other transactions contemplated by the Separation Agreement and the Merger Agreement will qualify as a tax-free reorganization for U.S. federal income tax purposes, and will be consummated as described in such agreements, and that the definitive Separation Agreement and Merger Agreement would not differ in any material respects from the drafts thereof furnished to JPMorgan. JPMorgan also assumed that the representations and warranties made by Olin, TDCC and Splitco in the Separation Agreement, the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis, and that any adjustments to the exchange ratio pursuant to the Merger Agreement will not be material to its analysis. JPMorgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Olin with respect to such issues. JPMorgan has further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Separation and the Merger will be obtained without any adverse effect on DCP or Olin or on the contemplated benefits of the Merger.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of the date of, such opinion. Subsequent developments may affect JPMorgan’s opinion and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, to Olin of the exchange ratio in the proposed Merger and JPMorgan has expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Olin or as to the underlying decision by Olin to engage in the Merger. Furthermore, JPMorgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the exchange ratio in the Merger or with respect to the fairness of any such compensation. JPMorgan expressed no opinion as to the price at which Olin’s common stock will trade at any future time.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

General

Based on information provided, JPMorgan performed its material analyses with respect to DCP under two scenarios:

•	DCP including 50 percent of the equity interests in the JV Entity, which is referred to in this section as “DCP (with 50 percent of JV Entity)”; and

•	DCP including 100 percent of the equity interests in the JV Entity and assuming that Olin exercises its option for additional ethylene supply under the Ethylene Agreements (as described in the section of this document entitled “Other Agreements—Other Ancillary Agreements—Supply Agreements for Raw Materials”), which is referred to in this section as “DCP (with 100 percent of JV Entity).”

JPMorgan calculated the enterprise value of DCP under each scenario.

For purposes of valuing the consideration offered by Olin for the DCP (with 50 percent of JV Entity) scenario, JPMorgan calculated the enterprise value of DCP of $5,351 million, which is referred to as the enterprise value of DCP (with 50 percent of JV Entity), as the value of the Olin common stock to be issued to TDCC shareholders of $2,337 million (based on the price per share of Olin common stock as of March 10, 2015), plus the value of the cash and debt instruments of Splitco to be received by TDCC of $2,030 million, plus the upfront payment and potential reservation fee to TDCC under the Ethylene Agreements, plus the after-tax U.S. pension liability of TDCC to be assumed by Olin, plus the approximate net present value of cash flows from DCP’s net German pension liability to be assumed by Olin, and plus $272 million representing 50 percent of the projected debt of the JV Entity to be assumed by Olin.

For purposes of valuing the consideration offered by Olin for the DCP (with 100 percent of JV Entity) scenario, JPMorgan calculated the enterprise value of DCP of $5,862 million, which is referred to as the enterprise value of DCP (with 100 percent of JV Entity), as the value of the Olin common stock to be issued to TDCC shareholders of $2,537 million (based on the price per share of Olin common stock as of March 10, 2015 and inclusive of $200 million in additional common stock Olin would issue for the remaining 50 percent of the JV Entity’s equity value), plus the value of the cash and debt instruments of Splitco to be received by TDCC of $2,030 million, plus the upfront payment and the potential reservation fees to TDCC under the Ethylene Agreements, plus the after-tax U.S. pension liability of TDCC to be assumed by Olin, plus the approximate net present value of cash flows from DCP’s net German pension liability to be assumed by Olin, and plus $543 million representing 100 percent of the projected debt of the JV Entity to be assumed by Olin.

For purposes of its analysis of Olin, JPMorgan calculated the enterprise value of Olin on a stand-alone basis, as of March 24, 2015, of $2,634 million, which is referred to as the stand-alone enterprise valuation of Olin, based on Olin’s market capitalization, as of March 24, 2015, of $2,215 million and projected net debt, as of December 31, 2014.

Analysis of the Dow Chlorine Products Business

Public Trading Multiples Analysis for the Dow Chlorine Products Business. Using publicly available information, JPMorgan compared selected financial data of DCP under each of the two alternate scenarios, i.e. DCP (with 50 percent of JV Entity) and DCP (with 100 percent of JV Entity), with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be similar in certain respects to DCP.

The companies selected by JPMorgan were as follows:

•	Axiall Corporation;

•	LyondellBasell Industries N.V.;

•	Olin; and

•	Westlake Chemical Corporation.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered comparable to those of DCP based on sector participation, financial metrics and form of operations. However, certain of these companies may have characteristics that are materially different from those of DCP. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect DCP.

For each company listed above, JPMorgan calculated and compared various financial multiples and ratios based on publicly available information as of March 24, 2015, and in all instances multiples were based on closing share prices on March 24, 2015. Among other calculations, the information JPMorgan calculated for each of the selected companies included:

•

Multiple of firm value, which is referred to in this section as “FV” (calculated as equity value plus total debt and other adjustments, including minority interests, net of cash and cash equivalents), to estimated

EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for fiscal year 2015, which is referred to in this section as “1-Year Forward EBITDA.”

•	Multiple of FV to estimated EBITDA for fiscal year 2016, which is referred to in this section as “2-Year Forward EBITDA.”

Results of the analysis were presented for the selected companies, as indicated in the following table:

Trading Multiples

	FV / 1-Year Forward EBITDA	FV / 2-Year Forward EBITDA
Low	7.2x	6.3x
High	7.7x	6.9x
Median	7.4x	6.8x

Based on the results of this analysis of selected publicly traded companies, JPMorgan selected a multiple reference range of 7.0x to 8.0x for FV to 1-Year Forward EBITDA and a range of 6.5x to 7.5x for FV to 2-Year Forward EBITDA. The multiple reference ranges for FV to 1-Year Forward EBITDA and for FV to 2-Year Forward EBITDA were applied to projected EBITDA of DCP for fiscal years 2016 and 2017, respectively, under each of the two alternate scenarios, based on an assumed transaction date of December 31, 2015 and the DCP Financial Projections (as defined in the section of this document entitled “—Certain Financial Projections”). After applying such ranges to the appropriate metrics for the DCP Base Case and the DCP Upside Case (each as defined in the section of this document entitled “—Certain Financial Projections”), the analysis indicated the following implied enterprise value ranges for DCP under each of the two alternate scenarios, rounded to the nearest $10 million:

DCP’s (with 50% of JV Entity) Implied Enterprise Value Reference Ranges

($ in millions)

	FV / 1-Year Forward EBITDA	FV / 2-Year Forward EBITDA
	DCP Base Case
High	$5,710	$5,500
Low	$4,990	$4,770

	DCP Upside Case
High	$5,890	$5,870
Low	$5,160	$5,090

DCP’s (with 100% of JV Entity) Implied Enterprise Value Reference Ranges

($ in millions)

	FV / 1-Year Forward EBITDA	FV / 2-Year Forward EBITDA
	DCP Base Case
High	$6,140	$6,060
Low	$5,370	$5,250

	DCP Upside Case
High	$6,320	$6,430
Low	$5,530	$5,570

The ranges of implied enterprise values for DCP (with 50 percent of JV Entity) were compared to the $5,351 million enterprise valuation of DCP (with 50 percent of JV Entity). The ranges of implied enterprise values for DCP (with 100 percent of JV Entity) were compared to the $5,862 million enterprise valuation of DCP (with 100 percent of JV Entity).

Selected Transaction Multiples Analysis for the Dow Chlorine Products Business. Using publicly available information, JPMorgan examined selected transactions involving businesses which JPMorgan judged to be similar in certain respects to DCP or aspects thereof based on JPMorgan’s experience and familiarity with the industry of DCP. These transactions were selected by JPMorgan as relevant in evaluating the proposed transaction:

Announcement Date	Acquiror	Target
August 2014	Mexichem S.A.B. de C.V.	VESTOLIT GmbH
May 2014	Westlake Chemical Corporation	Vinnolit Holdings GmbH
July 2012	Georgia Gulf Corporation	PPG Industries Commodity Chemicals
February 2011	Olin	SunBelt Chlor Alkali Partnership (50% interest owned by PolyOne Corporation)

Using publicly available information, JPMorgan calculated, for each selected transaction, the ratio of the target company’s transaction value, which is referred to in this section as “TV,” to the target company’s EBITDA for the twelve-month period prior to the announcement date of the applicable transaction, which is referred to in this section as “LTM EBITDA.” JPMorgan’s analysis resulted in a median TV to LTM EBITDA multiple for the selected transactions of 5.6x, a mean TV to LTM EBITDA multiple for the selected transactions of 5.7x and a range of TV to LTM EBITDA multiples of 5.0x to 6.8x for the selected transactions.

Based on the results of this analysis and other factors that JPMorgan considered appropriate, JPMorgan selected a multiple reference range of 5.0x to 7.0x for TV to LTM EBITDA for DCP. After applying such range to the appropriate metrics under each of the two alternate scenarios for both the DCP Base Case and the DCP Upside Case, the analysis indicated the following range of implied enterprise values for DCP under each of the two alternate scenarios, rounded to the nearest $10 million:

DCP’s (with 50% of JV Entity) Implied Enterprise Value Reference Ranges

($ in millions)

	TV to LTM EBITDA	TV to LTM EBITDA
	DCP Base Case	DCP Upside Case
High	$4,810	$4,970
Low	$3,440	$3,550

DCP’s (with 100% of JV Entity) Implied Enterprise Value Reference Ranges

($ in millions)

	TV to LTM EBITDA	TV to LTM EBITDA
	DCP Base Case	DCP Upside Case
High	$5,170	$5,330
Low	$3,700	$3,810

The ranges of implied enterprise values for DCP (with 50 percent of JV Entity) were compared to the $5,351 million enterprise valuation of DCP (with 50 percent of JV Entity). The ranges of implied enterprise values for DCP (with 100 percent of JV Entity) were compared to the $5,862 million enterprise valuation of DCP (with 100 percent of JV Entity).

Discounted Cash Flow Analysis for the Dow Chlorine Products Business. JPMorgan conducted a discounted cash flow analysis of the various components of DCP and aggregated these for the purpose of determining the enterprise value for DCP. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those future cash flows by calculating their present value. The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. Specifically, unlevered free cash flow represents unlevered net operating profit after tax, adjusted for depreciation, capital expenditures, changes in net working capital, and certain other cash expenses as applicable. “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

JPMorgan calculated the present value of unlevered free cash flows that DCP is expected to generate on a stand-alone basis, in each of the DCP Base Case and the DCP Upside Case, (1) during fiscal years 2016 through 2019 based upon the DCP Financial Projections and (2) during fiscal years 2020 through 2025 based upon extrapolations from the DCP Financial Projections that were reviewed and approved by Olin’s management for JPMorgan’s use in connection with its financial analyses and rendering its fairness opinion. JPMorgan calculated a range of terminal values for DCP during the final year of the ten-year fiscal period ending 2025 by applying a terminal growth rate ranging from 1.0 percent to 2.0 percent to DCP’s 2025 unlevered free cash flow. The unlevered free cash flows and the range of terminal values for DCP were then discounted to present values using a range of discount rates from 9.5 percent to 10.5 percent, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of DCP.

For purposes of calculating the present value of unlevered free cash flows that the JV Entity is expected to generate, JPMorgan calculated the terminal value for the JV Entity during the final year of the ten-year period ending 2025 by applying a terminal growth rate of zero percent as provided by Olin’s management to the JV Entity’s 2025 unlevered free cash flow. For purposes of calculating the present values of unlevered free cash flows that are expected to result from the Ethylene Agreements (including the free cash flows expected to result from potential additional ethylene supply under the Ethylene Agreements), JPMorgan calculated the terminal value for the Ethylene Agreements during the final year of the period ending 2025 by applying a terminal growth rate of zero percent to the 2025 unlevered free cash flow resulting from the Ethylene Agreements. The unlevered free cash flows and the range of terminal values for the JV Entity and the Ethylene Agreements were discounted to present values using the same range of discount rates from 9.5 percent to 10.5 percent described above.

JPMorgan conducted its discounted cash flow analysis with respect to two sets of projected synergies provided by Olin’s management. The first case (the “Base Case Synergies”) assumed that approximately $200 million of annualized cost synergies would be realized within three years from the consummation of the Transactions, and the second case (the “Upside Case Synergies”) assumed that the Base Case Synergies and additional synergies of approximately $100 million would be realized within three years from the consummation of the Transactions. JPMorgan calculated the present value of unlevered free cash flows that are expected to result from the synergies, in each of the Base Case Synergies and the Upside Case Synergies, (1) during fiscal years 2016 through 2019 based upon projected synergies as provided by Olin’s management and (2) during fiscal years 2020 through 2025 based upon extrapolations of the unlevered free cash flows expected to result from the synergies that were reviewed and approved by Olin’s management for JPMorgan’s use in connection with its financial analyses and rendering its fairness opinion. JPMorgan calculated a range of terminal values for the synergies during the final year of the ten-year fiscal period ending 2025 by applying a terminal growth rate ranging from 1.0 percent to 2.0 percent to the 2025 unlevered free cash flow expected to result from the synergies. The unlevered free cash flows and the range of terminal values expected to result from the synergies were discounted to present values using the same range of discount rates from 9.5 percent to 10.5 percent described above.

Based on the results of these analyses and other factors that JPMorgan considered appropriate, JPMorgan calculated the present value of unlevered free cash flows for the DCP Base Case and the DCP Upside Case for each of the DCP (with 50 percent of JV Entity) and DCP (with 100 percent of JV Entity) scenarios, first excluding, then including, the present value of unlevered free cash flows that are expected to result from the Base Case Synergies, in the case of the DCP Base Case, and the Upside Case Synergies, in the case of the DCP Upside Case. The analysis indicated the following range of implied enterprise values for DCP under each of the two alternate scenarios, rounded to the nearest $10 million:

DCP’s (with 50% of JV Entity) Implied Enterprise Value Reference Ranges

($ in millions)

	DCF—DCP (with 50% of JV Entity)—excluding Synergies (1)	DCF—DCP (with 50% of JV Entity)—including Synergies (2)
	DCP Base Case
High	$5,000	$6,860	(3)
Low	$4,270	$5,450

	DCP Upside Case
High	$6,300	$8,740	(3)
Low	$5,330	$6,980

(1)	Calculated as the sum of the present value of the free cash flows of (i) DCP on a stand-alone basis, (ii) the Ethylene Agreements and (iii) 50% of the JV Entity.
(2)	Calculated as the sum of the present value of the free cash flows of (i) DCP on a stand-alone basis, (ii) the Ethylene Agreements, (iii) 50% of the JV Entity and (iv) the Base Case Synergies, in the case of the DCP Base Case, and the Upside Case Synergies, in the case of the DCP Upside Case.
(3)	Includes the present value of the free cash flows of separate potential additional ethylene supply under the Ethylene Agreements.

DCP’s (with 100% of JV Entity) Implied Enterprise Value Reference Ranges

($ in millions)

	DCF—DCP (with 100% of JV Entity)—excluding Synergies (1)	DCF—DCP (with 100% of JV Entity)—including Synergies (2)
	DCP Base Case
High	$5,790	$7,650	(3)
Low	$4,970	$6,150

	DCP Upside Case
High	$7,090	$9,530	(3)
Low	$6,030	$7,680

(1)	Calculated as the sum of the present value of the free cash flows of (i) DCP on a stand-alone basis, (ii) the Ethylene Agreements, (iii) 100% of the JV Entity and (iv) potential additional ethylene supply under the Ethylene Agreements.
(2)	Calculated as the sum of the present value of the free cash flows of (i) DCP on a stand-alone basis, (ii) the Ethylene Agreements, (iii) 100% of the JV Entity, (iv) potential additional ethylene supply under the Ethylene Agreements and (v) the Base Case Synergies, in the case of the DCP Base Case, and the Upside Case Synergies, in the case of the DCP Upside Case.
(3)	Includes the present value of the free cash flows of separate potential additional ethylene supply under the Ethylene Agreements.

The ranges of implied enterprise values for DCP (with 50% of JV Entity), first excluding, then including, the present value of unlevered free cash flows that are expected to result from the synergies and from potential additional ethylene supply under the Ethylene Agreements, were compared to the $5,351 million enterprise valuation of DCP (with 50 percent of JV Entity). The ranges of implied enterprise values for DCP (with 100 percent of JV Entity), first excluding, then including, the present value of unlevered free cash flows that are expected to result from the synergies and from potential additional ethylene supply under the Ethylene Agreements, were compared to the $5,862 million enterprise valuation of DCP (with 100 percent of JV Entity).

Analysis of Olin

Public Trading Multiples Analysis for Olin. Using publicly available information, JPMorgan compared selected financial data of Olin with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to Olin or aspects thereof.

The companies selected by JPMorgan were as follows:

•	Axiall Corporation;

•	LyondellBasell Industries N.V.; and

•	Westlake Chemical Corporation.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered comparable to those of Olin based on sector participation, financial metrics and form of operations. However, certain of these companies may have characteristics that are materially different from those of Olin. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Olin.

For each company listed above, JPMorgan calculated and compared various financial multiples and ratios based on publicly available information as of March 24, 2015, and in all instances multiples were based on closing share prices on March 24, 2015. Among other calculations, the information JPMorgan calculated for each of the selected companies included:

•	Multiple of firm value, which is referred to in this section as “FV” (calculated as equity value plus total debt and other adjustments, including minority interests, net of cash and cash equivalents), to estimated EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for fiscal year 2015, which is referred to in this section as “1-Year Forward EBITDA.”

•	Multiple of FV to estimated EBITDA for fiscal year 2016, which is referred to in this section as “2-Year Forward EBITDA.”

Results of the analysis were presented for the selected companies, as indicated in the following table:

Trading Multiples

	FV / 1-Year Forward EBITDA	FV / 2-Year Forward EBITDA
Low	7.4x	6.7x
High	7.7x	6.9x
Median	7.5x	6.8x

Based on the results of this analysis of selected publicly traded companies, JPMorgan selected a multiple reference range of 7.0x to 8.0x for FV to 1-Year Forward EBITDA and a range of 6.5x to 7.5x for FV to 2-Year Forward EBITDA. The multiple reference ranges for FV to 1-Year Forward EBITDA and for FV to 2-Year Forward EBITDA were applied to projected EBITDA of Olin for fiscal years 2016 and 2017, respectively, based on an assumed transaction date of December 31, 2015 and the Olin Financial Projections (as defined in the section of this document entitled “—Certain Financial Projections”). After applying such ranges to the appropriate metrics for Olin, the analysis indicated the following implied enterprise value ranges for Olin, rounded to the nearest $10 million:

Olin’s Implied Enterprise Value Reference Ranges

(in millions)

	FV / 1-Year Forward EBITDA	FV / 2-Year Forward EBITDA
High	$3,310	$3,580
Low	$2,900	$3,110

The ranges of implied enterprise values for Olin were compared to the stand-alone enterprise valuation of Olin of $2,634 million.

Discounted Cash Flow Analysis for Olin. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the enterprise value for Olin, on a stand-alone basis. JPMorgan calculated the present value of unlevered free cash flows that Olin is expected to generate (1) during the fiscal years 2016 through 2019 based upon the Olin Financial Projections and (2) during the fiscal years 2020 through 2025 based upon extrapolations from the Olin Financial Projections that were reviewed and approved by Olin’s management for JPMorgan’s use in connection with its financial analyses and rendering its fairness opinion. JPMorgan calculated a range of terminal values for Olin during the final year of the ten-year period ending 2025 by applying a terminal growth rate ranging from 0.5 percent to 1.5 percent to Olin’s 2025 unlevered free cash flow. The unlevered free cash flows and the range of terminal values for Olin were then discounted to present values using a range of discount rates from 9.5 percent to 10.5 percent, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of Olin.

The analysis indicated the following range of implied enterprise value for Olin, rounded to the nearest $10 million:

Olin’s Implied Enterprise Value Reference Ranges

(in millions)

DCF
High	$3,140
Low	$2,680

The ranges of implied enterprise values for Olin were compared to the stand-alone enterprise valuation of Olin of $2,634 million.

Other Information

Historical Trading Range for Olin. JPMorgan reviewed the range of implied enterprise values for Olin based on the 52-week trading range of Olin common stock as of March 24, 2015, which was $1,950 million to $2,830 million, as compared to the stand-alone enterprise valuation of Olin of $2,634 million.

Analyst Price Targets for Olin. JPMorgan also reviewed the range of implied enterprise values for Olin based on certain publicly available broker price targets of Olin common stock as of March 24, 2015, which was $1,920 million to $2,740 million, as compared to the stand-alone enterprise valuation of Olin of $2,634 million.

Other Analyses

Relative Implied Exchange Ratio Analysis. Based upon the implied enterprise values for Olin and DCP calculated in the Public Trading Multiples Analysis and Discounted Cash Flow Analysis sections for DCP and Olin described above, JPMorgan calculated a range of implied exchange ratios of a share of Splitco for the DCP

(with 50% of JV Entity) scenario (after adjustments for the value of the cash and debt instruments of Splitco to be received by TDCC and the reservation fee in respect of potential additional ethylene supply under the Ethylene Agreements), to a share of Olin’s common stock, as shown in the table below. For each comparison, JPMorgan compared the highest equity value for Splitco, after adjusting for the value of the cash and debt instruments of Splitco to be received by TDCC and the reservation fee in respect of potential additional ethylene supply under the Ethylene Agreements, to the lowest equity value for Olin to derive the highest exchange ratio implied by each set of reference ranges. JPMorgan also compared the lowest equity value for Splitco, after adjusting for the value of the cash and debt instruments of Splitco to be received by TDCC and the reservation fee in respect of potential additional ethylene supply under the Ethylene Agreements, to the highest equity value for Olin to derive the lowest exchange ratio implied by each set of reference ranges. JPMorgan performed the same analysis for the DCP (with 100% of JV Entity) scenario. The implied exchange ratios resulting from JPMorgan’s analyses were:

Range of Implied Exchange Ratios—Olin and DCP (with 50% of JV Entity)

	Low	High
Public Trading Multiples Analysis
FV / 1-Year Forward EBITDA	0.5355x	0.8426x
FV / 2-Year Forward EBITDA	0.4355x	0.7212x
Discounted Cash Flow Analysis
Excluding potential additional ethylene supply under the Ethylene Agreements
Standalone (1)	0.3609x	0.6792x
With Base Case Synergies (2)	0.6980x	1.1802x
With Upside Case Synergies (3)	1.1371x	1.8200x

Including potential additional ethylene supply under the Ethylene Agreements
Standalone (1)	0.4521x	0.8138x
With Base Case Synergies (2)	0.7892x	1.3148x
With Upside Case Synergies (3)	1.2282x	1.9547x

(1)	Includes the equity value reference range implied from (i) Olin on a stand-alone basis, (ii) the DCP Base Case of DCP on a stand-alone basis, (iii) the Ethylene Agreements and (iv) 50% of the JV Entity.
(2)	Includes the equity value reference range implied from (i) Olin on a stand-alone basis, (ii) the DCP Base Case of DCP on a stand-alone basis, (iii) the Ethylene Agreements, (iv) 50% of the JV Entity and (v) the Base Case Synergies.
(3)	Includes the equity value reference range implied from (i) Olin on a stand-alone basis, (ii) the DCP Upside Case of DCP on a stand-alone basis, (iii) the Ethylene Agreements, (iv) 50% of the JV Entity and (v) the Upside Case Synergies.

Range of Implied Exchange Ratios—Olin and DCP (with 100% of JV Entity) (1)

	Low	High
Public Trading Multiples Analysis
FV / 1-Year Forward EBITDA	0.5526x	0.8791x
FV / 2-Year Forward EBITDA	0.4784x	0.7928x
Discounted Cash Flow Analysis
Excluding potential additional ethylene supply under the Ethylene Agreements
Standalone (2)	0.4716x	0.8426x
With Base Case Synergies (3)	0.8087x	1.3436x
With Upside Case Synergies (4)	1.2477x	1.9835x
Including potential additional ethylene supply under the Ethylene Agreements
Standalone (2)	0.5628x	0.9773x
With Base Case Synergies (3)	0.8999x	1.4782x
With Upside Case Synergies (4)	1.3389x	2.1181x

(1)	After an adjustment for the reservation fee in respect of potential additional ethylene supply under the Ethylene Agreements (in addition to adjustments for the value of the cash and debt instruments of Splitco to be received by TDCC and a separate reservation fee in respect of potential additional ethylene supply under the Ethylene Agreements).

(2)	Includes the equity value reference range implied from (i) Olin on a stand-alone basis, (ii) the DCP Base Case of DCP on a stand-alone basis, (iii) the Ethylene Agreements, (iv) 100% of the JV Entity and (v) potential additional ethylene supply under the Ethylene Agreements.
(3)	Includes the equity value reference range implied from (i) Olin on a stand-alone basis, (ii) the DCP Base Case of DCP on a stand-alone basis, (iii) the Ethylene Agreements, (iv) 100% of the JV Entity, (v) potential additional ethylene supply under the Ethylene Agreements and (vi) the Base Case Synergies.
(4)	Includes the equity value reference range implied from (i) Olin on a stand-alone basis, (ii) the DCP Upside Case of DCP on a stand-alone basis, (iii) the Ethylene Agreements, (iv) 100% of the JV Entity, (v) potential additional ethylene supply under the Ethylene Agreements and (vi) the Upside Case Synergies.

The implied exchange ratios for the DCP (with 50% of JV Entity) scenario were compared to the proposed exchange ratio of a share of Olin’s common stock for a share of Splitco’s common stock in the Merger of 0.80586207x (assuming 100 million shares of Splitco common stock will be outstanding immediately prior to consummation of the Merger). The implied exchange ratios for the DCP (with 100 percent of JV Entity) scenario were compared to the proposed exchange ratio of a share of Olin’s common stock for a share of Splitco’s common stock in the Merger of 0.87482759x (assuming 100 million shares of Splitco common stock will be outstanding immediately prior to consummation of the Merger).

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Olin, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of Olin. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Olin and the transactions compared to the Merger.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected as financial advisor to Olin with respect to the proposed Merger on the basis of such experience and its familiarity with Olin.

For services rendered in connection with the Merger, Olin has agreed to pay JPMorgan customary compensation in respect thereof, $2.4 million of which was payable upon the delivery by JPMorgan of its opinion, and $9.6 million of which is due upon the consummation of the Merger. In the event that the Merger is not consummated and Olin receives any payment pursuant to the termination, abandonment or failure to occur of the proposed Merger, Olin will pay JPMorgan a fee equal to 25% of any such payment (less any of the above fees already paid by Olin), but in no event will the payment to JPMorgan exceed a specified percentage of the fee that would have been paid if the transaction had been consummated. In addition, Olin has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of delivery of its opinion, neither JPMorgan nor any of its affiliates have had any other material financial advisory or other material commercial or investment banking relationships with Olin or TDCC. However, JPMorgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of TDCC, for which it receives customary compensation or other financial benefits. JPMorgan anticipates that it and its affiliates will arrange and/or provide financing to Olin in connection with the Merger for customary compensation. In addition, James Bell serves as a member of the Board of Directors of JPMorgan’s parent company, JPMorgan Chase & Co., and also as a member of the TDCC Board. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Olin or TDCC for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Certain Financial Projections

Olin was provided with certain non-public financial projections prepared by management of TDCC with respect to DCP for the years ending December 31, 2015, 2016, 2017, 2018 and 2019 (the “TDCC Provided Financial Projections”). Subsequently, Olin’s management prepared adjusted DCP projections for the same years (the “DCP Financial Projections”) based on its judgment and experience in the industry and to reflect changes in the terms of the separation of DCP that were negotiated after the financial projections were delivered by management of TDCC but prior to the execution of the Merger Agreement. The Olin Board was provided with the DCP Financial Projections and certain non-public financial projections prepared by management of Olin with respect to Olin’s business, as a stand-alone company, for the years ending December 31, 2016, 2017, 2018 and 2019 (the “Olin Financial Projections” and collectively with the TDCC Provided Financial Projections and the DCP Financial Projections, the “Financial Projections”).

The DCP Financial Projections and the Olin Financial Projections are being included in this document solely to give shareholders access to information that was made available to the Olin Board in connection with its consideration of the Transactions, and are not being included in this document in order to influence any shareholder to make any investment decision with respect to the Transactions or for any other purpose. The TDCC Provided Financial Projections are being included in this document solely because Olin’s management used certain historical data and non-public financial projections included in the TDCC Provided Financial Projections in connection with its preparation of the DCP Financial Projections.

The Financial Projections were not prepared with a view towards public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the independent auditor of Olin or the independent auditor of TDCC, DCP or Splitco, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Financial Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for and disclaim any association with, the Financial Projections. In addition, the Financial Projections were not prepared by Olin’s financial advisors or TDCC’s financial advisors, and the financial advisors assume no responsibility for their content. Furthermore, the Financial Projections:

•	were based upon numerous estimates or expectations, beliefs, opinions and assumptions with respect to DCP and Olin’s business, respectively, including their respective results of operations and financial conditions, customer requirements and competition, and with respect to general business, economic, market, regulatory and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Olin’s or TDCC’s control and may not prove to be accurate;

•	do not take into account any transactions, circumstances or events occurring after the date they were prepared, including the Transactions contemplated by the Merger Agreement and the Separation Agreement and the effect of any failure of the Merger or the other Transactions to occur;

•	are not necessarily indicative of current market conditions or values or future performance, which may be significantly more favorable or less favorable than as set forth in these projections; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the financial projections will be achieved.

Olin’s management believes that the assumptions used as a basis for the DCP Financial Projections and the Olin Financial Projections, and TDCC’s management believes that the assumptions used as a basis for the TDCC Provided Financial Projections, were reasonable at the times they were made, given the information available to TDCC’s management and Olin’s management at the time. However, the Financial Projections are not a guarantee of future performance. Notably, the TDCC Provided Financial Projections and the DCP Financial Projections each assume that the assets transferred to DCP would include only 50 percent of the equity interests in the JV Entity. After the Financial Projections were prepared, TDCC received notice from the JV Partner that the JV Partner has exercised its right to transfer all of its equity interests in the JV Entity to TDCC or TDCC’s designee. As a result, after the consummation of the Transactions, DCP will include 100 percent of the equity interests in the JV Entity. The future financial results of DCP and Olin’s business, respectively, may materially differ from those expressed in the Financial Projections due to factors that are beyond Olin’s or TDCC’s ability to control or predict.

Although the Financial Projections are presented with numerical specificity, they are forward-looking statements that involve inherent risks and uncertainties. Further, the Financial Projections cover multiple years and such information by its nature becomes less reliable with each successive quarter and year. Shareholders are urged to read the section of this document entitled “Cautionary Statement on Forward-Looking Statements” for additional information regarding the risks inherent in forward-looking information such as the Financial Projections. Shareholders should also review the factors described under “Risk Factors” and those incorporated herein by reference from Item 1A of Olin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

None of Olin, TDCC or Splitco or any of their respective affiliates or representatives intend to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Financial Projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error or any of the Financial Projections are shown to be inaccurate.

Certain of the financial information contained in the Financial Projections, including EBITDA, may be considered non-GAAP financial measures. Olin’s management provided this information to the Olin Board because Olin management believed it could be useful in evaluating DCP, in the case of the DCP Financial Projections, and Olin’s business, in the case of the Olin Financial Projections. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Olin or TDCC may not be comparable to similarly titled amounts used by other companies.

For the foregoing reasons, the inclusion of projections in this document should not be regarded as an indication that Olin, TDCC, Splitco or their respective affiliates or representatives considered or consider the Financial Projections to be a prediction of actual future events, and the projections should not be relied upon as such. The TDCC Financial Projections and the DCP Financial Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding DCP contained elsewhere in this document, and the Olin Financial Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding Olin’s business contained elsewhere in this document.

The TDCC Provided Financial Projections

The TDCC Financial Projections assume that DCP includes 50 percent of the equity interests in the JV Entity.

The following is a summary of the TDCC Provided Financial Projections:

	Fiscal Year ending December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
Sales	$4,687	$4,863	$4,647	$4,819	$5,034
EBITDA	$679	$775	$834	$925	$1,032
Capital expenditures	$64	$126	$165	$174	$450

The DCP Financial Projections

Olin was provided with non-public financial projections prepared by management of TDCC with respect to DCP. Subsequently, Olin’s management made certain adjustments to these projections based on its judgment and experience in the industry and to reflect changes in the terms of the separation of DCP that were negotiated after the financial projections were delivered by management of TDCC but prior to the execution of the Merger Agreement.

The DCP Financial Projections include two sets of projections that were provided to the Olin Board in connection with its consideration of the potential combination of Olin and DCP, each of which reflect adjustments that Olin’s management made to the non-public financial projections provided to Olin by TDCC. The difference between the first case (the “DCP Base Case”) and the second case (the “DCP Upside Case”) primarily relates to a more positive outlook for the performance of the epoxy segment of DCP.

The DCP Base Case and the DCP Upside Case each assume that DCP includes 50 percent of the equity interests in the JV Entity.

The following is a summary of the DCP Financial Projections:

	Fiscal Year ending December 31,
	2015E	2016E	2017E	2018E	2019E
	(in millions)
DCP Base Case
Sales	$4,687	$4,863	$4,647	$4,819	$5,034
EBITDA	$688	$713	$733	$783	$843
Capital expenditures	$154	$155	$197	$203	$179

DCP Upside Case
Sales	$4,687	$4,863	$4,647	$4,819	$5,034
EBITDA	$710	$736	$782	$843	$957
Capital expenditures	$154	$155	$197	$203	$179

The Olin Financial Projections

Olin’s management prepared non-public financial projections with respect to Olin’s business as a stand-alone company. These projections do not give pro forma effect to the combination of Olin and DCP.

The following is a summary of the Olin Financial Projections:

	Fiscal Year ending December 31,
	2016E	2017E	2018E	2019E
	(in millions)
Net sales	$2,538	$2,704	$2,879	$2,967
EBITDA	$414	$478	$570	$570
Capital expenditures	$143	$109	$107	$90

TDCC’s Reasons for the Transactions

As discussed in the section of this document entitled “—Background of the Transactions,” from time to time the TDCC Board and TDCC’s senior management have reviewed TDCC’s portfolio of businesses and considered possible strategic opportunities. As a result of that process, on December 2, 2013, TDCC announced that it had retained financial advisors to explore separation alternatives for DCP, including potential ownership structures and partnerships such as joint ventures, spin-offs and divestitures. After conducting an auction process that included a number of participants, TDCC decided that the transaction with Olin would be highly accretive to TDCC and its shareholders and would be complementary to the strategic objectives of TDCC.

In addition, in reaching its decision to approve the Merger Agreement and the Transactions, the TDCC Board consulted with TDCC’s senior management as well as TDCC’s legal and financial advisors and considered a wide variety of factors, including the significant factors listed below, as generally supporting its decision:

•	the Transactions resulted from a competitive auction process that was conducted by TDCC and its advisors over a period of several months and involved the participation of several interested parties;

•	the belief that the Transactions provide the most attractive value with respect to DCP;

•	the expectation that the Separation, Contribution, Distribution and Merger generally would result in a tax-efficient disposition of DCP for TDCC and TDCC’s shareholders, while a sale of DCP for cash would result in a taxable disposition for TDCC;

•	if TDCC were to decide to effect the Distribution by way of a split-off transaction, where TDCC shareholders exchange shares of TDCC common stock for shares of Splitco common stock, it presents TDCC with the ability to reduce the number of outstanding shares of TDCC common stock;

•	the expectation that TDCC’s future earnings per share would increase, and TDCC’s net debt would decrease, as a result of the Transactions;

•	since a portion of the merger consideration is payable in the form of Olin common stock, TDCC shareholders would have the opportunity to participate in the combined Olin and Dow Chlorine Products Business after the consummation of the Transactions (including an expected increase in the EBITDA of DCP when combined with Olin and benefits for the combined Olin and Dow Chlorine Products Business resulting from the long-term ethylene and other supply arrangements);

•	the synergies associated with a combination of Olin and DCP that are expected to be both significant and achievable, given that key leadership personnel and expertise of DCP will be transferring to Olin;

•	the ability of each of TDCC’s and DCP’s management to concentrate on the expansion and growth of their respective businesses following the Separation, allowing each group of management to pursue the development of business strategies most appropriate to their respective operations;

•	the results of TDCC’s senior management due diligence review of Olin’s business including an analysis of the synergy potential of the combined Olin and DCP; and

•	the review by the TDCC Board with TDCC’s management and legal and financial advisors of the terms and conditions and structure of the Merger Agreement, the Separation Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the other agreements relating to the Transactions, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of the consummation of the Transactions and the board’s evaluation of the likely time period necessary to close the Transactions.

In the course of its deliberations, the TDCC Board also considered a variety of risks and other potentially negative factors, including the following:

•	while the Transactions are expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Transactions will be satisfied or waived, and as a result, it is possible that the Transactions might not be completed;

•	risks relating to the separation of DCP from TDCC and the operation of DCP as a stand-alone business, separate from TDCC’s other businesses;

•	risks relating to integrating DCP with Olin’s current operations and the potential effects on the value of the Olin common stock to be received in the Merger as noted above;

•	that TDCC, prior to the completion of the Transactions, is required to conduct DCP in the ordinary course, subject to specific limitations and exceptions, which could delay or prevent TDCC from undertaking business opportunities that may arise prior to the completion of the Transactions; and

•	risks of the type and nature described under the section of this document entitled “Risk Factors.”

The TDCC Board considered all of these factors as a whole and, on balance, concluded that they supported a favorable determination to approve the Merger Agreement, the Separation Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the other agreements relating to the Transactions, as well as the Transactions. The foregoing discussion of the information and factors considered by the TDCC Board is not exhaustive. In view of the wide variety of factors considered by the board in connection with its evaluation of the Transactions and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The TDCC Board evaluated the factors described above, among others, and reached a consensus to approve the Merger Agreement, the Separation Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the other agreements relating to the Transactions, as well as the Transactions. In considering the factors described above and any other factors, individual members of the board may have viewed factors differently or given different weight or merit to different factors.

This explanation of the factors considered by the TDCC Board is in part forward-looking in nature and, therefore, should be read in light of the factors discussed in the sections of this document entitled “Cautionary Statement on Forward-Looking Statements” and “Risk Factors.”

Olin’s Shareholders’ Meeting

Under the terms of the Merger Agreement, Olin has agreed to call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the Share Issuance and the Charter Amendment. The Olin Board has called a special meeting to be held on                     , 2015, for shareholders of record on                     , 2015. The definitive proxy statement was mailed to Olin shareholders on or about                     , 2015.

As of April 30, 2015, Olin’s directors and executive officers held 5.4 percent of the shares entitled to vote at Olin’s special meeting of shareholders. As of May 4, 2015, no affiliates of Olin’s directors and executive officers held shares entitled to vote at Olin’s special meeting of shareholders. As of April 30, 2015, Splitco’s directors, executive officers and their affiliates did not hold shares entitled to vote at Olin’s special meeting of shareholders. Splitco’s shareholders are not required to vote on any of the special meeting proposals, and Splitco will not hold a special meeting of shareholders in connection with the Transactions.

Interests of TDCC’s and Splitco’s Directors and Executive Officers in the Transactions

As of February 16, 2015 TDCC’s and Splitco’s directors and executive officers owned less than one percent of the outstanding shares of TDCC’s common stock. All of Splitco’s outstanding common stock is owned directly by TDCC. None of TDCC’s or Splitco’s executive officers will receive any severance or other compensation as a result of the Transactions. The directors and officers of TDCC and Splitco will receive no extra or special benefit that is not shared on a pro rata basis by all other holders of TDCC common stock in connection with the Transactions. As with all holders of shares of TDCC common stock, if a director or officer of TDCC or Splitco owns shares of TDCC common stock, directly or indirectly, such person may participate in the exchange offer on the same terms as other holders of shares of TDCC common stock.

Interests of Olin’s Directors and Executive Officers in the Transactions

Details of the beneficial ownership of Olin’s directors and executive officers of Olin’s common stock are set out in the section titled “Ownership of Olin Common Stock.” In considering the recommendations of the Olin Board that Olin’s shareholders vote to approve the Share Issuance and the Charter Amendment, you should be aware that certain of Olin’s directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Olin’s shareholders generally, as more fully described below. The members of the Olin Board were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to Olin’s shareholders that they vote to approve the Share Issuance and the Charter Amendment. These interests are described in further detail below, and are quantified in the narratives and tables below.

The interests of Olin’s non-employee directors generally include the right to receive, upon the effective time of the Merger, accelerated payment of amounts related to previously earned cash and stock retainers deferred under the Directors Plan, payable as a lump-sum cash amount.

The interests of Olin’s executive officers generally include the rights to receive:

•	upon the effective time of the Merger, accelerated payment of benefits under each of the Supplemental Pension Plans, in each case, payable as a lump-sum cash amount that is sufficient to purchase an annuity that will provide the executive officer with the same after tax benefit he or she would have received under the applicable Supplemental Pension Plan;

•	upon the effective time of the Merger, accelerated payment of the executive officer’s account balance under the Supplemental CEOP, payable as a lump-sum cash amount; and

•	in the event of a qualifying termination of employment, certain contractual severance payments and benefits.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	the effective time of the Merger is on December 31, 2015, which is the assumed date of the consummation of the Merger solely for purposes of this transaction-related compensation disclosure;

•	the relevant price per share of Olin common stock is $31.78, the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the Transactions;

•	each executive officer is terminated by Olin without “cause” (as such term is defined in the relevant plans and agreements) or, if there is no definition of cause, otherwise experiences an involuntary termination of employment qualifying such executive officer for payments and benefits under the relevant plans and agreements (collectively, referred to as a “qualifying termination”), in each case, on the date of the consummation of the Merger;

•	quantification of amounts under each of the Deferred Compensation Plans is calculated based on each director or executive officer’s accrued benefits or account balance, as applicable, under the applicable Deferred Compensation Plan as of June 17, 2015, the latest practicable date before the filing of this document; and

•	the amounts set forth in the tables below regarding executive officer compensation are based on compensation levels as of June 17, 2015.

Recent Changes in Agreements and Plans

On January 24, 2014, the Olin Board authorized Olin to enter into new executive change in control agreements with Olin’s executive officers other than Mr. Abel and Ms. Sumner (collectively, the “CIC

Agreements”) to replace the executive change in control agreements previously entered into by Olin and these executive officers, which, in most cases, expired on January 26, 2014. The CIC Agreements are substantially similar to the prior agreements, with material differences being that the CIC Agreements: (i) condition the executive officer’s receipt of severance and other termination benefits on the delivery by the executive officer of a release of claims, (ii) contain restrictive covenants, (iii) eliminate the income tax gross-up for golden parachute excise taxes incurred by the executive officer, substituting a “best net after-tax” payment approach that would reduce payments and benefits that would otherwise be provided to the executive officer in connection with a change in control if the reduction would result in the executive officer receiving greater amounts of payments and benefits on a net after-tax basis and (iv) address the treatment of equity awards held by the executive officer upon termination of employment in connection with a change in control. In addition, the Olin Board determined that it would be in the best interests of Olin and its shareholders to modify the prior agreements’ definition of “change in control” to preserve the right of the Olin Board to determine that certain transactions that would satisfy the technical definition of a change in control even though the members of the Olin Board and Olin’s executive officers generally would remain in place, such as the Transactions, would not constitute a change in control for purposes of the CIC Agreements.

In January 2014, Olin also amended the provisions of its active equity incentive plans to (i) generally require a qualifying termination of employment following a change in control for early vesting of all equity awards (other than performance shares), (ii) eliminate income tax gross-ups and (iii) provide the Olin Board with the same right to determine a transaction does not constitute a change in control for purposes of the equity incentive plans as in the CIC Agreements. In addition, Olin also adopted a new equity incentive plan, the Olin 2014 Long Term Incentive Plan (the “2014 Plan”), which was subsequently approved by Olin’s shareholders, which contained the same features as provided for in the amendments to Olin’s other equity incentive plan.

No Change in Control under CIC Agreements and Equity Incentive Plans

As discussed above, in January 2014, a new definition of change in control was adopted in connection with the adoption of the CIC Agreements and the 2014 Plan and the revisions to Olin’s equity incentive plans that preserved the ability of the Olin Board to determine that certain transactions, such as the Transactions, would not constitute a change in control for purposes of such agreements and plans. The Olin Board, at the same time it approved the terms of the Transactions, including the Merger, exercised its right under the CIC Agreements and Olin’s equity incentive plans and made a determination that the Transactions, as described in this document, would not constitute a change in control for purposes of the CIC Agreements and Olin’s equity incentive plans and the awards outstanding thereunder. As a result, none of the executive officers are expected to receive any payments or benefits under the CIC Agreements or Olin’s equity incentive plans as a result of the Transactions.

Severance Entitlements

In addition to the CIC Agreements, Olin has entered into executive severance agreements with certain executive officers (the “Executive Agreements”) and maintains the Employee Transition Benefits Plan of Olin and its Affiliates, as amended (the “Employee Transition Benefits Plan”), for its employees generally, each of which provide for certain severance payments and benefits in connection with a qualifying termination in the absence of a change in control. Such payments and benefits are significantly less than those that would be provided under the CIC Agreements. Since, as described above, the Olin Board determined that the Transactions would not result in a change in control under the CIC Agreements, if an executive officer experiences a qualifying termination on or after the consummation of the Transactions, the payments and benefits he or she would receive would be those provided under the Executive Agreements or the Employee Transition Benefits Plan. Although the payments and benefits an executive officer may receive in connection with a qualifying termination under an Executive Agreement or the Employee Transition Benefits Plan, as applicable, are independent of the Transactions and would be applicable if the consummation of the Transactions does not occur, for purposes of completeness, they are summarized below and included in the table that follows this discussion.

Although potential severance payments and benefits that an executive officer would receive upon a qualifying termination are presented here for purposes of completeness, none of Olin’s executive officers are expected to experience a termination of employment in connection with the Transactions, and therefore none of the severance payments and benefits summarized below and included in the table that follows this discussion are expected to be paid to any of the executive officers in connection with the Transactions.

Executive Agreements

Messrs. Rupp, Fischer, McIntosh, Pain, Curley and Greer currently have Executive Agreements. Under these agreements, if the executive officer’s employment is terminated by Olin without “cause” (as defined in the applicable Executive Agreement), the executive officer will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)	cash installment payments equal to (a) 12 months’ salary plus (b) the greater of (i) the average annual bonus payment received by the executive officer for the last three calendar years (including any amounts earned but not yet paid in the year prior to such termination) and (ii) and the executive officer’s target bonus for the year of termination, except, as a general matter, if the executive officer is expected to be a “covered employee” (within the meaning of Section 162(m) of the Code), then the amount in clause (ii) will be equal to a percentage (calculated as the executive officer’s target bonus for the prior year divided by the executive officer’s salary for such year) of base salary in effect at termination;

(2)	12 months of retirement contributions to all Olin defined contribution plans based on the amount of the cash installment payments (the executive officer will be treated as if he had remained employed for service purposes for 12 months after the termination);

(3)	12 months of medical, dental and life insurance coverage for the executive officer and his dependents;

(4)	If termination of employment occurs after the first calendar quarter of any year, a prorated bonus for the year of termination based on the average actual payout for all participants in the bonus program in the executive officer’s same measurement organizational unit; and

(5)	12 months of outplacement services.

The payments and benefits described in (1), (2) and (3) above, would, for each executive officer who has attained age 64 and is subject to mandatory retirement as of the effective time of the Merger, be prorated based on the remaining number of days until such executive reaches age 65. The executive officer must sign a waiver and general release of claims and agree to one-year non-competition and non-solicitation covenants to receive any severance payments and other benefits.

Under the Executive Agreements, “cause” means: (i) the willful and continued failure of the executive officer to substantially perform the executive officer’s duties (other than any such failure resulting from the executive officer’s incapacity due to physical or mental illness or injury); (ii) the willful engaging by the executive officer in gross misconduct significantly and demonstrably financially injurious to Olin; (iii) willful misconduct by the executive officer in the course of the executive officer’s employment which is a felony or fraud; or (iv) a willful breach by the executive officer of Olin’s Code of Business Conduct; provided that, no act or failure to act on the part of the executive officer will be considered “willful” unless done or omitted not in good faith and without reasonable belief that the action or omission was in the interests of Olin or not opposed to the interests of Olin and unless the act or failure to act has not been cured by the executive officer within 14 days after written notice to the executive officer specifying the nature of such violations. Notwithstanding the foregoing, the executive officer will not be deemed to have been terminated for cause without reasonable written notice to the executive officer setting forth the reasons for Olin’s intention to terminate for cause.

Employee Transition Benefits Plan

In addition, Olin maintains the Employee Transition Benefits Plan for its employees generally to provide severance payments in the event an employee incurs a qualifying termination under the Employee Transition Benefits Plan. Each of the executive officers of Olin, other than the executive officers who are party to an

Executive Agreement, is an eligible employee under the Employee Transition Benefits Plan. Upon a qualifying termination, a plan participant is generally eligible to receive cash bi-weekly installment payments according to the following schedule: (a) 100 percent of the participant’s base salary for a number of weeks equal to such participant’s years of service with Olin, rounded up, plus two additional weeks, subject to a maximum of 32 weeks, followed by (b) 75 percent of base salary for a number of weeks equal to one and one-half times the participant’s years of service, rounded up, up to a maximum of 45 weeks. A participant will only be entitled to receive such payments for so long as he or she is eligible to receive state unemployment benefits, unless such loss of benefits is due to the participant’s exceeding the maximum period of entitlement to state unemployment benefits, and such payments will be reduced by any state or Federal unemployment benefits received.

Each participant in the Employee Transition Benefits Plan is also eligible to receive retirement contributions to Olin’s defined contribution plans and medical, dental and life insurance coverage for the participant and his or her dependents, each for the duration of the period during which severance payments are made and 12 months of outplacement services.

A participant in the Employee Transition Benefits Plan must sign a waiver and general release of claims in order to receive the severance payments described above. In the event the participant does not sign such waiver and release, he or she will be entitled to receive two weeks of his or her base salary, reduced by any state or Federal unemployment benefits received.

For an estimate of the value of the payments and benefits described above that would become payable to each executive officer upon a qualifying termination, see “—Quantification of Potential Payments and Benefits” below.

Deferred Compensation Plans

The Deferred Compensation Plans consist of four plans that provide deferred compensation benefits for Olin’s directors and executive officers that are subject to, and are intended to comply with, Section 409A of the Code: (i) the Directors Plan, (ii) the Supplemental Pension Plans, which consist of Olin’s Senior Executive Pension Plan, as amended, and Olin’s Supplementary and Deferral Benefit Pension Plan, as amended, and (iii) the Supplemental CEOP. As was customary in order to protect deferred amounts already earned by directors and employees, at the time Olin adopted each of the Deferred Compensation Plans, it provided that the benefits would be paid out in connection with a change in control of Olin. However, unlike the CIC Agreements and Olin’s equity incentive plans, the requirements of Section 409A of the Code prevented Olin and its directors and executive officers from avoiding a payout of benefits under the Deferred Compensation Plans in connection with the Transactions without the imposition of significant taxes, interest and penalties under the Code. Therefore, Olin’s directors and executive officers will receive the benefits under the Deferred Compensation Plans described below in connection with the Transactions.

Directors Plan

Each of Olin’s non-employee directors is a participant in the Directors Plan, and has elected through such plan to defer payments (cash and/or shares of Olin common stock) received as part of his annual retainer, with amounts deferred in respect of Olin common stock credited as phantom shares of Olin common stock. The consummation of the Merger will constitute a “change in control” (as defined under the Directors Plan) for purposes of the Directors Plan, such that, upon the effective time of the Merger, each of Olin’s non-employee directors will have the right to a receive an accelerated payment equal to the balance of his deferred accounts under the Directors Plan, payable as a lump-sum cash amount. Cash amounts in respect of phantom shares of Olin’s common stock will be determined based on the greatest value of the daily average of the high and low prices per share of Olin common stock over the 30-day period ending on the date of the consummation of the Merger.

Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate amounts that would become payable to Olin’s non-employee directors in respect of the Directors Plan are as follows:

Name	Directors Plan ($) (1)	Total ($)
Gray G. Benoist	1,545,642	1,545,642
Donald W. Bogus	1,615,695	1,615,695
C. Robert Bunch	2,462,276	2,462,276
Randall W. Larrimore	2,178,473	2,178,473
John M. B. O’Connor	1,431,071	1,431,071
Richard M. Rompala	5,399,909	5,399,909
Philip J. Schulz	1,516,917	1,516,917
Vincent J. Smith	808,293	808,293

(1)	Represents the balance of the applicable director’s deferred accounts under the Directors Plan as of June 17, 2015. Amounts in respect of phantom shares have been calculated assuming a price per share of Olin common stock of $31.78, the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the Transactions. Actual amounts paid to directors in respect of phantom shares will be based on the daily average of the high and low prices per share of Olin common stock over the 30 days preceding the consummation of the Merger, as described above.

Supplemental Pension Plans

Each of the Supplemental Pension Plans is an unfunded, nonqualified deferred compensation plan for select management employees, restoring benefits to executive officers who would otherwise be subject to certain limits imposed by the Code. The consummation of the Merger will constitute a “change in control” (as defined under the applicable Supplemental Pension Plan) under the Supplemental Pension Plans, such that, upon the effective time of the Merger, each Supplemental Pension Plan participant will have the right to receive an accelerated payment of his or her benefits under the applicable Supplemental Pension Plan, payable as a lump-sum cash amount sufficient to purchase an annuity that provides the monthly after-tax benefit such participant would have received under the applicable Supplemental Pension Plan based on benefits accrued as of the effective time of the Merger. Because the Supplemental Pension Plans are frozen regarding future accruals, each participant, including Olin’s executive officers, will cease accruing any benefits under the Supplemental Pension Plans upon the effective time of the Merger. Each of Olin’s executive officers, other than Messrs. Abel and Greer and Ms. Sumner, is a participant in the Supplemental Defined Benefit Plans, except that Messrs. Chirumbole and O’Keefe and Ms. Ennico only participate in the Supplementary and Deferral Benefit Pension Plan.

Supplemental CEOP

The Supplemental CEOP provides deferral and company matching opportunities to certain employees eligible to participate in Olin’s Contributing Employee Ownership Plan, as amended (the “CEOP”), whose contributions to the CEOP are limited under the Code. Each participant in the Supplemental CEOP may elect through such plan to defer a portion of his or her base salary and have such amounts invested either in phantom shares of Olin common stock or in phantom units in an interest bearing fund. The consummation of the Merger will constitute a “change in control” (as defined under the Supplemental CEOP) for purposes of the Supplemental CEOP, such that, upon the effective time of the Merger, each Supplemental CEOP participant will have the right to receive accelerated payment of the participant’s account balance under the Supplemental CEOP, payable as a lump-sum cash amount. Cash amounts in respect of phantom shares of Olin common stock will be determined based on the market price of Olin common stock over the 30-day period ending on the date of the consummation of the Merger. Each of Olin’s executive officers, other than Mr. Abel and Ms. Sumner, are participants in the Supplemental CEOP.

Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate amounts that would become payable to Olin’s executive officers in respect of the Supplemental Pension Plans and the Supplemental CEOP are as follows:

Name	Senior Executive Pension Plan ($) (1)	Supplementary and Deferral Benefit Pension Plan ($) (1)	Supplemental CEOP ($) (2)	Total ($)
Named Executive Officers
Joseph D. Rupp	1,300,000	12,090,000	3,298,618	16,679,618
Todd A. Slater	30,000	60,000	500,663	590,663
John E. Fischer	610,000	2,200,000	712,415	3,522,415
John L. McIntosh	990,000	2,830,000	891,760	4,711,760
George H. Pain	1,010,000	1,830,000	155,828	2,995,828
Frank W. Chirumbole	—	220,000	—	220,000

Other Executive Officers
Scott R. Abel	—	—	—	—
Stephen C. Curley	200,000	650,000	147,669	997,669
Dolores J. Ennico	—	320,000	121,200	441,200
G. Bruce Greer, Jr.	—	—	207,333	207,333
Thomas J. O’Keefe	—	150,000	143,850	293,850
Randee N. Sumner	—	—	—	—

(1)	Represents the amount payable to each executive officer based on his or her accrued benefits under the applicable Supplemental Pension Plan as of June 17, 2015. As described above, at the effective time of the Merger, each executive officer participating in the relevant plan will become entitled to receive a lump-sum cash amount sufficient to purchase an annuity that provides the monthly after-tax benefit such executive officer would have received under the applicable Supplemental Pension Plan based on amounts accrued at the effective time of the Merger.
(2)	Represents the value of each executive officer’s account balance under the Supplemental CEOP as of June 17, 2015. Amounts in respect of phantom shares have been calculated assuming a price per share of Olin common stock of $31.78, the average closing price per share as quoted on the NYSE over the first five business days following the first public announcement of the Transactions. Actual amounts paid to executive officers in respect of phantom shares will be based on the market price per share of Olin common stock over the 30 days preceding the consummation of the Merger, as described above.

Quantification of Potential Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below, entitled “Potential Transaction-Related Payments to Executive Officers,” along with its footnotes, shows the compensation that could become payable to Olin’s chief executive officer, chief financial officer, former chief financial officer and three other most highly compensated executive officers (collectively, the “named executive officers”), as determined for purposes of its most recent annual proxy statement, and that are based on or otherwise relate to the Transactions. In addition, the table below also includes such information for Olin’s other executive officers, which, although not required by the rules of the SEC, has been included so that quantification of the potential payments and benefits that could be received by all of Olin’s executive officers is presented in a uniform manner. Please note that, although you are being provided with the information identified in Item 402(t) of Regulation S-K, in accordance with the rules of the SEC, you are not being asked to vote on the compensation and benefits that Olin’s named executive officers may receive in connection with the Transactions, as presented below.

The tables assume that the consummation of the Merger occurs on December 31, 2015, and each executive officer incurs a qualifying termination on such date. The amounts indicated below are estimates of the amounts that would be payable to the executive officers and the estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this document. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below.

Potential Transaction-Related Payments to Executive Officers

Name	Cash ($) (1)	Equity ($) (2)	Pension/ NQDC ($) (3)	Perquisites/ Benefits ($) (4)	Other ($) (5)	Total ($)
Named Executive Officers
Joseph D. Rupp	2,000,000	—	150,000	53,538	25,000	2,228,538
Todd A. Slater	439,289	—	32,947	11,324	25,000	508,560
John E. Fischer	999,000	—	74,925	20,646	25,000	1,119,571
John L. McIntosh	870,000	—	65,250	18,514	25,000	978,764
George H. Pain	—	—	—	—	25,000	25,000
Frank W. Chirumbole	240,409	—	18,031	8,154	25,000	291,594

Other Executive Officers
Scott R. Abel	34,856	—	2,614	224	25,000	62,694
Stephen C. Curley	735,000	—	55,125	15,691	25,000	830,816
Dolores J. Ennico	427,375	—	32,053	20,278	25,000	504,706
G. Bruce Greer, Jr.	458,000	—	34,350	8,977	25,000	526,327
Thomas J. O’Keefe	438,755	—	32,907	15,716	25,000	512,378
Randee N. Sumner	111,779	—	5,589	2,164	25,000	144,532

(1)	As described above, each executive officer, upon a termination of employment without “cause” or upon a qualifying termination under the Employee Transition Benefits Plan, as applicable, will have the right to receive certain cash severance payments, described above under “—Severance Entitlements.” These payments will only be payable in the event of a qualifying termination, which means a termination of employment without “cause” under the Executive Agreement or certain involuntary terminations of employment under the Employee Transition Benefits Plan, as applicable, although such payments would also be payable in the event of a qualifying termination even if the consummation of the Transactions does not occur. For purposes of executive officers participating in the Employee Transition Benefits Plan, it is assumed that such executive officer will receive his or her maximum possible severance payment under the Employee Transition Benefits Plan. In the case of Mr. Pain, no severance has been included since amounts in the table above are based on a projected termination date of December 31, 2015, and Mr. Pain is currently expected to be subject to mandatory retirement prior to that date pursuant to Olin’s current policy for certain officers.

These payments are based on the compensation and benefit levels in effect on June 17, 2015; therefore, if compensation and benefit levels are increased after June 17, 2015, actual payments to an executive officer may be greater than those provided for above.

The amounts of the severance components described above are set forth in the following table:

Name	Salary Component ($)	Bonus Component ($)	Total ($)
Named Executive Officers
Joseph D. Rupp	1,000,000	1,000,000	2,000,000
Todd A. Slater	439,289	—	439,289
John E. Fischer	543,000	456,000	999,000
John L. McIntosh	494,000	376,000	870,000
George H. Pain	—	—	—
Frank W. Chirumbole	240,409	—	240,409

Other Executive Officers
Scott R. Abel	34,856	—	34,856
Stephen C. Curley	306,000	429,000	735,000
Dolores J. Ennico	427,375	—	427,375
G. Bruce Greer, Jr.	315,000	143,000	458,000
Thomas J. O’Keefe	438,755	—	438,755
Randee N. Sumner	111,779	—	111,779

(2)	The Olin Board, at the same time it approved the terms of the Transactions, including the Merger, made a determination, consistent with the terms of Olin’s equity plans and award agreements, that the Transactions, as described in this document, would not constitute a change in control for purposes of such plans and agreements. As a result, none of the executive officers are expected to receive any payments or benefits related to outstanding equity awards as a result of the Transactions, including in the event of a qualifying termination.

(3)	As described above, upon a termination of employment without “cause,” each executive officer party to an Executive Agreement will have the right to receive 12 months of additional contributions to the Supplemental CEOP based on the amount of the cash installment payments provided under the Executive Agreement. These benefits will only be payable in the event of a termination of employment without “cause,” although such benefits would also be payable in the event of a qualifying termination even if the consummation of the Transactions does not occur. The estimated value of this benefit is displayed above. In addition, as described above, upon the effective time of the Merger, each participant in either of the Supplemental Pension Plans and each participant in the Supplemental CEOP will have the right to receive certain benefits under the applicable plan. However, since these benefits do not represent an enhancement to an executive officer’s benefits under the Supplemental Defined Benefit Plans or the Supplemental CEOP, as applicable, no value relating to these benefits is displayed above.
(4)	As described above, upon a termination of employment without “cause,” each executive officer party to an Executive Agreement will have the right to receive 12 of months continuation of medical, dental and life insurance benefit coverage at the active employee rate and 12 months of additional contributions to Olin’s qualified defined contribution plans based on the amount of the cash installment payments provided under the Executive Agreement. Each executive officer who receives severance payments under the Employee Transition Benefits Plan will have the right to receive such benefits for the duration of the period during which severance payments are made. Medical and dental benefits are paid by the executive officer at the active employee premium, and therefore no value is reflected for these benefits. These benefits will only be payable in the event of a termination of employment without “cause,” although such benefits would also be payable in the event of a qualifying termination even if the consummation of the Transactions does not occur. The estimated value of this benefit is displayed above.
(5)	As described above, upon termination of employment without “cause,” each executive officer will have the right to receive to outplacement services for up to 12 months following termination of employment. These benefits will only be payable in the event of a termination of employment without “cause,” although such benefits would also be payable in the event of a qualifying termination even if the consummation of the Transactions does not occur. The maximum value of this benefit is displayed above.

Accounting Treatment and Considerations

ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify both the accounting acquiree and the accounting acquiror. In a business combination effected through an exchange of equity interests, such as the Merger, the entity that issues the interests (Olin in this case) is generally the acquiring entity. In identifying the acquiring entity in a combination effected through an exchange of equity interests, however, all pertinent facts and circumstances must be considered, including the following:

•	Issuance of equity by Olin. Olin expects to issue approximately 87.5 million shares of Olin common stock in the Merger.

•	Incurrence of debt by Olin. Approximately $2,770 million of indebtedness is expected to be incurred under the New Term Facilities, Splitco Securities, Other Splitco Debt Securities and Bridge Facility. Subsequent to the Merger, Splitco will be a wholly-owned subsidiary of Olin, Splitco’s indebtedness is expected to be guaranteed by Olin and Olin’s indebtedness incurred to finance the Transactions is expected to be guaranteed by Splitco.

•	The relative voting interests of Olin shareholders after the consummation of the Transactions. In this case, TDCC shareholders participating in the exchange offer (and pro rata distribution, if any) are expected to receive approximately 52.7 percent of the equity ownership and associated voting rights in Olin after the consummation of the Transactions.

•	The composition of the governing body of Olin after the consummation of the Transactions. The Olin Board currently consists of nine directors. In this case, the Olin Board immediately following the Merger will consist of the members of the Olin Board immediately prior to the consummation of the Merger. In addition, as of the consummation of the Merger, the size of the Olin Board will be increased to include three additional directors to be designated by TDCC.

•	The composition of the senior management of Olin after the consummation of the Transactions. In this case, Olin’s executive officers immediately following the Merger are generally expected to consist of Olin’s executive officers immediately prior to the Merger.

Olin’s management has determined that Olin will be the accounting acquiror in the Merger based on the facts and circumstances outlined above and the detailed analysis of the relevant GAAP guidance. Consequently,

Olin will apply acquisition accounting to the assets and liabilities of Splitco acquired or assumed upon consummation of the Merger. Following the consummation of the Merger, the financial statements of Olin will include the operations of DCP for periods following the Merger.

Regulatory Approvals

Under HSR Act, and the rules promulgated under the HSR Act by the Federal Trade Commission, the parties must file notification and report forms with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice and observe specified waiting period requirements before consummating the Merger. Olin and TDCC each filed the requisite notification and report forms with the Federal Trade Commission and the Antitrust Division on May 12, 2015. The waiting period applicable to the Transactions under the HSR Act expired on June 11, 2015, and all foreign regulatory approvals required to consummate the Transactions have been obtained.

Federal Securities Law Consequences; Resale Restrictions

Olin common stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any TDCC shareholder who may be deemed to be an “affiliate” of Splitco for purposes of Rule  145 under the Securities Act.

No Appraisal or Dissenters’ Rights

None of Olin, Merger Sub, TDCC or Splitco shareholders will be entitled to exercise appraisal rights or to demand payment for their shares in connection with the Transactions.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by the Merger Agreement, which is incorporated by reference in this document. Shareholders of TDCC and Olin are urged to read the Merger Agreement in its entirety. This summary of the Merger Agreement has been included to provide TDCC shareholders and Olin shareholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information included in this document. It is not intended to provide any other factual information about Olin, Merger Sub, TDCC or Splitco. Information about Olin, Merger Sub, TDCC and Splitco can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

The Merger

Under the Merger Agreement and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will merge with and into Splitco. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Splitco will continue as the surviving corporation and as a wholly owned subsidiary of Olin and will succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Merger Sub in accordance with the DGCL. The certificate of incorporation and bylaws of Splitco in effect immediately prior to the Merger will be amended and restated in their entirety and, as so amended and restated, will be the certificate of incorporation and bylaws of the surviving corporation following the consummation of the Merger.

Under the terms of the Merger Agreement, the officers of Splitco immediately before the Merger will be the initial officers of the surviving corporation after the Merger and the directors of Merger Sub immediately before the Merger will be the initial directors of the surviving corporation after the Merger.

Closing; Effective Time

Under the terms of the Merger Agreement, the closing of the Merger will take place as promptly as practicable, but in no event later than the third business day, after the satisfaction or waiver (where permissible under applicable law) of the conditions precedent to the Merger (other than those to be satisfied at closing). Under the Separation Agreement, the Distribution is required to occur on the same day as the closing of the Merger. At the closing of the Merger, TDCC and Olin will cause to be filed a certificate of merger with the Secretary of State of the State of Delaware to effect the Merger. The Merger will become effective at the time of filing of the certificate of merger or at such later time as TDCC, Olin, Splitco and Merger Sub may agree and provide in the certificate of merger.

Merger Consideration

The Merger Agreement provides that, at the effective time of the Merger, each issued and outstanding share of Splitco common stock (except any shares of Splitco common stock held by Splitco as treasury stock, which will be automatically cancelled) will be automatically converted into a number of shares of Olin common stock equal to the exchange ratio in the Merger Agreement. The exchange ratio in the Merger Agreement is defined as (a) 0.80586207 shares of Olin common stock for each share of Splitco common stock, if the JV Partner does not exercise prior to the closing date of the Merger its right to transfer all of its equity interests in the JV Entity to TDCC or TDCC’s designee in connection with the Transactions pursuant to the organizational documents of the JV Entity, or (b) 0.87482759 shares of Olin common stock for each share of Splitco common stock, if the JV Partner exercises prior to the closing date of the Merger its right to transfer all of its equity interests in the JV Entity to TDCC or TDCC’s designee in connection with the Transactions pursuant to the organizational documents of the JV Entity. On June 5, 2015, the JV Partner informed TDCC that the JV Partner has exercised its right to transfer all of its equity interests in the JV Entity to TDCC or TDCC’s designee in connection with the Transactions. Therefore, Olin expects to issue approximately 87.5 million shares of its common stock in the

Merger. The calculation of the merger consideration as set forth in the Merger Agreement is expected to result in Splitco’s shareholders immediately prior to the Merger collectively holding approximately 52.7 percent of the outstanding shares of Olin common stock immediately following the Merger.

Pursuant to a true up provision in the Merger Agreement, in the event that counsel to TDCC cannot deliver the TDCC RMT Tax Opinion because, immediately after the Merger, the percentage of outstanding shares of Olin common stock to be received by Splitco shareholders with respect to Splitco common stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code) would be less than 50.5 percent of all the stock of Olin (determined before any adjustment pursuant to the true-up provision), then the aggregate number of shares of Olin common stock into which the shares of Splitco common stock will be converted in the Merger will be increased such that the number of shares of Olin common stock to be received by Splitco shareholders with respect to such Splitco common stock that was not acquired directly or indirectly pursuant to a plan (or series of related transactions) which includes the Distribution (within the meaning of Section 355(e) of the Code) will equal 50.5 percent of all the stock of Olin. If such an increase is necessary solely by reason of any actions taken by TDCC or its affiliates, then the aggregate principal amount of the Splitco Securities (or the amount of the cash dividend payable by Splitco to TDCC in lieu of the Splitco Securities, as the case may be) that Splitco distributes to TDCC pursuant to the Separation Agreement will be reduced as described in the Merger Agreement. As a result of the true-up provision in such circumstances, it is possible that Olin could be required to issue more than 87.5 million shares of its common stock in the Merger.

No fractional shares of Olin common stock will be issued pursuant to the Merger. All fractional shares of Olin common stock that a holder of shares of Splitco common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the exchange agent, and the exchange agent will cause the whole shares obtained by such aggregation to be sold in the open market or otherwise at then-prevailing market prices, and in no case later than five business days after the time of the Distribution. The exchange agent will make available the net proceeds of the sale, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable following the Merger to the holders of Splitco common stock that would otherwise be entitled to receive such fractional shares of Olin common stock in the Merger.

The merger consideration and cash in lieu of fractional shares (if any) paid in connection with the Merger will be reduced by any applicable tax withholding.

Distribution of Per Share Merger Consideration

Prior to the effective time of the Merger, Olin will deposit with the exchange agent book-entry shares of Olin common stock for the benefit of the TDCC shareholders who received shares of Splitco common stock in the Distribution and for distribution in the Merger upon conversion of the Splitco common stock.

At the effective time of the Merger, all issued and outstanding shares of Splitco common stock will be converted into the right to receive shares of Olin common stock as described above under “—Merger Consideration.” As promptly as practicable thereafter, the exchange agent will distribute the shares of Olin common stock to each person who was entitled to receive Splitco common stock in the Distribution. Each person entitled to receive Splitco common stock in the Distribution will be entitled to receive in respect of such shares of Splitco common stock a book-entry authorization representing the number of whole shares of Olin common stock that such holder has the right to receive pursuant to the Merger (and cash in lieu of fractional shares of Olin common stock as described above under “—Merger Consideration”) (and any dividends or distributions and other amounts as described below under “—Distributions With Respect to Shares of Olin Common Stock after the Effective Time of the Merger”).

Treatment of TDCC Equity Awards

TDCC is required to take all necessary action, to be effective as of the consummation of the Merger, to cause any outstanding, unvested equity awards held by Splitco Employees immediately prior to the consummation of the Merger to continue to vest and to otherwise be treated in accordance with their terms and conditions and those of the applicable TDCC stock plan. In addition, prior to the consummation of the Merger, TDCC will amend the exercise period with respect to any outstanding stock options held by Splitco Employees to allow them to remain exercisable until the expiration of their originally scheduled terms.

Distributions With Respect to Shares of Olin Common Stock after the Effective Time of the Merger

No dividend or other distributions declared after the effective time of the Merger with respect to Olin common stock will be paid with respect to any shares of Olin common stock that are not able to be distributed by the exchange agent promptly after the effective time of the Merger, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of abandoned property, escheat, tax or other applicable laws, following the distribution of any such previously undistributed shares of Olin common stock, the following amounts will be paid to the record holder of such shares of Olin common stock, without interest:

•	at the time of the distribution of such previously undistributed shares, the amount of cash payable in lieu of fractional shares of Olin common stock to which such holder is entitled pursuant to the Merger Agreement and the amount of dividends or other distributions with a record date after the effective time of the Merger theretofore paid with respect to such whole shares of Olin common stock; and

•	at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time of the Merger but prior to the distribution of such whole shares of Olin common stock and a payment date subsequent to the distribution of such whole shares of Olin common stock.

Olin is required under the Merger Agreement to deposit all such amounts with the exchange agent.

Termination of the Exchange Fund

Any portion of the amounts deposited with the exchange agent under the Merger Agreement that remains undistributed to the former shareholders of Splitco on the nine-month anniversary of the effective time of the Merger will be delivered to Olin upon demand, and any former shareholders of Splitco who have not received shares of Olin common stock as described above may thereafter look only to Olin for payment of their claim for Olin common stock and any dividends, distributions or cash in lieu of fractional shares with respect to Olin common stock (subject to any applicable abandoned property, escheat or similar law).

Post-Closing Olin Board of Directors and Officers

The Merger Agreement provides that the Olin Board will take all actions necessary to cause the number of directors comprising the Olin Board to be increased by three directors to 12 directors, and to cause three individuals designated by TDCC to be appointed to the Olin Board as of the effective time of the Merger to serve until the next annual election of the directors of Olin. The Merger Agreement provides that at the next annual election of directors of Olin, the Olin Board will take all actions necessary to include each of the TDCC designees as nominees for the Olin Board recommended by the Olin Board for election by Olin’s shareholders.

Shareholders’ Meeting

Under the terms of the Merger Agreement, Olin is required to call a meeting of its shareholders for the purpose of voting upon the Share Issuance and the Charter Amendment as promptly as practicable following the date on which the SEC has cleared Olin’s proxy statement relating to the special meeting and, if required by the SEC as a condition to the mailing of the proxy statement, the registration statement of Olin has been declared effective. Olin has agreed to solicit proxies from its shareholders in favor of the approval of the Share Issuance and the Charter Amendment and to take all other necessary actions to secure such approval. Olin is required to call such a shareholders’ meeting for the purpose of voting upon the matters described above, regardless of whether any transaction involving Olin that would impede or interfere with the Merger is commenced, announced or submitted to Olin or Olin shareholders or the Olin Board has made a Change in Recommendation (as defined below under “—Board Recommendation”).

Representations and Warranties

In the Merger Agreement, each of Olin and Merger Sub has made representations and warranties to TDCC and Splitco, and TDCC has made representations and warranties to Olin and Merger Sub relating to Splitco and DCP. These representations and warranties relate to, among other things:

•	due organization, good standing and qualification;

•	capital structure;

•	authority to enter into the Merger Agreement (and other Transaction Documents);

•	absence of conflicts with or violations of governance documents, other obligations or laws;

•	governmental approvals;

•	financial statements and absence of undisclosed liabilities;

•	absence of certain changes or events;

•	absence of investigations or litigation;

•	compliance with applicable laws;

•	accuracy of information supplied for use in this document and certain other disclosure documents to be filed with the SEC in connection with the Transactions;

•	intellectual property matters;

•	interests in real property;

•	employee benefit and labor matters;

•	tax matters;

•	material contracts;

•	environmental matters; and

•	payment of fees to brokers or finders in connection with the Transactions.

Olin and Merger Sub have also made representations and warranties to TDCC and Splitco relating to the opinion of Olin’s financial advisor, the required vote of Olin shareholders on the transactions contemplated by the Merger Agreement (including the Share Issuance and the Charter Amendment), the operations and purpose of formation of Merger Sub and the absence of any stockholder rights plan, “poison pill,” anti-takeover plan or other similar device. Olin and Merger Sub have also made representations and warranties to TDCC and Splitco relating to the financing contemplated by the Commitment Letters.

TDCC has also made representations and warranties to Olin and Merger relating to the sufficiency of assets to be contributed to Splitco.

Many of the representations and warranties contained in the Merger Agreement are subject to a “material adverse effect” standard, knowledge qualifications, or both, and none of the representations and warranties will survive the effective time of the Merger. The Merger Agreement does not contain any post-closing indemnification obligations with respect to these matters.

Under the Merger Agreement, a material adverse effect means, with respect to DCP or Olin, as applicable, any event, circumstance, change or effect that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of DCP, taken as a whole, or Olin and its subsidiaries, taken as a whole, as the case may be. However, none of the following, either alone or in combination, will be deemed either to constitute, or be taken into account in determining whether there is, a material adverse effect:

•	events, circumstances, changes or effects that generally affect the industries or segments in which DCP or Olin operates, including legal and regulatory changes and changes in the price of commodities or raw materials (except to the extent that such event, circumstance, change or effect has a disproportionate effect on DCP or Olin, as applicable, as compared with other participants in the industries in which DCP or Olin operates);

•	general business, economic or political conditions (or changes therein) (except to the extent that such event, circumstance, change or effect has a disproportionate effect on DCP or Olin, as applicable, as compared with other participants in the industries in which DCP operates or Olin operates);

•	events, circumstances, changes or effects affecting the financial, credit or securities markets in the United States or in any other country or region in the world, including changes in interest rates or foreign exchange rates (except to the extent that such event, circumstance, change or effect has a disproportionate effect on DCP or Olin, as applicable, as compared with other participants in the industries in which DCP or Olin operates);

•	other than for purposes of certain specified representations and warranties, events, circumstances, changes or effects arising out of, or attributable to, the announcement of the execution of, or the consummation of the transactions contemplated by, any Transaction Document, the identity of Olin (in the case of a material adverse effect on DCP) or TDCC (in the case of a material adverse effect on Olin’s business), including with respect to employees, customers, distributors, suppliers, financing sources, landlords, licensors, licensees, sub-licensees or co-promotion partners;

•	events, circumstances, changes or effects arising out of, or attributable to, strikes, slowdowns, lockouts or work stoppages (pending or threatened) (except to the extent that such event, circumstance, change or effect has a disproportionate effect on DCP or Olin, as applicable, as compared with other participants in the industries in which DCP or Olin operates);

•	events, circumstances, changes or effects arising out of, or attributable to, acts of armed hostility, sabotage, terrorism or war (whether or not declared), including any escalation or worsening thereof (except to the extent that such event, circumstance, change or effect has a disproportionate effect on DCP or Olin, as applicable, as compared with other participants in the industries in which DCP or Olin operates);

•	events, circumstances, changes or effects arising out of, or attributable to, earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, weather-related conditions, explosions or fires, or any force majeure events in any country or region in the world (except to the extent that such event, circumstance, change or effect has a disproportionate effect on DCP or Olin, as applicable, as compared with other participants in the industries in which DCP or Olin operates);

•	events, circumstances, changes or effects arising out of, or attributable to, changes (or proposed changes) or modifications in GAAP, other applicable accounting standards or applicable law or the interpretation or enforcement thereof (except to the extent that such event, circumstance, change or effect has a disproportionate effect on DCP or Olin, as applicable, as compared with other participants in the industries in which DCP or Olin operates);

•	events, circumstances, developments, changes or effects arising out of, or attributable to, the failure by DCP or Olin, as applicable, to meet any internal or other estimates, expectations, forecasts, plans, projections or budgets for any period (except that the underlying cause of, or factors contributing to, such failure may be taken into account); or

•	events, circumstances, developments, changes or effects arising out of, or attributable to, any change in the stock price or trading volume of the stock of TDCC or Olin, as applicable (except that the underlying cause of, or factors contributing to, such change may be taken into account).

Conduct of Business Pending the Merger

Each of the parties has undertaken to perform customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the effective time of the Merger. In general, each of Olin and TDCC (with respect to DCP only) has agreed that prior to the effective time of the Merger, except as contemplated or required by the Merger Agreement or the other Transaction Documents or applicable law or as consented to by the other party (which consent may not be unreasonably withheld, delayed or conditioned), subject to certain agreed exceptions, it will use reasonable best efforts to (i) conduct its business in the ordinary course in all material respects; and (ii) preserve intact in all material respects the business organization of its business.

In addition, TDCC has agreed that, prior to the effective time of the Merger, except as contemplated or required by the Merger Agreement or the other Transaction Documents or applicable law, or as consented to by Olin (which consent may not be unreasonably withheld, delayed or conditioned), subject to certain agreed exceptions, TDCC will not, and will cause its subsidiaries not to, take any of the following actions to the extent relating solely to DCP, and TDCC will cause Splitco and the DCP Subsidiaries and the JV Entity not to take any of the following actions:

•	issue, sell, pledge or dispose of, or permit an encumbrance to exist on, any shares of capital stock or other ownership interests of Splitco, the DCP Subsidiaries or the JV Entity or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or ownership interests;

•	sell, pledge or dispose of, or permit an encumbrance (other than certain permitted encumbrances) to exist on, any material assets of DCP, except in the ordinary course of business, consistent with past practice, or dispositions of obsolete or worn-out assets;

•	amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of Splitco, the DCP Subsidiaries or the JV Entity, other than to change its name in accordance with the Merger Agreement;

•	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock of Splitco, the DCP Subsidiaries or the JV Entity;

•	acquire or dispose of any corporation, partnership, other business organization or any division thereof;

•	make any loans or advances or capital contribution to, or investment in, any person other than Splitco or the DCP Subsidiaries;

•

(1) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by TDCC or its affiliates to any Dow Chlorine Products Business employees, (2) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any TDCC employee benefit plan as it relates to any Dow Chlorine Products Business employees, (3) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any Dow Chlorine Products Business employee, or (4) adopt, amend or terminate any collective bargaining agreement or agreement with works councils or similar employee representative bodies, in each case, other than (A) as required by law, (B) as required by any TDCC employee benefit plan or any collective bargaining agreement or agreement with works councils or similar employee representative bodies, (C) grants of equity or equity-based awards pursuant to TDCC’s equity compensation plans in the ordinary course of business, (D) in the ordinary course of business consistent with the past practices of TDCC or its affiliates (including in the context of new hires or promotions based on job performance or workplace requirements), or (E) to the extent undertaken to implement a program that affects all similarly situated employees of TDCC and/or its affiliates and does not disproportionately increase the compensation and benefits of DCP employees compared to such other similarly situated employees;

•	waive or remove any restriction under any TDCC employee benefit plan that contains restrictive covenants;

•	terminate, discontinue, close or dispose of any plant, facility or other business operation, or conduct certain lay-offs of employees;

•	hire, transfer internally or change the responsibilities of any individual, including any employee of TDCC or its affiliates, in a manner that would affect whether such individual is or is not classified as a Dow Chlorine Products Business employee (except as contemplated or required by the Employee Matters Agreement);

•	change any accounting method, practice or policy used by TDCC as it relates to DCP, other than changes required by GAAP or a governmental authority;

•	other than in the ordinary course of business and consistent with past practice, (1) make a change in any method of tax accounting, (2) make, change or rescind any tax election, (3) settle any tax liability or consent to any tax claim or tax assessment, (4) file any amended tax return or claim for refund, (5) enter into any closing agreement relating to taxes, or (6) waive or extend the statute of limitations in respect of taxes, in each case, to the extent that doing so could reasonably be expected to result in a material cost to Splitco, the DCP Subsidiaries or the JV Entity;

•	pay, discharge or satisfy any claim or liability, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of DCP or subsequently incurred in the ordinary course of business and consistent with past practice;

•	incur, guarantee, assume or become responsible for any indebtedness for borrowed money other than (1) indebtedness solely between or among TDCC-affiliated entities that will be repaid prior to the Distribution, (2) the new debt to be incurred by Splitco in connection with the Transactions and the issuance of the Splitco Securities, and (3) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

•	commence or settle any claim, action or proceeding before a governmental authority, other than in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business and consistent with past practice, enter into, extend, materially amend or terminate (1) any environmental permit or order or decree under any environmental law, or (2) any material contract of DCP;

•	abandon, disclaim, sell, assign or grant any security interest in any material intellectual property of DCP, including failing to make filings or recordings and failing to pay required fees and taxes;

•	grant to any third-party any license, or enter into any covenant not to sue, with respect to any material intellectual property of DCP, except in the ordinary course of business and consistent with past practice;

•	fail to exercise any rights of renewal with respect to any material leased real property of DCP that by its terms would otherwise expire;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•	fail to maintain insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of DCP;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

With respect to the JV Entity, TDCC will only be required to vote its interests and take action as a member of the governing body of the JV Entity in a manner consistent with the prior paragraph, subject to TDCC’s fiduciary duties, and the covenants described in the prior paragraph that relate to ownership interests in the JV Entity are only applicable to the ownership interests that are contemplated to be transferred to Splitco or a DCP Subsidiary in the Transactions.

Furthermore, Olin has agreed that, prior to the effective time of the Merger, except as contemplated or required by the Merger Agreement or the other Transaction Documents or applicable law, or as consented to by TDCC (which consent may not be unreasonably withheld, delayed or conditioned), subject to certain agreed exceptions, Olin will not, and will cause its subsidiaries not to, take any of the following actions:

•	issue, sell, pledge or dispose of, permit an encumbrance to exist on, any shares of capital stock or other ownership interests of Olin or any of its subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or ownership interests, other than, as applicable, (1) a transaction by a wholly-owned subsidiary of Olin which remains a wholly-owned subsidiary of Olin after the transaction, (2) upon the exercise or settlement of, or as otherwise required by, any equity or equity-based awards granted pursuant to any Olin employee benefit plans or in the ordinary course of business, (3) upon acquisition of certain equity-based awards by participants in Olin employee deferral plans, (4) pursuant to Olin’s 401(k) plan, or (5) pursuant to the Share Issuance;

•	sell, pledge or dispose of, permit an encumbrance (other than certain permitted encumbrances, including encumbrances to secure certain indebtedness permitted to be incurred under the Merger Agreement) to exist on, any material assets of the businesses of Olin and its subsidiaries, except in the ordinary course of business, consistent with past practice, or dispositions of obsolete or worn-out assets;

•	amend or restate the certificate of incorporation or bylaws (or similar organizational documents) of Olin or any of its subsidiaries, other than the Charter Amendment;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (1) the declaration and payment by Olin of regular quarterly cash dividends of no more than $0.20 per share of Olin common stock, and (2) dividends or distributions by any wholly-owned subsidiary of Olin;

•	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•	acquire or dispose of any corporation, partnership, other business organization or any division thereof;

•	make any loans or advances or capital contribution to, or investment in, any person other than Olin or any of its subsidiaries;

•

(1) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by Olin or its subsidiaries to any of its employees, (2) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any Olin employee benefit plan, or (3) enter into or amend any employment, consulting, change in control, retention, severance or termination agreement with any Olin employee, in each case, other than (A) as required by law, (B) as required by any Olin employee benefit plan or any collective bargaining agreement or agreement with works councils or similar employee representative bodies, (C) as permitted under the first bullet of this section, (D) in the ordinary course of business consistent with the past practices of Olin or its subsidiaries (including in the context of new hires or promotions based on job performance or workplace requirements), or (E) to the extent undertaken to implement a program that affects all similarly situated employees of Olin and/or its subsidiaries;

•	terminate, discontinue, close or dispose of any plant, facility or other business operation, or conduct certain lay-offs of employees;

•	change any accounting method, practice or policy used by Olin as it relates to the businesses of Olin and its subsidiaries, other than changes required by GAAP or a governmental authority;

•	other than in the ordinary course of business and consistent with past practice, (1) make a change in any method of tax accounting, (2) make, change or rescind any tax election, (3) settle any tax liability or consent to any tax claim or tax assessment, (4) file any amended tax return or claim for refund, (5) enter into any closing agreement relating to taxes, or (6) waive or extend the statute of limitations in respect of taxes, in each case, to the extent that doing so could reasonably be expected to result in a material cost to Olin or any of its subsidiaries;

•	pay, discharge or satisfy any claim or liability, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the financial statements of Olin filed with the SEC or incurred in the ordinary course of business and consistent with past practice;

•	incur, guarantee, assume or become responsible for any indebtedness for borrowed money other than (1) indebtedness incurred under Olin’s current credit facilities, (2) indebtedness solely between or among Olin and its subsidiaries, (3) refinancing, replacements, extensions and renewals of existing indebtedness entered into in the ordinary course of business consistent with past practice, (4) indebtedness in an aggregate principal amount of no more than $50 million incurred to finance acquisitions that are permitted under the Merger Agreement, (5) indebtedness incurred in connection with the transactions contemplated by the Merger Agreement, and (6) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice;

•	commence or settle any claim, action or proceeding before a governmental authority, other than in the ordinary course of business consistent with past practice;

•	other than in the ordinary course of business and consistent with past practice, enter into, extend, materially amend or terminate (1) any environmental permit, order or decree under any environmental law, or (2) any material contract of Olin and its subsidiaries;

•	abandon, disclaim, sell, assign or grant any security interest in any material intellectual property of Olin and its subsidiaries, including failing to make filings or recordings and failing to pay required fees and taxes;

•	grant to any third-party any license, or enter into any covenant not to sue, with respect to any material intellectual property of Olin and its subsidiaries, except in the ordinary course of business and consistent with past practice;

•	fail to exercise any rights of renewal with respect to any material leased real property of Olin and its subsidiaries that by its terms would otherwise expire, unless Olin determines that a renewal would not be in the best interest of Olin;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•	fail to maintain insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of the business of Olin and its subsidiaries; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

In addition, between the date of the Merger Agreement and the effective time of the Merger, TDCC has agreed to, and to cause Splitco and the DCP Subsidiaries and the JV Entity to, and Olin has agreed to, and agreed to cause its subsidiaries to, (1) prepare and timely file all tax returns that it is required to file, (2) timely pay all taxes due and payable on such tax returns, and (3) promptly notify the other party of any notice of any claim, action or proceeding before a governmental authority, or any audit, in respect of any tax matters (or any significant developments with respect to ongoing claims, actions, proceedings or audits).

Tax Matters

The Merger Agreement contains certain additional representations, warranties and covenants relating to the preservation of the tax-free status of: (1) the Separation and the Distribution; and (2) the Merger. Additional representations, warranties and covenants relating to the tax-free status of the Transactions are contained in the Tax Matters Agreement. TDCC, Splitco and Olin agree to use their reasonable best efforts to (1) cause the Separation and the Distribution, taken together, to qualify as a “reorganization” within the meaning of Section 368(a)(1)(D) of the Code; (2) cause the Merger to qualify as “reorganization” within the meaning of Section 368(a) of the Code, and (3) facilitate the issuance of the Private Letter Ruling. Indemnification for taxes generally is governed by the terms, provisions and procedures described in the Tax Matters Agreement. See “Other Agreements—Tax Matters Agreement.”

SEC Filings

TDCC, Splitco, Olin and Merger Sub have agreed to prepare and file with the SEC appropriate documents, including (1) a proxy statement of Olin on Schedule 14A, (2) a registration statement on Form S-4 to register under the Securities Act the shares of Olin common stock to be issued by Olin to shareholders of Splitco in connection with the Merger, and (3) a registration statement on Form S-1 or on Form S-4 to register under the Securities Act the shares of Splitco common stock to be distributed in the Distribution, and each of TDCC, Splitco, Olin and Merger Sub have agreed to use reasonable best efforts to have the registration statements described above declared effective under the Securities Act as promptly as practicable after such filings.

Olin is required under the Merger Agreement to use reasonable best efforts to mail its proxy statement to its shareholders as promptly as practicable after the SEC clears that proxy statement and, if required by the SEC, the registration statement of Olin has been declared effective.

If TDCC elects to complete the Distribution by way of an exchange offer, TDCC is required under the Merger Agreement to prepare and file with the SEC a Schedule TO and any other filings under the Exchange Act, when and as required.

Regulatory Matters

The Merger Agreement provides that each party to the Merger Agreement will use reasonable best efforts to:

•	promptly obtain all authorizations, consents, orders and approvals of all governmental authorities that are necessary for its execution and delivery of, and the performance of its obligations under, the Merger Agreement and other Transaction Documents;

•	cooperate fully with the other parties in obtaining all such authorizations, consents, orders and approvals; and

•	provide any information requested by governmental authorities in connection with the Transactions.

Each party to the Merger Agreement has also agreed to promptly make its respective filings and notifications under the HSR Act and under any other antitrust, competition or trade regulation laws with respect to the Transactions and to supply to the appropriate governmental authorities any additional information that may be requested pursuant to the HSR Act or such other laws. Olin is required to pay all filing or notice fees in connection with the filings and notifications described in this paragraph.

In addition, Olin has agreed to take all steps necessary to avoid or eliminate impediments under any antitrust, competition or trade regulation law that may be asserted by any governmental authority or any other party so as to enable the parties to the Merger Agreement to consummate the Transactions as promptly as practicable, and in any event prior to the Termination Date (as defined below under “—Termination”) including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or the assets, properties or businesses of DCP, and the entrance into other arrangements as necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the Transactions (provided that the effectiveness of any such sale, divestiture or disposition or entry into such other arrangement must be contingent on the consummation of the Merger). In addition, Olin has agreed to defend through litigation the merits of any claim, action or proceeding before a governmental authority by any party in order to avoid entry of, or to have vacation or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the closing of the Merger prior to the Termination Date. To assist Olin in complying with its obligations under the Merger Agreement, TDCC has agreed, subject to certain exceptions, to enter into any agreements or arrangements requested by Olin to be entered into prior to the closing of the Merger with respect to matters described in this paragraph.

Each party to the Merger Agreement has agreed that it will not enter into any transaction that would make it more difficult, or increase the time required, to (1) obtain the expiration or termination of the waiting period under the HSR Act or any other antitrust, competition or trade regulation law applicable to the Transactions, (2) avoid the entry of, the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the Transactions, or (3) obtain all authorizations, consents, orders and approvals of governmental authorities necessary for the consummation of the Transactions.

No Solicitation

The Merger Agreement contains detailed provisions restricting Olin’s ability to seek certain alternative transactions and restricting TDCC’s ability to seek alternative transactions with respect to DCP. Under these provisions, Olin and TDCC have each agreed that it will not, and it will cause its affiliates and it and its affiliates’ officers, directors, employees, agents and advisors not to:

•	solicit, initiate, facilitate or knowingly encourage any inquiries or the making of any proposal or offer with respect to a Competing Olin Transaction or a Competing Splitco Transaction (each of which is described below), as applicable;

•	enter into, maintain, continue or otherwise engage or participate in discussions or negotiations with any person or entity in furtherance of any inquiries or to obtain a proposal or offer with respect to a Competing Olin Transaction or a Competing Splitco Transaction, as applicable;

•	agree to, approve, endorse, recommend or consummate any Competing Olin Transaction or a Competing Splitco Transaction, as applicable;

•	enter into any letter of intent, agreement in principle, term sheet or contract, commitment or agreement relating to a Competing Olin Transaction or a Competing Splitco Transaction, as applicable; or

•	in the case of Olin, take any action to approve a third-party becoming an “interested shareholder,” or to approve any transaction, for purposes of Section 13.1-725 of the Virginia Stock Corporation Act, or resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

The Merger Agreement provides that the term “Competing Olin Transaction” means any transaction or series of related transactions (other than the Merger) that constitutes, or is reasonably likely to lead to:

•	a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving Olin or any of its subsidiaries, the assets of which represent over 20 percent of the total revenue, operating income, EBITDA or fair market value of the assets of Olin and its subsidiaries, taken as a whole;

•	a sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that represent over 20 percent of the total revenue, operating income, EBITDA or fair market value of the assets of Olin and its subsidiaries, taken as a whole;

•	a sale, exchange, transfer or other disposition of more than 20 percent of any class of equity securities, or securities convertible into or exchangeable for equity securities, of Olin;

•	a tender offer or exchange offer that would result in any person or entity becoming the beneficial owner of over 20 percent of any class of equity securities of Olin;

•	any other transaction that would be likely to impede, interfere with, prevent or delay the Merger; or

•	any combination of the foregoing.

The Merger Agreement provides that the term “Competing Splitco Transaction” means any transaction or series of related transactions (other than the Merger, the Separation and the Distribution, or as contemplated by the Merger Agreement and the other Transaction Documents, and other than asset sales and transfers in the ordinary course of business) that constitutes, or is reasonably likely to lead to:

•	a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, acquisition, sale, transfer or other disposition or similar transaction involving DCP or any material assets of DCP that are transferred to Splitco and its subsidiaries under the Separation Agreement; or

•	any other transaction that would be likely to impede, interfere with, prevent or delay the Merger.

Each of Olin and TDCC has also agreed to cease all existing discussions or negotiations with any person (other than the other party and its affiliates) conducted prior to the execution of the Merger Agreement by such party or any of its representatives with respect to a Competing Olin Transaction or a Competing Splitco Transaction, as applicable. Olin and TDCC have each agreed not to release any third-party from, or waive any provision of, any confidentiality or standstill agreement to which it or one of its affiliates is a party in connection with a Competing Olin Transaction or a Competing Splitco Transaction, as applicable. Olin and TDCC have each also agreed to request each person (other than the other party and its affiliates) that has executed a confidentiality agreement with Olin in connection with that person’s consideration of a Competing Olin Transaction or a Competing Splitco Transaction to return or destroy all information required to be returned or destroyed under the terms of the applicable confidentiality agreement and to enforce that person’s obligation to do so.

Under the Merger Agreement, Olin must promptly (and in any event within 24 hours) notify TDCC, orally and in writing, after the receipt of any proposal, inquiry, offer or request with respect to a Competing Olin Transaction, including any request for discussions or negotiations and any request for information relating to Olin or any of its affiliates or for access to the business, properties, assets, books or records of Olin or any of its affiliates. The notice must include the identity of the person making the proposal, inquiry, offer or request and a description of the proposal, inquiry, offer or request, including any terms and conditions of the proposed Competing Olin Transaction, and Olin must also promptly (and in any event within 24 hours) provide to TDCC copies of any written materials received by Olin in connection with any of the foregoing. Olin has agreed that it will keep TDCC reasonably informed of the status and material details of any proposal, inquiry, offer or request and any information requested of or provided by Olin, and that it will provide TDCC with at least 48 hours prior notice of any meeting of the Olin Board at which the Olin Board is expected to consider such a proposal, inquiry, offer or request. Olin has also agreed that it will simultaneously provide to TDCC any nonpublic information concerning Olin that may be made available to any other person in response to such a proposal, inquiry, offer or request unless such information has previously been provided or made available by Olin to TDCC.

Under the Merger Agreement, TDCC has also agreed to promptly (and in any event within 24 hours) notify Olin, orally and in writing, after the receipt of any proposal, inquiry, offer or request with respect to a Competing Splitco Transaction, including any request for discussions or negotiations and any request for information relating to TDCC or any of its affiliates with respect to DCP, or for access to the business, properties, assets, books or records of TDCC or any of its affiliates with respect to DCP.

Despite the covenants described in foregoing paragraphs in this section, at any time prior to the receipt of the approval of Olin shareholders for the Share Issuance and the Charter Amendment, Olin is permitted to furnish information to, and enter into discussions and negotiations with, a person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Olin Transaction that did not result from a breach of the Merger Agreement by Olin if, prior to furnishing such information and entering into such discussions, the Olin Board has:

•	determined, in its good faith judgment (after consulting with a financial advisor of internationally recognized reputation and outside legal counsel) that (1) the proposal or offer constitutes, or is likely to lead to, a Superior Proposal (which is described in the following paragraph), and (2) the failure to furnish such information to, or enter into such discussions with, the person who made such proposal or offer would be inconsistent with the fiduciary duties of the Olin Board to Olin and its shareholders;

•	provided written notice to TDCC of its intent to furnish information or enter into discussions with the person at least three business days prior to first taking any such action with respect to any given person; and

•	obtained from the person a confidentiality agreement on terms no less favorable to Olin than those contained in Olin’s confidentiality agreement with TDCC and, immediately upon its execution, delivered to TDCC a copy of the confidentiality agreement.

The Merger Agreement provides that the term “Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third-party with respect to a Competing Olin Transaction involving more than 50 percent of Olin and its subsidiaries, taken as a whole, that the Olin Board determines, in its good faith judgment, after consulting with a financial advisor of internationally recognized reputation and external legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal, to be more favorable from a financial point of view, to the shareholders of Olin than the Merger, and reasonably expected to be consummated.

Board Recommendation

Olin has agreed in the Merger Agreement that neither the Olin Board nor any committee thereof will:

•	withdraw, qualify, modify, amend or fail to make, or publicly propose to withdraw, qualify, modify or amend, the Olin Board’s recommendation that Olin’s shareholders vote in favor of the Share Issuance and the Charter Amendment (the “Olin Recommendation”);

•	make any public statement or take any action inconsistent with the Olin Recommendation; or

•	approve or adopt, recommend the approval or adoption of, or publicly propose to approve or adopt, a Competing Olin Transaction.

Any of the actions described in the foregoing paragraph by the Olin Board or a committee thereof would constitute a “Change in Recommendation.”

Despite the foregoing, if at any time prior to obtaining shareholder approval of the Share Issuance and the Charter Amendment, Olin receives an offer or proposal for a Competing Olin Transaction that did not result from a breach of the Merger Agreement and the Olin Board determines that (1) the offer or proposal is a Superior Proposal, and (2) failing to change the Olin Recommendation would be inconsistent with its fiduciary duties to Olin and the Olin shareholders, then the Olin Board may, with respect to the Superior Proposal, make a Change in Recommendation, but only if:

•	Olin provides written notice to TDCC advising TDCC that the Olin Board has received a Superior Proposal promptly after the Olin Board determines it has received a Superior Proposal, stating that the Olin Board intends to make a Change in Recommendation and describing the terms and conditions of the Superior Proposal;

•	TDCC does not, within five business days of receipt of the notice of a Superior Proposal described above, make an offer to revise the terms of the Merger Agreement in a manner that the Olin Board determines to be at least as favorable to Olin’s shareholders as the Superior Proposal;

•	during the five business day period following delivery of the notice described above, Olin negotiates in good faith with TDCC (to the extent TDCC desires to negotiate) regarding any offer made by TDCC to revise the terms of the Merger Agreement; and

•	if there is any amendment to the terms of the Superior Proposal during the five business day period following delivery of the notice described above, Olin provides a new written notice of the terms of such amended Superior Proposal giving TDCC an additional five business day period to make an offer to revise the terms of the Merger Agreement in a manner that the Olin Board determines to be at least as favorable to Olin’s shareholders as the Superior Proposal.

The Merger Agreement provides that Olin is not prohibited from disclosing the receipt of a proposal or offer for a Competing Olin Transaction if compelled to do so under applicable law or Rule 14d-9 or Rule  14e-2(a) promulgated under the Exchange Act.

Financing

Pursuant to the Separation Agreement, immediately prior to the Distribution, Splitco will incur new indebtedness in an aggregate principal amount of not less than the Below Basis Amount in the form of debt securities, term loans or a combination thereof, and will use a portion of the proceeds of this indebtedness to pay the Special Payment to TDCC. The Separation Agreement also provides that, immediately prior to the Distribution, Splitco will issue to TDCC the Splitco Securities, unless TDCC elects to receive cash from Splitco in lieu of the Splitco Securities, as described below under “—Debt Exchange.”

Prior to the execution of the Merger Agreement, Olin entered into the Commitment Letters, under which the Commitment Parties committed to provide to Splitco and Olin up to $3,769.5 million in aggregate principal amount of senior unsecured bridge loans, term loans and revolving loans, in each case subject the terms and conditions of the Commitment Letters. See “Debt Financing.”

The Merger Agreement provides that Olin will use reasonable best efforts to take all actions necessary to consummate the debt financing contemplated by the Commitment Letters as promptly as practicable after the date of the Merger Agreement on terms and conditions no less favorable in the aggregate than the terms and conditions of the Commitment Letters. Furthermore, Olin is required to, and to cause its affiliates to:

•	use reasonable best efforts to comply with and maintain the Commitment Letters and negotiate and execute definitive agreements on the terms and conditions contained in the Commitment Letters;

•	satisfy the conditions in the Commitment Letters and the definitive agreements for the debt financing that are within Olin’s control;

•	fully enforce its rights under the Commitment Letters and the definitive agreements for the debt financing; and

•	use reasonable best efforts to draw upon and consummate the debt financing contemplated by the Commitment Letters at or prior to the Distribution.

The Merger Agreement provides that if any portion of the financing contemplated by the Commitment Letters or the related definitive agreements becomes unavailable on the terms and conditions contemplated in the Commitment Letters or such definitive agreements, Olin will use reasonable best efforts to obtain alternative financing that is sufficient to finance the payments to be made to TDCC under the Separation Agreement on terms that do not expand the conditions to the funding from those in the Commitment Letters. Olin will be subject to the same obligations described in the preceding paragraph with respect to any such alternative financing arrangements.

Olin has agreed to keep TDCC informed of the status of its efforts to arrange the debt financing. Except in limited circumstances, Olin may not, without TDCC’s consent, amend, modify, supplement, restate, substitute, replace, terminate, assign or agree to any waiver under the Commitment Letters or any definitive agreement relating to the debt financing in a manner that expands on the conditions precedent or contingencies to the funding on the closing date of the debt financing or that could otherwise prevent, impair or materially delay the consummation of the Transactions. Prior to the closing of the Merger, TDCC has agreed to cooperate, at the expense of Olin, with Olin for the arrangement of the debt financing.

Debt Exchange

The Merger Agreement provides that TDCC will use its reasonable best efforts to cause the Debt Exchange to occur prior to the Distribution. TDCC has the right to determine, after consultation with Olin, the terms and conditions of the Debt Exchange and the parties thereof. TDCC is permitted to direct and control the negotiations and arrangements in connection with the issuance of the Splitco Securities (and must keep Olin informed of all developments with respect thereto) and the advisors for TDCC, and Olin and Splitco are required to take all actions necessary to facilitate the Debt Exchange as reasonably directed by TDCC. The Merger Agreement contains covenants requiring TDCC and Olin to cooperate in the preparation of documents and the making of filings required for the issuance of the Splitco Securities and the consummation of the Debt Exchange and to coordinate their activities with respect to the Debt Exchange and the other components of the debt financing.

Under the Merger Agreement, subject to TDCC’s compliance with its covenants described in the preceding paragraph, if TDCC determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution, then TDCC may elect to (1) require Splitco to issue to TDCC the Splitco Securities even though the Debt Exchange will not occur at the time of the Distribution or (2) require Olin to draw upon and consummate the debt financing and require Splitco to borrow an amount no less than the Above Basis Amount, and distribute to TDCC an amount in cash equal to the Above Basis Amount.

If TDCC elects to require Splitco to issue the Splitco Securities, and TDCC determines to consummate the Debt Exchange or other sale or exchange of the Splitco Securities after the closing of the Merger, the Merger Agreement requires Olin and Splitco to reasonably cooperate with TDCC in connection with the preparation of all documents and the making of all filings required in connection with the Debt Exchange or other sale or exchange of the Splitco Securities.

Non-Solicitation of Employees

Under the Merger Agreement, for a period of two years after the closing date of the Merger, TDCC has agreed that, without Olin’s consent, it will not, directly or indirectly:

•	solicit, hire or offer to hire any of the employees of DCP;

•	seek to cause any employees of DCP to leave the employ of Olin or its subsidiaries; or

•	enter into a consulting agreement with any employee of DCP.

The restrictions in the preceding paragraph do not apply to general solicitations or advertisements that are not targeted at the employees of DCP. In addition, TDCC is not restricted from soliciting, hiring, offering to hire or entering into a consulting agreement with any employee of DCP whose employment with Olin was terminated by Olin.

Certain Other Covenants and Agreements

The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

•	access to each of DCP’s and Olin’s offices, properties and books and records, as well as restrictions on a party contacting any of the employees, customers, distributors or suppliers of the other party without the authorization of the other party;

•	preservation of the indemnification provisions in the bylaws of Splitco with respect to directors, officers, employees, fiduciaries or agents of Splitco;

•	the obligations of Olin to obtain the release of TDCC and its subsidiaries from certain contracts, instruments or other arrangements to the extent relating to DCP and for which TDCC or its subsidiary is a guarantor or person required to provide financial support (including certain guarantees relating to the JV Entity), including by substituting Olin or one of its subsidiaries for the TDCC entity that is a party to the contract, instrument or arrangement;

•	the listing of the shares of Olin common stock issued in the Merger on the NYSE;

•	steps required to cause any disposition of Splitco common stock or acquisitions of Olin common stock resulting from the Transactions by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Olin or Splitco to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	confidentiality obligations of TDCC and Olin;

•	the parties’ obligation to take appropriate actions, and to assist and cooperate with the other parties, to do all things necessary proper or advisable under applicable law to execute and deliver the Transaction Documents and any other documents as may be required to carry out the provisions of the Merger Agreement and to consummate the Transactions, as well as TDCC’s obligations to keep Olin informed as to the status of the Separation; and

•	the development and implementation of alternative arrangements to provide DCP with electricity if certain governmental approvals are not obtained with respect to certain facilities in Louisiana.

Conditions to the Merger

The obligations of Olin, TDCC, Merger Sub and Splitco to consummate the Merger are subject to the satisfaction or, if permitted under applicable law, waiver of the following conditions:

•	the consummation of the Separation, the Contribution and the Distribution in all material respects in accordance with the Separation Agreement;

•	the effectiveness of the registration statement of Olin and the registration statement of Splitco and the absence of any stop order issued by the SEC or any pending proceeding before the SEC seeking a stop order with respect thereto;

•	the approval for listing on the NYSE of the shares of Olin common stock to be issued in the Merger;

•	the approval by Olin shareholders of the Share Issuance and the Charter Amendment;

•	the expiration or termination of any applicable waiting period under the HSR Act, and the receipt of any governmental approvals required under the antitrust laws in certain other jurisdictions; and

•	the absence of any law or orders of governmental authorities in the United States or certain other jurisdictions that enjoins or makes illegal the consummation of the Separation, the Contribution, the Distribution or the Merger.

The conditions listed above are referred to as the “Joint Conditions to the Merger.” As disclosed on Olin’s current reports on Form 8-K filed with the SEC on June 16, 2015 and July 6, 2015, respectively, the applicable waiting period under the HSR Act expired on June 11, 2015 and all foreign regulatory approvals required to consummate the Transactions have been obtained.

Olin’s and Merger Sub’s obligations to effect the Merger are subject to the satisfaction or, if permitted by applicable law, waiver of the following additional conditions:

•	the truth and correctness in all material respects of TDCC’s representations and warranties with respect to organization and qualification, capital structure of Splitco, the DCP Subsidiaries and the JV Entity, absence of certain conflicts and broker fees as of the closing date of the Merger;

•	the truth and correctness of TDCC’s other representations and warranties as of the closing date of the Merger, except where a failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on DCP;

•	the compliance in all material respects by TDCC and Splitco of all covenants and agreements required to be complied with by them on or prior to the effective time of the Merger under the Merger Agreement, the Separation Agreement and the Employee Matters Agreement;

•	the receipt by Olin of a certificate, dated as of the closing date of the Merger, of an authorized representative of TDCC certifying the satisfaction by TDCC and Splitco of the conditions described in the preceding three bullet points; and

•	the receipt by Olin of an opinion from Olin’s tax counsel with respect to the Merger.

We refer to the conditions listed above as the “Additional Conditions to the Merger for Olin’s Benefit.”

TDCC’s and Splitco’s obligations to effect the Merger are subject to the satisfaction or, if permitted by applicable law, waiver of the following additional conditions:

•	the truth and correctness in all material respects of Olin’s and Merger Sub’s representations and warranties with respect to organization and qualification, capitalization, absence of certain conflicts and broker fees as of the closing date of the Merger;

•	the truth and correctness of Olin’s and Merger Sub’s other representations and warranties as of the closing date of the Merger, except where a failure to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Olin;

•	the compliance in all material respects by Olin and Merger Sub of all covenants and agreements required to be complied with by them on or prior to the effective time of the Merger under the Merger Agreement and the Employee Matters Agreement;

•	the receipt by TDCC of a certificate, dated as of the closing date of the Merger, of an authorized representative of Olin certifying the satisfaction by Olin and Merger Sub of the conditions described in the preceding three bullet points;

•	the receipt by TDCC of the TDCC RMT Tax Opinion from TDCC’s tax counsel;

•	the receipt by TDCC of the Private Letter Ruling, in form and substance reasonably acceptable to TDCC, which ruling is still valid and in full force and effect as of the closing date of the Merger;

•	the consummation of the Debt Exchange immediately before the Distribution, unless TDCC elects to receive a cash dividend from Splitco in lieu of the Splitco Securities, as described above under “—Debt Exchange”; and

•	the incurrence by Splitco of new indebtedness in an aggregate principal amount of not less than the Below Basis Amount and receipt by Splitco of the proceeds thereof, the issuance to TDCC of additional shares of Splitco common stock, the issuance to TDCC of the Splitco Securities (or the payment by Splitco to TDCC of a cash dividend in lieu of the Splitco Securities, as the case may be) and the payment by Splitco to TDCC of the Special Payment, in each case pursuant to the terms of the Separation Agreement.

We refer to the conditions listed above as the “Additional Conditions to the Merger for TDCC’s Benefit.”

To the extent permitted by applicable law, TDCC and Splitco, on the one hand, and Olin and Merger Sub, on the other hand, may waive the satisfaction of the conditions to their respective obligations to consummate the Transactions. If Olin waives the satisfaction of a material condition to the consummation of the Transactions, Olin will evaluate the appropriate facts and circumstances at that time and re-solicit shareholder approvals of the Share Issuance if required to do so by law or the rules of the NYSE. If Olin waives a material condition to the consummation of the Transactions, Olin will notify shareholders of the waiver by issuing a press release or other public announcement a minimum of five business days prior to the special meeting of Olin shareholders. See “Risk Factors—Risks Related to the Transactions—Olin may waive one or more of the conditions to the consummation of the Transactions without re-soliciting shareholder approval.”

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Merger by the written consent of TDCC, Olin, Splitco and Merger Sub. Also, subject to specified qualifications and exceptions, either TDCC or Olin may terminate the Merger Agreement at any time prior to the consummation of the Merger:

•	if the Merger has not been consummated by December 26, 2015 (such date, as it may be extended as described below, the “Termination Date”), unless the only conditions to the consummation of the Merger that have not been satisfied or waived are the conditions relating to the governmental approvals required under the HSR Act and other antitrust laws and the absence of any laws or governmental orders prohibiting the Transactions, or the condition relating to the consummation of the Debt Exchange, in which case either party may elect to extend the Termination Date from December 26, 2015 to March 26, 2016;

•	if any governmental authority in the United States or certain other jurisdictions have issued a final and non-appealable order that permanently enjoins the consummation of the Merger; or

•	if Olin’s shareholders fail to approve the Share Issuance and the Charter Amendment at the meeting of Olin’s shareholders (including any adjournment, continuation or postponement thereof).

In addition, subject to specified qualifications and exceptions, TDCC may terminate the Merger Agreement if:

•	Olin has breached any covenant or agreement in the Merger Agreement that would, if occurring or continuing on the closing date of the Merger, cause the Joint Conditions to the Merger or the first four bullets of the Additional Conditions to the Merger for TDCC’s Benefit described above not to be satisfied, and the breach is not cured, or cannot be cured, within 30 days of receipt of written notice by TDCC to Olin of such breach;

•	a Change in Recommendation has occurred;

•	Olin has failed to include the Olin Recommendation in the Olin proxy statement; or

•	Olin has failed to comply with its obligations under the Merger Agreement relating to the preparation and filing of the proxy statement and registration statements, the meeting of Olin’s shareholders or the solicitation of alternative transactions, except for de minimis non-compliance with these obligations that is promptly cured.

In addition, subject to specified qualifications and exceptions, Olin may terminate the Merger Agreement if:

•	TDCC has breached any covenant or agreement in the Merger Agreement that would, if occurring or continuing on the closing date of the Merger, cause the Joint Conditions to the Merger or the first four bullets of the Additional Conditions to the Merger for Olin’s Benefit described above not to be satisfied, and the breach is not cured, or cannot be cured, within 30 days of receipt of written notice by Olin to TDCC of such breach.

If the Merger Agreement is terminated, the Merger Agreement will terminate without any liability on the part of any party except as described below in the section of this document entitled “—Termination Fee and Expenses Payable in Certain Circumstances,” provided that nothing in the Merger Agreement will relieve any party of liability for fraud committed or any breach of the Transaction Documents prior to such termination.

Termination Fee and Expenses Payable in Certain Circumstances

The Merger Agreement provides that, upon termination of the Merger Agreement under specified circumstances, a termination fee of $100 million may be payable by Olin to TDCC. The circumstances under which this termination fee may be payable include:

•	if TDCC terminates the Merger Agreement due to (1) a Change in Recommendation, (2) Olin’s failure to include the Olin Recommendation in the Olin proxy statement, or (3) Olin’s failure to comply with its obligations under the Merger Agreement relating to the preparation and filing of the proxy statement and registration statements, the meeting of Olin’s shareholders and the solicitation of alternative transactions (except for de minimis non-compliance with these obligations that is promptly cured); or

•	if (1) Olin or TDCC terminates the Merger Agreement because the Merger has not been consummated by the Termination Date or because Olin’s shareholders fail to approve the Share Issuance and the Charter Amendment at the meeting of Olin’s shareholders, (2) prior to the termination of the Merger Agreement, a Competing Olin Transaction is publicly announced or becomes publicly known, and (3) on or prior to the date that is 18 months after the date of termination, Olin enters into a letter of intent, agreement in principle, term sheet or contract, commitment or agreement relating to a Competing Olin Transaction or consummates a Competing Olin Transaction (whether or not the applicable Competing Olin Transaction is the same as the original Competing Olin Transaction publicly announced or publicly known).

If the Merger Agreement is terminated because Olin’s shareholders fail to approve the Share Issuance and the Charter Amendment at the meeting of Olin’s shareholders, Olin will be required to reimburse TDCC and Splitco in cash for certain out-of-pocket fees and expenses incurred by TDCC and Splitco in connection with the Transactions, up to a maximum of $50 million in the aggregate. If Olin becomes obligated to pay a termination fee to TDCC under the second bullet of the preceding paragraph, the amount of any expenses of TDCC and Splitco previously reimbursed by Olin would be deducted from the amount of the termination fee payable.

The Merger Agreement provides that, except as described in this section, subject to certain exceptions, all expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement are to be paid by the party incurring the expenses, except that TDCC and Olin shall each pay one half of all expenses relating to printing, filing and mailing the Olin and Splitco registration statements and the Olin proxy statement and all SEC and other regulatory filing fees incurred in connection with the registration statements and the proxy statement.

If Olin fails to pay the $100 million fee described above, or Olin fails to pay any of the expenses it is obligated to pay when due, the amount of these payments will be increased to include the costs of all expenses incurred by TDCC and Splitco in connection with the collection under and enforcement of the terms of the Merger Agreement, together with interest on the unpaid payments. Payment of the fees and expenses described in this section will not be in lieu of any damages incurred in the event of breach of the Merger Agreement.

Specific Performance

In the Merger Agreement, the parties acknowledge and agree that they would be irreparably damaged if any of the provisions of the Merger Agreement are breached and that any breach of the Merger Agreement by any party could not be adequately compensated by monetary damages alone and that the parties would not have any adequate remedy at law. Accordingly, the parties have agreed that in addition to any other right or remedy to which a party may be entitled, each party is entitled to enforce any provision of the Merger Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of the Merger Agreement.

Amendments

The Merger Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, each party to the Merger Agreement that expressly references the section of the Merger Agreement to be amended, or by a waiver in accordance with the Merger Agreement. For any amendments to the sections of the Merger Agreement relating to amendments, third-party beneficiaries, governing law, waiver of jury trial and certain non-parties to the Merger Agreement that, in each case, adversely affect any of Olin’s financing sources, the prior written consent of the financing sources will be required.

THE SEPARATION AGREEMENT

The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is incorporated by reference in this document. Shareholders of TDCC and Olin are urged to read the Separation Agreement in its entirety. This description of the Separation Agreement has been included to provide TDCC shareholders and Olin shareholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this document. It is not intended to provide any other factual information about Olin, Merger Sub, TDCC or Splitco. Information about Olin, Merger Sub, TDCC and Splitco can be found elsewhere in this document and in the documents incorporated by reference into this document. See also “Where You Can Find More Information; Incorporation by Reference.”

Descriptions regarding the assets and liabilities conveyed to Splitco and retained by TDCC contained in the Separation Agreement are qualified by certain information that has been exchanged between TDCC and Splitco and that is not reflected in the Separation Agreement. Accordingly, TDCC shareholders and Olin shareholders should not rely on the general descriptions of assets and liabilities in the Separation Agreement, as they may have been modified in important ways by the information exchanged between TDCC and Olin.

Overview

The Separation Agreement provides for the Separation of DCP from TDCC. Among other things, the Separation Agreement specifies which assets of TDCC related to DCP are to be transferred to, and which liabilities of TDCC related to DCP are to be assumed by, Splitco and its subsidiaries, and sets forth when and how these transfers and assumptions will occur. The Separation Agreement also includes procedures by which TDCC and Splitco will become separate and independent companies. The matters addressed by the Separation Agreement include, without limitation, the matters described below.

Following the conveyance by TDCC of the specified assets and liabilities relating to DCP to Splitco or the DCP Subsidiaries, in consideration for the contribution of TDCC’s equity interests in the DCP Subsidiaries to Splitco, Splitco will:

•	issue to TDCC 99,999,500 additional shares of Splitco common stock which, along with the 500 shares of Splitco common stock currently owned by TDCC, will constitute all of the outstanding stock of Splitco;

•	issue to TDCC the Splitco Securities, or pay to TDCC as a dividend an amount in cash equal to the Above Basis Amount; and

•	pay to TDCC as a dividend the Special Payment.

As a result, TDCC expects to receive approximately $2,030 million from the Special Payment and the Debt Exchange.

Separation of the Dow Chlorine Products Business

Transfer of Assets and Assumption of Liabilities

Generally, subject to the terms and conditions contained in the Separation Agreement:

•	on or prior to the date of the Distribution, TDCC or a subsidiary of TDCC will transfer to Splitco or a DCP Subsidiary generally all assets primarily related to DCP, and Splitco or a DCP Subsidiary will assume all liabilities arising out of or relating to the conduct of DCP on or after the date of the Distribution;

•	TDCC will retain all assets and liabilities that are not transferred to Splitco or a DCP Subsidiary in the Separation; and

•	for a period of two years following the Distribution, if the parties become aware of any misallocated assets or liabilities, the parties will transfer such misallocated assets or liabilities to the appropriate party.

The assets to be transferred or assigned to Splitco or the DCP Subsidiaries (the “Transferred Assets”) include the following assets of TDCC and its subsidiaries:

•	certain inventories of raw materials, packaging materials, semi-finished and finished goods, purchased supplies, other supplies and spare parts and materials used for maintaining production machinery and equipment used in DCP;

•	certain owned and leased real property used in DCP;

•	certain facilities, buildings and structures used in DCP;

•	all contracts primarily related to DCP and certain contracts for the sole benefit of Splitco into which certain shared contracts are separated pursuant to the Separation Agreement;

•	all approvals, permits, licenses, agreements and authorizations issued or granted by any governmental authority and all pending applications therefor, in each case, used or held for use exclusively in connection with DCP;

•	all business records and other documentation and materials to the extent related to DCP;

•	all tangible machinery, equipment, infrastructure, wires and other tangible property that is primarily related to DCP and certain owned and leased rail cars;

•	all patents and applications therefor, trademarks and other intellectual property that is exclusively related to DCP;

•	certain accounts receivable arising in connection with the conduct of DCP;

•	all goodwill associated with, or attributable to, DCP;

•	all assets and properties that are reflected in the final statement of the working capital of Splitco and its subsidiaries to be delivered under the Separation Agreement; and

•	all other assets expressly identified in the Separation Agreement or the Employee Matters Agreement as assets to be acquired by Splitco.

The Separation Agreement provides that the assets to be transferred or assigned to Splitco or the DCP Subsidiaries will not in any event include any of the following:

•	certain intellectual property, information technology assets, interests in real property, contracts and other assets that the parties have agreed will be excluded assets, including assets that will be used by TDCC and its subsidiaries to provide services to Splitco and its affiliates under the Additional Agreements following the consummation of the Transactions;

•	all claims related to any claim, action or proceeding before a governmental authority, to the extent such claim relates to the conduct of DCP prior to the date of the Distribution; and

•	any assets of TDCC that are not identified as Transferred Assets (other than equity interests in the JV Entity, which will be transferred to Splitco or a DCP Subsidiary as described below under “—Transfer of the JV Entity Interests”).

The Separation Agreement provides that the liabilities that are to be assumed by Splitco or the DCP Subsidiaries include the following liabilities of TDCC:

•	all liabilities to the extent relating to the conduct of DCP or the Transferred Assets, in each case, on or after the date of the Distribution;

•	all liabilities relating to the products or inventory of DCP to the extent such products or inventory are manufactured, sold or distributed on or after the date of the Distribution;

•	all liabilities to the extent relating to the contracts that constitute Transferred Assets (other than certain accounts payable incurred prior to the Distribution and liabilities of TDCC or its subsidiaries resulting from a material breach of any such contract by TDCC or its subsidiaries prior to the date of the Distribution);

•	all liabilities relating to any claim, action or proceeding before a governmental authority against TDCC or DCP that relates to the conduct of DCP, the Transferred Assets, Splitco or the DCP Subsidiaries, in each case, on or after the date of the Distribution;

•	certain employment-, benefits-, or collective bargaining-related liabilities and claims made by employees, or any union, works council or other representative body that represents employees, of DCP;

•	all liabilities, known or unknown, to the extent arising from (i) releases of hazardous materials occurring on or after the date of the Distribution at transferring owned real property or at transferring leased real property (occurring during the term of the applicable lease), (ii) human exposure to such releases, (iii) releases of hazardous materials on or after the date of the Distribution at third-party sites to which such materials were sent for treatment or disposal in connection with DCP or the JV Entity, (iv) any violation of environmental law or permit arising out of the operation of DCP or the JV Entity or their respective properties on or after the date of the Distribution and (v) all actions or proceedings arising out of any violation of or liability under environmental law on or after the date of the Distribution;

•	all liabilities that are reflected in the final statement of the working capital of Splitco and its subsidiaries to be delivered under the Separation Agreement, including certain indebtedness, accounts payable and accrued liabilities;

•	all liabilities arising under the new indebtedness to be incurred by Splitco on the date of the Distribution, a portion of which will be used to pay to TDCC the Special Payment;

•	all liabilities under any contracts, instruments or other arrangements to the extent relating to DCP and for which TDCC or its subsidiary (other than Splitco and the DCP Subsidiaries) is a guarantor or person required to provide financial support; and

•	certain liabilities in respect of indebtedness of the JV Entity for borrowed money.

The Separation Agreement provides that the liabilities that are to be assumed by Splitco or the DCP Subsidiaries will not in any event include any of the following:

•	any liabilities relating to any of the assets of Dow or its subsidiaries that will not be transferred or assigned to Splitco or the DCP Subsidiaries pursuant to the Separation Agreement;

•	liabilities in respect of indebtedness of the JV Entity for borrowed money in excess of approximately $543 million;

•	all liabilities, known or unknown, to the extent arising from (i) releases of hazardous materials occurring prior to the date of the Distribution at transferring owned real property or at transferring leased real property, (ii) human exposure to such releases, (iii) releases of hazardous materials whether prior to, on or after the date of the Distribution at third-party sites to which such materials were sent for treatment or disposal prior to the date of the Distribution in connection with DCP or the JV Entity, (iv) any violation of environmental law or permit arising out of the operation of DCP or the JV Entity or their respective properties prior to the date of the Distribution and (v) all actions or proceedings arising out of any violation of or liability under environmental law prior to the date of the Distribution; and

•	all liabilities for taxes for which TDCC is liable under the Tax Matters Agreement, as described in the section of this document entitled “Other Agreements—Tax Matters Agreement.”

Local Conveyances and Additional Agreements

The Separation Agreement requires that on or before the date of the Distribution, TDCC or its subsidiaries and Splitco or the DCP Subsidiaries will execute and deliver all necessary transfer documents relating to the Transferred Assets to be transferred or assigned to Splitco or the DCP Subsidiaries (or to be retained by TDCC, as the case may be) and the liabilities to be assumed by Splitco or the DCP Subsidiaries (or to be retained by TDCC, as the case may be) (the “Local Conveyances”).

In addition, on the date of the Distribution, TDCC or its subsidiaries and Splitco or the DCP Subsidiaries are required to execute and deliver certain intellectual property agreements, real property agreements, site and business services agreements, agreements relating to the supply of electricity and agreements for the purchase and sale of certain raw materials and finished products (the “Additional Agreements”), as more fully described in the section of this document entitled “Other Agreements—Other Ancillary Agreements.”

Intercompany Arrangements

Except for certain agreements such as the Separation Agreement, the Merger Agreement, the Local Conveyances and the Additional Agreements, all contracts between Splitco or any of the DCP Subsidiaries, on the one hand, and TDCC or any of its subsidiaries (other than Splitco and the DCP Subsidiaries), on the other hand, will be terminated as of or prior to the date of the Distribution. TDCC is also required to use its commercially reasonable efforts to settle all intercompany accounts between TDCC or any of its subsidiaries (other than Splitco and the DCP Subsidiaries), on the one hand, and Splitco or any of the DCP Subsidiaries, on the other hand, as of or prior to the date of the Distribution. Any intercompany accounts that are not settled will be taken into account for the determination of the amount of working capital of Splitco and its subsidiaries as of the date of the Distribution.

Consents and Delayed Transfers

The Separation Agreement provides that TDCC and Splitco will use their respective reasonable best efforts to obtain any required third-party consents or governmental approvals required in connection with the Separation or the Distribution. If the transfer of any asset, or the assumption of any liability, in connection with the Separation or the Distribution requires the consent of a third-party or approval of a governmental authority, then the transfer of such asset, or the assumption of such liability, will not be effective until the required consent or approval is obtained. The obligations of the parties to obtain such consents and approvals will generally terminate on the two-year anniversary of the Distribution.

Where the transfer of an asset, or the assumption of a liability, requires the consent of a third-party or approval of a governmental authority and such consent or approval has not been obtained prior to the Distribution, subject to the satisfaction of the conditions to the completion of the Distribution, the Distribution will nevertheless take place, and TDCC and Splitco will be required to use reasonable best efforts to establish arrangements under which Splitco or the DCP Subsidiaries will obtain the economic rights and benefits associated with, and will assume the economic burden with respect to, the relevant asset or liability until the applicable asset is transferred to, or the applicable liability is assumed by, Splitco or a DCP Subsidiary.

Partially Transferred Contracts

The Separation Agreement provides that TDCC and Splitco will use their reasonable best efforts to separate contracts that relate both to DCP and the other businesses conducted by TDCC and its subsidiaries, which are referred to as the “partially transferred contracts,” into separate contracts so that Splitco and the DCP Subsidiaries will have the rights and benefits and be subject to the liabilities with respect to each partially transferred contract to the extent related to DCP, and TDCC and its subsidiaries will have the rights and benefits and be subject to the liabilities with respect to each partially transferred contract to the extent not related to DCP. If any counterparty to any partially transferred contract is entitled to consent to the separation of the partially transferred contract and has not provided its consent or if the separation of a partially transferred contract has not been completed as of the date of the Distribution for any other reason, TDCC and Splitco will be required to use their reasonable best efforts to develop and implement arrangements to make the portion of the partially transferred contract related to DCP available for use by (and for the benefit of) Splitco and the DCP Subsidiaries. If and when any required consents are obtained, the partially transferred contract will be separated as described above. The obligations of TDCC and Splitco with respect to partially transferred contracts will terminate on the two-year anniversary of the Distribution. Splitco and TDCC will share equally any costs related to separating the partially transferred contracts.

Permits

Under the Separation Agreement, TDCC is required to use reasonable best efforts to obtain any environmental permits or other permits, licenses, approvals and authorizations from governmental entities and certain emissions credits, allowances and rights, in each case that are not transferred or assigned to Splitco or the DCP Subsidiaries but are necessary for Splitco and the DCP Subsidiaries to own or operate DCP from and after the date of the Distribution. If any such permits, licenses, approvals, authorizations, emissions credits, allowances or rights has not been obtained prior to the date of the Distribution, TDCC and Splitco will be required to use their reasonable best efforts to develop and implement lawful arrangements under which Splitco will have the benefit of environmental permits held by TDCC and its Subsidiaries following the Distribution. The obligations of TDCC and Splitco with respect to permits will terminate on the two-year anniversary of the Distribution.

Transfer of the JV Entity Interests

Under the Separation Agreement, TDCC will transfer its equity interests in the JV Entity to Splitco or a DCP Subsidiary. These interests will constitute 50 percent of the outstanding equity interests in the JV Entity, if there is no Tag Event, or 100 percent of the outstanding equity interests in the JV Entity if there is a Tag Event. On June 5, 2015, the JV Partner informed TDCC that it had exercised its right to transfer all of its equity interests in the JV Entity to TDCC or TDCC’s designee in connection with the Transactions pursuant to the organizational documents of the JV Entity. If, however, at the time of the Distribution, (1) any consents of or approvals or waivers by third parties or governmental authorities required for the transfer of TDCC’s equity interests in the JV Entity to Splitco, a DCP Subsidiary or Olin have not been obtained, or (2) Olin has not secured the release of TDCC from TDCC’s obligations under certain guarantees relating to the JV Entity, then TDCC will not transfer its equity interests in the JV Entity to Splitco as part of the Separation and the Distribution (though the Separation and Distribution will otherwise still occur). Until such time as the required consents, approvals and waivers are obtained and the release of TDCC is secured (or waived by TDCC), the Separation Agreement provides that TDCC will hold the equity interests in the JV Entity in trust for Splitco and Splitco will be entitled to the economic benefits (including the rights to receive dividends and distributions) and will bear the economic burdens associated with ownership of those interests (but will not have the right to vote or direct the voting of those interests). Once the necessary consents, approvals and waivers are obtained and the release of TDCC is secured (or waived by TDCC), the transfer of TDCC’s equity interests in the JV Entity to Splitco will be effected.

Disclaimer

Under the Separation Agreement (other than as expressly provided therein), Splitco will take the assets and liabilities of DCP that are allocated to it “as is, where is,” and bear the economic and legal risk relating to conveyance of, title to or the assumption of those assets and liabilities. None of the foregoing has any impact on the representations and warranties made by TDCC in the Merger Agreement, the Tax Matters Agreement, the Employee Matters Agreement or any of the Additional Agreements or Local Conveyances. See “The Merger Agreement—Representations and Warranties” for a description of the representations and warranties related to DCP which are contained in the Merger Agreement.

Contribution

Immediately prior to the Distribution, TDCC will effect the Contribution, pursuant to which all of the DCP Subsidiaries will become direct or indirect subsidiaries of Splitco.

Issuance of Splitco Common Stock, Incurrence of Debt, Splitco Securities and Special Payment

In consideration for the Contribution, immediately prior to the Distribution, Splitco will:

•	issue to TDCC 99,999,500 additional shares of Splitco common stock which, along with the 500 shares of Splitco common stock currently owned by TDCC, will constitute all of the outstanding stock of Splitco;

•	incur new indebtedness in an aggregate principal amount of not less than the Below Basis Amount in the form of debt securities, term loans or a combination thereof, as more fully described under “Debt Financing”;

•	issue to TDCC the Splitco Securities, or pay to TDCC as a dividend an amount in cash equal to the Above Basis Amount, which will be $2,030 million minus the amount of the Special Payment, subject to adjustment based on Splitco’s working capital as described below under “—Working Capital Adjustment”; and

•	pay to TDCC as a dividend the Special Payment.

The Special Payment will consist of $875 million in cash, unless TDCC notifies Splitco at least 20 business days prior to the anticipated date of the Distribution that it elects to increase or reduce the amount of the Special Payment after considering in good faith the estimated adjusted tax bases of the Transferred Assets and the estimated amount of liabilities to be assumed by Splitco and the DCP Subsidiaries in the Separation. TDCC will not be permitted to increase the amount of the Special Payment to more than $1,050 million without the written consent of Olin.

Distribution

In the Distribution, TDCC will distribute all of the outstanding shares of Splitco common stock to the holders of shares of TDCC common stock. The Separation Agreement provides that the Distribution may be effected, at TDCC’s option, by way of a spin-off, a split-off or a combination thereof. As previously noted, this document has been prepared under the assumption that the shares of Splitco will be distributed to TDCC shareholders pursuant to a split-off. Based on market conditions prior to closing, TDCC will determine whether the Splitco shares will be distributed to TDCC’s shareholders in a spin-off or a split-off.

Conditions to the Distribution

The obligation of TDCC to complete the Distribution is conditional upon the substantially simultaneous consummation of the transactions described above under “—Contribution” and “—Issuance of Splitco Common Stock, Incurrence of Debt, Splitco Securities and Special Payment.”

The obligation of TDCC to complete the Distribution is also subject to the satisfaction or waiver by TDCC and Olin of the Joint Conditions to the Merger (other than the consummation of the Distribution), and the satisfaction or waiver by TDCC of the Additional Conditions to the Merger for TDCC’s Benefit, in each case as defined under “The Merger Agreement—Conditions to the Merger.”

Mutual Releases and Indemnification

Except as otherwise set forth in the Separation Agreement, the Merger Agreement, the Tax Matters Agreement, the Employee Matters Agreement or any of the Additional Agreements or Local Conveyances (collectively, the “Transaction Documents”), and subject to certain other exceptions noted below, both TDCC and Splitco (on behalf of themselves and their respective subsidiaries) will release each other and specified related parties from any and all liabilities arising out of or related to any events, circumstances or actions occurring (or failing to occur) at or prior to the Distribution, and have agreed not to make any claims or demands against the other party and its related parties with respect to such liabilities. The Separation Agreement, however, provides that neither TDCC nor Splitco (nor their related parties) will be released from the following liabilities:

•	any liability provided for in, or resulting from, any Transaction Document;

•	any liability retained, assumed, transferred, assigned or allocated to TDCC and its subsidiaries or Splitco and its subsidiaries, as the case may be, in accordance with any Transaction Document;

•	any liability that a party may have with respect to indemnification or contribution pursuant to the Separation Agreement for any third-party claim, action or proceeding against the parties; or

•	any liability the release of which would result in the release of any person other than TDCC, Splitco or any of their respective subsidiaries or related parties.

Further, under the Separation Agreement, TDCC will indemnify Splitco and its affiliates and their respective officers, directors, employees and agents for any losses incurred by them to the extent arising or resulting from any liability allocated to TDCC and its subsidiaries under the Separation Agreement and Splitco will indemnify TDCC and its affiliates and their respective officers, directors, employees and agents for any and all losses incurred by them to the extent arising or resulting from any liability allocated to Splitco and its subsidiaries under the Separation Agreement. TDCC’s indemnification obligation for environmental liabilities is subject to certain limitations described below under “—Environmental Provisions.”

Under the Separation Agreement, the amount of any indemnifiable losses will be reduced by (1) any insurance proceeds or other amounts actually recovered by the indemnified party or any of its affiliates in connection with the facts giving rise to the right of indemnification, (2) any tax benefit actually realized by the indemnified party or any of its affiliates that results from the accrual, incurrence or payment of any such losses, and (3) any amount included in the final statement of the working capital of Splitco and its subsidiaries specifically with respect to any such loss. Each party is also obligated to take all reasonable steps to mitigate its indemnifiable losses after becoming aware of any event that could reasonably be expected to give rise to any losses, and indemnification will not be available to the extent a party fails to take reasonable steps to mitigate such loss.

All rights and obligations of TDCC and Splitco with respect to indemnification for tax matters will be governed by the Tax Matters Agreement and will not be subject to the provisions of the Separation Agreement described in this section (see the section of this document entitled “Other Agreements—Tax Matters Agreement”).

Environmental Provisions

Under the Separation Agreement, subject to certain limitations, TDCC will indemnify Splitco and its affiliates and their respective officers, directors, employees and agents for certain environmental liabilities that relate to:

•	releases of hazardous materials that occur before the date of the Distribution at or from any facility or railcar owned, leased or used in connection with DCP or the JV Entity, and releases of hazardous materials (whenever occurring) at or from any third-party site to which such materials were sent for treatment or disposal before the date of the Distribution in connection with DCP or the JV Entity;

•	violations of environmental laws and permits that occur or exist before the date of the Distribution, including any continuation of such violation for a specified period after the date of the Distribution;

•	actions or proceedings arising out of any violation or liability under environmental law or permits before the date of the Distribution related to DCP or the JV Entity or any real property used in connection therewith; and

•	human exposure (whenever occurring) to hazardous materials released before the date of the Distribution at any real property used in connection with DCP or the JV Entity, or included in any product distributed from any real property used in connection with DCP or the JV Entity before the date of the Distribution.

Certain indemnification claims against TDCC under the Separation Agreement for environmental liabilities must be brought within 10 years of the date of the Distribution and are subject to a cap of $1,040 million. A per-claim deductible also applies to certain indemnification claims for environmental liabilities.

Under the Separation Agreement, Splitco will indemnify TDCC and its affiliates and their respective officers, directors, employees and agents for certain environmental liabilities that relate to:

•	releases of hazardous materials that occur after the date of the Distribution at or from any facility or railcar owned, leased or used in connection with DCP or the JV Entity, and releases of hazardous materials at or from any third party site to which such materials were sent for treatment or disposal after the date of the Distribution in connection with DCP or the JV Entity;

•	violations of environmental laws and permits that occur after the date of the Distribution, or existed before the date of the Distribution and continued after the date of the Distribution but were not notified to TDCC within a specified period after the date of the Distribution;

•	actions or proceedings arising out of any violation or liability under environmental law or permits after the date of the Distribution related to DCP or the JV Entity or any real property used in connection therewith; and

•	human exposure to hazardous materials released after the date of the Distribution at any real property used in connection with DCP or the JV Entity, or included in any product distributed from any real property used in connection with DCP or the JV Entity after the date of the Distribution.

Working Capital Adjustment

The Separation Agreement provides for a working capital adjustment to the extent that the actual working capital of Splitco and the DCP Subsidiaries as of close of business on the day immediately prior to the effective date of the Distribution is greater or less than the target working capital for Splitco and the DCP Subsidiaries as of such date.

The Separation Agreement provides that prior to the anticipated date of the Distribution, TDCC will deliver to Splitco a notice setting forth its good faith estimate of the working capital amount. If the estimated amount of working capital exceeds the target working capital amount described in the Separation Agreement, the aggregate principal amount of the Splitco Securities (or the amount of the cash dividend payable by Splitco to TDCC in lieu of the Splitco Securities, as the case may be) will be increased by the amount of such excess, and if the target working capital amount described in the Separation Agreement exceeds the estimated amount of working capital, the aggregate principal amount of the Splitco Securities (or the amount of the cash dividend payable by Splitco to TDCC in lieu of the Splitco Securities, as the case may be) will be reduced by the amount of such excess.

The Separation Agreement provides for a post-closing true-up of the working capital adjustment. If the actual working capital amount as determined in accordance with the procedures set forth in the Separation Agreement exceeds the estimated working capital amount by an amount equal to at least $1 million, then Splitco will pay to TDCC the difference within five business days of the final determination of the actual working capital amount. If the actual working capital amount is less than the estimated working capital amount by an amount equal to at least $1 million, then TDCC will pay to Splitco the difference within five business days of the final determination of the actual working capital amount.

Covenants

The Separation Agreement addresses additional obligations of TDCC and Splitco relating to, among others, access to information, record retention, provision of financial information, the conduct of certain claims retained by TDCC, the privileged nature of information and the resignation of certain directors, and includes covenants relating to Splitco’s use and removal of names and marks retained by TDCC and insurance matters. Certain obligations and covenants are described below.

Access to Information

Until the later of the seventh anniversary of the Distribution or the expiration of the applicable statute of limitations, TDCC and Splitco have agreed to retain the books and records and financial and operational data relating to DCP, the Transferred Assets and the land to be leased to Splitco by TDCC in connection with the Transactions, in each case, for the periods prior to the Distribution and, upon reasonable notice, to allow representatives of the other party reasonable access (including the right to make copies, at the other party’s expense) to such books and records during normal business hours. After the expiration of such period, TDCC and Splitco have agreed to offer to turn over possession of such books and records to the other party.

Retained Names and Marks

Splitco will have the right to use certain trademarks or service marks, Internet domain names, trade names, trade dress, company names and other identifiers that will be retained by TDCC and its subsidiaries on Splitco’s existing stocks of signs, letterheads, labels, office forms, promotional materials and other documents and materials for a period of 90 days after the Distribution. After such 90 day period expires, Splitco will be required to remove the retained names and marks from its existing stock, or cease using such existing stock. Splitco has also agreed to use reasonable best efforts to remove, within nine months after the Distribution, all trademarks that will be retained by TDCC and its subsidiaries that are affixed to any owned or leased rail cars that constitute Transferred Assets.

Insurance

From and after the Distribution, Splitco and its subsidiaries and DCP will cease to be insured by TDCC’s insurance policies or by any of its self-insured programs, and TDCC will retain all rights to control its insurance policies and programs. The Separation Agreement obligates Splitco to arrange for its own insurance policies with respect to Splitco and its subsidiaries and Splitco has agreed not to seek to benefit from any of TDCC’s insurance policies.

Resignations

TDCC is required to deliver resignations of each individual who serves as a director of Splitco and the DCP Subsidiaries and each individual who serves as a director of the JV Entity and was appointed by Dow, on or prior to the date of the Distribution (or in the case of the JV Entity, on the date when the equity interests in the JV Entity are transferred to Splitco or the DCP Subsidiaries, if later), in each case if requested by Olin or Splitco.

Further Actions

Except as otherwise provided in the Separation Agreement, each of TDCC and Splitco has agreed to cooperate with each other and to use reasonable best efforts to take all appropriate actions and to do all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the Separation Agreement.

Termination

Without any further action, the Separation Agreement will terminate simultaneously upon a valid termination of the Merger Agreement prior to the Distribution. If the Separation Agreement is so terminated, neither TDCC nor Splitco will be liable to the other party or any other person under the Separation Agreement, except as provided in the Merger Agreement.

Third-Party Beneficiary; Amendment and Waiver

The Separation Agreement provides that Olin is a third-party beneficiary of the Separation Agreement and has the rights to enforce the terms and provisions of the Separation Agreement. The Separation Agreement may not be amended or modified, and rights under the Separation Agreement may not be waived, without the prior written consent of Olin.

DEBT FINANCING

Overview

In connection with the entry into the Merger Agreement, Olin entered into certain commitment letters with other parties thereto pursuant to which those parties agreed to provide debt financing in connection with the Transactions. On June 23, 2015, Olin and Splitco entered into certain credit agreements with other parties thereto pursuant to which these parties agreed to (i) provide up to $1,350 million of the debt financing in connection with the Transactions in the form of term loans and (ii) reduce a corresponding portion of the commitments under the foregoing commitment letters. The terms of the remaining portion of the debt financing, including the conditions thereto and covenants thereunder, will be set out in definitive documentation to be entered into by the respective parties. The following is a description of the principal terms of the indebtedness that may be incurred in connection with the Transactions, as set out in the credit agreements and the applicable commitment letters.

In connection with the Transactions, Splitco and Olin expect to engage in the following financing activities:

•	the issuance and incurrence by Splitco and Olin of indebtedness of up to $1,615 million, which is currently expected to consist of $1,350 million of term loans and $265 million of debt securities, to (i) finance the Special Payment, (ii) pay fees and expenses of Olin in connection with the Transactions, (iii) refinance the term loans outstanding under Olin’s Existing Credit Facilities and (iv) obtain additional funds for general corporate purposes;

•	the issuance by Splitco to TDCC of the Splitco Securities or, if TDCC determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution and elects to receive cash from Splitco in lieu of the Splitco Securities, the issuance and incurrence by Splitco of indebtedness in the form of debt securities, term loans or a combination thereof to finance the payment by Splitco to TDCC of cash equal to the Above Basis Amount;

•	the amendment of all of Olin’s Go Zone and Recovery Zone bonds;

•	the amendment or refinancing, in whole or in part, of the credit agreement governing the existing indebtedness of the JV Entity (the “JV Credit Agreement”); and

•	the establishment by Olin of a new $500 million senior unsecured revolving credit facility which, once established, will replace Olin’s existing senior unsecured revolving credit facility.

To the extent Splitco and Olin do not obtain debt financing as described above, Splitco expects to incur up to $1,767 million in an aggregate principal amount of senior unsecured bridge loans on the terms, and subject to the conditions, in the Bridge Commitment Letter.

As a result of these financing activities, Olin’s leverage will increase after the consummation of the Transactions. For a discussion of Olin’s liquidity and capital resources after the consummation of the Transactions, see “Information on Olin—Olin’s Liquidity and Capital Resources After the Consummation of the Transactions.”

New Credit Facilities

Splitco Credit Agreement

On June 23, 2015, Splitco entered into a Credit Agreement (the “Splitco Credit Agreement”) with a syndicate of lenders and Wells Fargo Bank, National Association (the “Administrative Agent”), as administrative agent, in connection with the Transactions. The Splitco Credit Agreement provides for a term credit facility (the “Splitco Term Facility”) under which Splitco may obtain term loans in an aggregate amount of up to the lesser of (i) $1,050 million and (ii) the Below Basis Amount.

Loans under the Splitco Term Facility will be available substantially simultaneously with the consummation of the Transactions, subject to customary conditions precedent for facilities of this type, including, among others,

(a) the accuracy of certain representations and warranties related to Splitco, (b) the absence of a material adverse change in the business, results of operations or financial condition of DCP, (c) the satisfaction of the conditions precedent to the Distribution set forth in the Separation Agreement, (d) the absence of amendments to, or any termination of, Splitco’s registration statement on Form S-4 and Form S-1 as amended through June 19, 2015 that are materially adverse to the arrangers and lenders under the Splitco Credit Agreement and (e) the receipt by the Administrative Agent of copies of any IRS letter ruling and the legal opinions delivered to TDCC, Splitco and/or Olin regarding the tax-free nature of certain components of the Transactions. The commitments in respect of the Splitco Term Facility will automatically terminate if the consummation of the Transactions has not occurred on or prior to the Termination Date (as defined under “The Merger Agreement—Termination” above).

The proceeds of the Splitco Term Facility will be used to finance the Special Payment.

The obligations under the Splitco Credit Agreement are obligations of Splitco and are unsecured. The obligations of Splitco under the Splitco Credit Agreement will be guaranteed by Olin following the closing of the Merger. Borrowings under the Splitco Term Facility will bear interest at a per annum rate equal to a “base rate” or “Eurodollar rate” plus an interest rate spread determined by reference to a pricing grid based on Splitco’s, or following the closing of the Merger, Olin’s, total leverage ratio.

Revolving borrowings and issuances of letters of credit under the Splitco Term Facility are subject to the satisfaction of customary conditions, including the accuracy of representations and warranties and the absence of defaults.

The Splitco Term Facility contains customary representations, warranties and affirmative and negative covenants which are substantially similar to those included in Olin’s existing $415 million senior credit facilities (the “Existing Credit Facilities”), except that Splitco, and following the closing of the Merger, Olin (i) will be required to maintain a total leverage ratio of no more than 4.50 to 1.00 as of the end of each of the first six Reference Periods (where a “Reference Period” is a period of four consecutive fiscal quarters) ending after the closing date of the Merger, no more than 4.25 to 1.00 as of the end of each of the next two Reference Periods, no more than 4.00 to 1.00 as of the end of each of the next two Reference Periods and no more than 3.75 to 1.00 as of the end of each Reference Period thereafter and (ii) will be required to maintain an interest coverage ratio of not less than 3.50 to 1:00 as of the end of each Reference Period ending after the closing date of the Merger. The obligations of Splitco under the Splitco Term Facility may be accelerated upon customary events of default, including non-payment of principal or interest, breaches of covenants, cross-defaults to other material debt and specified bankruptcy events.

Olin Credit Agreement

On June 23, 2015, Olin and its indirectly wholly-owned subsidiary Olin Canada ULC (“Olin Canada”) entered into a Credit Agreement (the “Olin Credit Agreement”) with a syndicate of lenders and the Administrative Agent, as administrative agent, in connection with the Transactions. The Olin Credit Agreement provides for (i) a revolving credit facility under which Olin and Olin Canada may obtain loans and letters of credit in an aggregate amount of up to $500 million (the “New Revolving Facility”) and (ii) a term credit facility (the “Olin Term Facility”) under which Olin may obtain term loans in an aggregate amount of up to $1,350 million, subject to reduction by the aggregate amount of term loans funded to Splitco under the Splitco Credit Agreement. The New Revolving Facility and the Olin Term Facility are collectively referred to herein as the “Olin Credit Facilities,” the Splitco Term Facility and the Olin Term Facility are collectively referred to herein as the “New Term Facilities” and the New Revolving Facility and the New Term Facilities are collectively referred to herein as the “New Credit Facilities.”

Loans and letters of credit under the Olin Credit Facilities will be available substantially simultaneously with the consummation of the Transactions, subject to customary conditions precedent for facilities of this type, including among others (a) the accuracy of certain representations and warranties related to Olin and Splitco, (b) the absence of a material adverse change in the business, results of operations or financial condition of DCP,

(c) the substantially concurrent closing of the Merger, (d) the substantially concurrent refinancing of the JV Credit Agreement and (e) the receipt by the Administrative Agent of copies of any IRS letter ruling and the legal opinions delivered to TDCC, Splitco and/or Olin regarding the tax-free nature of certain components of the Transactions. The commitments in respect of the Olin Credit Facilities will automatically terminate if the consummation of the Transactions has not occurred on or prior to the Termination Date.

The proceeds of the Olin Term Facility will be used to (i) refinance indebtedness outstanding under Olin’s Existing Credit Facilities, (ii) pay fees and expenses in connection with the Transactions and (iii) obtain additional funds for general corporate purposes. The proceeds of the New Revolving Facility will be used for general corporate purposes.

The obligations under the Olin Credit Facilities are obligations of Olin and, with respect to advances made under the New Revolving Facility, Olin Canada, and are unsecured. The obligations of Olin Canada under the Olin Credit Facilities are guaranteed by Olin and, following the closing of the Merger, will be guaranteed by Splitco. Borrowings under the Olin Credit Facilities will bear interest at a per annum rate equal to a “base rate” or “Eurodollar rate” plus an interest rate spread determined by reference to a pricing grid based on Olin’s total leverage ratio.

Revolving borrowings and issuances of letters of credit under the Olin Credit Facilities are subject to the satisfaction of customary conditions, including the accuracy of representations and warranties and the absence of defaults.

The Olin Credit Facilities contain customary representations, warranties and affirmative and negative covenants which are substantially similar to those included in Olin’s Existing Credit Facilities, except that (i) Olin will be required to maintain a total leverage ratio of no more than 4.50 to 1.00 as of the end of each of the first six Reference Periods ending after the closing date of the Merger, no more than 4.25 to 1.00 as of the end of each of the next two Reference Periods, no more than 4.00 to 1.00 as of the end of each of the next two Reference Periods and no more than 3.75 to 1.00 as of the end of each Reference Period thereafter and (ii) Olin will be required to maintain an interest coverage ratio of not less than 3.50 to 1:00 as of the end of each Reference Period ending after the closing date of the Merger. The obligations of Olin and Olin Canada under the Olin Credit Facilities may be accelerated upon customary events of default, including non-payment of principal or interest, breaches of covenants, cross-defaults to other material debt and specified bankruptcy events.

Splitco Securities

The Merger Agreement and the Separation Agreement contemplate the issuance of the Splitco Securities by Splitco to TDCC immediately prior to the Distribution. The Splitco Securities are expected to have a maturity date of at least eight years and are expected to be non-callable for a period of at least five years. Olin and TDCC currently expect Splitco to issue approximately $1,155 million in aggregate principal amount (subject to increase to account for customary underwriting fees) of the Splitco Securities, which amount is subject to change if TDCC elects to increase or decrease the amount of the Special Payment and is subject to adjustment based on Splitco’s working capital, in each case in accordance with the terms of the Separation Agreement. In addition, the Splitco Securities are expected to have an interest rate (payable only in cash) based on then current market conditions (but not to exceed an agreed cap) and customary covenants for issuers of comparable creditworthiness. After the consummation of the Merger, the Splitco Securities are also expected to be guaranteed by Olin. Other terms of the Splitco Securities will be established in accordance with the terms of the Merger Agreement and the Separation Agreement.

If the Debt Exchange is consummated, the Splitco Securities may be transferred by TDCC on or about the closing date of the Merger to investment banks and/or commercial banks in exchange for existing debt securities of TDCC. See “—Debt Exchange.”

Debt Exchange

TDCC expects to transfer the Splitco Securities on or about the closing date of the Merger to investment banks and/or commercial banks in exchange for outstanding TDCC indebtedness. The Splitco Securities are subsequently expected to be sold by the investment banks and/or commercial banks to third-party investors.

If TDCC determines that the Debt Exchange is not reasonably likely to be consummated at the time of the Distribution, TDCC may elect to receive the Splitco Securities in any event or may elect to receive cash from Splitco in lieu of the Splitco Securities as described under “The Merger Agreement—Debt Exchange.”

Other Senior Debt Securities of Splitco

In addition to the Splitco Securities, Splitco expects to issue and sell other nonconvertible senior debt securities of Splitco having an aggregate principal amount of up to $265 million (the “Other Splitco Debt Securities”) to, together with any proceeds of the Bridge Facility (as defined below) or the New Term Facilities (as defined below), finance the Special Payment, to make payments in connection with the Transactions and refinance indebtedness in connection with the Transactions. The Other Splitco Debt Securities would carry an interest rate based on then current market conditions at the time of issuance. Olin anticipates that the instruments governing the Other Splitco Debt Securities would contain customary covenants for issuers of comparable creditworthiness. To the extent Splitco does not issue and sell the Other Splitco Debt Securities in the full amount described above, Splitco expects to incur senior unsecured bridge loans on the terms, and subject to the conditions, in the Bridge Commitment Letter.

Senior Unsecured Bridge Facility

Pursuant to the Bridge Commitment Letter, subject to certain conditions, the Commitment Parties agreed with Olin to provide to Splitco up to $3,355 million in aggregate principal amount of senior unsecured bridge loans (the “Bridge Facility”), which commitments were reduced to $1,767 million as described under the heading “—Reduction of Commitments under Bridge Commitment Letter” below.

The Bridge Commitment Letter provides that the Commitment Parties will make the Bridge Facility available in a single draw on the closing date of the Merger. The commitments contemplated by the letter are in effect until December 26, 2015, subject to extension in the event that the Termination Date in the Merger Agreement is extended because certain conditions precedent to the closing of the Merger have not been satisfied. The commitments contemplated by the Bridge Commitment Letter are subject to customary conditions, including, subject to exceptions, the absence of any material adverse effect on DCP since December 31, 2014. Olin has agreed to pay certain fees to the Commitment Parties in connection with the Bridge Facility and has agreed to indemnify such parties against certain liabilities.

The credit agreement governing the Bridge Facility is expected to have terms and conditions substantially consistent with the Existing Credit Facilities, together with several features applicable to bridge credit facilities, including, but not limited to:

•	Maturity—Borrowings under the Bridge Facility are expected to mature 364 days after the closing date of the Merger.

•	Interest Rates—Amounts outstanding under the Bridge Facility are expected to bear interest, at Splitco’s option, at a rate equal to:

•	the daily base rate plus 0.75 percent per annum; or

•	the reserve adjusted eurodollar rate for the selected interest period plus 1.75 percent per annum;

in each case subject to a pricing grid; provided that the applicable interest rate margin will increase at the end of each three-month period after the closing date of the Merger by (a) 0.25 percent if the public corporate rating or public corporate family rating, as applicable, of Olin is BBB- (with a stable or better outlook) or higher from S&P and Baa3 (with a stable or better outlook) or higher from Moody’s and (b) otherwise 0.50 percent.

•	Duration Fee—Under the credit agreement in respect of the Bridge Facility, Splitco will be obligated to pay a non-refundable duration fee in an amount equal to:

•	0.50 percent of the amounts outstanding under the Bridge Facility on the 90th day after the closing date of the Merger;

•	0.75 percent of the amounts outstanding under the Bridge Facility on the 180th day after the closing date of the Merger; and

•	1.00 percent of the amounts outstanding under the Bridge Facility on the 270th day after the closing date of the Merger.

Prepayments

Subject to certain conditions and exceptions, prior to the closing date of the Merger, the commitments in respect of the Bridge Facility will be permanently reduced in certain circumstances, including (a) in an amount equal to 100 percent of the net cash proceeds of debt securities issued by Olin or any of its subsidiaries of any other indebtedness for borrowed money (including the Other Splitco Debt Securities), other than intercompany debt, the New Credit Facilities (except as described in clause (b) and (c) of this sentence) and indebtedness incurred in the ordinary course of business, (b) 100 percent of the commitments received in respect of the New Term Facilities in excess of $150 million, (c) 100 percent of the commitments received in respect of the New Revolving Facility in excess of $265 million, (d) 100 percent of the principal amount of any issuance or incurrence, as applicable, of the Splitco Securities and (e) 100 percent of the net cash proceeds of any issuance of equity or equity linked securities by Olin.

Subject to certain conditions and exceptions, after the closing date of the Merger, the credit agreement in respect of the Bridge Facility will require Splitco to prepay outstanding loans in certain circumstances, including (i) in an amount equal to 100 percent of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by Olin and its subsidiaries, subject to certain exceptions, and (ii) any of the circumstances described in clauses (b)-(e)  of the preceding paragraph.

Covenants

The Bridge Facility will contain customary covenants to be applicable to Olin and its subsidiaries (subject to qualifications and exceptions substantially consistent with Olin’s Existing Credit Facilities). In addition, Olin will be subject to (1) a maximum consolidated leverage ratio (to be defined as set forth in the Existing Credit Facilities) of 4.50:1.00, subject to step-downs to be agreed (but to no lower than 4.00:1.00), and (2) a minimum consolidated interest coverage ratio (to be defined as set forth in the Existing Credit Facilities) of 3.50:1.00.

Guarantee and Security

Obligations under the Bridge Facility will be unconditionally guaranteed by Olin. The obligations under the Bridge Facility will be unsecured.

Events of Default

The Bridge Facility is expected to contain the following events of default (subject to grace periods, qualifications and exceptions substantially consistent with the Existing Credit Facilities): nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties in any material respect; violation of covenants; cross payment default and cross acceleration; voluntary and involuntary bankruptcy or insolvency proceedings; inability to pay debts as they become due; material judgments; ERISA events; actual or asserted invalidity of the guarantee; and change in control.

Reduction of Commitments under Bridge Commitment Letter

On June 23, 2015, the commitments of the Commitments Parties under the Bridge Commitment Letter were reduced to $1,767 million. The aggregate decrease of $1,588 million is attributable to the following:

•	as a result of Splitco entering into the Splitco Credit Agreement and Olin entering into the Olin Credit Agreement, the commitments under the Bridge Commitment Letter were automatically reduced in accordance with the Bridge Commitment Letter by $1,435 million, consisting of (a) the amount of commitments in respect of the New Term Facilities in excess of $150 million and (b) the amount of commitments in respect of the New Revolving Facility in excess of $265 million; and

•	Olin terminated $153 million of commitments under the Bridge Commitment Letter after obtaining certain amendments to Olin’s Recovery Zone bonds. These amendments are described in Olin’s current report on Form 8-K filed with the SEC on June 29, 2015.

OTHER AGREEMENTS

Olin, TDCC, Splitco and Merger Sub or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, certain other agreements relating to the Transactions and various interim and on-going relationships between TDCC, Splitco and Olin. The material terms of these agreements are summarized below.

Employee Matters Agreement

In connection with the Transactions, TDCC, Splitco and Olin have entered into an Employee Matters Agreement with respect to the transfer of employees engaged in DCP and related matters, including terms of employment, benefit plans and other compensation, and collective bargaining agreements. This summary is qualified by reference to the complete text of the Employee Matters Agreement, which is incorporated by reference herein and is filed as an exhibit to the registration statement of which this document is a part,

Identification of Transferring Employees

For purposes of the Transactions, all in-scope employees identified as eligible for transfer to Splitco are TDCC employees who are more than 50 percent dedicated to DCP or who are designated as integral to the operation of DCP after the consummation of the Merger (such employees identified as eligible for transfer are hereinafter referred to as “Identified Employees,” and such employees who transfer are referred to as “Splitco Employees”). The list of Identified Employees provided to Olin may be adjusted during the period between the signing of the Employee Matters Agreement and the consummation of the Merger for a variety of reasons (including but not limited to new hires and voluntary attrition).

Comparability Period

Except as required by law or under the terms of an applicable collective bargaining agreement, for a period of two years following the consummation of the Merger, Olin is obligated to provide Splitco Employees with a job level, an annual salary and an annual incentive compensation opportunity (excluding equity), and benefits and other compensation that are substantially comparable, in the aggregate, to that to which such Splitco Employees were entitled immediately prior to the consummation of the Merger.

General Allocation of Liabilities

In general, Olin will assume, as of the closing of the Merger, all employment-related liabilities with respect to Splitco Employees that arise on or after the consummation of the Merger or where applicable law requires a transfer, while TDCC will retain all such liabilities with respect to such Splitco Employees that arose prior to the consummation of the Merger, as well as for all TDCC employees, including Identified Employees, who do not transfer to Splitco, whether before, on or after the consummation of the Merger, other than where applicable law requires a transfer.

Service Crediting

Splitco Employees will generally cease to participate in any TDCC employee benefit plans as of the Distribution, and will instead be entitled to participate in employee benefit plans maintained by Olin on and after the consummation of the Merger. Splitco Employees will be entitled to service crediting for prior service with TDCC (and to the extent recognized by TDCC, with any predecessor employers) for purposes of eligibility, vesting and benefit accrual with regard to the Olin employee benefit plans, other than with respect to any defined benefit pension plan that does not assume assets and/or liabilities relating to the Splitco Employees or where such crediting would result in a duplication of benefits. Olin will use commercially reasonable efforts to waive any limitations as to pre-existing conditions, evidence of insurability, exclusions and waiting periods with respect to any participation and coverage requirements for Splitco Employees.

Annual Bonuses

Subject to applicable law and any applicable collective bargaining agreement, TDCC will retain liability for a pro-rated portion of any cash bonus payable to the Splitco Employees pursuant to TDCC’s bonus plan for the calendar year in which the consummation of the Merger occurs (and will pay such pro-rated bonus amounts to Splitco Employees at the time that eligible TDCC employees are normally paid such bonuses). Olin will provide Splitco Employees with a comparable bonus opportunity following the consummation of the Merger, and will provide such employees with a pro-rated bonus amount that reflects the portion of the calendar year following the date of the consummation of the Merger during which such employees were employed by Splitco.

TDCC Stock Awards

TDCC will take all necessary action, to be effective as of the consummation of the Merger, to cause any outstanding, unvested equity awards held by Splitco Employees immediately prior to the consummation of the Merger to continue to vest and to otherwise be treated in accordance with their terms and conditions and those of the applicable TDCC stock plan. In addition, prior to the consummation of the Merger, TDCC will amend the exercise period with respect to any outstanding stock options held by Splitco Employees to allow them to remain exercisable until the expiration of their originally scheduled terms.

U.S. Labor Matters

With regard to Splitco Employees in the United States, Olin will adopt any existing U.S. collective bargaining agreements, and will employ such employees subject to the terms of any such applicable collective bargaining agreements.

U.S. Tax-Qualified Defined Benefit Pension Plans

Effective as of the consummation of the Merger, Splitco Employees in the United States (both union and non-union) will be considered terminated participants under certain tax-qualified pension and/or retirement plans maintained by TDCC for the benefit of its employees. TDCC has the option, to either transfer U.S. defined benefit pension liabilities (with a net underfunding of up to $400 million) to Olin’s U.S. tax-qualified defined benefit pension plan or receive up to $200 million in cash from Olin. If TDCC transfers U.S. defined benefit pension liabilities with a net underfunding of less than $400 million, then TDCC will receive a cash amount from Olin equal to half of the difference between $400 million and the net underfunding.

U.S. Tax-Qualified Defined Contribution Plans

Effective as of the Distribution, contributions to the Dow Savings Plan in respect of Splitco Employees in the United States (both union and non-union) will cease, and such Splitco Employees will be fully vested in their benefits under such plan. At such time, Olin will allow such Splitco Employees to participate in a defined contribution retirement plan that includes a qualified cash or deferred arrangement that meets the requirements of Section 401(k) of the Code, which will serve as an employee savings plan for such Splitco Employees after the consummation of the Merger.

U.S. Non-Retiree Welfare Benefits

As of the consummation of the Merger, all Splitco Employees in the United States (both union and non-union) will cease to participate in or accrue benefits under the welfare benefit plans sponsored by TDCC. Olin will establish or designate welfare benefit plans in which Splitco Employees in the United States (both union and non-union) will participate immediately following the effective time of the Merger. Olin will use commercially reasonable efforts to ensure that such employees will be immediately eligible to commence participation in such plans without regard to any eligibility period, waiting period, elimination period, evidence of insurability requirements or pre-existing limitation requirements. Olin will also use commercially reasonable efforts to credit each such employee who participates in these plans with all deductibles, co-payments and co-insurance paid, as well as any outstanding flexible spending account balances, under the corresponding TDCC welfare benefit plan with respect to the period prior to the consummation of the Merger for the calendar year of the consummation of the Merger.

German Employees

Identified Employees who are employed by TDCC’s German affiliate dedicated to DCP will be eligible for transfer to an applicable DCP Subsidiary in Germany either pursuant to operation of law according to German Civil Code Section 613a (“Affected German Employees”) or as a result of a contractual offer of employment (“Offered German Employees”). With respect to Affected German Employees who object to a transfer of employment, TDCC will use commercially reasonable efforts to identify suitable replacement employees, who shall receive offers of employment with the applicable DCP Subsidiary. The terms and conditions contained in any offer letter of employment to the Offered German Employees will be the same terms and conditions applicable to such employees prior to the date of the offer letter, and will include recognition of past pensionable service and employment service periods with TDCC’s German affiliate. The DCP Subsidiary will, pursuant to law, assume any accrued pension liabilities (including any deferred compensation payable in connection with retirement) for all Splitco Employees in Germany.

Other Jurisdictions

In addition to provisions describing the transfer of employees in the United States and Germany (the two primary jurisdictions in which TDCC employees dedicated to DCP are located), the Employee Matters Agreement contains additional provisions relating to the transfer of TDCC employees in other jurisdictions and related matters.

Tax Matters Agreement

In connection with the Transactions, TDCC, Splitco, and Olin have entered into a Tax Matters Agreement that governs the parties’ respective rights, responsibilities, and obligations with respect to taxes, including taxes arising in the ordinary course of business, and taxes, if any, incurred as a result of any failure of the Distribution to qualify as tax-free for U.S. federal income tax purposes. The Tax Matters Agreement also sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters. This summary is qualified by reference to the complete text of the form of the Tax Matters Agreement, which is incorporated by reference and is filed as an exhibit to the registration statement of which this document is a part.

In general, the Tax Matters Agreement governs the rights and obligations of TDCC, on the one hand, and Splitco and Olin, on the other hand, after the Distribution with respect to taxes for both pre-Distribution and post-Distribution periods. Under the Tax Matters Agreement, TDCC generally is responsible for pre-Distribution income and non-income taxes (including income and non-income taxes attributable to DCP), and Splitco is responsible for all post-Distribution income and non-income taxes attributable to DCP. In certain circumstances and subject to certain conditions, Splitco is responsible for certain taxes resulting from the Transactions. Furthermore, each party is responsible for any taxes imposed on TDCC that arise from the failure of the Distribution, the Merger and certain related transactions to qualify as tax-free transactions to the extent that such failure to qualify is attributable to certain actions (described below) taken by such party.

The Tax Matters Agreement further provides that Splitco will indemnify TDCC for (i) all taxes for which Splitco is responsible as described above, (ii) all taxes incurred by TDCC or any subsidiary of TDCC by reason of the breach by Splitco or Olin of any of their respective representations, warranties or covenants under the Tax Matters Agreement and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses). TDCC will indemnify Splitco for (i) all taxes for which TDCC is responsible as described above, (ii) all taxes incurred by Splitco or any subsidiary of Splitco by reason of a breach by TDCC of any of its representations, warranties or covenants under the Tax Matters Agreement and (iii) any costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

In addition, the Tax Matters Agreement generally will prohibit Splitco, Olin, and their affiliates from taking certain actions that could cause the Distribution, the Merger and certain related transactions to fail to qualify as tax-free transactions. In particular, unless an exception applies, for a two-year period following the date of the Distribution, Splitco may not:

•	enter into any transaction or series of transactions (or any agreement, understanding or arrangement) as a result of which one or more persons would acquire (directly or indirectly) stock comprising 50 percent or more of the vote or value of Splitco (taking into account the stock of Splitco acquired pursuant to the Merger);

•	redeem or repurchase any stock or stock rights;

•	amend its certificate of incorporation or take any other action affecting the relative voting rights of its capital stock;

•	merge or consolidate with any other person (other than pursuant to the Merger);

•	take any other action that would, when combined with any other direct or indirect changes in ownership of Splitco capital stock (including pursuant to the Merger), have the effect of causing one or more persons to acquire stock comprising 50 percent or more of the vote or value of Splitco, or would reasonably be expected to adversely affect the tax-free status of the Transactions;

•	liquidate or partially liquidate;

•	discontinue the active conduct of DCP; or

•	sell, transfer or otherwise dispose of assets (including stock of subsidiaries) that constitute more than 35 percent of the consolidated gross assets of Splitco and/or its subsidiaries (subject to exceptions for, among other things, ordinary course dispositions and repayments or prepayments of Splitco debt).

If Splitco intends to take any such restricted action, Splitco is required to cooperate with TDCC in obtaining a supplemental IRS ruling or an unqualified tax opinion acceptable to TDCC to the effect that such action will not affect that status of the Distribution, the Merger and certain related transactions as tax-free transactions. However, if Splitco takes any of the actions above and such actions result in tax-related losses to TDCC, then Splitco generally is required to indemnify TDCC for such losses, without regard to whether TDCC has given Splitco prior consent. The maximum loss for which Olin could be obligated to pay to TDCC to satisfy this indemnification obligation would be calculated based on the effective tax rate on any taxable gain recognized by TDCC as a result of a breach by Splitco or Olin of any of their respective representations, warranties or covenants under the Tax Matters Agreement. The maximum taxable gain which could be recognized by TDCC would be equal to the aggregate value of the Splitco common stock distributed to TDCC’s shareholders in the Distribution, which will fluctuate prior to the completion of this exchange offer. Olin would be required to pay to TDCC the tax cost to TDCC of the receipt of any such indemnification payment.

The Tax Matters Agreement is binding on and will inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement. Further, as of the effective time of the Merger, Olin will be subject to the obligations and restrictions imposed on Splitco, including, without limitation, with respect to the indemnification obligations of Splitco and restrictions on Splitco described above.

Other Ancillary Agreements

In addition to the agreements described above, in connection with the Separation Agreement, TDCC and certain of its subsidiaries, on the one hand, and Splitco and certain of its subsidiaries, on the other hand, will enter into the agreements described below prior to the consummation of the Merger.

Ground Leases

TDCC and certain of its subsidiaries and subsidiaries of Splitco will enter into several ground lease agreements (or equivalent agreements in non-U.S. jurisdictions) in respect of DCP’s manufacturing sites at Freeport, Texas (inclusive of the adjacent brining site); Plaquemine, Louisiana (inclusive of the adjacent brining site); Stade, Germany; Rheinmünster, Germany; Terneuzen, the Netherlands; and Guarujá, Brazil. Pursuant to these agreements, TDCC and certain of its subsidiaries will grant to the DCP Subsidiaries a leasehold interest (or equivalent rights in non-U.S. jurisdictions) in the land at these manufacturing sites, with the building and improvements thereon to be owned by the DCP Subsidiaries for the duration of the ground lease. The land at these manufacturing sites will continue to be owned by TDCC after the consummation of the Transactions. These agreements will also provide for certain easements and access rights that will allow each party to access the real property of the other party in certain circumstances. These agreements will provide for a 99-year term and an annual rent to be paid by the applicable DCP Subsidiary.

Building Leases

TDCC and certain of its subsidiaries and subsidiaries of Splitco will enter into certain building lease agreements in respect of certain buildings at DCP’s manufacturing sites at Freeport, Texas and Plaquemine, Louisiana and at certain offices at Zhangjiagang, China and Midland, Michigan. Pursuant to four of these agreements, TDCC will grant to the DCP Subsidiary a leasehold interest in certain buildings (or portions thereof) at these manufacturing or office sites, as the buildings will continue to be owned by TDCC after the consummation of the Transactions. Pursuant to a fifth agreement, the DCP Subsidiary will grant to TDCC a leasehold interest in certain buildings at the Freeport, Texas manufacturing site, as the buildings will be owned by the DCP Subsidiary after the consummation of the Transactions, but TDCC will continue to use such buildings. These agreements will also provide for certain easements and access rights that will allow each party to access the buildings of the other party in certain circumstances. These agreements will provide for a customary term and an annual rent to be paid by the lessee.

Mineral Subleases

TDCC and a subsidiary of Splitco will enter into certain mineral sublease agreements in respect of certain lease agreements to which TDCC is a party relating to real property and certain mineral rights therein at DCP’s manufacturing sites at Freeport, Texas and Plaquemine, Louisiana. Pursuant to these agreements, TDCC will grant to the DCP Subsidiary a sublease interest in certain property at these manufacturing sites, including rights to subsurface salt/brine. These agreements will provide for the terms set forth in the underlying leases, and the rentals set forth in the underlying leases (or a pro rata portion thereof) to be paid by the DCP Subsidiary.

Pipeline License

TDCC and a subsidiary of Splitco will enter into certain license agreements in respect of certain lease agreements to which TDCC is a party relating to real property at DCP’s manufacturing sites at Freeport, Texas and Plaquemine, Louisiana. Certain pipelines and other subsurface lines of DCP will run through this real property. Pursuant to the license agreements, TDCC will grant to the DCP Subsidiary a license to use the real property at these manufacturing sites for the pipelines and other subsurface lines of DCP. These agreements will provide for a 99-year term.

Occupancy Agreements

TDCC and a subsidiary of Splitco will enter into occupancy agreements in respect of certain premises (primarily office, warehouse and laboratory space) in several jurisdictions in which DCP operates. These premises will continue to be owned or leased by TDCC and its subsidiaries after the consummation of the Transactions. Pursuant to these agreements, TDCC and certain of its subsidiaries will grant to certain DCP Subsidiaries the right to use and occupy these premises. Under the occupancy agreements, the DCP Subsidiaries will generally have these rights for a term of between six months and two years from the date of the Distribution. Under the occupancy agreements, the DCP Subsidiaries will be responsible for a monthly fee as consideration for such use and occupancy rights.

Site Services Agreements

TDCC and certain of its subsidiaries and subsidiaries of Splitco will enter into several Site Services Agreements in respect of DCP’s manufacturing sites at Freeport, Texas; Plaquemine, Louisiana; Stade, Germany; Rheinmuenster, Germany; Terneuzen, the Netherlands; Guaruja, Brazil; and Zhangjiagang, China. Pursuant to these agreements, TDCC and certain of its subsidiaries, on the one hand, and the DCP Subsidiaries, on the other hand, will provide to each other certain site services in relation to operation of the facilities at these sites (such as infrastructure services, maintenance services, logistics and transportation services, environmental operations services and energy services). The site services to be provided under the agreements are intended to facilitate the operation of the manufacturing facilities of DCP and TDCC’s retained businesses. The agreements provide for an initial 20-year term, with automatic five-year renewals (unless a party provides notice of its desire to terminate), and subject in certain cases to the right of the parties to terminate the services early. The fees payable by a service recipient under the agreement are on an arm’s length basis and generally based on the cost of services provided.

Operating Services Agreements

TDCC and certain of its subsidiaries and subsidiaries of Splitco will enter into two Operating Services Agreements in respect of certain facilities at the manufacturing sites at Freeport, Texas; Plaquemine, Louisiana; and Stade, Germany. Pursuant to the first of these agreements, TDCC and a DCP Subsidiary will provide to each other operating services in relation to certain facilities owned by the other party at the Freeport, Texas and Plaquemine, Louisiana sites (TDCC will operate the facilities owned by the DCP Subsidiary on the DCP Subsidiary’s behalf, and the DCP Subsidiary will operate the facilities owned by TDCC on TDCC’s behalf). Pursuant to the second agreement, a DCP Subsidiary will provide a TDCC subsidiary with operating services in relation to certain facilities owned by the TDCC subsidiary at the Stade, Germany site (the DCP Subsidiary will operate the facilities on the TDCC subsidiary’s behalf). The agreements provide for an initial term of 20 years, with automatic five-year renewals (unless a party provides notice of its desire to terminate), and subject in certain cases to the right of the parties to terminate the services early. The fees payable by the service recipient under the agreements are on an arm’s length basis and generally based on the cost of services provided.

Cell Services Agreement

TDCC and certain of its subsidiaries and a subsidiary of Splitco will enter into a Cell Services Agreement in respect of certain electrolytic cells owned by TDCC and its subsidiaries. Pursuant to this agreement, a DCP Subsidiary will provide TDCC and certain of its subsidiaries with repair, replacement and maintenance services in relation to the electrolytic cells. The agreement provides for an initial 10-year term, with automatic five-year renewals (unless a party provides notice of its desire to terminate). The fees payable by TDCC and certain of its subsidiaries under the agreement are on an arm’s length basis and generally based on the cost of services provided.

General Services Agreement

TDCC and a subsidiary of Splitco will enter into a General Services Agreement. Pursuant to this agreement, TDCC and a DCP Subsidiary will provide to each other certain transition services from the period beginning on the date of the Distribution, and generally ending within one year after the closing date of the Merger, subject in certain cases to the right of the service recipient to terminate services early. The transition services to be provided under the agreement are intended to facilitate an orderly and efficient separation of DCP from TDCC’s remaining businesses. The fees payable by a service recipient under the agreement are on an arm’s length basis and generally based on the cost of services provided.

Electric Energy Retail Sales Agreement

A subsidiary of TDCC and a subsidiary of Splitco will enter into an Electric Energy Retail Sales Agreement in respect of DCP’s manufacturing site at Freeport, Texas. Pursuant to this agreement, the TDCC subsidiary will supply a DCP Subsidiary with electricity for the operation of the facilities of DCP at the site. The agreement provides for the supply of electricity for an initial five-year term, with an automatic one-year renewal (unless the DCP Subsidiary provides notice of its desire to terminate). The purchase price payable by a DCP Subsidiary under the agreement is on an arm’s length basis.

Lease of Electric Generation, Distribution and Interconnection Facilities

TDCC and a subsidiary of Splitco will enter into a Lease of Electric Generation, Distribution and Interconnection Facilities, which will provide the facilities of DCP at the Plaquemine, Louisiana manufacturing site with an undivided leasehold interest in TDCC’s electric generation, distribution and interconnection facilities at the site that is adequate to allow DCP’s facilities to obtain their power requirements. The lease will continue until the expiration or termination of the ground lease relating to the Plaquemine, Louisiana site (which has a term of 99 years). In return, the DCP Subsidiary will pay a fixed monthly rental payment to TDCC.

Planning Agreements

TDCC and certain of its subsidiaries and subsidiaries of Splitco will enter into Planning Agreements in respect of the manufacturing sites at Freeport, Texas; Plaquemine, Louisiana; and Stade, Germany. Pursuant to these agreements, the TDCC entities and the Splitco entities will coordinate the production and processing of certain products and materials, and the supply of certain services, at these sites pursuant to a specified planning process in order to facilitate the administration of the various supply agreements for raw materials referred to below. The agreements provide for an initial 10-year term, with automatic one-year renewals (unless a party provides notice of its desire to terminate).

Intellectual Property License Agreement

TDCC and certain of its subsidiaries and a subsidiary of Splitco will enter into an Intellectual Property License Agreement in respect of certain intellectual property (including patents, trade secrets and copyrights) used by DCP. Pursuant to this agreement, TDCC and its subsidiaries will grant a perpetual, irrevocable, royalty-free, partly exclusive and partly non-exclusive license to such intellectual property to the DCP Subsidiary for use in DCP. The DCP Subsidiary may grant sublicenses of its rights under the agreement to its affiliates, agents, contractors and customers, and any such sublicenses must be consistent with the terms of the Intellectual Property License Agreement. Furthermore, pursuant to the agreement, TDCC and its subsidiaries will retain a perpetual right to practice for limited purposes (1) any intellectual property that is transferred to the DCP Subsidiary, and (2) certain intellectual property that is exclusively licensed to the DCP Subsidiary under this agreement.

Trademark License Agreement

TDCC and a subsidiary of Splitco will enter into a Trademark License Agreement in respect of certain trademarks owned by TDCC and certain trademarks that will be owned by the DCP Subsidiary in connection with the Separation. Pursuant to this agreement, TDCC will grant an exclusive, royalty-free license to the TDCC-owned trademarks to the DCP Subsidiary for use in connection with certain products of DCP (subject to limited rights retained by TDCC for use in certain of its retained businesses), and the DCP Subsidiary will grant a non-exclusive, royalty-free license to the DCP Subsidiary’s trademarks to TDCC for use in certain of TDCC’s retained businesses. Each party may grant sublicenses of its rights under the agreement to its affiliates, agents, contractors and customers, and any such sublicenses must be consistent with the terms of the Trademark License Agreement. The agreement provides for an initial term of 20 years, and each party will have the ability to extend the agreement for additional 10-year periods by providing notice of its desire to extend.

Operating Systems and Tools License Agreement

A subsidiary of TDCC and a subsidiary of Splitco will enter into an Operating Systems and Tools License Agreement in respect of certain operating systems and tools (including work processes, application software, databases, documentation and other tangible supporting tools) owned or controlled by TDCC and certain operating systems and tools that will be owned or controlled by the DCP Subsidiary in connection with the

Separation. Pursuant to this agreement, each party will grant to the other party a license to use certain of the licensor’s operating systems and tools to organize, manage, operate and provide functional support for the licensee’s business at certain sites, subject to certain limitations. Each party may grant sublicenses of its rights under the agreement to certain of its affiliates. The licenses granted under this agreement differ in duration depending on the systems and tools that are licensed—certain licenses are short-term (generally one year), while others are long-term (perpetual, or coterminous with the term of the Operating Services Agreements or Planning Agreements, as the case may be). These agreements will provide for an annual license fee to be paid by the licensee in certain cases.

MOD™ 5 Computerized Process Control Software Agreement

A subsidiary of TDCC and a subsidiary of Splitco will enter into a MOD™ 5 Computerized Process Control Software Agreement in respect of certain process control software owned or controlled by the TDCC subsidiary that is used in the operation of certain facilities of DCP. Pursuant to this agreement, the TDCC subsidiary will grant to the DCP Subsidiary a license to use this software in the operation of such facilities in connection with DCP, subject to certain limitations. The TDCC subsidiary will also provide support and maintenance services to the DCP Subsidiary in connection with the software. The agreement provides for an initial term that expires at the end of 2020, and the DCP Subsidiary will have the ability to extend the agreement for one additional four-year period by providing notice of its desire to extend. This agreement will provide for annual service charges to be paid by the DCP Subsidiary.

Supply Agreements for Raw Materials

TDCC and certain of its subsidiaries and certain DCP Subsidiaries will enter into several supply agreements pursuant to which TDCC and certain of its subsidiaries will supply certain DCP Subsidiaries, and certain DCP Subsidiaries will supply TDCC and certain of its subsidiaries, as the case may be, with the following raw materials: finished 1,3 dichloropropene; acetone; anhydrous hydrochloric acid; benzene; caustic soda; cell effluent; chlorine; cumene heavies; epichlorohydrin; ethylene; crude hydrogen; methyl chloride; methylene chloride; perchloroethylene; phenol; propylene oxide epichlorohydrin; PO PDC; propane; propylene; carbon tet RCL; telone; trichloroethylene; vinyl chloride monomer; and vinylidene chloride. The initial term of the majority of these sales agreements is either 5 or 10 years (a small number of agreements have shorter or longer initial terms) beginning on the date of the Distribution. The majority of these agreements provide for either automatic renewals of the agreement for one-year periods after expiration of the initial term (unless a party provides notice of its desire to terminate), or one-year extensions if the buyer provides prior written notice of its desire to extend the agreement. With respect to ethylene, TDCC will enter into one or more 20-year agreements for the supply of ethylene by TDCC to Olin, pursuant to which TDCC will receive certain up-front payments in return for supplying ethylene at producer economics (the “Ethylene Agreements”).

DESCRIPTION OF SPLITCO COMMON STOCK

The rights of Splitco shareholders are governed by Delaware law, Splitco’s Amended Certificate of Incorporation and Splitco’s Bylaws. As of the date of this document, Splitco’s authorized capital stock consists of 100,000,000 shares of common stock, par value $.001 per share.

Holders of Splitco common stock are not entitled to dividends. Each holder of Splitco common stock is entitled to one vote per share on all matters for which such stockholder has voting power. Holders of Splitco common stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of liquidation, dissolution or winding up of Splitco’s business, holders of Splitco common stock will be entitled to receive, pro rata, all of Splitco’s remaining assets available for distribution, after satisfaction of all of Splitco’s debts and liabilities.

DESCRIPTION OF OLIN CAPITAL STOCK

The rights of Olin shareholders are governed by Virginia law, the Olin Charter and the Olin Bylaws. For information on how to obtain a copy of the Olin Charter and the Olin Bylaws, see “Where You Can Find More Information; Incorporation by Reference.”

The following description of Olin’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the Olin Charter and the Olin Bylaws.

General

As of the date of this document, Olin’s authorized capital stock consists of 120,000,000 shares of common stock, par value $1 per share, and 10,000,000 shares of preferred stock, par value $1 per share, issuable in one or more series. As of April 30, 2015, there were 77,513,605 shares of Olin common stock issued and outstanding and no shares of Olin preferred stock issued and outstanding.

If Olin shareholders approve the Charter Amendment at the special meeting, the number of authorized shares of Olin common stock will be increased to 240,000,000 shares pursuant to an amendment to the Olin Charter prior to the time of closing of the Merger.

Olin has adopted and maintains equity incentive plans and stock purchase plans pursuant to which Olin is authorized to issue stock, stock options and other types of equity-based compensation to employees, directors and consultants. As of May 1, 2015, awards and other rights or options to acquire shares of Olin common stock were outstanding under these plans that represented rights or options to acquire approximately 5,883,800 shares of Olin common stock and Olin had reserved approximately 4,125,890 additional shares of Olin common stock for future issuances under these plans.

Common Stock

Holders of Olin common stock are entitled to dividends as declared by the Olin Board from time to time after payment of, or provision for, full cumulative dividends on and any required redemptions of shares of preferred stock then outstanding. Holders of Olin common stock are entitled to one vote per share on all matters submitted for action by the shareholders and may not cumulate votes for the election of directors. Holders of Olin common stock have no preemptive or subscription rights and have no liability for further calls or assessments. In the event of the liquidation, dissolution or winding up of Olin’s business, holders of Olin common stock will be entitled to receive, pro rata, all of Olin’s remaining assets available for distribution, after satisfaction of the prior preferential rights of the preferred stock then outstanding and the satisfaction of all of Olin’s debts and liabilities.

Preferred Stock

Under the Olin Charter, the Olin Board is authorized, without further shareholder action, to provide for the issuance from time to time of up to 10,000,000 shares of Olin preferred stock in one or more series and to establish the voting powers, designations, preferences and rights and other terms of the preferred stock, as may be set forth in articles of amendment to the Olin Charter providing for the issuance of the preferred stock as adopted by the Olin Board or a duly authorized committee thereof. There are currently no shares of preferred stock outstanding.

Certain Anti-Takeover Effects of Provisions of Virginia Law, the Olin Charter and the Olin Bylaws

Certain Provisions of Virginia Law

Olin is subject to the following provisions of Virginia law which may have the effect of discouraging unsolicited acquisition proposals regarding Olin or delaying or preventing a change in control of the Olin Board:

Antitakeover Statutes

As permitted by Virginia law, Olin, in the Olin Bylaws, has opted out of Article 14.1 of the Virginia Stock Corporation Act (the “VSCA”), the Virginia anti-takeover statute regulating “control share acquisitions,” which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20 percent, 33 1⁄3 percent or 50 percent) of the total votes entitled to be cast for the election of directors. Under that Virginia statute, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares entitled to vote in the election of directors other than those held by the acquiring person or held by any officer or employee director of the corporation, unless at the time of any control share acquisition, the articles of incorporation or bylaws of the corporation provide that this statute does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person’s request, to consider the grant of voting rights to the shares acquired or to be acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be redeemed by the corporation, at the corporation’s option, at a price per share equal to the acquiring person’s cost. Unless otherwise provided in the corporation’s articles of incorporation or bylaws, the VSCA grants appraisal rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

Olin is subject to Article 14 of the VSCA, a Virginia statute regulating “affiliated transactions”. An affiliated transaction is generally defined as a merger, a share exchange, a material disposition of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a holder of more than 10 percent of any class of the corporation’s outstanding voting shares (a “10 percent holder”) or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10 percent holder by more than five percent. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any 10 percent holder for a period of three years following the date that such person became a 10 percent holder unless (1) the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the 10 percent holder, approve the affiliated transaction or (2) before the date the person became a 10 percent holder, the board of directors approved the transaction that resulted in the shareholder becoming a 10 percent holder.

After three years, any such transaction must be at a “fair price,” as described in the VSCA, or must be approved by a majority of the disinterested directors or the holders of two-thirds of the voting shares, other than the shares beneficially owned by the 10 percent holder.

Shareholder Action by Written Consent

The VSCA provides that, unless provided otherwise in a Virginia corporation’s articles of incorporation, any action that may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting only by unanimous written consent of the shareholders who would be entitled to vote on the action. The Olin Charter does not include a provision that permits shareholders to take action without a meeting other than by unanimous written consent.

Certain Provisions of the Olin Charter and the Olin Bylaws

Olin is subject to the following provisions of the Olin Charter and the Olin Bylaws which may have the effect of discouraging unsolicited acquisition proposals regarding Olin or delaying or preventing a change in control of the Olin Board:

Board of Directors. The Olin Board consists of three classes as nearly equal in number as possible, each of which serves for three years with one class being elected each year. The total number of directors may not exceed 18. The Olin Board currently consists of nine directors, but the number of directors may be increased to any number, not more than 18 directors, or decreased to any number, not less than three directors, by amendment of the bylaws. In connection with the Transactions, the size of the Olin Board will be increased to include three additional directors to be designated by TDCC, effective at the time of closing of the Merger. Directors may be removed only with cause, and vacancies on the Olin Board, including any vacancy created by an increase in the number of directors, may be filled at an annual meeting by shareholders entitled to vote in the election of directors or by a majority of the directors remaining in office, even though less than a quorum. If the Olin Board fills a vacancy, the director’s term expires at the next shareholders’ meeting at which directors are elected.

Shareholder Nominations and Proposals. The Olin Bylaws require that advance notice of nominees for election as directors be made by a shareholder or shareholder proposals be given to Olin’s corporate secretary, together with certain specified information, no later than 90 days before the anniversary of the immediately preceding annual meeting of shareholders.

Special Meetings of Shareholders. Special meetings of Olin’s shareholders may be called only by the Olin Board, its chairman, its president or the holders of a majority of the shares entitled to vote at the special meeting.

Preferred Stock. Under the Olin Charter, the Olin Board is authorized, without further shareholder action, to provide for the issuance of up to 10,000,000 shares of preferred stock in one or more series and to establish the voting powers, designations, preferences and rights and other terms of the preferred stock.

Listing

Olin common stock trades on the NYSE under the trading symbol “OLN.”

Transfer Agent

The transfer agent and registrar for Olin common stock is Wells Fargo Shareowner Services.

OWNERSHIP OF TDCC COMMON STOCK

The following table presents the beneficial ownership of TDCC’s common stock as of February 16, 2015, except as noted, for (i) each director of TDCC, (ii) each named executive officer of TDCC, (iii) all directors and executive officers as a group, and (iv) each person beneficially owning more than 5% of the outstanding shares of TDCC’s common stock.

Name	Current Shares Beneficially Owned (1)		Rights to Acquire Beneficial Ownership of Shares (2)		Total	Percent of Shares Beneficially Owned
A. A. Allemang	159,864.5		0.0		159,864.5	*
A. Banga	6,756.0		0.0		6,756.0	*
J. K. Barton	38,306.0		10,950.0		49,256.0	*
J. A. Bell	27,150.0		10,950.0		38,100.0	*
R. K. Davis	0.0		0.0		0.0	*
J. M. Fettig	33,610.0		10,950.0		44,560.0	*
J. R. Fitterling	125,437.4		610,199.0		735,636.4	*
J. E. Harlan	100,836.9		434,232.0		535,068.9	*
C. J. Kalil	353,982.2		330,942.0		684,924.2	*
A. N. Liveris	742,000.4		4,481,731.0		5,223,731.4	*
M. Loughridge	2,074.0		0.0		2,074.0	*
R. J. Milchovich	5,400.0		0.0		5,400.0	*
R. S. Miller	5,000.0		0.0		5,000.0	*
P. Polman	40,720.0		0.0		40,720.0	*
D. H. Reilley	30,000.0		0.0		30,000.0	*
J. M. Ringler	42,009.0		10,950.0		52,959.0	*
R. G. Shaw	32,424.0		10,950.0		43,374.0	*
H. I. Ungerleider	64,483.4		374,577.0		439,060.4	*
W. H. Weideman	181,483.1		620,407.0		801,890.1	*
Group Total	1,991,536.9		6,906,838.0		8,898,374.9	*
All Directors and Executive Officers as a Group (25 persons)	2,846,941.5		7,975,639.0		10,822,580.5	0.93%
Certain Other Owners
BlackRock, Inc.	68,704,246	(3)			68,704,246	5.80%
The Vanguard Group	63,453,760	(4)			63,453,760	5.38%
Berkshire Hathaway Inc.	0.0		72,603,000.0	(5)	0.0	6.00%

(1)	Except as otherwise noted and for shares held by a spouse and other members of the person’s immediate family who share a household with the named person, the named persons have sole voting and investment power over the indicated number of shares. This column also includes all shares held in trust for the benefit of the named party in The Dow Chemical Company Employee Savings Plan. Beneficial ownership of some or all of the shares listed may be disclaimed.
(2)	This column includes any shares that the person could acquire through 4/17/2015, or payment of any balance due under a subscription on the Dow Chemical Company 2012 Employees’ Stock Purchase Plan.
(3)	Based on a Schedule 13G/A filed by BlackRock, Inc. on February 2, 2015 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2014. BlackRock, Inc. has sole voting power over 55,817,028 shares and sole dispositive power over 68,704,246 shares. BlackRock, Inc.’s address is 55 East 52nd Street, New York, NY 10022.
(4)	Based on a Schedule 13G filed by The Vanguard Group on February 10, 2015 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2014. The Vanguard Group has sole voting power over 1,951,495 shares, sole dispositive power over 61,601,374 shares and shared dispositive power over 1,852,386 shares. The Vanguard Group’s address is 100 Vanguard Blvd, Malvern, PA 19355.
(5)	Based on a Schedule 13G filed by Berkshire Hathaway Inc. on August 14, 2014 with the U.S. Securities and Exchange Commission reporting beneficial ownership as of December 31, 2009. Berkshire Hathaway Inc., National Indemnity Company, Columbia Insurance Company, and Warren E. Buffett reported beneficial ownership of 72,603,000 shares of TDCC’s stock which are held in the form of convertible preferred stock that can be converted into common stock by the holders within 60 days. Berkshire Hathaway Inc.’s address is 3555 Farnam Street, Omaha, NE 68131.
*	Less than 0.45% of the total shares of TDCC common stock issued and outstanding.

OWNERSHIP OF OLIN COMMON STOCK

The following table and footnotes set forth, as of April 30, 2015, the beneficial ownership, as defined by regulations of the SEC, of Olin common stock held by:

•	each person or group of persons known by Olin to own beneficially more than five percent of the outstanding shares of Olin common stock;

•	each current director of Olin;

•	each current named executive officer of Olin; and

•	all current directors and executive officers of Olin as a group.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned	Percent of Common Stock
Directors and Executive Officers:
Gray G. Benoist (2)	52,373	*
Donald W. Bogus (3)	81,104	*
C. Robert Bunch (4)	89,979	*
Randall W. Larrimore (5)	77,954	*
John M. B. O’Connor (6)	59,473	*
Richard M. Rompala (7)	129,097	*
Philip J. Schulz (8)	69,433	*
Vincent J. Smith (9)	38,273	*
Joseph D. Rupp (10)	2,051,183	2.6%
Todd. A. Slater (11)	153,687	*
John E. Fischer (12)	411,492	*
John L. McIntosh (13)	293,339	*
George H. Pain (14)	234,920	*
Frank W. Chirumbole (15)	130,135	*

All Directors and executive officers as a group (14 persons)	3,869,320	4.84%
BlackRock, Inc (16) 40 East 52nd Street, New York, New York, 10022	9,105,792	11.7%
State Street Corporation (17) State Street Financial Center One Lincoln Street, Boston, Massachusetts, 02111	5,321,374	6.9%
The Vanguard Group, Inc. (18) 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355	5,201,591	6.7%
The London Company (19) 1801 Bayberry Court, Suite 301, Richmond, Virginia, 23226	5,026,951	6.5%
Point72 Asset Management, L.P. and affiliates (20) 72 Cummings Point Road, Stamford, Connecticut 06902	4,943,953	6.4%
Allianz Global Investors U.S. Holdings LLC (21) 680 Newport Center Drive, Suite 250, Newport Beach, California, 92660	4,178,256	5.4%
Dimensional Fund Advisors LP (22) Building One, 6300 Bee Cave Road, Austin, Texas 78746	4,004,760	5.2%

*	Represents less than 1% of the number of shares of Olin common stock outstanding.
(1)	The address for each of the directors and executive officers is 190 Carondelet Plaza, Suite 1530, Clayton, Missouri, 63105.
(2)	Includes 35,861 phantom stock units credited to Mr. Benoist’s deferred account under the Directors Plan.
(3)	Includes 50,840 phantom stock units credited to Mr. Bogus’s deferred account under the Directors Plan.
(4)	Includes 77,479 phantom stock units credited to Mr. Bunch’s deferred account under the Directors Plan.
(5)	Includes 68,549 phantom stock units credited to Mr. Larrimore’s deferred account under the Directors Plan.
(6)	Includes 45,031 phantom stock units credited to Mr. O’Connor’s deferred account under the Directors Plan.

(7)	Includes 128,597 phantom stock units credited to Mr. Rompala’s deferred account under the Directors Plan.
(8)	Includes 47,732 phantom stock units credited to Mr. Schulz’s deferred account under the Directors Plan.
(9)	Includes 25,434 phantom stock units credited to Mr. Smith’s deferred account under the Directors Plan.
(10)	Includes 1,541,667 shares that may be acquired by Mr. Rupp within 60 days (by June 29, 2015) through the exercise of stock options.
(11)	Includes 106,751 shares that may be acquired by Mr. Slater within 60 days (by June 29, 2015) through the exercise of stock options.
(12)	Includes 287,817 shares that may be acquired by Mr. Fischer within 60 days (by June 29, 2015) through the exercise of stock options.
(13)	Includes 233,500 shares that may be acquired by Mr. McIntosh within 60 days (by June 29, 2015) through the exercise of stock options.
(14)	Includes 147,751 shares that may be acquired by Mr. Pain within 60 days (by June 29, 2015) through the exercise of stock options.
(15)	Includes 106,442 shares that may be acquired by Mr. Chirumbole within 60 days (by June 29, 2015) through the exercise of stock options.
(16)	Based on Amendment No. 6 to a Schedule 13G filing dated January 9, 2015, as of December 31, 2014, BlackRock, Inc. had sole dispositive power for all such shares and sole voting power with respect to 8,969,809 of such shares.
(17)	Based on a Schedule 13G filing dated February 11, 2015, as of December 31, 2014, State Street Corporation had shared voting and dispositive power with respect to all such shares, and State Street Bank and Trust Company (acting in various capacities) had shared voting and dispositive power with respect to 4,837,935 of such shares. All such shares are beneficially owned by State Street Corporation and its direct and indirect subsidiaries in their various fiduciary and other capacities, including approximately four percent of the shares of our outstanding stock held in the CEOP as of December 31, 2014.
(18)	Based on Amendment No. 2 to a Schedule 13G filing dated February 9, 2015, as of December 31, 2014, The Vanguard Group had sole voting power over 111,132 shares, sole dispositive power over 5,096,859 shares, and shared dispositive power over 104,732 shares. The Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, was the beneficial owner of 104,732 shares as a result of serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, was the beneficial owner of 6,400 shares as a result of serving as an investment manager of Australian investment offerings.
(19)	Based on Amendment No. 1 to a Schedule 13G filing dated February 13, 2015, as of December 31, 2014, The London Company had sole voting and dispositive power over 4,696,779 shares and shared dispositive power over 330,172 shares.
(20)	Based on Amendment No. 1 to a Schedule 13D filing dated July 10, 2015, as of July 9, 2015, Point72 Asset Management, L.P. (“Point72 Asset Management”) had shared voting and dispositive power over 1,461,400 of such shares, Point72 Capital Advisors, Inc. (“Point72 Capital Advisors Inc.”) had shared voting and dispositive power over 1,461,400 of such shares, Cubist Systematic Strategies, LLC (“Cubist Systematic Strategies”) had shared voting and dispositive power over 5,090 of such shares, EverPoint Asset Management, LLC (“EverPoint Asset Management”) had shared voting and dispositive power over 1,177,463 of such shares, Rubric Capital Management, LLC (“Rubric Capital Management”) had shared voting and dispositive power over 2,300,000 of such shares and Steven A. Cohen had shared voting and dispositive power over 4,943,953 of such shares. Based on such Schedule 13D filing, Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., EverPoint Asset Management, Rubric Capital Management and Steven A. Cohen own directly no shares of Olin common stock.
(21)	Based on Amendment No. 1 to a Schedule 13G filing dated February 12, 2015, as of December 31, 2014, all such shares were held by subsidiaries or affiliates of Allianz Global Investors U.S. Holdings LLC. Allianz Global Investors GmbH had sole voting power over 254,100 shares and sole dispositive power over 329,911 shares. NFJ Investment Group LLC had sole voting power over 3,725,795 shares and sole dispositive power over 3,769,397 shares. Allianz Global Investors U.S. LLC had sole voting and sole dispositive power over 78,948 shares.
(22)	Based on a Schedule 13G filing dated February 5, 2015, as of December 31, 2014, in its capacity as an investment adviser or manager, Dimensional Fund Advisors LP had sole voting power over 3,900,010 such shares and sole dispositive power for all such shares.

COMPARISON OF RIGHTS OF HOLDERS OF TDCC COMMON STOCK

AND OLIN COMMON STOCK

TDCC is a Delaware corporation subject to the provisions of the Delaware General Corporation Law (“Delaware law”). Olin is a Virginia corporation subject to the provisions of the Virginia Stock Corporation Act (the “VSCA”). Holders of TDCC common stock, whose rights are currently governed by TDCC’s Restated Certificate of Incorporation, as amended (the “TDCC Articles”), TDCC’s Bylaws, as amended and restated (the “TDCC Bylaws”) and Delaware law, will, with respect to the shares validly tendered and exchanged immediately following this exchange offer, become shareholders of Olin and their rights will be governed by Olin’s Amended and Restated Articles of Incorporation (the “Olin Charter”), Olin’s Bylaws (the “Olin Bylaws”) and the VSCA.

The following description summarizes the material differences between the rights associated with TDCC common stock and Olin common stock that may affect TDCC shareholders whose shares are accepted for exchange in this exchange offer and who will obtain shares of Olin common stock in the Merger, but does not purport to be a complete statement of all of those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. The following description is qualified in its entirety by, and TDCC shareholders should read carefully, the relevant provisions of, Delaware law, the VSCA, the TDCC Articles, the TDCC Bylaws, the Olin Charter and the Olin Bylaws. The TDCC Articles have been filed with the SEC as Exhibit 3(i) to TDCC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and the TDCC Bylaws have been filed with the SEC as Exhibit 99.1 to TDCC’s Current Report 8-K filed on October 13, 2011. The Olin Charter and the Olin Bylaws have been filed with the SEC as Exhibit 3.1 to Olin’s filing on Form 8-K dated May 3, 2011 and as Exhibit 3.1 to Olin’s filing on Form 8-K dated December 10, 2010, respectively. See also “Description of Olin Capital Stock.”

For information on how to obtain a copy of these documents, See “Where You Can Find More Information; Incorporation by Reference.”

Authorized Capital Stock

The following table sets forth the authorized and issued capital stock of TDCC and Olin as of January 31, 2015 and April 30, 2015, respectively, without giving effect to this exchange offer or the Charter Amendment:

Class of Security	Authorized	Outstanding
TDCC:
Common Stock, par value $2.50 per share	1,500,000,000	1,157,695,055
Preferred Stock, par value $1.00 per share	250,000,000	4,000,000
Olin:
Common Stock, par value $1 per share	120,000,000	77,513,605
Preferred Stock, par value $1 per share	10,000,000

If Olin shareholders at the special meeting approve the Charter Amendment, the number of authorized shares of Olin common stock will be increased to 240,000,000 shares pursuant to an amendment to the Olin Charter prior to the time of closing of the Merger.

Comparison of Rights of Shareholders

The following table sets forth the material differences between the rights associated with TDCC common stock and Olin common stock that may affect the TDCC shareholders whose shares are accepted for exchange in this exchange offer and who will obtain shares of Olin common stock in the Merger:

Shareholder Right	TDCC	Olin
Voting Rights	Each shareholder is entitled to one vote for each share having voting power.	Each shareholder is entitled to one vote for each share on all matters submitted for action by the shareholders and may not cumulate votes for the election of directors.

Rights of Holders of Preferred Stock	Under the TDCC Articles, the TDCC Board has the authority, subject to the limitations prescribed by the Delaware General Corporation Law, to authorize the issuance of up to 250,000,000 shares of TDCC preferred stock and to determine or fix the voting powers, designations, preferences and relative, participating or optional or other special rights, qualifications, limitations or restrictions thereof. Pursuant to this authority, TDCC has issued 4,000,000 shares of Cumulative Convertible Perpetual Preferred Stock, Series A (“Preferred Series A”) with a liquidation preference of $1,000 per share. The Preferred Series A are entitled to cumulative dividends at a rate of 8.5 percent per annum in either cash, shares of common stock, or any combination thereof, at TDCC’s option. Dividends may be deferred indefinitely, at TDCC’s option. If deferred, common stock dividends must also be deferred. Any past due and unpaid dividends will accrue additional dividends at a rate of 10 percent per annum, compounded quarterly. If dividends are deferred for any six quarters, the Preferred Series A shareholders may elect two directors to the TDCC Board until all accumulated and unpaid dividends are paid. Preferred Series A shareholders may convert all or any portion of their shares, at their option, at any time, into shares of TDCC common stock at an initial conversion rate of 24.2010 shares of common stock for each share of Preferred Series A, subject to customary anti-dilution adjustments. If the closing price of TDCC common stock exceeds $53.72 per share for 20 trading days in any period of 30 consecutive	Under the Olin Charter, the Olin Board is authorized, without further shareholder action, to provide for the issuance from time to time of up to 10,000,000 shares of Olin preferred stock in one or more series and to establish the voting powers, designations, preferences and rights and other terms of the preferred stock, as may be set forth in articles of amendment to the Olin Charter providing for the issuance of the preferred stock as adopted by the Olin Board or a duly authorized committee thereof.

Shareholder Right	TDCC	Olin

trading days, TDCC may, at its option, at any time or from time to time, in whole or in part, cause some or all of the Preferred Series A to be converted into shares of TDCC common stock at the then applicable conversion rate provided that TDCC has declared and paid, or declared and set apart for payment, all accumulated and unpaid dividends.

Number and Classification of Board of Directors	The TDCC Articles set the number of board members at not less than six nor more than 21. The exact number is fixed by a majority vote of the directors in office. The current number of board members is 13. The TDCC Board is not divided into classes and all directors are elected at the annual meeting of shareholders.	The Olin Board consists of three classes as nearly equal in number as possible, each of which serves for three years with one class being elected each year. The Olin Board currently consists of nine directors, but the number of directors may be increased to any number, not more than 18 directors, or decreased to any number, not less than three directors, by amendment of the Olin Bylaws. In connection with the Transactions, the size of the Olin Board will be increased to include three additional directors to be designated by TDCC, effective at the time of closing of the Merger.

Removal of Directors	Under the TDCC Articles, directors may be removed with or without cause by a vote of 50% of the shares entitled to vote.	Under the Olin Charter, subject to the rights of holders of any preferred stock then outstanding, directors may be removed only with cause by holders of a majority of the shares entitled to vote in the election of directors.

Vacancies on the Board of Directors	The TDCC Bylaws provide that vacancies on the TDCC Board shall be filled only by a majority vote of the remaining directors then in office, even though less than a quorum.	The Olin Charter provides that, subject to the rights of holders of any preferred stock then outstanding, vacancies on the Olin Board shall be filled solely by remaining directors then in office or at an annual meeting of shareholders by the shareholders entitled to vote on the election of directors. If the Olin Board fills a vacancy, the director’s term expires at the next shareholders’ meeting at which directors are elected.

Special Meetings	The TDCC Bylaws provide that special meetings of the shareholders may be called at any time by the board of directors pursuant to a resolution adopted by a majority of the entire board of directors or by the Chairman of the board of directors upon a written request from shareholders holding at least 25% of the voting power of all shares entitled to vote.	The Olin Bylaws provide that special meetings of the shareholders may be called only by the Olin Board, its chairman, its president or the holders of the majority of the shares entitled to vote at such special meeting.

Shareholder Right	TDCC	Olin
Shareholder Action by Written Consent	The TDCC Articles provide that any action permitted to be taken by a TDCC shareholder must be effected at a duly called annual or special meeting of the shareholders and may not be effected by written consent of such shareholder.	Under the VSCA, unless provided in a Virginia corporation’s articles of incorporation, any action that may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting only by unanimous written consent of the shareholders who would be entitled to vote on the action. The Olin Charter does not include a provision that permits shareholders to take action without a meeting other than by unanimous written consent.

Quorum of Shareholders	Under the TDCC Bylaws, at least a majority of the votes which all shareholders are entitled to cast on a matter, represented in person or by proxy, constitutes a quorum, unless otherwise required by law.	Under the Olin Bylaws, shares representing a majority of the votes entitled to be cast on a matter by all classes or series which are entitled to vote thereon, represented in person or by proxy, constitutes a quorum, unless otherwise provided by the VSCA or the Olin Charter.

Advance Notice Procedures for a Shareholder Proposal or Director Nomination	A shareholder entitled to vote in the election of the directors to be elected may make a nomination so long as written notice is given to TDCC’s Secretary at TDCC’s principal executive offices no later than close of business 60 days and no earlier than or close of business 120 days prior to the first anniversary of the prior year’s annual meeting. In the event that the annual meeting is called for a date that is not within 30 days before or after the first anniversary of the prior year’s annual meeting, notice by the shareholder in order to be timely must be so delivered or so mailed and received, not earlier than close of business 120 days prior to such annual meeting and not later than close of business on the later of 90 days prior to such annual meeting or 10 days following the date on which public disclosure of the date of the annual meeting if first made by the company.	The Olin Bylaws require that advance notice of nominees for election of directors be made by a shareholder or shareholder proposals be given to Olin’s corporate secretary, together with certain specified information, no later than 90 days before the anniversary of the immediately preceding annual meeting of shareholders.

Amendment of Certificate or Articles of Incorporation	Delaware law permits the adoption of amendments to certificates of incorporation if those amendments are approved at a meeting held for that purpose by the holders of shares entitling them to exercise a majority of the voting power of the corporation, unless the	Under the VSCA, unless a Virginia corporation’s articles of incorporation or the board of directors provide for a greater or lesser vote, most amendments of the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than

Shareholder Right	TDCC	Olin

	certificate of incorporation specifies a greater proportion. The TDCC Articles do not specify a voting power proportion different than that specified by Delaware law in connection with the approval of amendments to the TDCC Articles.	two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group entitled to vote at a meeting at which a quorum of the voting group exists. The Olin Charter provides that any amendment or restatement to the Olin Charter is required to be approved only by a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter, unless in submitting an amendment or restatement to the shareholders the Olin Board shall require a greater vote.

Amendment of Bylaws	The TDCC Board may amend, alter, change, adopt and repeal the TDCC Bylaws at any regular or special meeting. The TDCC shareholders also may amend, alter, change, adopt and repeal the TDCC Bylaws at any annual or special meeting subject to the requirements of the TDCC Articles. The TDCC Articles provide that amendment of the TDCC Bylaws requires an affirmative vote of the holders of a majority of the shares of TDCC capital stock then entitled to vote generally in the election of directors.	Under the VSCA, a corporation’s shareholders or board of directors may amend or repeal bylaws, except to the extent that the corporation’s articles of incorporation or the VSCA reserve the power exclusively to the shareholders. The Olin Bylaws may be altered, amended or repealed by the Olin Board, subject to the power of the shareholders to alter or repeal the bylaws made by the Olin Board or by the shareholders at any annual or special meeting of the shareholders. Subject to certain limitations, shareholders in altering, amending or repealing the Olin Bylaws may provide that the Olin Board may not subsequently alter, amend or repeal the Olin Bylaws.

Dividends	Under the TDCC Articles, the board of directors has the authority to determine the quarterly dividend rate. Since 1912, TDCC has maintained or increased the amount of the quarterly dividend, adjusted for stock splits, with the exception of February 12, 2009. A quarterly dividend of $0.42 was paid on April 30, 2015.	Under the Olin Charter, the Olin Board has the authority to determine what dividends, if any, shall be declared and paid to shareholders out of assets legally available for the payment of such dividends. On January 23, 2015, the Olin Board declared a dividend of $0.20 per share of common stock, which dividend was paid on March 10, 2015. Olin has paid a dividend for 352 consecutive quarters. Pursuant to the Merger Agreement, Olin has agreed that prior to the consummation of the Merger, Olin will not declare or pay any dividends or other distributions, except for the declaration and payment of regular quarterly cash dividends of no more than $0.20 per share.

Shareholder Right	TDCC	Olin
Antitakeover Statutes	TDCC has not opted out of Section 203 of the Delaware General Corporation Law, which regulates corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

As permitted by the VSCA, Olin, in the Olin Bylaws, has opted out of Article 14.1 of the VSCA, the Virginia anti-takeover statute regulating “control share acquisitions,” which are transactions causing the voting power of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1⁄3% or 50%) of the total votes entitled to be cast for the election of directors. Under that Virginia statute, shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares entitled to vote in the election of directors other than those held by the acquiring person or held by any officer or employee director of the corporation, unless at the time of any control share acquisition, the articles of incorporation or bylaws of the corporation provide that this statute does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation’s voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person’s request, to consider the grant of voting rights to the shares acquired or to be acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be redeemed by the corporation, at the corporation’s option, at a price per share equal to the acquiring person’s cost. Unless otherwise provided in the corporation’s articles of amendment or bylaws, the VSCA grants appraisal rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares. This regulation was designed to deter certain takeovers of Virginia public corporations.

Olin is subject to Article 14 of the VSCA, a Virginia statute regulating “affiliated transactions.” An affiliated transaction is

Shareholder Right	TDCC	Olin

generally defined as a merger, a share exchange, a material disposition of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10 percent holder by more than five percent. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any 10% holder for a period of three years following the date that such person became a 10% holder unless (1) the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the 10% holder, approve the affiliated transaction or (2) before the date the person became a 10% holder, the board of directors approved the transaction that resulted in the shareholder becoming a 10% holder.

After three years, any such transaction must be at a “fair price,” as defined in the VSCA, or must be approved by a majority of the disinterested directors or the holders of two-thirds of the voting shares, other than the shares beneficially owned by the 10% holder.

Limitation of Liability of Directors and Officers	The TDCC Articles allow for the elimination or limitation of the liability of directors to the fullest extent permitted by the General Corporation Law of Delaware.	The Olin Bylaws provide that the directors and officers shall not be liable for monetary damages to Olin or Olin’s shareholders with respect to any transaction, occurrence or course of conduct, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of criminal law or any federal or state securities law.

Certain Anti-Takeover Effects of Provisions of Virginia Law, the Olin Charter and the Olin Bylaws

Provisions of Virginia Law and of the Olin Charter and the Olin Bylaws could make the acquisition of Olin and the removal of incumbent directors more difficult. For a description of these provisions, see “Description of Olin Capital Stock—Certain Anti-Takeover Effects of Provisions of Virginia Law, the Olin Charter and the Olin Bylaws.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Olin, TDCC and Splitco or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions, will enter into, ancillary agreements relating to the Transactions and various interim and on-going relationships between TDCC, Splitco and Olin. See “Other Agreements.”

LEGAL MATTERS

The validity of the shares of Splitco common stock offered hereby and certain legal and tax matters with respect to the Transactions are being passed upon for Splitco by Shearman & Sterling LLP. The validity of the shares of Olin common stock is being passed upon for Olin by Hunton & Williams LLP. Certain tax matters are being passed upon for Olin by Cravath, Swaine & Moore LLP.

EXPERTS

The balance sheet of Blue Cube Spinco Inc. as of March 13, 2015 included herein has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such balance sheet is included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The combined financial statements of the Dow Chlorine Products Business as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, included herein and the related financial statement schedule included in the registration statement, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the combined financial statements and financial statement schedule and includes an explanatory paragraph regarding the allocations of certain expenses). Such combined financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

The consolidated financial statements, and the related financial statement schedule, incorporated herein by reference from The Dow Chemical Company Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of The Dow Chemical Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Olin Corporation and subsidiaries as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG LLP has not examined, compiled or otherwise applied procedures to the financial projections presented herein and, accordingly, does not express an opinion on any form of assurance on it.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Splitco has filed with the SEC a registration statement on Form S-4 and Form S-1 under the Securities Act, of which this document forms a part, to register with the SEC the shares of Splitco common stock to be exchanged for shares of TDCC common stock in this exchange offer. TDCC will also file a Tender Offer Statement on Schedule TO with the SEC with respect to this exchange offer. This document constitutes TDCC’s offer to exchange, in addition to being a document of Splitco.

Olin will file a proxy statement that relates to the special meeting of Olin shareholders to, among other things, approve the Share Issuance and the Charter Amendment. In addition, Olin has filed a registration statement on Form S-4 to register the issuance of shares of its common stock that will be issued in the Merger.

This document does not contain all of the information set forth in the registration statement, the exhibits to the registration statement or the Schedule TO, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to TDCC and Splitco, reference is made to the registration statement and its exhibits.

Statements contained in this document or in any document incorporated by reference in this document as to the contents of any contract or other document referred to within this document or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable contract or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement in this document regarding a contract or other document is qualified in all respects by such contract or other document.

The SEC allows certain information to be “incorporated by reference” into this document. The information incorporated by reference is deemed to be part of this document, except for any information superseded or modified by information contained directly in this document or in any document subsequently filed by TDCC or Olin that is also incorporated or deemed to be incorporated by reference. This document incorporates by reference the documents set forth below that TDCC or Olin has filed with the SEC and any future filings by TDCC or Olin under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this document to the date that shares are accepted pursuant to this exchange offer (or the date that this exchange offer is terminated), except, in any such case, for any information therein which has been furnished rather than filed, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this document. These documents contain important information about TDCC, Olin and their respective business and financial condition:

TDCC:

•	TDCC’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	TDCC’s Definitive Proxy Statement filed on March 27, 2015;

•	TDCC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	TDCC’s Current Reports on Form 8-K filed with the SEC on February 17, 2015, March 24, 2015, March 27, 2015, May 4, 2015, May 5, 2015 and May 19, 2015.

Olin:

•	Olin’s Annual Report on Form 10-K for the year ended December 31, 2014;

•	Olin’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015;

•	Olin’s Definitive Proxy Statement filed on March 4, 2015;

•	Olin’s Current Reports on Form 8-K filed with the SEC on March 27, 2015, April 29, 2015, June 16, 2015, June 29, 2015 and July 6, 2015; and

•	the description of Olin common stock contained in Olin’s registration statement on Form 8-A, declared effective by the SEC on February 21, 1996, as amended.

You may read and copy all or any portion of the registration statement filed by Splitco at the offices of the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains a website,

www.sec.gov, that contains reports, proxy and prospectus and other information regarding registrants, such as TDCC and Olin that file electronically with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference rooms and the SEC’s website. You can also find additional information about TDCC at www.dow.com and about Olin at www.olin.com.

TDCC’s documents incorporated by reference are available without charge upon request to the information agent, Georgeson Inc., located at 480 Washington Blvd., 26th Floor, Jersey City, NJ 07310, or at telephone number (888) 566-8006. Olin’s documents incorporated by reference (other than exhibits or portions of exhibits not specifically incorporated by reference herein) are available without charge upon request to Olin Corporation, Attn: Investor Relations, 190 Carondelet Plaza, Suite 1530, Clayton, Missouri 63105. In order to ensure timely delivery, any request should be submitted no later than                     , 2015.

TDCC, Splitco and Olin have not authorized anyone to give any information or make any representation about this exchange offer that is different from, or in addition to, that contained in this document or in any of the materials that are incorporated by reference in this document.

Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained or incorporated by reference in this document speaks only as of the date of this document or the incorporated document unless the information specifically indicates that another date applies.

You will be able to review indicative exchange ratios and calculated per-share values of TDCC common stock and Splitco common stock and the final exchange ratio used to determine the number of shares of Splitco common stock to be exchanged per share of TDCC common stock. TDCC will maintain a website at www.edocumentview.com/dowexchange that provides indicative exchange ratios and calculated per-share values of TDCC common stock and Splitco common stock. The indicative exchange ratios will reflect whether the upper limit on the exchange ratio, described above, would have been in effect. You may also contact the information agent at the toll-free number provided on the back cover of this document to obtain these indicative exchange ratios.

From the commencement of this exchange offer until the first Valuation Date, the website will show the indicative calculated per-share values on a given day, calculated as though that day were the expiration date of this exchange offer, of (i) TDCC common stock, which will equal the simple arithmetic average of the daily VWAP of TDCC common stock, as calculated by TDCC, on each of the three prior trading days and (ii) Splitco common stock, which will equal the simple arithmetic average of the daily VWAP of Olin common stock, as calculated by TDCC, multiplied by 0.87482759 (which is the number of shares of Olin common stock to be received for each share of Splitco common stock in the Merger, based on the exchange ratio specified in the Merger Agreement) on each of the three prior trading days.

On each of the Valuation Dates, when the values of TDCC common stock and Splitco common stock are calculated for the purposes of this exchange offer, the website will show the indicative calculated per-share values of TDCC common stock and Splitco common stock, as calculated by TDCC, which will equal, with respect to each stock, (i) on the first Valuation Date, the intra-day VWAP during the elapsed portion of that day, (ii) on the second Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and (iii) on the third Valuation Date, the intra-day VWAP during the elapsed portion of that day averaged with the actual daily VWAP on the first Valuation Date and with the actual daily VWAP on the second Valuation Date. “Intra-day VWAP” means VWAP for the period beginning at the official open of trading on the NYSE and ending as of the specific time in such day. On each of the Valuation Dates, the indicative calculated per-share values and indicative exchange ratio calculated using such values will be updated at 10:30 a.m., 1:30 p.m. and by 4:30 p.m., New York City time.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of The Dow Chemical Company

Midland, Michigan

We have audited the accompanying combined balance sheets of the Dow Chlorine Products Business (the “Business”), a subsidiary of The Dow Chemical Company (“Dow”), as described in Note 1 to combined financial statements, as of December 31, 2014 and 2013, and the related combined statements of income (loss), comprehensive income (loss), equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule listed at Item 21. These financial statements and financial statement schedule are the responsibility of the Business’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Business is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Business’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Dow Chlorine Products Business as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 2 to the combined financial statements, which describes the basis of presentation, the combined financial statements include allocations of certain expenses from Dow. As a result, the allocations may not reflect the expense the Business would have incurred as a stand-alone company.

/s/ Deloitte & Touche LLP

Midland, Michigan

May 6, 2015

The Dow Chlorine Products Business

Combined Statements of Income (Loss) and Comprehensive Income (Loss)

For the Years Ended December 31, 2014, 2013 and 2012

	For the years ended December 31,
	2014	2013	2012
	(in millions)
Net sales – External	$3,849	$3,637	$4,044
Net sales – Related party	927	738	718

Net Sales	4,776	4,375	4,762
Cost of sales	4,573	4,257	4,350
Research and development expenses	34	51	54
Selling, general and administrative expenses	152	145	139
Restructuring charges	—	—	33
Sundry expense (income) – net	3	(2)	1
Interest expense	13	—	—

Income (Loss) Before Income Taxes	1	(76)	185

Provision (benefit) for income taxes	8	(27)	39

Net Income (Loss)	(7)	(49)	146

Net loss attributable to noncontrolling interests	(5)	(4)	(5)

Net Income (Loss) Attributable to the Business	$(2)	$(45)	$151

Other Comprehensive Income (Loss), Net of Tax
Translation adjustments (net of tax – 2014: $(2); 2013: $2; 2012: $1)	(11)	13	4

Total other comprehensive income (loss)	(11)	13	4

Comprehensive Income (Loss)	(18)	(36)	150

Comprehensive loss attributable to noncontrolling interests	(5)	(4)	(5)

Comprehensive Income (Loss) Attributable to the Business	$(13)	$(32)	$155

See accompanying notes to the combined financial statements.

The Dow Chlorine Products Business

Combined Balance Sheets as of December 31, 2014 and 2013

	At December 31,
	2014	2013
	(in millions)
Assets
Current Assets
Accounts receivable:
Trade (net of allowance for doubtful receivables – 2014: $3; 2013: $4)	$175	$185
Other	16	7
Inventories	354	386
Deferred income tax assets – current	23	7
Restricted cash (all variable interest entity restricted)	20	1

Total current assets	588	586

Property
Property	5,703	6,005
Less accumulated depreciation	4,090	4,230

Net property (variable interest entity restricted – 2014: $815; 2013: $877)	1,613	1,775

Other Assets
Goodwill	56	56
Other intangible assets (net of accumulated amortization – 2014: $47; 2013: $46)	3	4
Deferred income tax assets – noncurrent	1	1
Deferred charges and other assets (variable interest entity restricted – 2014: $14; 2013: $14)	14	16

Total other assets	74	77

Total Assets	$2,275	$2,438

Liabilities and Equity
Current Liabilities
Accounts payable:
Trade	$372	$391
Other	8	12
Income taxes payable	29	13
Current portion of long-term debt	53	46
Accrued and other current liabilities	65	66

Total current liabilities (variable interest entity nonrecourse – 2014: $57; 2013: $67)	527	528

Noncurrent Liabilities
Deferred income tax liabilities – noncurrent	93	100
Long-term debt (all variable interest entity nonrecourse)	553	578
Other noncurrent obligations	144	159

Total noncurrent liabilities	790	837

Combined Equity
Net parent investment	809	909
Accumulated other comprehensive income	29	40

Total Business equity	838	949

Noncontrolling interests	120	124

Total combined equity	958	1,073

Total Liabilities and Combined Equity	$2,275	$2,438

See accompanying notes to the combined financial statements.

The Dow Chlorine Products Business

Combined Statements of Cash Flows

For the Years Ended December 31, 2014, 2013 and 2012

	For the years ended December 31,
	2014	2013	2012
	(in millions)
Operating Activities
Net income (loss)	$(7)	$(49)	$146
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	221	148	159
Credit for deferred income tax	(21)	(41)	(12)
Asset impairments	—	70	—
Restructuring charges	—	—	33
Net gain on sales of property	—	(4)	(3)
Changes in assets and liabilities:
Trade accounts receivable	10	55	19
Inventories	32	81	(47)
Trade accounts payable	(19)	(71)	10
Other assets and liabilities	7	(41)	8

Cash provided by operating activities	223	148	313

Investing Activities
Change in restricted cash	(19)	(1)	(1)
Capital expenditures	(88)	(239)	(544)
Proceeds from sales of property	—	4	3

Cash used in investing activities	(107)	(236)	(542)

Financing Activities
Net cash transfers to parent	(98)	(44)	(95)
Proceeds from issuance of long-term debt	30	116	324
Payments on long-term debt	(48)	—	—
Contributions from noncontrolling interests	—	16	—

Cash (used in) provided by financing activities	(116)	88	229

Summary
Increase (Decrease) in cash and cash equivalents	—	—	—
Cash and cash equivalents at beginning of year	—	—	—

Cash and cash equivalents at end of year	$—	$—	$—

See accompanying notes to the combined financial statements.

The Dow Chlorine Products Business

Combined Statements of Equity

For the Years Ended December 31, 2014, 2013 and 2012

	Net Parent Investment	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total Combined Equity
	(in millions)
Balance at January 1, 2012	$942	$23	$117	$1,082
Net income (loss)	151	—	(5)	146
Translation adjustments, net of tax	—	4	—	4
Net transfers to parent	(95)	—	—	(95)

Balance at December 31, 2012	998	27	112	1,137
Net loss	(45)	—	(4)	(49)
Translation adjustments, net of tax	—	13	—	13
Contributions from noncontrolling interests	—	—	16	16
Net transfers to parent	(44)	—	—	(44)

Balance at December 31, 2013	909	40	124	1,073
Net income (loss)	(2)	—	(5)	(7)
Translation adjustments, net of tax	—	(11)	—	(11)
Other	—	—	1	1
Net transfers to parent	(98)	—	—	(98)

Balance at December 31, 2014	$809	$29	$120	$958

See accompanying notes to the combined financial statements.

The Dow Chlorine Products Business

Notes to Combined Financial Statements

(Amounts in millions unless otherwise noted)

Note 1. Description of the Dow Chlorine Products Business

The accompanying combined financial statements present the combined assets, liabilities, revenues and expenses related to the chlorine, caustic, chlorinated organics and global epoxy operations (collectively, the “Dow Chlorine Products Business” or “DCP”) of The Dow Chemical Company (“Dow”). DCP’s core activities include:

•	the chlor-alkali activity at Freeport, Texas (“Freeport”) and Plaquemine, Louisiana (“Plaquemine”), which produce chlorine and caustic soda;

•	the chlor-alkali activity in the membrane chlor-alkali facility located at the integrated Freeport manufacturing complex as part of a joint venture arrangement with Mitsui & Co. Ltd (the “Joint Venture”) as described in Note 10;

•	the chlor-vinyl activity at Freeport and Plaquemine, which focuses on the production, supply and marketing of ethylene dichloride and vinyl chloride monomer;

•	all global chlorinated organics activity primarily located at Freeport, Plaquemine and Stade, Germany; and

•	the global epoxy operations, which includes the production of epoxy resins and epoxy intermediates.

DCP also includes activity related to brine mining and certain energy assets in Freeport, both of which are key inputs to the chlor-alkali and chlor-vinyl operations. The chlor-alkali and chlor-vinyl products are further utilized by other Dow operations, including global chlorinated organics, or sold to third parties. Global chlorinated organics produces chloroform, methyl chloride, methylene chloride, perchloroethylene and trichloroethylene for the use in cleaning applications, construction, fluoropolymers, pharmaceuticals, refrigerants and water treatment. Epoxy products include bisphenol A, allyl chloride, epichlorohydrin, liquid epoxy resins, cumene, glycerin and differentiated epoxy resins. The products are used in a variety of markets and applications including electrical laminates, civil engineering, composites, infrastructure and consumer goods among others. DCP has manufacturing facilities in the United States of America, China, Japan, South Korea, Germany, Italy, the Netherlands and Brazil.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The combined financial statements present the results of operations, financial position and cash flows of DCP and have been derived from the consolidated financial statements and accounting records of Dow using the historical results of operations and historical basis of assets and liabilities of DCP. The combined financial statements of DCP have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The combined statements of income (loss) and comprehensive income (loss) include allocations of certain expenses for services including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, ethics and compliance, shared services, employee benefits and incentives, insurance and stock-based compensation. These expenses have been allocated on the basis of direct usage when identifiable with the remainder allocated on the basis of headcount or other measures. DCP considers the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided. The allocations may not, however, reflect the expense DCP would have incurred as a stand-alone company. Actual costs that may have been incurred if the DCP was a stand-alone company would depend on a number of factors including DCP’s chosen organizational structure, what functions were outsourced or performed by DCP employees and strategic decisions made in areas such as information technology and infrastructure.

Debt is managed centrally within Dow with the exception of the Joint Venture. Neither debt nor debt interest cost has been allocated to DCP (with the exception of debt attributable to the Joint Venture) as none of Dow’s debt is directly related to DCP. Refer to Note 10 for more details on the Joint Venture.

Because a direct ownership relationship did not exist among the various businesses comprising DCP, a “net parent investment” account is shown as equity in the combined financial statements. All transactions between Dow and DCP have been included in the combined financial statements and have been effectively settled for cash on the date of the transactions through Dow’s centralized cash management system. These transactions are therefore reflected within net parent investment in the combined balance sheets, and the total net effect of the settlement of these related party transactions is reflected in the combined statements of cash flows as a financing activity.

Use of Estimates in Financial Statement Preparation

The preparation of financial statements in accordance with U.S. GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These combined financial statements include amounts that are based on management’s best estimates and judgments. Actual results could differ from those estimates.

Foreign Currency

The local currency has been primarily used as the functional currency throughout the world. Assets and liabilities are translated at year-end rates, and income statement amounts are translated at average rates during the course of the year. Translation gains and losses of those operations that use the local currency as the functional currency were allocated on a proportional basis using net property from the corresponding Dow legal entities and included in the combined balance sheets in accumulated other comprehensive income (“AOCI”).

Environmental Matters

Accruals for environmental matters specifically attributable to DCP are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. These accruals are adjusted periodically as assessment and remediation efforts progress or as additional technical or legal information become available. Accruals for environmental liabilities are included in the combined balance sheets in accrued and other current liabilities and other noncurrent obligations at undiscounted amounts.

Environmental costs are capitalized if the costs extend the life of the property, increase its capacity and/or mitigate or prevent contamination from future operations. Environmental costs are also capitalized in recognition of legal asset retirement obligations resulting from the acquisition, construction and/or normal operation of a long-lived asset. Costs related to environmental contamination treatment and cleanup are charged to expense. Estimated future incremental operations, maintenance and management costs directly related to remediation are accrued when such costs are probable and reasonably estimable.

Cash and Cash Equivalents

During the periods presented, DCP participated in Dow’s centralized cash management system, which includes centralized cash disbursements, cash receipts and treasury processes. Cash disbursements and receipts related to DCP are handled by Dow and accounted for through the net parent investment account. Therefore, cash and cash equivalents is not presented in the balance sheets.

Inventories

Inventories are stated at the lower of cost or market. The method of determining cost varies among last-in, first-out (“LIFO”); first-in, first-out (“FIFO”); and average cost, and is used consistently from year to year.

Property

Land, buildings and equipment are carried at cost less accumulated depreciation. Depreciation is based on the estimated service lives of depreciable assets and is calculated using the straight-line method unless the asset was capitalized before 1997 when the declining balance method was used. Fully depreciated assets are retained in property and accumulated depreciation accounts until they are removed from service. In the case of disposals, assets and related accumulated depreciation are removed from the accounts and the net amounts, less proceeds from disposal, are included in income.

Impairment and Disposal of Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. When undiscounted future cash flows are not expected to be sufficient to recover an asset’s carrying amount, the asset is written down to its fair value based on discounted cash flow analysis using market participant assumptions or bids received from third parties.

Goodwill and Other Intangible Assets

Goodwill is recorded when the purchase price of a business acquisition exceeds the fair value of net identified tangible and intangible assets acquired. Goodwill is tested for impairment at the reporting unit level annually, or more frequently when events or changes in circumstances indicate that the fair value of a reporting unit has more likely than not declined below its carrying value. When testing goodwill for impairment, a qualitative assessment is performed first. If an initial qualitative assessment concludes it is more likely than not the carrying value of DCP exceeds its estimated fair value, additional quantitative testing is performed to calculate the fair value – primarily through the use of a discounted cash flow methodology.

Finite-lived intangible assets such as intellectual property and trademarks are amortized over their estimated useful lives, generally on a straight-line basis, for periods ranging from three to twenty years. Finite-lived intangible assets are reviewed for impairment or obsolescence annually, or more frequently if events or changes in circumstances indicate that the carrying amount of an intangible asset may not be recoverable. If impaired, intangible assets are written down to fair value based on discounted cash flows. No impairment of finite-lived intangibles was recorded in any of the periods presented.

Financial Instruments

Derivative financial instruments are managed through Dow’s centralized risk management process with the exception of the Joint Venture arrangement.

Fair Value of Financial Instruments

The carrying values of restricted cash and accounts payable are representative of their respective fair values due to the short-term maturity of these instruments. The carrying value of long-term debt is representative of its fair value based on its variable rate terms. The fair value of interest rate swaps are based on quotes from the counterparty. See Note 16 for more details relating to the fair value of financial instruments.

There is a fair value hierarchy for valuation inputs that gives the highest priority to quoted prices in active markets for identical instruments and the lowest priority to unobservable inputs. The fair value hierarchy is as follows:

•	Level 1 Inputs – Unadjusted quoted prices in active markets for identical instruments that the reporting entity has the ability to access as of the measurement date.

•

Level 2 Inputs – Inputs that are observable for the instrument, either directly or indirectly, other than quoted prices included in Level 1. These inputs might include quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, inputs other than quoted prices that are observable for the investment (such as interest rates, volatilities, prepayment speeds, credit risks) or inputs that are derived principally from or corroborated by market data by correlation or other means.

•	Level 3 Inputs – Unobservable inputs for determining the fair values of instruments that reflect assumptions that market participants would use in pricing the instruments.

Trade Accounts Payable

DCP’s trade accounts payable are processed by Dow’s centralized disbursement processes. Specific identification of trade accounts payable related solely to DCP is not practical. Therefore, trade accounts payable for Dow were allocated to DCP based on DCP’s proportion of certain expenses to the corresponding total amount of certain expenses for Dow. The exceptions to this are the Joint Venture (as described in Note 10) and the current portion of the non-interest bearing note pertaining to a supply agreement (as described in Note 9).

Sales

Sales are recognized when there is evidence of an arrangement, the price is fixed and determinable, collection from the customer is probable and risk and title to the product transfer to the customer, which usually occurs at the time shipment is made. As such, title to the product passes when the product is delivered to the freight carrier. Dow’s standard terms of delivery are included in its contracts of sale, order confirmation documents and invoices.

Related party sales are recognized when consumption is completed by the related party entity within Dow. Transactions are valued at the standard cost of each product consumed and recorded as net sales-related party on the combined statements of income (loss) and comprehensive income (loss).

Cost Allocation Methodology

DCP consumes products and services that are provided by Dow. These include materials, utilities, shared manufacturing services and shared administrative services, among others. These products and services are charged to DCP using Dow’s fundamental cost allocation methodology which affects the valuation of inventory, cost of sales, research and development expenses and selling, general and administrative expenses of DCP.

The methodology for costing products and services focuses on the activities performed to produce the products or services. Costs are assigned to activities and then to products or services based on the consumption of activities by each product or service. Each activity is measured and costed per a base unit such as hours or quantity (a “cost driver”). To determine the cost of an activity, all of the resources used to produce the activity are determined. After confirming the expected demand for the product or service, the cost per unit of activity is determined by dividing the total cost by the total expected demand for the cost driver.

Cost of Sales

DCP classifies the costs of manufacturing and distributing its products as cost of sales. Manufacturing costs include raw materials, utilities, packaging and fixed manufacturing costs associated with production. Fixed manufacturing costs include such items as plant site operating costs and overhead, production planning, depreciation and amortization, repairs and maintenance, environmental and engineering costs and allocations to DCP using Dow’s cost allocation methodology. Freight costs and any directly related costs of transporting finished product to customers are recorded as cost of sales in the combined statements of income (loss) and comprehensive income (loss) and are not included within net sales.

The related party cost of sales approximates the amount recognized as related party sales. These costs are recorded as cost of sales on the combined statements of income (loss) and comprehensive income (loss).

Research and Development

Research and development (“R&D”) expenses are the cost of services performed by the R&D function including technical service and development, process research and product development in support of DCP. The expenses incurred by the R&D function in support of DCP include costs recorded within DCP-direct cost centers and allocations to DCP using Dow’s cost allocation methodology. The direct costs include the expenses of the R&D individuals assigned to DCP including salaries, fringe benefits, travel, materials and supplies, information technology and office expenses.

Selling, General and Administrative

Selling, general and administrative expenses are the cost of services performed by the marketing and sales functions (including sales managers, field sellers, marketing research, marketing communications and promotion and advertising materials) and by administrative functions (including product management, business management, customer invoicing and human resources) in support of DCP. The expenses include costs recorded within DCP-direct cost centers and allocations to DCP using Dow’s cost allocation methodology. The direct costs include the expenses of the marketing and sales individuals assigned to DCP including salaries, fringe benefits, travel, materials and supplies, information technology and office expenses.

Legal Costs

Legal costs are expensed as incurred. The expenses include costs recorded on DCP-direct cost centers and allocations to DCP using Dow’s cost allocation methodology. The direct costs represent legal costs specifically related to DCP.

Severance Costs

Management routinely reviews its operations around the world in an effort to ensure competitiveness across its businesses and geographic areas. When the reviews result in a workforce reduction related to the shutdown of facilities or other optimization activities, severance benefits are provided to employees primarily under Dow’s ongoing benefit arrangements. These severance costs are accrued once management commits to a plan of termination including the number of employees to be terminated, their job classifications or functions, their locations and the expected completion date.

Income Taxes

During the periods presented, DCP did not file separate tax returns as it was included in the tax returns of Dow entities within the respective tax jurisdictions. The income tax provision and related balance sheet amounts included in these combined financial statements were calculated using a separate return basis as if DCP was a separate taxpayer.

The provision for income taxes has been determined using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred tax assets is recognized in income in the period that includes the enactment date. Deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the United States when it is expected that these earnings will be permanently reinvested.

Annual tax provisions include amounts considered sufficient to pay assessments that may result from examinations of prior year tax returns; however, the amount ultimately paid upon resolution of issues raised may differ from the amounts accrued.

The financial statement effect of an uncertain income tax position is recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Accruals are recorded for other tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated.

Note 3. Recent Accounting Guidance

Accounting Guidance Issued But Not Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” which is the new comprehensive revenue recognition standard that will supersede all existing revenue recognition guidance under U.S. GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective for annual and interim periods beginning on or after December 15, 2016, and early adoption is not permitted. Entities will have the option of using either a full retrospective approach or a modified approach to adopt the guidance in the ASU. DCP is currently evaluating the impact of adopting this guidance.

Note 4. Restructuring

4Q12 Restructuring

On October 23, 2012, Dow’s Board of Directors approved a restructuring plan to optimize its portfolio and respond to changing and volatile economic conditions. The restructuring plan included severance of employees of DCP and the write-off of manufacturing assets. As a result of these restructuring activities, $25 was recorded as a restructuring charge in the combined statements of income (loss) and comprehensive income (loss) which included $11 of severance for the elimination of approximately 79 positions and an impairment charge of $14 for the write-down of manufacturing assets taken in the fourth quarter of 2012. These actions were substantially completed at December 31, 2014.

1Q12 Restructuring

On March 27, 2012, Dow’s Board of Directors approved a restructuring plan to optimize its portfolio, respond to changing and volatile economic conditions, particularly in Western Europe, and to advance Dow’s Efficiency for Growth program, which was initiated by Dow in the second quarter of 2011. The restructuring plan included severance of employees of DCP and the write-off of manufacturing assets in connection with Dow’s closing of manufacturing facilities. As a result of these restructuring activities, $8 was recorded as a restructuring charge in the combined statements of income (loss) and comprehensive income (loss), which included $2 of severance for the elimination of approximately 13 positions and an impairment charge of $6 for the write-down of manufacturing assets. These actions were substantially completed at December 31, 2013.

The following table summarizes the activities related to the restructuring reserve:

2012 Restructuring Activities	Severance Costs	Impairment of Long-Lived Assets and Other Assets	Total
	(in millions)
Restructuring charges recognized in 2012	$13	$20	$33
Non-cash charges against the reserve	—	(20)	(20)
Cash payments	(2)	—	(2)

Reserve balance at December 31, 2012	$11	—	$11
Cash payments	(9)	—	(9)

Reserve balance at December 31, 2013	$2	—	$2
Cash payments	(2)	—	(2)

Reserve balance at December 31, 2014	—	—	—

Note 5. Accounts Receivable

DCP’s trade accounts receivable for the periods presented were subject to inclusion in Dow’s various trade accounts receivable securitization programs whereby trade accounts receivable of select entities were sold on a revolving basis to certain multi-seller commercial paper conduit entities. The loss on the sale of receivables is recorded as interest expense by Dow; none of this loss is allocated to DCP. In 2013 and 2014, Dow held a beneficial interest in certain conduits that were recorded as an asset on Dow’s balance sheet. This asset is considered part of Dow’s centralized cash and debt management activities, and as such, no portion of the asset has been allocated to DCP. Trade accounts receivable derecognized from the combined balance sheets were $191 at December 31, 2014 and $170 at December 31, 2013.

The credit for doubtful receivables, included in selling, general and administrative expenses in the combined statements of income (loss) and comprehensive income (loss), was $1 in 2014, $2 in 2013 and $1 in 2012.

Note 6. Inventories

The following table provides a breakdown of inventories:

Inventories at December 31	2014	2013
	(in millions)
Finished goods	$231	$243
Work in process	73	81
Raw materials	12	19
Supplies	38	43

Total inventories	$354	$386

The adjustment to inventories from a FIFO basis to a LIFO basis amounted to a reduction of $73 at December 31, 2014 and $74 at December 31, 2013. Inventories valued on a LIFO basis, principally U.S. product inventories, represented 30 percent of the total inventories at December 31, 2014 and 2013.

A reduction of certain inventories resulted in the liquidation of some of DCP’s LIFO inventory layers, increasing pretax income by $4 in 2014 and 2013, and $9 in 2012.

Note 7. Property

Property at December 31	Estimated Useful Lives (Years)	2014	2013
	(in millions)
Land	—	$13	$14
Land and waterway improvements	15-25	85	77
Buildings	5-55	191	182
Machinery and equipment (1)	3-20	4,779	4,240
Utility and supply lines	5-20	567	497
Other property	3-30	18	33
Construction in progress (1)	—	50	962

Total property (2)		$5,703	$6,005

(1)	Increase in “Machinery and equipment” and decrease in “Construction in progress” primarily due to the Joint Venture’s initiation of commercial production in the first quarter of 2014.
(2)	Depreciation expense was $214 in 2014, $140 in 2013 and $150 in 2012.

Note 8. Goodwill and Other Intangible Assets

Goodwill

The carrying amount of goodwill was $56 at December 31, 2014 and 2013. No impairment charges were recorded in the periods presented.

Other Intangible Assets

The following table provides information regarding DCP’s intangible assets:

Other Intangible Assets at December 31	2014			2013
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Other intangible assets with finite lives:
Intellectual property	$46	$(44)	$2	$46	$(43)	$3
Trademarks	4	(3)	1	4	(3)	1

Total other intangible assets (1)	$50	$(47)	$3	$50	$(46)	$4

(1)	Amortization expense was $1 in 2014, $3 in 2013 and $6 in 2012.

Estimated amortization expense for intangible assets is $1 for 2015, 2016, and 2017.

Note 9. Accrued and Other Liabilities

The following tables provide a breakdown of accrued and other current liabilities and other noncurrent obligations:

Accrued and other liabilities at December 31	2014	2013
	(in millions)
Accrued payroll and incentive compensation	$26	$30
Environmental accrual (1)	13	10
Deferred revenue (2)	11	11
Litigation reserve (3)	9	7
Severance accrual	—	2
Other accrued liabilities	6	6

Total accrued and other current liabilities	$65	$66

Other noncurrent obligations at December 31	2014	2013
	(in millions)
Environmental accrual (1)	$51	$51
Deferred revenue (2)	55	66
Other noncurrent obligations (2)	38	42

Total other noncurrent obligations	$144	$159

(1)	Refer to Note 11 for additional detail on the environmental accruals.
(2)	Refer to “Supply Agreement” below for additional details.
(3)	Refer to Note 11 for additional detail on the litigation reserve.

Supply Agreement

DCP is party to a supply agreement that requires DCP to supply (and the customer to purchase) an established volume of vinyl chloride monomer each month beginning January 2011 and extending through

December 2020 (the “Supply Agreement”). Deferred revenue related to customer prepayments under the Supply Agreement was $60 at December 31, 2014 ($70 at December 31, 2013) and is amortized on a straight-line basis over the life of the agreement. Net sales-external included amortization of $10 in 2014, 2013 and 2012.

In connection with the Supply Agreement, DCP also has a non-interest bearing note payable at December 31, 2014 of $30 ($35 at December 31, 2013), of which $25 is included in “Other noncurrent obligations” ($30 at December 31, 2013) and $5 is included in “Trade accounts payable” in the combined balance sheets.

Note 10. Variable Interest Entity

DCP holds a variable interest in the Joint Venture and is the primary beneficiary. The Joint Venture constructed, owns and operates a membrane chlor-alkali facility located at the integrated Freeport manufacturing complex. The variable interest relates to equity options between the members and a cost-plus off-take arrangement between the Joint Venture and DCP involving proportional purchase commitments on take-or-pay terms and ensuring a guaranteed return to the Joint Venture. DCP provides the Joint Venture with operation and maintenance services, utilities, and raw materials; markets the Joint Venture’s co-products; and converts the other member’s proportional purchase commitments into ethylene dichloride under a tolling arrangement. During the first quarter of 2014, the Joint Venture successfully initiated full-scale, commercial production.

As the primary beneficiary, the Joint Venture’s assets, liabilities and results of operations are included in the combined financial statements of DCP. The cash balance of $20 is restricted and consists of amounts specifically restricted for the construction, debt service and operational expenses of the manufacturing facility.

Joint Venture Litigation

On January 11, 2011, the Joint Venture, Samsung Engineering America Inc., and Samsung Engineering Co., Ltd. (“Samsung”) executed an agreement to provide engineering, construction and procurement services for the establishment of a chlor-alkali plant in Freeport (the “2011 EPC Agreement”). The Joint Venture and Samsung are currently in arbitration proceedings pursuant to the dispute resolution clause of the 2011 EPC Agreement. Due to the complexity of the claims and counterclaims, while it is reasonably possible that a loss or gain could occur, the range of possible outcomes cannot be estimated at this time. Nevertheless, Dow and the Joint Venture believe the likelihood of a material loss is remote.

Note 11. Commitments and Contingent Liabilities

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. At December 31, 2014, DCP had accrued obligations of $64 for probable environmental remediation and restoration costs. This is management’s best estimate of the costs for remediation and restoration with respect to environmental matters for which DCP has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to approximately one and a half times that amount. Consequently, it is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on DCP’s results of operations, financial position and cash flows. It is the opinion of management, however, that the possibility is remote that costs in excess of the range disclosed will have a material impact on the combined financial statements. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability and emerging remediation technologies for handling site remediation and restoration.

The following table summarizes the activity in DCP’s accrued obligations for environmental matters for the years ended December 31, 2014 and 2013:

Accrued Obligations for Environmental Matters	(in millions)
	2014	2013
Balance at January 1	$61	$64
Additional accruals	30	16
Charges against reserve	(27)	(19)

Balance at December 31	$64	$61

The amounts charged to income on a pretax basis related to environmental remediation totaled $30 in 2014, $16 in 2013 and $17 in 2012.

Purchase Commitments

DCP has various commitments for take-or-pay and throughput agreements. These commitments are at prices not in excess of current market prices. The remaining terms for all agreements extend from one to nine years. The fixed and determinable future commitments at December 31, 2014 are included in the following table:

Fixed and Determinable Portion of Take-or-Pay and Throughput Obligations at December 31, 2014	(in millions)
2015	$7
2016	5
2017	36
2018	36
2019	33
2020 and beyond	260

Total	$377

Litigation Matters

DCP is party to a number of claims and lawsuits arising out of the normal course of business with respect to commercial matters, including product liability, governmental regulation and other actions. Certain of these actions purport to be class actions and seek damages in very large amounts. All such claims are being contested. Dow has an active risk management program consisting of numerous insurance policies secured from many carriers at various times. These policies often provide coverage that will be utilized to minimize the financial impact, if any, of the contingencies. It is the opinion of DCP management that the possibility is remote that the aggregate of all such claims and lawsuits will have a material adverse impact on the results of operations, financial condition and cash flows of DCP.

Note 12. Pension Plans and Other Postretirement Benefits

Defined Benefit Pension and Other Postretirement Plans

A majority of the DCP employees are participants in various defined benefit pension and other postretirement plans administered and sponsored by Dow. Pension benefits are based on length of service and the employee’s three highest consecutive years of compensation. Employees hired after January 1, 2008 earn pension benefits that are based on a set percentage of annual pay, plus interest. The other postretirement plans provide certain health care and life insurance benefits to retired employees.

The combined financial statements reflect periodic pension and post-retirement costs as if they were multi-employer plans. The pension and other postretirement benefit obligations and net service costs of Dow’s plans are determined based on actuarial valuations of individual participant data while projected returns on plan assets were also factored into the computation of net periodic pension and post-retirement costs. Costs associated with the pension and other postretirement plans were allocated based on DCP employees’ proportionate share of costs for the respective Dow plans in which they participate. These costs are considered to have been settled with Dow at the time of the allocation of these expenses to DCP. The pension and other postretirement plan expense for participating DCP employees was $27 in 2014, $30 in 2013 and $20 in 2012.

Defined Contribution Plans

Dow offers defined contribution plans to eligible employees in the United States whereby employees participate by contributing a portion of their compensation, which is partially matched by Dow. Contributions were allocated to DCP based on headcount for the defined contribution plans in which DCP’s employees participated. Total contributions for DCP employees were $14 in 2014, $12 in 2013 and $9 in 2012.

Note 13. Leased Property

Dow routinely leases premises for use as sales and administrative offices, warehouses and tanks for product storage, motor vehicles, railcars, computers, office machines, and equipment under operating leases, which DCP utilizes. Rental expense for DCP under operating leases totaled $13 in 2014, $15 in 2013 and 2012.

There are no non-cancelable lease terms in excess of one year.

Note 14. Stock-Based Compensation

Dow has stock-based compensation programs for employees (including those employed by DCP) in the form of the Employees’ Stock Purchase Plan (“ESPP”) and stock incentive plans, which include stock options as well as deferred and performance-based deferred stock awards. Stock-based compensation awards vest over a specified period or upon employees meeting certain performance and retirement eligibility criteria. The fair value of equity instruments issued to employees is measured on the grant date.

Awards based solely on service are recognized over the vesting period or from the grant date to the date on which retirement eligibility provisions have been met and additional service is no longer required. Performance-based deferred stock awards vest when Dow attains specified performance targets over a predetermined period – generally one to three years. Compensation expense related to performance-deferred stock awards is recognized over the lesser of the service or performance period. Changes in the fair value of liability instruments are recognized as compensation expense.

DCP employees participate in Dow’s stock-based compensation programs, and their awards are based on Dow stock and Dow metrics. Compensation expense of $6 in 2014, $8 in 2013 and $7 in 2012 related to these programs is included in cost of sales, research and development expenses, and selling, general and administrative expenses as applicable based on the DCP employees who participated in the programs. As of December 31, 2014, total compensation cost related to non-vested awards not yet recognized approximated $4. It is anticipated that this amount will be recognized over the next year.

Note 15. Long-Term Debt

On March 29, 2011, the Joint Venture entered into an agreement with eight lenders for a credit facility totaling $677 (“Loan”) to fund the costs for completing a manufacturing complex in Freeport (the “Project”) and for working capitals needs after start up. The Joint Venture concurrently executed a security agreement with Sumitomo Mitsui Banking Corporation, acting as collateral agent (“Collateral Agent”) for the lenders, under which the Joint Venture granted security interests of assets and agreements related to the Project to the Collateral Agent. The members of the Joint Venture each entered into pledge agreements with the Collateral Agent under which they pledged their respective member’s interest to the Collateral Agent as security against the Loan.

The outstanding Loan balance was $596 at December 31, 2014 ($624 at December 31, 2013). The fair value of the outstanding Loan approximates its carrying value. The final maturity of the Loan is March 29, 2026. The interest rate related to the Loan is 1.65 percent plus London InterBank Offered Rate, or 1.84 percent at December 31, 2014. In 2014, interest expense was $12 and capitalized interest, inclusive of debt issuance costs, was $1. The amount of interest incurred and capitalized, including amortization of debt issuance costs, was $13 in 2013 and $8 in 2012.

In 2014, the Joint Venture borrowed $10 from Mitsui & Co. Ltd (“Affiliate Loan”). The final maturity of the Affiliate Loan is March 29, 2026. The interest rate related to the Affiliate Loan is 4.5 percent at December 31, 2014. Interest is accrued monthly and added to the outstanding principal amount bi-annually if unpaid on the interest payment dates. Interest accrued in 2014 was less than $1.

The table presents approximate maturities of long-term debt for each of the next 5 years and thereafter:

Estimated Long-Term Debt Payments for Next Five Years and Thereafter	(in millions)
2015	$53
2016	$49
2017	$46
2018	$46
2019	$46
Thereafter	$366

Note 16. Financial Instruments and Fair Value Measurements

Financial Instruments

On February 29, 2012, the Joint Venture entered into international swap derivative association agreements (“ISDA Agreements”) with four banks to execute interest rate swaps (the “Swap”) for the purpose of hedging its exposure from the floating interest rates under the Loan. On March 7, 2012, pursuant to the ISDA Agreements, the swap was executed and agreed on a fixed interest rate payment of 0.415 percent under the Swap, which expired September 30, 2013. The notional amount applicable to the Swap was set at 80 percent of the projected Loan balance. The swap was not designated as a hedge. Accordingly, gains and losses were recorded in the combined statements of income (loss) and comprehensive income (loss) in the period of the change. The Joint Venture expensed $1 on the change in fair value in 2013. Swap net interest payments were made monthly, and the amount of interest incurred and capitalized totaled $1 in 2013 and 2012.

Fair Value Measurements on a Nonrecurring Basis

As a result of Dow’s announcement of its new market-driven growth strategy, DCP recognized an asset impairment charge of $70 in the fourth quarter of 2013, including charges for manufacturing plant shutdowns. The carrying value of the assets was written down to zero, and the charge was included in cost of sales in the combined statements of income (loss) and comprehensive income (loss). The assets, classified as Level 3 measurements, were valued using unobservable inputs, including assumptions a market participant would use to measure the fair value of the group of assets, which included projected cash flows.

Impairment charges on long-lived assets were recorded in 2012 as part of various restructuring plans. Refer to Note 4 for more details.

Note 17. Income Taxes

During the periods presented, DCP did not file separate tax returns as it was included in the tax returns of Dow entities within the respective tax jurisdictions. The income tax provision included in these financial statements was calculated using a separate return basis, as if DCP was a separate taxpayer. Accordingly, DCP’s tax results as presented are not necessarily indicative of results that DCP would have generated as a stand-alone company for the periods presented.

Domestic and Foreign Components of Income (Loss) Before Income Taxes	2014	2013	2012
	(in millions)
Domestic	$(159)	$(164)	$(7)
Foreign	160	88	192

Total	$1	$(76)	$185

Provision (Benefit) for Income Taxes	2014			2013			2012
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
	(in millions)
Federal	—	$(12)	$(12)	—	$(40)	$(40)	$22	$(11)	$11
State and local	—	(1)	(1)	$1	(2)	(1)	4	(1)	3
Foreign	$29	(8)	21	13	1	14	25	—	25

Total	$29	$(21)	$8	$14	$(41)	$(27)	$51	$(12)	$39

Reconciliation to U.S. Statutory Rate	2014	2013	2012
	(in millions)
Taxes at U.S. statutory rate	—	$(27)	$65
Foreign income taxed at rates other than 35%	$(45)	(30)	(53)
U.S. tax effect of foreign earnings and dividends	27	23	16
Change in valuation allowances	28	13	10
U.S. R&D credit	(1)	(4)	—
Depletion deduction	(3)	(3)	(3)
Loss attributable to noncontrolling interest	2	2	2
State and local income taxes	—	(1)	2

Total tax provision (benefit)	$8	$(27)	$39

Effective tax rate	*	35.7%	21.2%

*	Not meaningful

The tax rates for 2014, 2013 and 2012 were favorably impacted by earnings in foreign locations taxed at rates less than the U.S. statutory rate which was partially offset by dividends repatriated to the United States. The tax rate was unfavorably impacted by the establishment of valuation allowances outside the United States, primarily in Brazil, Canada, China and Japan. These factors resulted in an effective tax rate of 35.7 percent for 2013 and 21.2 percent for 2012. The tax rate for 2014 was not meaningful.

Deferred Tax Balances at December 31	2014		2013
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
	(in millions)
Property	$8	$247	$10	$148
Tax loss and credit carryforwards	245	9	100	5
Environmental accruals	23	1	21	—
Other accruals and reserves	11	13	9	14
Inventory	13	—	—	3
Deferred revenue	20	1	25	1
Unremitted earnings	—	28	—	24

Subtotal	$320	$299	$165	$195
Valuation allowances	(90)	—	(62)	—

Total	$230	$299	$103	$195

Gross operating loss carryforwards amounted to $1,591 at December 31, 2014 and $801 at December 31, 2013. At December 31, 2014, $74 of the operating loss carryforwards was subject to expiration in 2015 through 2019. The remaining operating loss carryforwards expire in years beyond 2019 or have an indefinite carryforward period. Full valuation allowances have been provided in tax jurisdictions where it appears more likely than not that deferred tax assets will not be recovered.

The Company had valuation allowances that primarily related to the realization of recorded tax benefits on environmental accruals, foreign tax credits and tax loss carryforwards from operations in Brazil, the United States and Asia Pacific of $90 at December 31, 2014 and $62 at December 31, 2013.

Undistributed earnings of foreign subsidiaries and related companies that are deemed to be permanently invested amounted to $1,120 at December 31, 2014, $1,006 at December 31, 2013 and $946 at December 31, 2012. It is not practicable to calculate the unrecognized deferred tax liability on undistributed earnings.

Uncertain Tax Positions

Interest and penalties associated with uncertain tax positions are recognized as components of the “Provision for income taxes.” For the years ended December 31, 2014 and December 31, 2013, no uncertain income tax positions were identified.

DCP has been included in Dow’s income tax returns in the U.S. Federal jurisdiction and various state and foreign jurisdictions. Accordingly, DCP is subject to U.S. Federal, state and local, and non-U.S. income tax examinations by tax authorities. In general, Dow’s income tax returns including DCP are subject to examination for tax years 2004 forward. Management does not anticipate any additional unrecognized benefits in the next twelve months that would result in a material change to DCP’s financial position.

As of December 31, 2014 and December 31, 2013 DCP did not have a liability recorded for non-income tax contingencies.

Note 18. Operating Segments and Geographic Areas

DCP uses EBITDA (which DCP defines as earnings (i.e., “Net Income”) before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the Business. See table toward the end of this footnote for depreciation and amortization by segment, as well as a reconciliation of EBITDA to “Income Before Income Taxes.”

Dow Chlorine Products Business Profile

DCP conducts its worldwide operations through three businesses, which are reported in three operating segments: Chlor-Alkali & Vinyl (“CAV”), Global Epoxy (“Epoxy”) and Global Chlorinated Organics (“GCO”).

Chlor-Alkali & Vinyl. CAV produces chlorine and caustic for the Epoxy and GCO businesses, for EDC and VCM production for PVC demand and for merchant caustic sales.

Global Epoxy. Epoxy is a global producer of epoxy resins, curing agents and intermediates. Epoxy operates ten manufacturing sites around the globe. Epoxy serves a diverse array of applications, including electrical laminates, marine coatings, consumer goods and composites, as well as numerous applications in civil engineering and infrastructure products.

Global Chlorinated Organics. DCP’s Global Chlorinated Organics segment is a producer of chlorinated organic products. Chlorinated organic products are broadly categorized as either “solvents” or “intermediates.” GCO operates out of three sites located in Freeport, TX, Plaquemine, LA and Stade, Germany. GCO’s products include intermediates for end-uses including fluoropolymers, refrigerants, blowing agents and agricultural chemicals and solvents for end-uses such as refining catalysts, surface preparation, dry cleaning and pharmaceuticals.

The United States is home to over 90 percent of DCP’s long-lived assets. Sales are attributed to geographic areas based on customer location; long-lived assets area attributed to geographic areas based on asset location.

In 2014, one customer represented $438 of sales for the CAV segment and one customer represented $617 of sales for the Epoxy segment. In addition, in 2014, one customer represented $927 of DCP’s combined sales across all segments.

Geographic Area Information	United States	Germany	Rest of World	Total
	(in millions)
2014
Net Sales	$2,290	$567	$1,919	$4,776
Long-lived assets	$1,490	$99	$24	$1,613
2013
Net Sales	$2,132	$507	$1,736	$4,375
Long-lived assets	$1,633	$117	$25	$1,775
2012
Net Sales	$2,492	$507	$1,763	$4,762
Long-lived assets	$1,600	$112	$28	$1,740

Operating Segment Information
	CAV	GCO	Epoxy	Total Segments	Unallocated Assets and Eliminations	Total Consolidated
	(in millions)
2014
Net Sales (1)	$1,432	$472	$2,872	$4,776	—	$4,776
Intersegment revenues (1)	161	—	—	161	$(161)	—
EBITDA (3)	208	22	5	235	—	235
Total assets	1,476	93	682	2,251	24	2,275
Depreciation and amortization	180	8	33	221	—	221
Capital expenditures	59	5	24	88	—	88
2013
Net Sales (1)	$1,380	$491	$2,504	$4,375	—	$4,375
Intersegment revenues (1)	152	—	—	152	$(152)	—
EBITDA (3)	73	37	(38)	72	—	72
Total assets	1,618	105	707	2,430	8	2,438
Depreciation and amortization	105	9	34	148	—	148
Capital expenditures	215	8	16	239	—	239
2012
Net Sales (1)	$1,470	$523	$2,769	$4,762	—	$4,762
Intersegment revenues (1)	146	—	—	146	$(146)	—
Restructuring charges (2)	—	8	25	33	—	33
EBITDA (3)	210	57	77	344	—	344
Total assets	1,591	107	842	2,540	13	2,553
Depreciation and amortization	110	10	39	159	—	159
Capital expenditures	484	12	48	544	—	544

(1)	Transfers of products between segments and affiliates are generally valued at cost.
(2)	See Note 4 for information regarding restructuring charges.
(3)	A reconciliation of EBITDA to “Income (Loss) Before Income Taxes” is provided below.

Reconciliation of EBITDA to “Income (Loss) Before Income Taxes”	2014	2013	2012
	(in millions)
EBITDA	$235	$72	$344
Depreciation and amortization	221	148	159
Interest expense and amortization of debt discount	13	—	—

Income (Loss) Before Income Taxes	$1	$(76)	$185

Note 19. Subsequent Events

Other than those described in the notes to the financial statements, no events have occurred after December 31, 2014, but before May 6, 2015, the date the financial statements were available to be issued, that require consideration as adjustments to, or disclosures in, the financial statements.

The Dow Chlorine Products Business

Combined Statements of Loss and Comprehensive Loss

	For the Three Months Ended
In millions (Unaudited)	Mar 31, 2015	Mar 31, 2014
Net sales – external	$749	$933
Net sales – related party	183	267

Net Sales	932	1,200
Cost of sales	909	1,152
Research and development expenses	7	9
Selling, general and administrative expenses	34	39
Interest expense	3	2

Loss Before Income Taxes	(21)	(2)

Provision for income taxes	—	8

Net Loss	(21)	(10)

Net loss attributable to noncontrolling interests	(1)	(1)

Net Loss Attributable to the Business	(20)	(9)

Other Comprehensive Loss, Net of Tax
Translation adjustments (net of tax – 2015; $(2), 2014: $(1))	(6)	(6)

Total other comprehensive loss	(6)	(6)

Comprehensive Loss	(27)	(16)

Comprehensive loss attributable to noncontrolling interests	(1)	(1)

Comprehensive Loss Attributable to the Business	$(26)	$(15)

See Notes to the Combined Financial Statements.

The Dow Chlorine Products Business

Combined Balance Sheets

In millions (Unaudited)	At Mar 31, 2015	At Dec 31, 2014
Assets
Current Assets
Accounts receivable:
Trade (net of allowance for doubtful receivables – 2015: $4; 2014: $3)	$154	$175
Other	10	16
Inventories	337	354
Deferred income tax assets – current	23	23
Restricted cash (all variable interest entity restricted)	42	20

Total current assets	566	588

Property
Property	5,603	5,703
Less accumulated depreciation	4,047	4,090

Net property (variable interest entity restricted – 2015: $793; 2014: $815)	1,556	1,613

Other Assets
Goodwill	56	56
Other intangible assets (net of accumulated amortization 2015: $45; 2014: $47)	3	3
Deferred income tax assets – noncurrent	1	1
Deferred charges and other assets (all variable interest entity restricted)	16	14

Total other assets	76	74

Total Assets	$2,198	$2,275

Liabilities and Equity
Current Liabilities
Accounts payable:
Trade	$357	$372
Other	14	8
Income taxes payable	1	29
Current portion of long-term debt (all variable interest entity nonrecourse)	53	53
Accrued and other current liabilities	52	65

Total current liabilities (variable interest entity nonrecourse – 2015: $61; 2014: $57)	477	527

Noncurrent Liabilities
Deferred income tax liabilities – noncurrent	91	93
Long-term debt (all variable interest entity nonrecourse)	553	553
Other noncurrent obligations	141	144

Total noncurrent liabilities	785	790

Combined Equity
Net parent investment	794	809
Accumulated other comprehensive income	23	29

Total Business equity	817	838

Noncontrolling interests	119	120

Total combined equity	936	958

Total Liabilities and Combined Equity	$2,198	$2,275

See Notes to the Combined Financial Statements.

The Dow Chlorine Products Business

Combined Statements of Cash Flows

	For the Three Months Ended
In millions (Unaudited)	Mar 31, 2015	Mar 31, 2014
Operating Activities
Net loss	$(21)	$(10)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	56	49
Credit (provision) for deferred income tax	(1)	3
Changes in assets and liabilities:
Trade accounts receivable	21	(78)
Inventories	17	(31)
Trade accounts payable	(15)	(11)
Other assets and liabilities	(27)	85

Cash provided by operating activities	30	7

Investing Activities
Change in restricted cash	(22)	(7)
Capital expenditures	(13)	(23)

Cash used in investing activities	(35)	(30)

Financing Activities
Net cash transfers from (to) parent	5	(2)
Proceeds from issuance of long-term debt	—	25

Cash provided by financing activities	5	23

Summary
Increase (Decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of period	$—	$—

See Notes to the Combined Financial Statements.

The Dow Chlorine Products Business

Combined Statements of Equity

In millions (Unaudited)	Net Parent Investment	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total Combined Equity
Balance at December 31, 2013	$909	$40	$124	$1,073

Net loss	$(9)	—	(1)	(10)
Translation adjustments, net of tax	—	(6)	—	(6)
Others	—	—	(1)	(1)
Net transfers to parent	(2)	—	—	(2)

Balance at March 31, 2014	$898	$34	$122	$1,054

In millions (Unaudited)	Net Parent Investment	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total Combined Equity
Balance at December 31, 2014	$809	$29	$120	$958

Net loss	$(20)	—	(1)	(21)
Translation adjustments, net of tax	—	(6)	—	(6)
Net transfers from parent	5	—	—	5

Balance at March 31, 2015	$794	$23	$119	$936

See Notes to the Combined Financial Statements.

The Dow Chlorine Products Business

Notes to the Combined Financial Statements

Amounts in millions unless otherwise noted (Unaudited)

Note 1. Description of the Dow Chlorine Products Business

The accompanying combined financial statements present the combined assets, liabilities, revenues and expenses related to the chlorine, caustic, chlorinated organics and global epoxy operations (collectively, the “Dow Chlorine Products Business” or “DCP”) of The Dow Chemical Company (“Dow”). DCP’s core activities include:

•	the chlor-alkali activity at Freeport, Texas (“Freeport”) and Plaquemine, Louisiana (“Plaquemine”), which produce chlorine and caustic soda;

•	the chlor-alkali activity in the membrane chlor-alkali facility located at the integrated Freeport manufacturing complex as part of a joint venture arrangement with Mitsui & Co. Ltd (the “Joint Venture”) as described in Note 6;

•	the chlor-vinyl activity at Freeport and Plaquemine, which focuses on the production, supply and marketing of ethylene dichloride and vinyl chloride monomer;

•	all global chlorinated organics activity primarily located at Freeport, Plaquemine and Stade, Germany; and

•	the global epoxy operations, which includes the production of epoxy resins and epoxy intermediates.

DCP also includes activity related to brine mining and certain energy assets in Freeport, both of which are key inputs to the chlor-alkali and chlor-vinyl operations. The chlor-alkali and chlor-vinyl products are further utilized by other Dow operations, including global chlorinated organics, or sold to third parties. Global chlorinated organics produces chloroform, methyl chloride, methylene chloride, perchloroethylene and trichloroethylene for the use in cleaning applications, construction, fluoropolymers, pharmaceuticals, refrigerants and water treatment. Epoxy products include bisphenol A, allyl chloride, epichlorohydrin, liquid epoxy resins, cumene, glycerine and differentiated epoxy resins. The products are used in a variety of markets and applications including electrical laminates, civil engineering, composites, infrastructure and consumer goods among others. DCP has manufacturing facilities in the United States of America, China, Japan, South Korea, Germany, Italy, the Netherlands and Brazil.

Note 2. Combined Financial Statements

The unaudited interim financial statements of the Dow Chlorine Products Business present the results of operations, financial position, and cash flows of DCP and have been derived from the combined financial statements and accounting records of Dow using the historical results of operations and historical basis of assets and liabilities of DCP. The combined financial statements of the Dow Chlorine Products Business were prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and reflect all adjustments (including normal recurring accruals) which, in the opinion of management, are considered necessary for the fair presentation of the results for the periods presented. These statements should be read in conjunction with the Dow Chlorine Products Business audited combined financial statements and notes thereto for the year ended December 31, 2014.

Note 3. Recent Accounting Guidance

Accounting Guidance Issued But Not Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers (Topic 606),” which is the new comprehensive revenue recognition standard that will supersede all existing revenue recognition guidance under U.S. GAAP.

The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The tentative revised effective date for this ASU is for annual and interim periods beginning on or after December 15, 2017, and early adoption will be permitted. Entities will have the option of using either a full retrospective approach or a modified approach to adopt the guidance in the ASU. The Dow Chlorine Products Business is currently evaluating the impact of adopting this guidance.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis,” which makes changes to both the variable interest model and voting interest model and eliminates the indefinite deferral of FASB Statement No. 167, included in ASU 2010-10, for certain investment funds. All reporting entities that hold a variable interest in other legal entities will need to re-evaluate their consolidation conclusions as well as disclosure requirements. This ASU is effective for annual periods beginning after December 15, 2015, and early adoption is permitted, including any interim period. The Dow Chlorine Products Business is currently evaluating the impact of adopting this guidance.

In April 2015, the FASB issued ASU 2015-03, “Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs,” which requires debt issuance costs be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, and amortization of those costs should be reported as interest expense. This ASU is effective for financial statements issued for annual and interim periods beginning after December 15, 2015, and early adoption is permitted for financial statements that have not been previously issued. The new guidance should be applied on a retrospective basis for each period presented in the balance sheet. The Dow Chlorine Products Business is currently evaluating the impact of adopting this guidance.

Note 4. Inventories

The following table provides a breakdown of inventories:

Inventories In millions	Mar 31, 2015	Dec 31, 2014
Finished goods	$238	$231
Work in process	47	73
Raw materials	14	12
Supplies	38	38

Total inventories	$337	$354

The adjustment to inventories from a FIFO basis to a LIFO basis amounted to a reduction of $54 at March 31, 2015 and $73 at December 31, 2014. Inventories valued on a LIFO basis, principally U.S. product inventories, represented 35 percent of the total inventories at March 31, 2015 and 30 percent of the total inventories at December 31, 2014.

Note 5. Goodwill and Other Intangible Assets

Goodwill

The carrying amount of goodwill was $56 at March 31, 2015 and December 31, 2014. No impairment charges were recorded in the periods presented.

Other Intangible Assets

The following table provides information regarding DCP’s intangible assets:

Other Intangible Assets	March 31, 2015			December 31, 2014
In millions	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Other intangible assets with finite lives:
Intellectual property	$44	$(42)	$2	$46	$(44)	$2
Trademarks	4	(3)	1	4	(3)	1

Total other intangible assets (1)	$48	$(45)	$3	$50	$(47)	$3

(1)	Amortization expense was less than $1 in the three-month periods ended March 31, 2015 and 2014.

Estimated amortization expense for intangible assets is $1 for 2015, 2016, and 2017.

Note 6. Variable Interest Entity

The Dow Chlorine Products Business holds a variable interest in the Joint Venture and is the primary beneficiary. The Joint Venture constructed, owns and operates a membrane chlor-alkali facility located at the integrated Freeport manufacturing complex. The variable interest relates to equity options between the members and a cost-plus off-take arrangement between the Joint Venture and DCP involving proportional purchase commitments on take-or-pay terms and ensuring a guaranteed return to the Joint Venture. The Dow Chlorine Products Business is the primary beneficiary because it provides the Joint Venture with operation and maintenance services, utilities, and raw materials; markets the Joint Venture’s co-products; and converts the other member’s proportional purchase commitments into ethylene dichloride under a tolling arrangement at a plant owned by DCP. During the first quarter of 2014, the Joint Venture successfully initiated full-scale, commercial production.

As the primary beneficiary, the Joint Venture’s assets, liabilities and results of operations are included in the combined financial statements of DCP. The cash balance of $42 at March 31, 2015 ($20 at December 31, 2014) is restricted and consists of amounts specifically restricted for the construction, debt service and operational expenses of the manufacturing facility.

Joint Venture Litigation

On January 11, 2011, the Joint Venture, Samsung Engineering America Inc., and Samsung Engineering Co., Ltd. (“Samsung”) executed an agreement to provide engineering, construction and procurement services for the establishment of a chlor-alkali plant in Freeport (the “2011 EPC Agreement”). The Joint Venture and Samsung are currently in arbitration proceedings pursuant to the dispute resolution clause of the 2011 EPC Agreement.

Note 7. Commitments and Contingent Liabilities

Environmental Matters

Accruals for environmental matters are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current law and existing technologies. At March 31, 2015, the Dow Chlorine Products Business had accrued obligations of $63 ($64 at December 31, 2014) for probable environmental remediation and restoration costs. This is management’s best estimate of the costs for remediation and restoration with respect to environmental matters for which DCP has accrued liabilities, although it is reasonably possible that the ultimate cost with respect to these particular matters could range up to approximately one and a half times that amount. Consequently, it is reasonably possible that environmental remediation and restoration costs in excess of amounts accrued could have a material impact on the Dow

Chlorine Products Business’s results of operations, financial position and cash flows. It is the opinion of management, however, that the possibility is remote that costs in excess of the range disclosed will have a material impact on the combined financial statements. Inherent uncertainties exist in these estimates primarily due to unknown conditions, changing governmental regulations and legal standards regarding liability and emerging remediation technologies for handling site remediation and restoration.

Purchase Commitments

A summary of DCP’s purchase commitments can be found in Note 11 to the Dow Chlorine Products Business combined audited financial statements for the year ended December 31, 2014. There have been no material changes to the purchase commitments since December 31, 2014.

Litigation Matters

The Dow Chlorine Products Business is party to a number of claims and lawsuits arising out of the normal course of business with respect to commercial matters, including product liability, governmental regulation and other actions. Certain of these actions purport to be class actions and seek damages in very large amounts. All such claims are being contested. Dow has an active risk management program consisting of numerous insurance policies secured from many carriers at various times. These policies often provide coverage that will be utilized to minimize the financial impact, if any, of the contingencies.

Note 8. Long-Term Debt

On March 29, 2011, the Joint Venture entered into an agreement with eight lenders for a credit facility totaling $677 (“Loan”) to fund the costs for completing a manufacturing complex in Freeport (the “Project”) and for working capital needs after start up. The Joint Venture concurrently executed a security agreement with Sumitomo Mitsui Banking Corporation, acting as collateral agent (“Collateral Agent”) for the lenders, under which the Joint Venture granted security interests of assets and agreements related to the Project to the Collateral Agent. The members of the Joint Venture each entered into pledge agreements with the Collateral Agent under which they pledged their respective member’s interest to the Collateral Agent as security against the Loan.

The outstanding Loan balance was $596 at March 31, 2015 and at December 31, 2014. The fair value of the outstanding Loan approximates its carrying value. The final maturity of the Loan is March 29, 2026. The interest rate related to the Loan is 1.65 percent plus London InterBank Offered Rate, or 1.84 percent at March 31, 2015. Interest expense was $3 in the first quarter of 2015 and 2014. Capitalized interest, inclusive of debt issuance costs, was $1 in the three-month period ended March 31, 2014.

In 2014, the Joint Venture borrowed $10 from Mitsui & Co. Ltd (“Affiliate Loan”). The final maturity of the Affiliate Loan is March 29, 2026. The interest rate related to the Affiliate Loan is 4.5 percent at March 31, 2015. Interest is accrued monthly and added to the outstanding principal amount bi-annually if unpaid on the interest payment dates. Interest accrued was less than $1 in the first quarter of 2015 and 2014.

The table presents approximate maturities of long-term debt for each of the next 5 years and thereafter:

Estimated Long-Term Debt Payments for Next Five Years and Thereafter at March 31, 2015 In millions
2015	$53
2016	$49
2017	$46
2018	$46
2019	$46
Thereafter	$366

Note 9. Operating Segments

Operating Segment Information	Three Months Ended
In millions	Mar 31, 2015	Mar 31, 2014
Sales to external customers (1) by operating segment
Chlor-Alkali & Vinyl	$278	$325
Global Chlorinated Organics	98	121
Global Epoxy	556	754

Total	$932	$1,200

Intersegment revenues (1) by operating segment
Chlor-Alkali & Vinyl	$44	$36
Eliminations	(44)	(36)

Total	$—	—

EBITDA (2) by operating segment
Chlor-Alkali & Vinyl	$16	$37
Global Chlorinated Organics	3	4
Global Epoxy	19	8

Total	$38	$49

(1)	Transfers of products between segments and affiliates are generally valued at cost.
(2)	DCP uses EBITDA (which DCP defines as earnings (i.e., “Net Loss”) before interest, income taxes, depreciation and amortization) as its measure of profit/loss for segment reporting purposes. EBITDA by operating segment includes all operating items relating to the Business. A reconciliation of EBITDA to “Loss Before Income Taxes” is provided below.

Reconciliation of EBITDA to “Loss Before Income Taxes”	Three Months Ended
In millions	Mar 31, 2015	Mar 31, 2014
EBITDA	$38	$49
– Depreciation and amortization	56	49
– Interest expense	3	2

Loss Before Income Taxes	$(21)	$(2)

Note 10. Subsequent Events

Other than those described in the notes to the financial statements, no events have occurred after March 31, 2015, but before June 19, 2015, the date the financial statements were available to be issued, that require consideration as adjustments to, or disclosures in, the financial statements.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Blue Cube Spinco Inc.

Midland, Michigan

We have audited the accompanying balance sheet of Blue Cube Spinco Inc. (“Splitco”), a wholly-owned subsidiary of The Dow Chemical Company as of March 13, 2015. This financial statement is the responsibility of the Splitco’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. Splitco is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Splitco’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Splitco as of March 13, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Midland, Michigan

May 6, 2015

Blue Cube Spinco Inc.

Balance Sheet as of March 13, 2015

March 13, 2015
Assets
Receivable from related company	$0.50

Total Assets	$0.50

Liabilities and Equity
Common stock (authorized 100,000,000 shares of $0.001 par value each; issued: 500 shares)	$0.50

Total Liabilities and Equity	$0.50

See Notes to Financial Statement

Notes to Financial Statement

Blue Cube Spinco Inc. is a newly-formed Delaware corporation and wholly-owned subsidiary of The Dow Chemical Company (“TDCC”). TDCC caused Blue Cube Spinco Inc. to be formed on March 13, 2015, in order to facilitate the planned separation of its chlorine, caustic, chlorinated organics and global epoxy businesses. Blue Cube Spinco Inc. has engaged in no business operations to date and has no assets or liabilities of any kind, other than those incident to its formation.

The accompanying balance sheet includes the accounts of Blue Cube Spinco Inc. and has been prepared in accordance with generally accepted accounting principles in the United States.

The Receivable from related company represents an amount due from TDCC in connection with the formation.

BLUE CUBE SPINCO INC.

Balance Sheet as of March 31, 2015

(Unaudited)

March 31, 2015
Assets
Receivable from related company	$0.50

Total Assets	$0.50

Liabilities and Equity
Common stock (authorized 100,000,000 shares of $0.001 par value each; issued 2015: 500 shares)	$0.50

Total Liabilities and Equity	$0.50

See Notes to Financial Statement

Notes to Financial Statement

Blue Cube Spinco Inc. is a newly-formed Delaware corporation and wholly-owned subsidiary of The Dow Chemical Company (“TDCC”). TDCC caused Blue Cube Spinco Inc. to be formed on March 13, 2015, in order to facilitate the planned separation of its chlorine, caustic, chlorinated organics and global epoxy businesses. Blue Cube Spinco Inc. has engaged in no business operations to date and has no assets or liabilities of any kind, other than those incident to its formation.

The accompanying balance sheet includes the accounts of Blue Cube Spinco Inc. and has been prepared in accordance with generally accepted accounting principles in the United States of America.

The Receivable from related company represents an amount due from TDCC in connection with the formation.

Blue Cube Spinco Inc. had no operations from March 13, 2015 through March 31, 2015, thus no statement of operations is included in these financial statements.

THE INFORMATION AGENT FOR THIS EXCHANGE OFFER IS:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

All Holders Call Toll-Free: (888) 566-8006

Email: dowexchange@georgeson.com

Questions and requests for assistance may be directed to the information agent at the address and telephone numbers listed above, Additional copies of this prospectus, the letter of transmittal and other tender offer materials may be obtained from the information agent as set forth above, You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the offer.

THE EXCHANGE OFFER AGENT FOR THIS OFFER IS:

By Mail:	By Facsimile Transmission:	By Overnight Courier:

Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

THE TRUSTEE FOR THE DOW CHEMICAL COMPANY EMPLOYEES’ SAVINGS PLAN IS:

FIDELITY MANAGEMENT TRUST COMPANY

245 Summer Street

Boston, MA 02210

Participants in the Dow Savings Plan may obtain additional information from, and direct questions and requests for assistance to, the Trustee.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Olin is incorporated in Virginia. Under Virginia law, to the extent provided in its articles of incorporation or its shareholder approved bylaws, a corporation may eliminate a director’s or an officer’s personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

The Olin Bylaws provide that the directors and officers shall not be liable for monetary damages to Olin or its shareholders with respect to any transaction, occurrence or course of conduct, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Under Virginia law, a corporation may indemnify any person made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if he or she acted in good faith and in a manner he or she believed to be in the best interests of the corporation (or not opposed to such interests if he or she is acting outside his or her official capacity with the corporation), and in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Virginia law also provides that a corporation has the power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and may make additional provisions for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder approved bylaws or resolution, except indemnity against willful misconduct or a knowing violation of criminal law.

The Olin Bylaws provide that Olin shall indemnify any director, officer or employee of Olin, or any person who, at the request of Olin, serves or has served in any such capacity with another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, in each case against any and all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, action or proceeding (whether brought in the right of Olin or any such other corporation, entity, plan or otherwise), civil or criminal, in which he or she may become involved, as a party or otherwise, by reason of his or her being or having been a director, officer or employee of Olin, or such other corporation, entity or plan while serving at the request of Olin, whether or not he or she continues to be such at the time such liability or expense shall have been incurred, unless such person engaged in willful misconduct or a knowing violation of the criminal law.

Virginia law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the relevant standard of conduct. The determination will be made:

•	if there are two or more disinterested directors, by the board of directors by a majority vote of all of the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or by majority vote of the members of a committee, consisting of two or more disinterested directors appointed by such a vote;

•	by special legal counsel (1) selected in the manner described in the first bullet point above or (2) if there are fewer than two disinterested directors, selected by the board of directors, in which selection directors who do not qualify as disinterested directors may participate; or

•	by the shareholders, but shares owned by or voted under the control of a director who does not qualify as a disinterested director may not be voted on the determination.

The Olin Bylaws provide that any indemnification of a director, officer or employee shall be made unless: the board of directors, acting by a majority vote of those directors who were directors at the time of the occurrence giving rise to the claim for indemnification and who are not at the time parties to such claim (provided that there are at least five such directors), finds that the person seeking indemnification has not met the standards of conduct set forth in the Olin Bylaws; or if there are not five such directors, Olin’s principal Virginia legal counsel, as last designated by the Olin Board before the occurrence of the event giving rise to the claim for indemnification, or in the event such Virginia legal counsel is unwilling to serve, then Virginia legal counsel mutually acceptable to Olin and the person seeking indemnification, delivers to Olin its written legal advice that, in such counsel’s opinion, the person seeking indemnification has not met the standards of conduct set forth in the Olin Bylaws.

Under Virginia law, a corporation may advance expenses before the final disposition of a proceeding if:

•	the director or officer furnishes a written statement of his or her good faith belief that he or she has met the relevant standard of conduct; and

•	he or she undertakes in writing to repay the amount advanced if it is ultimately determined that the director or officer did not meet the relevant standard of conduct.

Under Virginia law, unless limited by a corporation’s articles of incorporation, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against reasonable expenses incurred by him or her in connection with that proceeding.

Under the Olin Bylaws, Olin is required to advance expenses incurred by a director, officer or employee prior to the final disposition of the proceeding if the director, officer or employee furnishes to Olin an undertaking to repay the amount of the expenses advanced in the event it is ultimately determined that he or she is not entitled to indemnification under the Olin Bylaws. The Olin Bylaws do not require that the director, officer or employee furnish any security for such undertaking and provide that such undertaking shall be accepted without reference to the director’s, officer’s or employee’s ability to make repayment. Olin may refrain from, or suspend, payment of expenses if the Olin Board or Virginia legal counsel determines that the director, officer or employee has not met the standards of conduct set forth in the Olin Bylaws.

Virginia law permits a corporation to purchase and maintain insurance on behalf of any director or officer against any liability asserted against, and incurred in his or her capacity as, a director or officer, whether or not the corporation would have the power to indemnify the director or officer against this liability under Virginia law. Olin carries insurance on behalf of its directors and officers.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Exhibit Index.

(b)	Financial Statement Schedules.

The Financial Statement Schedule, “Valuation and Qualifying Accounts,” is included as part of this registration statement immediately following the signature pages.

(c)	Reports, Opinions and Appraisals.

Opinion of J.P. Morgan Securities LLC.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable Form.

(8) That every prospectus: (i) that is filed pursuant to paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9) To respond to requests for information that is incorporated by reference in this prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, in the State of Missouri, on July 15, 2015.

Olin Corporation

By:	/s/ Joseph D. Rupp
Joseph D. Rupp
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed on July 15, 2015 by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Joseph D. Rupp Joseph D. Rupp	Chairman and Chief Executive Officer and Director (principal executive officer)	July 15, 2015

/s/ Todd A. Slater Todd A. Slater	Vice President and Chief Financial Officer (principal financial officer)	July 15, 2015

/s/ Randee N. Sumner Randee N. Sumner	Vice President and Controller (principal accounting officer)	July 15, 2015

* Gray G. Benoist	Director	July 15, 2015

* Donald W. Bogus	Director	July 15, 2015

* C. Robert Bunch	Director	July 15, 2015

* Randall W. Larrimore	Director	July 15, 2015

* John M. B. O’Connor	Director	July 15, 2015

* Richard M. Rompala	Director	July 15, 2015

* Philip J. Schulz	Director	July 15, 2015

Signature	Title	Date

* Vincent J. Smith	Director	July 15, 2015

*By:	/s/ Joseph D. Rupp
Joseph D. Rupp
As: Attorney-in-Fact†

†	Pursuant to powers of attorney, which have been previously filed.

THE DOW CHLORINE PRODUCTS BUSINESS

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

For the Years Ended December 31, 2014, 2013, and 2012

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Charged to Other Accounts	Deductions from Reserves	Balance at End of Year
	(in millions)
2014
RESERVES DEDUCTED FROM ASSETS TO WHICH THEY APPLY:
For doubtful receivables	$4	$(1)	$—	$—	$3
Deferred tax assets	$62	$30	$—	$2	$90

2013
RESERVES DEDUCTED FROM ASSETS TO WHICH THEY APPLY:
For doubtful receivables	$6	$(2)	$—	$—	$4
Deferred tax assets	$49	$15	$—	$2	$62

2012
RESERVES DEDUCTED FROM ASSETS TO WHICH THEY APPLY:
For doubtful receivables	$7	$(1)	$—	$—	$6
Deferred tax assets	$39	$10	$—	$—	$49

EXHIBIT INDEX

Exhibit No.	Description

*2.1	Merger Agreement, dated as of March 26, 2015, among The Dow Chemical Company, Blue Cube Spinco Inc., Olin Corporation and Blue Cube Acquisition Corp. (incorporated by reference to Exhibit 2.1 of Olin Corporation’s Current Report on Form 8-K filed on March 27, 2015)

*2.2	Separation Agreement, dated as of March 26, 2015, between The Dow Chemical Company and Blue Cube Spinco Inc. (incorporated by reference to Exhibit 2.2 of Olin Corporation’s Current Report on Form 8-K filed on March 27, 2015)

3.1	Amended and Restated Articles of Incorporation of Olin Corporation (incorporated by reference to Exhibit 3.1 of Olin Corporation’s Current Report on Form 8-K filed on May 3, 2011)

3.2	By-laws of Olin Corporation as Amended Effective December 9, 2010 (incorporated by reference to Exhibit 3.1 of Olin Corporation’s Current Report on Form 8-K filed on December 10, 2010)

4.1	Specimen Common Stock Certificate of Olin Corporation (incorporated by reference to Exhibit 4(y) of Olin Corporation’s Registration Statement on Form S-3 dated March 22, 1994 (SEC File No. 33-52771))

+5.1	Opinion of Hunton & Williams LLP as to the shares of common stock to be issued by Olin Corporation

+8.1	Opinion of Shearman & Sterling LLP as to certain tax matters

+8.2	Opinion of Cravath, Swaine & Moore LLP as to certain tax matters

***12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend Requirements (incorporated by reference to Exhibit 12.1 to the Dow Chemical Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

21.1	Subsidiaries of Olin Corporation (incorporated by reference to Exhibit 21 to Olin Corporation’s Annual Report on Form 10-K filed on February 25, 2015)

**23.1	Consent of Deloitte & Touche LLP relating to the Dow Chlorine Products Business

**23.2	Consent of Deloitte & Touche LLP relating to TDCC

**23.3	Consent of Deloitte & Touche LLP relating to Blue Cube Spinco Inc.

**23.4	Consent of KPMG LLP relating to Olin Corporation

+23.5	Consent of Hunton & Williams LLP (included in Exhibit 5.1)

+23.6	Consent of Shearman & Sterling LLP (included in Exhibit 8.1)

+23.7	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 8.2)

***23.8	Consent of Analysis, Research & Planning Corporation

***24.1	Power of Attorney (previously filed)

***99.1	Employee Matters Agreement, dated as of March 26, 2015, among The Dow Chemical Company, Blue Cube Spinco Inc. and Olin Corporation

***99.2	Tax Matters Agreement, dated as of March 26, 2015, among The Dow Chemical Company, Blue Cube Spinco Inc. and Olin Corporation

**99.3	Form of Letter of Transmittal

**99.4	Form of Exchange and Transmittal Information Booklet

**99.5	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

**99.6	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

**99.7	Form of Notice of Guaranteed Delivery for shares of TDCC common stock

**99.8	Form of Notice of Withdrawal for shares of TDCC common stock

Exhibit No.	Description

+99.9	Form of Letter to Dow Employee Savings Plan Participants

***99.10	Opinion of J.P. Morgan Securities LLC

**99.11	Consent of J.P. Morgan Securities LLC

*	Exhibits and schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be supplementally provided to the SEC upon request.
**	Filed herewith.
***	Previously filed.
+	To be filed by amendment.